As filed with the Securities and Exchange Commission on March 17, 1994.
                                                      Registration No. 33-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               TEREX CORPORATION
            (Exact name of Registrant as specified in its charter)

       Delaware                        3550                       34-1531521
   (State or other         (Primary standard industrial        (I.R.S. employer
   jurisdiction of         classification code number)      identification no.)
   incorporation or
     organization)

                              500 Post Road East
                         Westport, Connecticut  06880
                                (203) 222-7008
             (Address, including zip code, and telephone number,
       including area code, of Registrants' principal executive offices)

                           Marvin B. Rosenberg, Esq.
                               TEREX CORPORATION
                              500 Post Road East
                         Westport, Connecticut  06880
                                (203) 222-7170
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies To:

   Robinson Silverman Pearce               Skadden, Arps, Slate, Meagher & Flom
        Aronsohn & Berman                         300 South Grand Avenue
  1290 Avenue of the Americas                 Los Angeles, California 90071
           New York, New York  10104      Attention:  Michael A. Woronoff, Esq.
Attention:  Stuart A. Gordon, Esq.
            Eric I Cohen, Esq.

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                       1993, check the following box:  x

                        CALCULATION OF REGISTRATION FEE
Title of Each Class of   Amount to be   Proposed       Proposed  Amount of
Securities to be         Registered     Maximum        Maximum   Registration
Registered                              Offering Price Aggregate Fee
                                        per Share(1)   Offering
                                                       Price(1)


Series A Cumulative      1,200,000      $23.00         $27,600,000 $9,517.24
 Redeemable Convertible
 Preferred Stock,
 par value $.01

Common Stock,            2,700,000      ---   (2)      --- (2)     --- (2)
 par value $.01 (3)

  (1)                                         Estimated solely for purposes of
calculation of the registration fee.

  (2)Pursuant to Rule 457(i), no separate registration fee is required for the Common Stock when the Preferred Stock convertible into such Common Stock is being registered at the same time.

  (3)Represents shares of Common Stock which may be received upon conversion of the Preferred Stock. Pursuant to Rule 416, there are also being registered such additional shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of such Preferred Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                               TEREX CORPORATION
                             Cross Reference Sheet
               Pursuant to Item 501(b) of Regulation S-K Showing
      Location in Prospectus of Information Required by Items in Form S-1

1.   Forepart of Registration
   Statement and Outside Front
   Cover Page of Prospectus             Outside Front Cover Page of the
                                         Prospectus

2.   Inside Front and Outside
   Back Cover Pages of Prospectus       Inside Front and Outside Back Cover
                                         Pages of the Prospectus, Additional
                                         Information

3.   Summary Information/Risk Factors/
   Ratio of Earnings to
   Fixed Charges                        Prospectus Summary/Investment
                                         Considerations/Not Applicable

4.   Use of Proceeds                    Use of Proceeds

5.   Determination of Offering Price    Plan of Distribution

6.   Dilution                           Not Applicable

7.   Selling Security Holders           Selling Security Holders

8.   Plan of Distribution               Outside Front Cover Page of the
                                         Prospectus; Plan of Distribution

9.   Description of Securities
   to Be Registered                     Description of Securities

10.  Interests of Named Experts
      and Counsel                       Legal Matters; Auditors

11.  Information with Respect
      to the Registrant                 Outside Front Cover Page of the
                                         Prospectus; Prospectus Summary; The
                                         Company; Investment Considerations;
                                         Market for Common Stock and Dividend
                                         Policy; Capitalization; Selected
                                         Consolidated Financial Information;
                                         Management's Discussion and Analysis
of
                                         Financial Condition and Results of
                                         Operations; Business; Principal
                                         Stockholders; Management; Certain
                                         Transactions; Description of
Securities

12.  Disclosure of Commission
      Position on Indemnification
      for Securities Act Liabilities    Not Applicable

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
 SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
   EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR
 TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 17, 1994
                      1,200,000 Shares of Preferred Stock
                       2,700,000 Shares of Common Stock
                               TEREX CORPORATION
                       Preferred Stock and Common Stock


This Prospectus relates to the registration of (i) 1,200,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Terex Corporation (the "Company") and (ii) the shares of common stock, par value $.01 per share (the "Common Stock"), issuable upon the conversion of the Preferred Stock (the "Conversion Shares"). The Preferred Stock was issued by the Company, together with 1,300,000 of the Company's common stock purchase warrants (the "Warrants"), in a private placement effected on December 20, 1993 (the "Issue Date"). All of the Preferred Stock and Conversion Shares are being registered for resale by the holders thereof (the "Selling Security Holders") and the Conversion Shares are also being registered for their issuance to the Selling Security Holders upon their conversion of the Preferred Stock. See "Selling Security Holders." The Company will not receive any of the proceeds from the resale by the Selling Security Holders of the Preferred Stock or the Conversion Shares nor from the issuance of Conversion Shares upon conversion of the Preferred Stock.

Each share of Preferred Stock may be converted, at any time or from time to time, at the option of the holder of such share, into that number of fully paid and nonassessable Conversion Shares determined by dividing (i) $25.00 by (ii) a price (the "Conversion Price") initially equal to $11.11 and subject to adjustment upon the occurrence of certain dilutive events. The Company has reserved 2,700,000 shares of Common Stock for issuance upon conversion of the Preferred Stock, being the number of shares of Common Stock that will be issuable based upon the initial Conversion Price. See "Description of Securities -- Preferred Stock."

The Preferred Stock is entitled to receive, when and as declared by the Board of Directors of the Company, cumulative cash dividends on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") at a rate of (a) 13% per annum from the first Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Preferred Stock under the indentures and loan agreements of the Company as in effect on the Issue Date (the "Accretion Termination Date") through December 20, 1998, and
(b) 18% thereafter.

Upon a liquidation of the Company, the holders of the Preferred Stock shall be entitled to be paid out of the assets of the Company, subject to the prior preferences and rights of any stock ranking senior to the Preferred Stock, a liquidation preference (the "Liquidation Preference"), initially equal to $25.00 per share, plus all accrued and unpaid dividends to such date. During the period commencing on the Issue Date and ending on the Dividend Payment Date immediately preceding the Accretion Termination Date, the Liquidation Preference will accrete at the rate of 13% per annum, compounded quarterly, until December 20, 1998, and at the rate of 18% per annum, compounded quarterly, thereafter.

Prior to December 31, 1994, the Preferred Stock may be redeemed in whole, but not in part, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon (the "Redemption Price"), provided that concurrently with such redemption the Company redeems all Warrants then outstanding. On and after December 31, 1994, the Preferred Stock may be redeemed by the Company at any time in whole or in part at the Redemption Price on such date. The Company is required to redeem all of the then outstanding shares of Preferred Stock on or prior to December 31, 2000.

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "TEX." On March 15, 1994, the closing price of the Common Stock on the NYSE was $8.25 per share. See "Market for Common Stock and Dividend Policy." The Conversion Shares have been approved for listing on the NYSE, subject to issuance.

                                                       (continued on next page)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _______, 1994.

- -------------------------------------------------------------------------------

Prior to this offering, there has been no public market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation of the Preferred Stock through any automated quotation system. There can be no assurance that an active market for the Preferred Stock will develop.

The Selling Security Holders directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Preferred Stock and Conversion Shares from time to time on terms to be determined at the time of sale through customary brokerage channels or private sales at market prices then prevailing or at negotiated prices then obtainable. To the extent required, the specific Preferred Stock or Conversion Shares to be sold, names of the selling security holders, purchase price, public offering price, the names of any such agent, dealer or underwriter, amount of expenses of the offering and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Each of the Selling Security Holders reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Preferred Stock or Conversion Shares to be made directly or through agents.

See "Plan of Distribution" for indemnification arrangements among the Company and the Selling Security Holders.

For a discussion of certain matters which should be considered by prospective investors, see "Investment Considerations."

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Common Stock is listed on the NYSE and reports, proxy statements and other information concerning the Company may also be inspected at the NYSE.

The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Preferred Stock and Conversion Shares offered hereby. The Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Preferred Stock and Conversion Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the Commission referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

The Company furnishes stockholders with annual reports containing audited financial statements. The Company also furnishes its stockholders with proxy material for its annual meetings complying with the proxy requirements of the Exchange Act.


                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the caption "Investment Considerations."

The Company

Terex Corporation ("Terex" or the "Company") is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. Through the Company's Heavy Equipment Segment, the Company designs, manufactures and markets heavy-duty, off-highway, earthmoving, construction, lifting, material handling and aerial lift equipment and related components and replacement parts. Through its Material Handling Segment, the Company is engaged in designing, manufacturing and marketing a complete line of internal combustion ("IC") and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. Terex also owns an approximate 19.1% equity interest in Fruehauf Trailer Corporation ("Fruehauf"). Fruehauf designs, manufactures and markets truck trailers, making a wide range of van, refrigerated, platform, tank, dump trailer and other models, and related parts and accessories. See "The Company" and "Business."

The Offering

On December 20, 1993 (the "Issue Date"), the Company completed the private placement of (i) 1,200,000 shares of the Company's Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (ii) 1,300,000 common stock purchase warrants (the "Warrants") exercisable for shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, to institutional investors for aggregate gross proceeds to the Company of $30.2 million. Jefferies & Company, Inc. ("Jefferies") was the placement agent for the sale of the Preferred Stock and Warrants.

In connection with the sale of the Preferred Stock, the Company and the purchasers of the Preferred Stock entered into a Registration Rights Agreement dated as of December 20, 1993 (the "Preferred Stock Registration Rights Agreement") relating to the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares"). Pursuant to the terms of the Preferred Stock Registration Rights Agreement, the Company agreed to file the Registration Statement of which this Prospectus forms a part and is required to maintain the effectiveness of this Registration Statement for 36 months from the date this Registration Statement is declared effective or, if shorter, until all Preferred Stock and Conversion Shares have been sold pursuant to an effective registration statement.

Summary of Terms of the Preferred Stock

Issuer                        Terex Corporation.

Issue Series A Cumulative Redeemable Convertible Preferred Stock, convertible into shares of Common Stock.

Aggregate Number of Shares    1,200,000.

Conversion                    Each share of Preferred Stock may be converted,
                              at any time or from time to time, at the option of the holder of such share, into that number of fully paid and nonassessable Conversion Shares determined by dividing (i) $25.00 by (ii) a price (the "Conversion Price") initially equal to $11.11 and subject to adjustment upon the occurrence of certain dilutive events. See
                              "Description of Securities -- Preferred Stock  --
                              Conversion Right."

Dividends                     The Preferred Stock is entitled to receive, when
                              and as declared by the Board of Directors of the Company, cumulative cash dividends on March 31, June 30, September 30 and December 31 of each year
                              (each a "Dividend Payment Date") at a rate of (a)
                              13% per annum from the first Dividend Payment Date on which the Company is permitted to declare and pay cash dividends on the Preferred Stock under the indentures and loan agreements of the Company as in effect on the Issue Date (the "Accretion
                              Termination Date") through December 20, 1998, and
                              (b) 18% thereafter.  See "Description of
                              Securities -- Preferred Stock -- Dividends."

Liquidation Preference        Upon a liquidation of the Company, the holders of
                              the Preferred Stock shall be entitled to be paid out of the assets of the Company, subject to the prior preferences and rights of any stock ranking senior to the Preferred Stock, a liquidation preference (the "Liquidation Preference"), initially equal to $25.00 per share, plus all accrued and unpaid dividends to such date. During the period commencing on the Issue Date and ending on the Divident Payment Date immediately preceding the Accretion Termination Date, the Liquidation
                              Preference will accrete at the rate of 13% per annum, compounded quarterly, until December 20, 1998, and at the rate of 18% per annum, compounded quarterly, thereafter. See "Description of
                              Securities -- Preferred Stock -- Liquidation
                              Preference."

Optional Redemption           Prior to December 31, 1994, the Preferred Stock
                              may be redeemed in whole, but not in part, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon (the "Redemption Price"), provided that concurrently with such redemption the Company redeems all Warrants then outstanding. On and after December 31, 1994, the Preferred Stock may be redeemed by the Company at any time in whole or in part at the Redemption Price on such date. See
                              "Description of Securities -- Preferred Stock --
                              Redemption."

Mandatory Redemption          The Company is required to redeem all of the then
                              outstanding shares of Preferred Stock on or prior to December 31, 2000 at the Redemption Price on such redemption date. See "Description of Securities -- Preferred Stock -- Redemption."

Voting So long as any Preferred Stock is outstanding, the Company must obtain the approval of the holders of not less than a majority of the then outstanding shares of Preferred Stock to take certain actions, including (i) authorizing or issuing any shares of any class of stock ranking senior, or, in some cases, on a parity with, the Preferred Stock, (ii) authorizing or entering into any transaction that would constitute a deemed dividend to holders of the Preferred Stock under United States Federal tax laws, or (iii) consolidating with or merging into another corporation other than in a transaction in which the Company is the surviving corporation. See "Description of Securities -- Preferred Stock -- Voting."

                              In addition, from and after the Accretion
                              Termination Date, (i) if the Company fails to pay the entire amount of dividends payable on the Preferred Stock on any two Dividend Payment Dates, the holders of the Preferred Stock, voting separately as a class, will be entitled to elect one director of the Company, and (ii) if the Company fails to pay the entire amount of dividends payable on the Preferred Stock on any four Dividend Payment Dates, the holders of the Preferred Stock, voting separately as a class, will be entitled to elect two directors of the Company. See "Description of Securities -- Preferred Stock -- Voting."

                           Investment Considerations

See "Investment Considerations" for a discussion of certain factors that should be considered in connection with an investment in the Preferred Stock and the Conversion Shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands except per share amounts)

The following summary consolidated financial data is derived from the Selected Consolidated Financial Information appearing elsewhere in this Prospectus. Certain prior year financial information has been adjusted to conform to the 1992 classification and restated as further discussed in Note B -- "Restatements" to the Consolidated Financial Statements for December 31, 1992. As explained in Note B of the Notes to Consolidated Financial Statements for December 31, 1992 and Note F of the Notes to Condensed Consolidated Financial Statements for September 30, 1993, the financial statements and, accordingly, the summary financial information presented herein, are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992:

                    Nine Months
                       Ended       As of and for the Year Ended December 31,
                   September 30,
                        1993      1992      1991      1990      1989      1988

Summary of
 Operations (1)
  Net Sales         $519,510 $ 523,355  $784,194$1,023,178  $790,903  $343,721
  Income (loss)
   from operations  (18,369)   (4,125)  (36,200)    44,386    39,397    21,994
  Net income
   (loss)           (45,095)  (57,175) (29,786)      6,053    17,772    13,418
  Net income
   (loss) per
   share (2)           (4.53)    (5.75)    (3.00)     0.61      1.82      1.20
Ratio of
 earnings to
 fixed
 charges (3)             (4)       (4)       (4)      1.1x      1.4x      2.0x
Total Assets        $402,576  $477,356  $617,203  $745,065  $833,338  $287,864
Capitalization (5)
  Long-term
   debt and
   notes payable,
   including
   current
   maturities      $ 229,115  $217,605  $216,085  $305,858  $309,796  $109,858
  Stockholders'
   investment       (57,868)   (6,168)    59,881   101,257    80,248    66,912
  Book value
   per share (2)     $ (5.81)   $(0.62)    $6.03    $10.24     $8.24     $6.89
  Dividends per
   share (2)             ---       ---     $0.06     $0.05     $0.04       ---

(1) The Selected Financial Data includes the results of operations of the businesses acquired from the date of their respective acquisitions. See a further discussion of acquisitions in Note C -- "Acquisitions" and Note D -- "Investment in Fruehauf Trailer Corporation" in the Notes to Consolidated Financial Statements for December 31, 1992.

(2) The net income (loss) per share, book value per share and dividends per share for all periods shown above reflect the May 1990 five-for-four stock split.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, minority interest, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and rental expense representative of the interest factor.

(4) The ratio of earnings to fixed charges is less than 1.0 for these periods. The deficiency amounts are $44,225 for the nine months ended September 30, 1993, $22,130 for 1992 and $50,890 for 1991.

(5) See "The Company -- Recent Developments" and "Capitalization" for a description of the Preferred Stock and Warrants issued in December 1993 and presentation of resulting pro forma capitalization.


                           INVESTMENT CONSIDERATIONS


In addition to other matters described in this Prospectus, the following should be carefully considered in connection with an investment in the Preferred Stock and the Conversion Shares:

Continued Losses From Operations and Uncertainties

In their report dated April 14, 1993 on the Company's 1992 financial statements (set forth on page F-3), the Company's independent accountants indicated in an explanatory paragraph that there are matters which raise substantial doubt about the Company's ability to continue as a going concern. The Company has suffered recurring and significant losses from operations, which have continued during 1993. The Company has also experienced cash flow difficulties and has a net capital deficiency. On a consolidated basis, the Company experienced an operating loss of approximately $4.1 million and a net loss of approximately $57.2 million (approximately $22.1 million, excluding the Company's equity in the net losses of Fruehauf) for the year ended December 31, 1992 and an operating loss of approximately $18.4 million and a net loss of approximately $45.1 million for the nine months ended September 30, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

High Leverage, Substantial Payment Obligations and Compliance with Restrictions Imposed by Lenders

The Company is highly leveraged. As of September 30, 1993, the Company had approximately $229.1 million of debt and negative stockholders' equity of $57.9 million. The Company has outstanding Senior Secured Notes due 1996 (the "Secured Notes") in the aggregate principal amount of $160.0 million as of September 30, 1993 and Senior Subordinated Notes due 1997 (the "Subordinated Notes;" together with the Secured Notes, the "Notes") in the aggregate principal amount of approximately $33.3 million as of September 30, 1993. The Company also has outstanding as of September 30, 1993 approximately $18.7 million under a permanent lending facility of up to $20 million (the "Lending Facility") provided by Foothill Capital Corporation ("Foothill") and approximately $6.1 million in acquisition debt due July 1994.

This substantial leverage has several important consequences, including the following: (i) the ability of the Company to obtain additional financing in the future may be impaired, (ii) the significant interest expense and principal repayment obligations will require a substantial amount of the Company's cash flow to be expended on debt service (in 1994, approximately $27.6 million of interest on the Secured Notes, the Subordinated Notes and the Lending Facility (of which approximately $13.1 million has been paid as of March 1, 1994) and approximately $14.4 million for a required sinking fund payment on the Subordinated Notes and the maturity of the acquisition debt) and (iii) the Company's ability to withstand competitive pressures, adverse economic conditions and adverse changes in governmental regulation, to make acquisitions, and to take advantage of significant business opportunities that may arise, may be negatively impacted.

The instruments governing the Company's indebtedness contain a number of restrictive covenants, including covenants limiting the incurrence of debt and sales of assets and requiring the Company to maintain certain financial ratios and specified levels of net worth. Adverse operating results, whether in the near future or thereafter, could cause non-compliance with the instruments governing the Company's indebtedness.

As of July 31, 1993, the Company was not in compliance with the tangible net worth covenant under the Lending Facility. Following the closing on August 20, 1993 of Fruehauf's restructuring and financing transactions described in "Business -- Fruehauf Trailer Corporation," Foothill agreed that the Company's noncompliance with the tangible net worth covenant under the Lending Facility is no longer continuing. Foothill also waived the noncompliance. The Company believes, based on management's current estimates, that it will be in compliance with such covenant over the next 12 months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The indentures governing the Notes require, among other things, that the Company maintain certain levels of tangible net worth ("Net Worth Covenants") and collateral ("Collateral Covenant"). In the event that the Company's net worth is not in excess of the amount required under the Net Worth Covenants for any two consecutive quarters, the Company must offer to repurchase, at par plus accrued interest, 20% of the outstanding principal amount of the Notes. In the event the Company is not in compliance with the Collateral Covenant at the end of any calendar quarter, the Company must offer to repurchase, at par plus accrued interest, $16.0 million principal amount of the Secured Notes or such greater amount as would be necessary to bring the Company into compliance with the Collateral Covenant. As of September 30, 1993, the Company's tangible net worth as defined in the Notes indentures was less than the $15 million minimum set forth in the indentures. Management believes that the Company was in compliance with the Net Worth Covenants and Collateral Covenant at December 31, 1993. If the Company continues to sustain losses from operations, it may not
be in compliance with the Net Worth Covenants in the future.    If any offer to
repurchase Notes were required to be made, it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the Notes and the maturity of the Notes may be accelerated. Such circumstances would result in a material adverse impact on the Company and its financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

On December 20, 1993, the Company completed the private placement of 1,200,000 shares of the Preferred Stock and 1,300,000 Warrants for aggregate net proceeds to the Company of $27.2 million. See "The Company -- Recent Developments."
The proceeds of such private placement are being used by the Company for additional working capital. In addition, in December 1993, Terex Equipment Limited ("TEL"), a subsidiary of the Company located in Scotland, entered into a pd28 million ($42 million) credit facility with Standard Chartered Bank providing for a credit facility and foreign exchange and bonding lines of credit. The Company is also generating cash through the sale of excess inventory in the Heavy Equipment Segment, deferring certain capital expenditures, selling certain real estate and other assets and continuing corporate wide cost containment efforts. Management believes that the Lending Facility together with these additional financings, new equity and other cash generating activities, will allow the Company to meet its operating payment obligations on a timely basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Absence of Public Market

As of March 1, 1994, there were 21 holders of the Preferred Stock. There has previously been no public market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Preferred Stock will develop. In addition, resales of a substantial percentage of the outstanding Preferred Stock could constrain the ability of any market maker to develop or maintain a market for the Preferred Stock. To the extent that a market for the Preferred Stock does develop, the market value of the Preferred Stock will depend on the price of the Common Stock, general economic conditions, the Company's financial condition and other conditions and may be subject to substantial price volatility.

Future Sales of Common Stock; Control

The Company is unable to predict the effect, if any, that any future sales of Common Stock, including the shares of Common Stock covered hereby, will have on the market price of the Common Stock and, therefore, indirectly, the value of the Preferred Stock, prevailing from time to time.

As of the date of this Prospectus, Randolph W. Lenz is the beneficial owner, directly and indirectly, of approximately 49.1% of the outstanding Common Stock of the Company. Mr. Lenz currently pledges, and intends to pledge in the future, shares of Common Stock owned by him as collateral for loans. A registration statement has been filed with the Commission with respect to all of the shares of Common Stock directly owned by Mr. Lenz, and Mr. Lenz has advised the Company that such registration is for the purpose of facilitating financing by Mr. Lenz through the pledge of his shares of Common Stock. See "Principal Stockholders." If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale or other disposition of a substantial amount of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Preferred Stock. In addition, the sale of a substantial amount of such pledged shares of Common Stock by a pledgee could result in a change of control of the Company under the indentures relating to the Notes, requiring the Company to offer to repurchase certain of these securities as provided for in their respective indentures.

Pursuant to the terms of a Registration Rights Agreement dated December 20, 1993 relating to the Warrants (the "Warrant Registration Rights Agreement"), the Company agreed to file a shelf registration statement covering the outstanding Warrants and the 3,900,000 shares of Common Stock which may be issuable upon exercise of the Warrants. The sale or other disposition of a substantial number of such shares of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and, therefore, indirectly, the value of the Preferred Stock.

Dividend Policy

Contractual restrictions exist which limit the Company's ability to pay dividends on its capital stock. The terms of the Preferred Stock provide that no dividends will accrue on the Preferred Stock until the Accretion Termination Date, the determination of which is based upon and is subject to all of such restrictions and other provisions of the indentures and loan agreements of the Company as in effect on December 20, 1993. The Company does not believe that it will be able to pay dividends on the Preferred Stock in the foreseeable future. In addition, under Delaware law the Company's ability to pay dividends on the Preferred Stock and the Common Stock is subject to the statutory limitation that such payment be either (i) out of its surplus (the excess of its net assets over its total liabilities plus stated capital) or (ii) in the event that there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. See "Market for Common Stock and Dividend Policy." The terms of the Preferred Stock also limit the Company's ability to pay cash dividends on any class of capital stock of the Company junior to or on a parity with the Preferred Stock, including the Common Stock. See "Description of Securities -- Preferred Stock."

Industry Cyclicality

The Company's Heavy Equipment and Material Handling Segments have experienced declines in sales which are in part attributable to the overall economic slowdown and weakness of industry demand faced both domestically and abroad. Sales of products manufactured by the Heavy Equipment and Material Handling Segments have historically been subject to substantial cyclical variation based on general economic conditions. See "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Environmental and Related Matters

The Company's production facilities and operations are subject to a variety of federal, state, local and foreign environmental, health and job safety laws and regulations. The Company believes that reserves and planned expenditures are adequate to meet potential liabilities and costs in the next several years attributable to applicable environmental, health and job safety requirements. Environmental liabilities (especially those relating to discontinued production or waste disposal practices) are very difficult to quantify, and it is possible that litigation or regulatory action may require significant unanticipated expenditures or otherwise adversely affect the Company. The Company is not aware of any conditions or circumstances that, under applicable governmental environmental, health or safety regulations or requirements, will require expenditures by the Company which management believes would have a material adverse effect on its businesses. The Company may have contingent responsibility for certain environmental liabilities of Fruehauf if Fruehauf fails to discharge its obligations, to the extent that such liabilities arose during the time period during which Terex was the controlling stockholder of Fruehauf. The Company believes that Fruehauf's significant environmental liabilities predate Terex's acquisition of Fruehauf, and therefore any contingent responsibility of the Company is not expected to have a material adverse effect on the Company. See "Business -- Environmental Considerations."


                                  THE COMPANY

Terex is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. Through the Company's Heavy Equipment Segment, the Company designs, manufactures and markets heavy-duty, off-highway, earthmoving, construction, lifting, material handling and aerial lift equipment and related components and replacement parts. Through its Material Handling Segment, the Company is engaged in designing, manufacturing and marketing a complete line of internal combustion and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related components and replacement parts. Terex also owns an approximate 19.1% equity interest in Fruehauf. Fruehauf designs, manufactures and markets truck trailers, making a wide range of van, refrigerated, platform, tank, dump trailer and other models, and related parts and accessories. Fruehauf recently restructured its debt obligations and completed new financings. See "Business -- Fruehauf Trailer Corporation."

The Company has grown through acquisitions and has had considerable experience in restructuring and operating capital goods manufacturers, particularly in the off-road truck and construction and industrial equipment industries. Following an acquisition, in order to improve profitability, the Company traditionally
(i) consolidates manufacturing operations, (ii) adjusts new equipment production capacity to meet the actual level of demand in the marketplace,
(iii) reduces corporate overhead and (iv) emphasizes that portion of the business that yields the highest margins, particularly the replacement parts business. More specifically, this strategy involves elimination of marginally profitable or unprofitable product lines, closing underutilized and inefficient plants, liquidating excess inventories and substantially reducing personnel.

The Company's management has made nine acquisitions since 1983. The following table lists these acquisitions and their respective product lines:

Business                 Date of Acquisition      Current Product Lines
Northwest Engineering
 Company                 November 1983            Draglines, cranes and
                                                   replacement parts
BCP Construction
 Products Division       March 1985               DYNAHOE backhoe/loader and
                                                   replacement parts for
                                                   Bucyrus-Erie machines
Terex Division           December 1986            Haulers, scrapers, loaders,
                                                   crawlers and replacement
                                                   parts
Koehring Cranes &
 Excavators Division     January 1987             Cranes, excavators, and
                                                   replacement parts
Terex Equipment Limited  June 1987                Haulers, scrapers, loaders,
                                                   crawlers and replacement
                                                   parts
Unit Rig Division        July 1988                Large haulers and loaders and
                                                   replacement parts
Fruehauf Trailer
 Corporation             July 1989                Truck trailers and related
                                                   parts and services
Mark Industries, Inc.    December 1991            Aerial lift equipment and
                                                   replacement parts
Clark Material
 Handling Company
 and certain affiliated
 entities                July 1992                Internal combustion and
                                                   electric lift trucks and
                                                   replacement parts

Each of these businesses possesses three key attributes that management believes enhance the Company's ability to improve its cash flow and profitability: (i) a long operating history and, thus, a significant number of units currently in the field that require replacement parts; (ii) significant brand name recognition in the industry and a well-established distribution network, principally through dealers, within its specialty markets; and (iii) new machine manufacturing capabilities which can be, if appropriate, adapted to serve specialty, higher margin markets involving products designed to address specific user needs and manufactured in low to medium production volumes.

The principal executive offices of the Company are located at 500 Post Road East, Westport, Connecticut 06880 and its telephone number is (203) 222-7008.

Recent Developments

The Company has continued to incur operating losses subsequent to September 30, 1993.

On December 20, 1993, the Company completed the private placement of the Preferred Stock and the Warrants to institutional investors for aggregate net proceeds to the Company of $27.2 million. The proceeds of such private placement are being used by the Company for additional working capital. Jefferies was the placement agent for the sale of the Preferred Stock and the Warrants. In connection with the sale of the Preferred Stock and the Warrants, the Company and the purchasers of the Preferred Stock and the Warrants entered into the Preferred Stock Registration Rights Agreement and the Warrant Registration Rights Agreement. See "Description of Securities -- Preferred Stock" and "-- Warrants."

In December 1993, the Company repurchased in the open market Secured Notes in the aggregate principal amount of $5.0 million for approximately $4.5 million, including accrued interest, and the Company had such Secured Notes cancelled as of December 31, 1993.

In December 1993, the Company sold 1,000,000 shares of the common stock of Fruehauf in two separate transactions for aggregate proceeds to the Company of approximately $3.0 million. The Company intends to make an offer to purchase approximately $3.0 million of outstanding Secured Notes in the second quarter of 1994 pursuant to the terms of the indenture for the Secured Notes.

In February 1994, the Company sold 1,000,000 shares of the common stock of Fruehauf, which reduced the Company's percentage ownership interest in Fruehauf to approximately 19.1%, for aggregate proceeds to the Company of approximately $4.6 million. The Company intends to make an offer to purchase approximately $4.6 million of outstanding Secured Notes in the third quarter of 1994 pursuant to the terms of the indenture for the Secured Notes.

                                USE OF PROCEEDS

All Preferred Stock and Conversion Shares covered hereby being registered for resale are being so registered for the account of the Selling Security Holders and, accordingly, the Company will not receive any of the proceeds from the resale of the Preferred Stock or Conversion Shares by the Selling Security Holders. The Company will not receive any proceeds from the issuance of Conversion Shares upon conversion of the Preferred Stock.


                  MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Effective March 19, 1991, the Company's Common Stock was listed on the NYSE under the symbol "TEX."

Quarterly Market Prices
                       1993                             1992
           Fourth Third  Second First     Fourth  Third  Second   First
High       $9.25 $ 8.13 $10.75$11.88     $12.75 $12.50  $16.25 $18.50
Low         6.38   6.25   6.63  9.13       6.63   8.13    9.50  12.75

No dividends were declared or paid in 1993 or 1992. As discussed in Note I -- "Long-Term Obligations" to the Consolidated Financial Statements, certain of the Company's debt agreements contain restrictions as to the payment of cash dividends. Under these agreements, no retained earnings were available for dividends at December 31, 1993. The terms of the Preferred Stock also restrict the Company's ability to pay cash dividends on the Common Stock. See "Description of Securities -- Preferred Stock." The Company intends generally to retain earnings, if any, to fund the development and growth of its business. The Company does not plan on paying dividends on the Common Stock in the forseeable future. Any future payments of cash dividends will depend upon the financial condition, capital requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant.

As of January 1, 1994, there were 895 stockholders of record of the Common
Stock.


                                CAPITALIZATION

The following table sets forth the consolidated capitalization of the Company as of September 30, 1993. The table should be read in conjunction with the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The Company has continued to incur operating losses subsequent to September 30, 1993. See "The Company -- Recent Developments" and "Selected Consolidated Financial Information."

                                                      (In thousands)
                                                  Actual     Pro Forma (1)

Notes payable and long-term debt
 (including current portion):
  Secured Notes                                $ 159,080 (2)  $ 159,080
  Subordinated Notes                              32,633 (3)     32,633
  Lending Facility                                18,650 (4)     18,650
  Other debt, including notes payable             18,752 (5)     18,752
     Total notes payable and long term debt      229,115        229,115

Redeemable Convertible Preferred Stock               ---         10,328

Stockholders' investment
  Common Stock Purchase Warrants                     ---         16,851
  Common Stock                                       100            100
  Additional paid-in capital                      37,808         37,808
  Retained deficit                              (81,326)       (81,326)
  Pension liability adjustment                   (4,452)        (4,452)
  Foreign currency translation adjustment        (9,998)        (9,998)
     Total stockholders' investment             (57,868)       (41,017)

Total capitalization                           $ 171,247      $ 198,426



(1) Presented as if 1,200,000 shares of the Preferred Stock and 1,300,000 Warrants were issued as of September 30, 1993. See "The Company -- Recent Developments."

(2) Represents $160.0 million principal amount of Secured Notes (of which $5.0 million were repurchased subsequent to September 30, 1993) which bear interest at 13% and are due August 1996. These notes are secured by substantially all inventory and property, plant and equipment of the Company's Material Handling and Heavy Equipment Segments as well as the Company's investment in common stock of Fruehauf.

(3) Represents $33.3 million principal amount of Subordinated Notes which bear interest at 13.5%, are payable in equal annual installments of approximately $8.3 million and are finally due July 1997. These notes are secured by a secondary position in substantially the same assets which collateralize the Secured Notes.

(4)  The Lending Facility bears interest at a fluctuating rate (8.75% at
September 30, 1993) based on the prime rate.   The Lending Facility provides
for revolving credit loans and guarantees of letters of credit of up to $20.0 million and matures on August 24, 1995. Borrowings under the Lending Facility are secured by a lien on substantially all of the Company's domestic cash and accounts receivable.

(5) See Note I of the Notes to Consolidated Financial Statements for December 31, 1992, included elsewhere in this Prospectus, for a description of the Company's other debt.


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
             (in thousands except per share amounts and employees)

                          Selected Financial Data (1)

                    Nine Months
                       Ended       As of and for the Year Ended December 31,
                   September 30,
                        1993      1992      1991      1990      1989      1988

Summary of
 Operations  (2)
  Net Sales         $519,510  $523,355  $784,194$1,023,178  $790,903  $343,721
  Income (loss)
   from operations  (18,368)   (4,125) $(36,200)   $44,386   $39,397   $21,994
  Net income
   (loss)           (45,095)  (51,175)  (29,786)     6,053    17,772    13,418
  Net income
   (loss) per
   share (3)           (4.53)    (5.75)    (3.00)     0.61      1.82      1.20
Ratio of
 earnings to
 fixed charges (4)       (5)       (5)       (5)      1.1x      1.4x      2.0x
Working Capital
  Current assets    $267,589  $319,235  $361,945  $434,533  $483,736  $254,595
  Current
   liabilities       187,539   222,014   244,301   240,310   306,731    95,410
  Working capital     80,050    97,221   117,644   194,223   177,005   159,185
  Current ratio         1.4       1.4       1.5       1.8       1.6       2.7
Property, Plant
 and Equipment
  Net property,
   plant and
   equipment        $101,543  $116,279  $129,560  $170,592  $179,016   $27,312
  Capital
   expenditures        8,529     5,382     4,098     8,707     2,934     3,263
  Depreciation        11,615     7,074    11,028    10,930     7,728     3,686
Total Assets        $402,576  $477,356  $617,203  $745,065  $833,338  $287,864
Capitalization (6)
  Long-term debt
   and notes
   payable,
   including
   current
   maturities       $229,115  $217,605  $216,085  $305,858  $309,796  $109,858
  Stockholders'
   investment       (57,868)   (6,168)    59,881   101,257    80,248    66,912
  Book value
   per share (3)      $(5.81)   $(0.62)    $6.03    $10.24     $8.24     $6.89
  Dividends per
   share (3)             ---       ---     $0.06     $0.05     $0.04       ---
  Return on average
   stockholders'
   investment            ---       ---    (37.0)%     6.7%     24.2%     23.6%
  Shares outstanding
   at period-end (3)   9,953     9,949     9,923     9,893     9,743     9,713
Employees              3,150     3,056     6,980     8,000     9,406     2,585


(1) Certain prior year financial information has been adjusted to conform to the 1992 classification and restated as further discussed in Note B -- "Restatements" to the Consolidated Financial Statements for December 31, 1992. As explained in Note B of the Notes to Consolidated Financial Statements for December 31, 1992 and Note F of the Notes to Condensed Consolidated Financial Statements for September 30, 1993, the financial statements and, accordingly, the summary financial information presented herein, are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992.

(2) The Selected Financial Data includes the results of operations of the businesses acquired from the date of their respective acquisitions. See a further discussion of acquisitions in Note C -- "Acquisitions" and Note D -- "Investment in Fruehauf Trailer Corporation" in the Notes to Consolidated Financial Statements for December 31, 1992.

(3) The net income (loss) per share, book value per share, dividends per share, and shares outstanding at period-end for all periods shown above reflect the May 1990 five-for-four stock split.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, minority interest, extraordinary items and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and rental expense representative of the interest factor.

(5) The ratio of earnings to fixed charges is less than 1.0 for these periods. The deficiency amounts are $44,225 for the nine months ended September 30, 1993, $22,130 for 1992 and $50,890 for 1991.

(6) See "The Company -- Recent Developments" and "Capitalization" for a description of the Preferred Stock and Warrants issued in December 1993 and presentation of resulting pro forma capitalization.


Unaudited Quarterly Financial Data
Summarized quarterly financial data for the first nine months of 1993 and for 1992 and 1991 are as follows (in thousands, except per share amounts):

                                       1993
                            Third     Second    First

Net sales                $164,052  $172,261  $183,197
Gross profit               12,339    14,321    17,599
Net income (loss)        (15,046)   (17,650)  (12,399)
Net income (loss) per
   share                   $(1.51)   $(1.77)   $(1.25)

                                            1992
                            Fourth    Third     Second    First

Net sales                $210,101  $145,421   $82,843   $84,990
Gross profit               25,011    12,572     6,901     9,526
Net income (loss)        (18,564)  (19,856)  (13,605)   (5,110)
Net income (loss) per
   share                   $(1.87)   $(2.00)   $(1.37)   $(0.51)

                                            1991
                            Fourth    Third     Second    First

Net sales                $200,556  $187,430  $216,609  $179,599
Gross profit               18,502    25,611    24,390    25,378
Net income (loss)        (15,821)     8,979  (10,932)  (12,012)
Net income (loss) per
   share                   $(1.59)    $0.91    $(1.10)   $(1.21)


The accompanying unaudited quarterly financial data of the Company has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been made and were of a normal recurring nature except for those discussed below.

As disclosed in Note B -- "Restatements" to the Consolidated Financial Statements for December 31, 1992, and in Note F -- "Investment in Fruehauf" to the Condensed Consolidated Financial Statements for the nine months ended September 30, 1993, the financial statements have been restated to give effect to the deconsolidation of Fruehuaf as of January 1, 1992. As disclosed in Note B -- "Restatements" to the Consolidated Financial Statements for December 31, 1992, the prior year financial statements have also been restated. The quarterly financial data shown above reflect these restatements.
The following is a reconciliation of originally recorded financial results to the restated results:

                                       1993
                            Third     Second    First

Net Income (Loss)
  As originally
   reported               $65,954 $(83,116) $(27,635)
  Deconsolidation
   adjustment            (81,000)    65,466    15,236
Restated net
 income (loss)          $(15,046) $(17,650) $(12,399)

Net Income (Loss)
 Per Share
  As originally
   reported                 $6.63    $(8.35)   $(2.78)
  Deconsolidation
   adjustment               (8.14)     6.58      1.53
Restated net
 income (loss)
 per share                 $(1.51)   $(1.77)   $(1.25)

                                            1992
                            Fourth    Third     Second    First

Net Income (Loss)
  As originally
   reported             $(22,477) $(20,304) $(10,919)  $(5,463)
  Restatement
   adjustment                 ---       408   (2,686)       353
  Deconsolidation
   adjustment              3,913        ---       ---       ---
Restated net
 income (loss)          $(18,564) $(19,896) $(13,605)  $(5,110)


Net Income (Loss)
 Per Share
  As originally
   reported                $(2.26)   $(2.04)   $(1.10)   $(0.55)
  Restatement
   adjustment               ---        0.04     (0.27)     0.04
  Deconsolidation
   adjustment                0.39       ---       ---       ---
Restated net
 income (loss)
 per share                 $(1.87)   $(2.00)   $(1.37)   $(0.51)


                                            1991
                            Fourth    Third     Second    First

Net Income (Loss)
  As originally
   reported             $(15,717)    $6,203 $(11,410) $(12,489)
  Restatement
   adjustment               (104)     2,776       478       477
Restated net
 income (loss)          $(15,821)    $8,979 $(10,932) $(12,012)

Net Income (Loss)
 Per Share
  As originally
   reported                $(1.58)    $0.63    $(1.15)   $(1.26)
  Restatement
   adjustment               (0.01)     0.28      0.05      0.05
Restated net
 income (loss)
 per share                 $(1.59)    $0.91    $(1.10)   $(1.21)


In conjunction with the initial public offering of 4,000,000 shares of Fruehauf common stock in 1991 (the "Fruehauf IPO"), the Company contemplated related exchange transactions between certain stockholders and warrantholders of the Company and Fruehauf. In determining the Company's net gain in 1991 on the Fruehauf IPO, the Company considered the impact of these related exchange transactions. The estimated impact of these exchange transactions was a loss of approximately $7.7 million. The loss was recorded as a reduction of the gain on the sale of Fruehauf, and a net gain of $15.0 million was recorded in 1991. During the fourth quarter of 1992, the agreements governing the exchange transactions expired and management and the parties to the exchange concluded that the exchange transactions originally contemplated were no longer in the best interests of the Terex and Fruehauf stockholders. Accordingly, the $7.7 million reserve for the estimated impacts of the exchange transactions was recorded into income in the fourth quarter of 1992. The impact of this transaction is recorded as a component of Other Income in the Consolidated Statement of Income for December 31, 1992.

During the fourth quarter of 1991, Fruehauf recorded restructuring costs of $15.8 million. This charge related to the anticipated costs of implementing a restructuring of Fruehauf's distribution system, and included other costs related to streamlining Fruehauf's manufacturing operations.

As described in Note D -- "Investment in Fruehauf Trailer Corporation" in the Notes to Consolidated Financial Statements for December 31, 1992, the Company consolidated Fruehauf's financial results with those of the Company for financial reporting purposes during 1991 and, as a result of the termination of the voting trust during 1992, accounted for its investment in Fruehauf using the equity method in 1992 and 1993. The Company's consolidated financial statements contained in this Prospectus, and the above summary information, are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992.

See the Company's Consolidated Financial Statements for December 31, 1992 included elsewhere in this Prospectus.



               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The Company operates in two industry segments: Heavy Equipment and Material Handling. Prior to 1992, the Company operated in two industry segments: Heavy Equipment and Trailer (Fruehauf). The Material Handling Segment principally represents the operations of Clark Material Handling Company ("CMHC") and certain affiliated companies (together with CMHC, "Clark"). On July 31, 1992, the Company acquired the common stock of CMHC and certain affiliates (the "Clark Acquisition") from Clark Equipment Company (see Note C -- "Acquisitions" to the Consolidated Financial Statements for December 31, 1992). Clark designs, manufactures and markets internal combustion and electric lift trucks, electric walkies, tow tractors and related parts and equipment. The Clark Acquisition was accounted for using the purchase method, therefore, the Clark operating results have been included in the Company's consolidated results of operations since August 1, 1992. As described in "Business -- Fruehauf Trailer Corporation," the Company presently accounts for its investment in Fruehauf using the equity method and the Company's consolidated financial statements are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992.

Nine Months Ended September 30, 1993

The table below is a comparison of net sales, gross profit, engineering, selling, and administrative expenses and loss from operations, by segment, for the nine months ended September 30, 1993 and 1992. Amounts shown for the Material Handling Segment for 1992 represent activity for two months subsequent to the Clark Acquisition.


                                Nine Months Ended
                                   September 30          Increase
                                  1993      1992        (Decrease)
                                    (in millions of dollars)

     NET SALES
          Heavy Equipment      $205.5    $224.9           $(19.4)
          Material Handling     314.0      88.4            225.6
               Total           $519.5    $313.3           $206.2

     GROSS PROFIT
          Heavy Equipment       $24.7     $22.3             $2.4
          Material Handling      19.6       6.7             12.9
                Total           $44.3     $29.0            $15.3

     ENGINEERING, SELLING AND ADMINISTRATIVE
               EXPENSES
          Heavy Equipment       $22.5     $28.4            $(5.9)
          Material Handling      37.5       8.7             28.8
          General/Corporate       2.6       0.5              2.1
               Total            $62.6     $37.6            $25.0

     INCOME (LOSS) FROM OPERATIONS
          Heavy Equipment        $2.2     $(6.1)            $8.3
          Material Handling     (17.9)     (2.0)           (15.9)
          General/Corporate      (2.6)     (0.5)            (2.1)
               Total           $(18.3)    $(8.6)            $9.7


  Net Sales

Sales increased $206.2 million, or approximately 66%, for the nine months ended September 30, 1993 over the comparable 1992 period.

Heavy Equipment Segment sales decreased $19.4 million during the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992. This decrease reflects the effects during the first half of 1993 of worldwide economic conditions on the construction and mining industries, the Heavy Equipment Segment's principal markets. Machines and contract sales represented $15.8 million of the decrease and parts sales represented $3.6 million of the decrease, as the sales mix changed to 38% parts in 1993 from 36% parts in 1992. The Unit Rig division ("Unit Rig"), the Heavy Equipment Segment division that principally serves the mining industry, experienced a decrease in sales of $10.3 million to $47.0 million for the nine months ended September 30, 1993 from $57.3 million in the nine months ended September 30, 1992. This decrease was primarily a result of reduced sales in the first half of 1993 due to continued low bookings in the second half of 1992 as the mining industry continued to operate at reduced levels. Several completed trucks in inventory as of September 30, 1993 were not shipped due to delays in completion of final purchaser financing arrangements, also contributing to the decrease. Koehring Cranes and Excavators ("Koehring"), the Heavy Equipment Segment division that serves the construction market, experienced a decrease in sales of $12.8 million to $57.9 million for the nine months ended September 30, 1993 from $70.7 million for the first nine months of 1992. Koehring sales in 1992 were higher due to sales of slow moving inventory and product lines at low margins to reduce inventory and more effectively utilize working capital. The decreased sales at Koehring and Unit Rig were partially offset by a $3.4 million increase in sales by the Company's Terex division and TEL, to $99.7 million for the nine months ended September 30, 1993.

Heavy Equipment Segment bookings during the first nine months of 1993 were $209.6 million, a decrease of $10.9 million, or 5% from the same period in 1992. Booking for parts sales, from which the Company realizes higher margins than machine sales, increased $1.7 million or 2% for the first nine months of 1993 over the year earlier period. Machine and contract bookings decreased $12.6 million or 9%, reflecting continuing weakness in the Segment's principal markets during the first half of 1993 as well as more aggressive pricing and financing by the Company's competitors. The slow recovery in the construction industry has also made the Koehring and Terex division distributor networks more cautious in their acquisition of new equipment, especially for machines to be used in the rental market. Heavy Equipment Segment backlog was $89.0 million at September 30, 1993 compared to $85.4 million at December 31, 1992 and $47.7 million at September 30, 1992.

Material Handling Segment sales were $314.0 million for the nine months ended September 30, 1993 compared to $88.4 million for August and September 1992, an increase of $225.6 million. On a pro forma basis, giving effect to the Clark Acquisition as of January 1, 1992, sales decreased $62.9 million for the nine months ended September 30, 1993 from $376.9 million for the nine months ended September 30, 1992. Management believes that Material Handling Segment dealers increased orders during the fourth quarter of 1992 to ensure adequate inventory levels during the first quarter of 1993 while the company transferred certain Material Handling Segment production from Korea to the U.S. and Germany, resulting in lower sales in the first quarter of 1993. This transfer of production continued during 1993, but was not completed by September due to delays in establishing replacement lines of credit similar to those previously existing in Korea. In addition, the Material Handling Segment experienced working capital constraints during the third quarter of 1993 which have limited the Company's ability to obtain materials and maintain production, adversely affecting sales. Management expects Material Handling Segment sales volume to remain at third quarter levels during the fourth quarter of 1993 until completion of the working capital equity infusion as discussed below under "Liquidity and Capital Resources." Bookings have remained strong because of improved demand in the North American forklift industry. As a result of these factors, the Material Handling Segment backlog was $127.0 million at September 30, 1993 compared to $83.2 million at December 31, 1992 and $80.8 million at the July 31, 1992 acquisition date.


  Gross Profit

Gross profit for the nine months ended September 30, 1993 increased $15.3 million compared to the nine months ended September 30, 1992. The Material Handling Segment contributed gross profit of $19.6 million for the nine months ended September 30, 1993 compared to $6.7 million for August and September 1992, an increase of $12.9 million.

The Heavy Equipment Segment's gross profit increased $2.4 million to $24.7 million in the first nine months of 1993 compared to $22.3 million in the year earlier period. Improved gross profit from machines and contract sales accounted for substantially all of the increase, reflecting the positive effects of cost reduction initiatives implemented in 1992 and throughout 1993. Gross profit for the 1993 period includes a $2.2 million provision for write-down of certain inventory at Koehring in connection with management's
decision to cease new machine production for certain products.   The gross
profit percentage in the Heavy Equipment Segment increased to 12.0% for the nine months ended September 30, 1993 compared to 10.0% for the nine months ended September 30, 1992 reflecting the increased percentage of parts sales, from which the Company realizes higher margins, and improved manufacturing efficiency.


  Engineering, Selling and Administrative Expenses

Engineering, selling and administrative expenses increased to $62.6 million for the nine months ended September 30, 1993 from $37.6 million for the nine months ended September 30, 1992. The Material Handling Segment engineering, selling and administrative expenses totaled $37.5 million for the nine months ended September 30, 1993 compared to $8.7 million for August and September, 1992 and compared to $36.6 million for the nine months ended September 30, 1992 on a pro forma basis. Heavy Equipment Segment engineering, selling and administrative expenses decreased from $28.4 million for the nine months ended September 30, 1992 to $22.5 million for the nine months ended September 30, 1993 as a result of cost reduction initiatives including headcount reductions and the consolidation of certain administrative functions into the Heavy Equipment Segment's administrative offices in Tulsa, Oklahoma. Corporate expenses increased $2.1 million primarily as a result of increased legal and accounting expenses.


  Income (Loss) from Operations

The Heavy Equipment Segment income from operations increased $8.3 million from a $6.1 million loss in the 1992 period to $2.2 million income in the 1993 period. This improvement resulted from the increase in gross profit and the decrease in engineering, selling and administrative expenses, offset by the $2.2 million provision for write-down of inventory. Except for the Koehring division, the businesses comprising the Heavy Equipment Segment reported income from operations for the nine months ended September 30, 1993. The losses at Koehring have been reduced as a result of continuing cost reductions, improvements in inventory management and elimination of certain low-volume products, and the Company continues to consider additional actions necessary to return that operation to consistent profitability, including a continuing evaluation of facilities, products and inventories. In addition, in March 1992 the Company sold Benton Harbor Engineering ("Benton Harbor"), which had experienced a loss from operations in the first quarter of 1992.

The Material Handling Segment incurred a loss from operations of $17.9 million for the nine months ended September 30, 1993, compared to an operating loss of $2.0 million for August and September, 1992 and compared to an operating loss of $12.3 million for the nine months ended September 30, 1992 on a pro forma basis, primarily as a result of decreased sales.

On a consolidated basis, the Company experienced an operating loss of $18.3 million for the nine months ended September 30, 1993, compared to an operating loss of $8.6 million for the nine months ended September 30, 1992.

Income (loss) from operations before depreciation is as follows:

                                        Nine Months Ended September 30,
                                            1993                1992
                                            (in millions of dollars)

          INCOME (LOSS) FROM OPERATIONS
          BEFORE DEPRECIATION
           Heavy Equipment                  $ 5.1        $ (4.3)
           Material Handling                 (9.3)         (0.6)
           General/Corporate                 (2.5)         (0.6)
               Total                        $(6.7)       $ (5.5)


  Other Income (Expense)

Interest expense on a consolidated basis was $23.8 million for the nine months ended September 30, 1993 compared to $15.6 million for the nine months ended September 30, 1992. Terex sold $160 million principal amount of the Secured Notes on July 31, 1992. The proceeds of the Secured Notes were used for the cash portion of the Clark Acquisition ($85 million), the payment of all amounts outstanding under Terex's previous credit and letter of credit agreement ($58 million), and for working capital and transaction costs. The increase in Terex interest expense for the nine months ended September 30, 1993 over the nine months ended September 30, 1992 is primarily the result of incremental borrowings to finance the Clark Acquisition (incremental interest expense of approximately $6.7 million) and higher interest rates on new borrowings used to refinance the previous credit and letter of credit agreement, as well as additional costs related to establishing and utilizing a new credit and letter of credit agreement.

The Company recognized equity in the net loss of Fruehauf of $0.7 million for the nine months ended September 30, 1993 compared to equity in the net loss of Fruehauf of $14.6 million for the nine months ended September 30, 1992. As described in Note F of the Notes to Condensed Consolidated Financial Statements for September 30, 1993, the Company does not expect to recognize any significant additional losses with respect to its investment in Fruehauf.

The provision for income taxes generally represents taxes withheld on foreign royalties and dividends. As such, any fluctuation in the provision for income tax is due to fluctuations in these items. The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. The new pronouncement retains the basic concepts of SFAS No. 96, but generally simplifies its application. The adoption of this new pronouncement did not have a material impact on the Company's operating results and financial position.


  Extraordinary Item

In connection with terminating its previous bank lending agreement as described below under "Liquidity and Capital Resources," the Company recognized a charge of approximately $2.0 million in the second quarter of 1993 to write off unamortized debt issuance costs.


1992 Compared with 1991

The table below is a comparison of net sales, gross profit, engineering, selling and administrative expenses and income (loss) from operations, by segment, for the years ended December 31, 1992 and 1991:

                                              Year Ended
                                             December 31,     Increase
                                            1992      1991   (Decrease)
                                              (in millions of dollars)
     NET SALES
          Heavy Equipment                 $282.4   $271.5     $  10.9
          Material Handling                241.0     ---        241.0
          Trailer                           ---     512.7      (512.7)

               Total                      $523.4   $784.2     $(260.8)

     GROSS PROFIT
          Heavy Equipment                 $ 29.6   $ 26.3     $   3.3
          Material Handling                 24.4     ---         24.4
          Trailer                           ---      67.6       (67.6)

               Total                      $ 54.0   $ 93.9     $ (39.9)

     ENGINEERING, SELLING AND
          ADMINISTRATIVE EXPENSES
          Heavy Equipment                 $ 35.6   $ 37.6     $  (2.0)
          Material Handling                 22.2     ---         22.2
          Trailer                           ---      90.8       (90.8)
          General/Corporate                  0.3      1.7        (1.4)

               Total                      $ 58.1   $130.1     $ (72.0)

     INCOME (LOSS) FROM OPERATIONS
          Heavy Equipment                 $ (6.0)  $(11.3)    $   5.3
          Material Handling                  2.2     ---          2.2
          Trailer                           ---     (23.2)       23.2
          General/Corporate                 (0.3)    (1.7)        1.4

               Total                      $ (4.1)  $(36.2)    $  32.1



Operating Results

     Net Sales

Sales decreased $260.8 million or approximately 33%, during 1992 compared to
1991.   Material Handling Segment sales were $241.0 million for the year ended
December 31, 1992 representing the Clark sales since the acquisition date. Trailer Segment sales were $512.7 million in 1991. Heavy Equipment Segment sales increased $10.9 million during 1992 compared to the 1991 period. Mark Industries ("Mark"), an operating unit of the Heavy Equipment Segment, was acquired in December 1991. Excluding Mark, Heavy Equipment Segment fiscal 1992 sales decreased $9.4 million in relation to the comparable 1991 period. This decrease reflects the continuing effects of the worldwide recession on the construction and mining industries, the Heavy Equipment Segment's principal markets. Heavy Equipment Segment bookings during 1992 were $315.9 million, an increase of $56 million, or 22% over 1991. The majority of this increase occurred in the fourth quarter. Fourth quarter 1992 Heavy Equipment Segment bookings were $95.4 million, an increase of $43 million over the comparable 1991 period. Heavy Equipment Segment backlog was $85.4 million at December 31, 1992, an increase of $33.4 million over the comparable amount at December 31, 1991.

The overall Heavy Equipment Segment sales mix of equipment sales as a percentage of total net sales increased slightly during 1992 in relation to 1991. Equipment sales represented 61% of total Heavy Equipment Segment sales in 1992, while equipment sales represented 57% of total Heavy Equipment Segment sales in 1991. This relationship is consistent with the relationship of Heavy Equipment Segment bookings for 1992 in relation to 1991. Generally, the Heavy Equipment Segment realizes lower gross margin percentages on new equipment than its other revenue, principally parts.

The Material Handling Segment backlog was $83.2 million at December 31, 1992 compared to backlog at the July 31, 1992 acquisition date of $80.8 million. On September 2, 1992, the Company announced that certain of its production of its 2,000 and 10,000 lb. capacity trucks would be brought back to the U.S. and Germany beginning in the fourth quarter of 1992. Management believes that Material Handling Segment dealers increased order activity during the fourth quarter to ensure adequate inventory levels during the repatriation. The increased fourth quarter 1992 sales volume will result in somewhat lower sales volume throughout the first quarter of 1993 as the Material Handling Segment completes the final stages of the repatriation of production of its light IC to the U.S. during the second quarter of 1993.


     Gross Profit

Gross profit for the year ended December 31, 1992 decreased $39.9 million over 1991. The Material Handling Segment contributed gross profit of $24.4 million to the 1992 gross profit of $94.7 million. Heavy Equipment Segment 1992 gross profit increased $3.3 million over the comparable 1991 period. Mark 1992 gross profit represented $1.4 million of the Heavy Equipment Segment increase. The Trailer Segment gross profit was $40.7 million in 1991.

Excluding Mark, the Heavy Equipment Segment's gross profit increased $1.9 million over 1991. Gross profit percentage increased to 10.8% in 1992 from 9.7% in 1991. Gross profit from parts sales decreased $2.5 million as a result of the change in sales mix from parts to machines. Gross profit from machines and other sales increased $4.4 million, principally as a result of cost reduction initiatives implemented in the latter part of 1991 and throughout 1992 to reduce the fixed overhead cost base and as a result of a reduced provision for inventory obsolescence in 1992. The cost reduction initiatives accounted for approximately $2.4 million of the increase in gross profit and included headcount reductions primarily at Koehring and consolidation of manufacturing operations to reduce excess capacity at TEL. The reduced provision for inventory obsolescence accounted for approximately $2.0 million of the increase in gross profit and resulted from improvements in inventory management which have reduced the amount of inventory entering the excess and obsolete classification. During the second quarter of 1992, the Company substantially reduced inventory to more effectively utilize working capital. However, this reduction occurred at gross margins which were lower than normally achieved in routine sales of such products, and, as a result, the
incremental sales had only a minor impact on gross profit.   The sale of the
Benton Harbor operation in March 1992 also contributed to the improvement in gross profit from machines and other sales. Benton Harbor incurred a loss at the gross profit line of $0.8 million in 1991 on sales of $8.5 million.


     Engineering, Selling and Administrative Expenses

Engineering, selling and administrative expenses decreased to $58.1 million in 1992 from $114.3 million in 1991. The Material Handling Segment engineering, selling and administrative expenses totaled $22.2 million for the five months ended December 31, 1992. These incremental engineering, selling and administrative expenses were offset by reduced Heavy Equipment Segment and corporate engineering, selling and administrative expenses of $3.4 million resulting from cost reduction initiatives including headcount reductions and the consolidation of certain administrative functions into the Heavy Equipment Segment's administrative offices in Tulsa, Oklahoma.

Trailer Segment engineering, selling and administrative expenses were $90.8 million in 1991, including restructuring costs of $15.8 million representing provisions for the anticipated future costs of implementing a restructuring of Fruehauf's distribution system and other non-recurring costs, as more fully described in Note D of the Notes to Consolidated Financial Statements for December 31, 1992.


     Income (Loss) From Operations

On a consolidated basis, the Company experienced an operating loss of $4.1 million for the year ended December 31, 1992, compared to an operating loss of $36.2 million for the year ended December 31, 1991. The improvement resulted from, among other items, the contribution of operating profit of $2.2 million by the Material Handling Segment for the five months ended December 31, 1992 (since its acquisition), the positive impact of cost reduction and cost containment initiatives implemented in the latter part of 1991 and throughout 1992, and the sale of Benton Harbor in March 1992 which experienced an operating loss in the 1991 period. The Trailer Segment's operating loss was $23.2 million for 1991.


Income (loss) from operations before depreciation is as follows:

                                         Year Ended December 31,
                                              1992      1991
                                         (in millions of dollars)
          INCOME (LOSS) FROM OPERATIONS
              BEFORE   DEPRECIATION
            Heavy Equipment                   $(2.7)   $(7.2)
            Material Handling                  5.9     ---
            Trailer                           ---      (16.3)
            General/Corporate                 (0.3)    (1.7)
               Total                          $2.9     $(25.2)


     Other Income (Expense)

Interest expense decreased on a consolidated basis from $31.2 million in 1991 to $23.3 million in 1992. Interest expense related to Fruehauf debt totaled $17.6 million in 1991. Interest expense related to Terex debt increased $9.8 million in 1992.

As discussed further under the caption "Liquidity and Capital Resources," Terex sold $160 million principal amount of the Secured Notes on July 31, 1992. The proceeds of the Secured Notes were used for the cash portion of the Clark Acquisition ($85 million), the payment of all amounts outstanding under Terex's previous credit and letter of credit agreement ($58 million), and for working capital and transaction costs. The increase in Terex interest expense over 1991 is primarily the result of (a) incremental borrowings to finance the Clark Acquisition (incremental interest expense of approximately $4.6 million), (b) higher interest rates on new borrowings used to refinance the previous credit and letter of credit agreement, as well as additional costs related to establishing and utilizing a new credit and letter of credit agreement, and (c) a $2.7 million amendment and renewal fee charged by Terex's previous bank consortium prior to the refinancing.

As described in "Business -- Fruehauf Trailer Corporation," the Company presently accounts for its investment in Fruehauf using the equity method. The Company recognized an equity loss of $35.0 million in 1992 from its investment in Fruehauf. Fruehauf reported a loss of $65.2 million for 1992 as a result of reduced sales because of the closure or conversion of 26 sales and service branches as part of Fruehauf's branch restructuring program, a change in Fruehauf's sales mix to lower-margin new trailer and fleet sales and unfavorable manufacturing variances and lost sales of used trailers and parts because of the effects of liquidity problems experienced by Fruehauf during 1992 and which continued into 1993.

In conjunction with the Fruehauf IPO, the Company contemplated related exchange transactions between certain stockholders and warrantholders of the Company and Fruehauf. In determining the Company's net gain in 1991 on the Fruehauf IPO, the Company considered the impact of these related exchange transactions. The estimated impact of these exchange transactions was a loss of approximately $7.7 million. The loss was recorded as a reduction of the gain on the sale of Fruehauf of $22.7 million, for a net gain of $15.0 million in 1991. During the fourth quarter of 1992, the exchange agreement expired and management and the parties to the exchange concluded that the exchange transactions originally contemplated were no longer in the best interests of the Terex and Fruehauf stockholders. Accordingly, the $7.7 million reserve for the estimated impacts of the exchange transactions was recorded into income in the fourth quarter of 1992. The impact of this transaction is recorded as a component of Other Income in the Consolidated Statement of Income for December 31, 1992.

In 1991, Fruehauf recognized equity in net income of affiliated companies of $4.2 million and a $7.5 million gain on the sale of excess assets, including a $6.6 million gain on the sale of Coast Engineering and Manufacturing Company's ("CEMCO") operating assets.

Other income (expense) in 1992 included foreign exchange losses of $2.4 million and other miscellaneous items. Other income (expense) in 1991 included a $3.3 million loss on the sale by Fruehauf of stock in Societe Europeene de Semi-Remorques S.A. ("SESR"), Europe's largest trailer manufacturer.


1991 Compared with 1990

The table below is a comparison of net sales, gross profit and income (loss) from operations for the years ended December 31, 1991 and 1990 and reflect the restatements as described in Note B -- "Restatement of Prior Period Results" to the Consolidated Financial Statements for December 31, 1992:

                                              Year Ended
                                             December 31,     Increase
                                            1991      1990   (Decrease)
                                              (in millions of dollars)
          NET SALES
               Heavy Equipment              $271.5 $433.7  $(162.2)
               Trailer                      512.7   589.5  (76.8)

                    Total                   $784.2 $1,023.2$(239.0)

          GROSS PROFIT
               Heavy Equipment              $26.3  $ 72.2  $(45.9)
               Trailer                       67.6    93.9     (26.3)

                    Total                   $93.9  $166.1  $(72.2)

          ENGINEERING, SELLING AND
               ADMINISTRATIVE EXPENSES
               Heavy Equipment              $37.6  $ 48.9  $(11.3)
               Trailer                       90.8    74.6   16.2
               General/Corporate              1.7    (1.8)   3.5

                    Total                   $130.1 $121.7  $ 8.4

          INCOME (LOSS) FROM OPERATIONS
               Heavy Equipment              $(11.3)$ 23.3 $(34.6)
               Trailer                      (23.2)   19.3  (42.5)
               General/Corporate             (1.7)    1.8   (3.5)

                    Total                   $(36.2) $44.4 $(80.6)


  Net Sales

Net sales were $239.0 million lower in 1991 than in 1990. This 23.4% decrease is largely attributable to the overall economic slowdown and weakness of industry demand faced both domestically and abroad in the Heavy Equipment and Trailer Segments principal markets.


  Gross Profit

The gross profit percentage of the Heavy Equipment Segment decreased from 16.6% in 1990 to 9.7% in 1991. The decrease in gross profit and the related gross profit percentage was the result of the lower sales volume which resulted in substantially underutilized manufacturing capacity. In addition, the provision for excess and obsolete inventory increased approximately $1.7 million over the 1990 provision of $9.7 million. The principal factors contributing to the increased provision are a decline in net realizable value of certain excess finished goods inventory, as well as certain parts inventory. The reserve for excess and obsolete inventory as a percentage of gross inventory increased to 10.5% at December 31, 1991 as compared to 7.3% at December 31, 1990. This increase as a percentage of gross inventory is a result of the following factors: (i) management efforts to reduce working capital employed to finance inventory levels, (ii) higher reserve requirements resulting from reduced net realizable values to facilitate the movement of certain excess finished goods inventory and (iii) an increased aging of parts inventory. First, management focused its efforts during 1991 to improve inventory turns as a means to improve working capital utilization. Inventory minimization continued to be a high priority of management into 1992. Second, the significant economic downturn faced by the Company resulted in lower sales volume as discussed previously. In addition, the Company experienced a substantial increase in certain finished goods inventory. As part of management's ongoing evaluation of potentially excess and obsolete inventory including current and future market and economic factors, together with working capital utilization objectives, provisions to record the excess finished goods inventory at net realizable value were required. Lastly, the Company has experienced an increased aging of parts inventory due to declining sales volume and the consequent decline in machine populations in the field. As part of management's ongoing evaluation of parts excess and obsolete reserve requirements, management evaluated current part inventory quantities in comparison to current and future market and economic conditions. The evaluation indicated an impairment of the net realizable value of certain quantities of parts inventory. Machine population is expected to decline over the next several years and, as a result, management plans to focus substantial attention on the parts inventory control.

The Trailer Segment's gross margin percentage decreased to 13.2% in 1991 from 15.9% in 1990. The decrease was a result of lower new trailer demand and substantially underutilized manufacturing capacity. Sales mix was virtually unchanged from 1990 to 1991, and therefore did not impact the overall gross margin percentage comparison. Due to the underutilized manufacturing capacity in the domestic trailer manufacturing industry and reduced demand for new trailers, price competition was severe on new trailers. As a result, the gross profit percentage realized on new trailer sales was much lower than that on used trailers, replacement parts and service.

Unit sales of new truck trailers in the United States have historically experienced significant short-term fluctuations due to changing economic conditions. However, over the longer term, new truck trailer unit sales have exhibited growth generally in line with increases in the U.S. gross national product. Due to the poor economic conditions in the United States during 1990 and 1991, unit sales of new truck trailers were at their lowest levels since 1983 and in 1991 were approximately 32% below unit sales in 1988, the last full year before the Fruehauf acquisition.

The Trailer Segment's provision for excess and obsolete inventory increased by approximately $3.9 million over 1990. The principal factor contributing to the increased provision was the decline in the net realizable value of certain new and used trailer inventory, as well as certain parts inventory. The used trailer market continued to soften in the latter part of 1991, resulting in market prices falling below Fruehauf's carrying value of the related used trailers. In other cases certain used trailers remained in inventory for extended periods of time and aged by one model year. This aging adversely impacted the net realizable value of such trailers. Additionally, Fruehauf increased its reserves for replacement parts inventory. Due to the existence of quantities of seasonal products and truck equipment that were over one model-year old, a provision to record the reduction of the parts inventory to its lower net realizable value was required.


  Income (Loss) From Operations

Operating earnings (losses) for the Heavy Equipment Segment were ($11.3) million in 1991, as compared to $23.3 million in 1990 for the Heavy Equipment Segment. While engineering, selling, and administrative expenses decreased for the Heavy Equipment Segment from 1990 to 1991, the aforementioned reductions in sales and gross profit led to the operating profit decline.

Fruehauf's operating income was $19.3 million for the year ended December 31, 1990. During 1991, Fruehauf had an operating loss of $23.2 million. While engineering, selling, and administrative expenses remained stable from 1990 to 1991, the aforementioned reductions in sales and gross profit led to the operating profit decline. Additionally, a nonrecurring restructuring charge of $15.8 million recorded in the fourth quarter of 1991 contributed significantly to the decline in operating profit. These restructuring costs represented provisions for the anticipated future cost of implementing a restructuring of Fruehauf's distribution system and other nonrecurring costs related to streamlining Fruehauf's manufacturing operations.


  Other Income (Expense)

Interest income decreased $1.6 million in 1991 as compared to 1990 due to reduced average cash balances in 1991 and lower interest rates throughout the year. The lower cash balances resulted largely from the repayment of debt.

Interest expense decreased $16.4 million in 1991 as compared to 1990, primarily as a result of lower debt outstanding and reduced interest rates on the borrowings. The reduction in debt outstanding was achieved by generation of cash from operations, continued efforts to dispose of excess facilities and assets held for sale, as well as from proceeds of the Fruehauf IPO. The lower interest rates were achieved by modification of some of the Company's debt facilities in September 1990 and elimination of certain debt facilities with high rates in conjunction with the aforementioned public offering.

The Company's share of earnings from unconsolidated affiliates was $4.2 million in 1991, down from $7.5 million in 1990. Royalty income earned during the year from licensees of Fruehauf totaled $3.2 million in 1991 as compared to $5.2 million in 1990. The decrease in the earnings from unconsolidated affiliates and royalty income is largely due to the worldwide economic slowdown faced by the trailer segment's licensees and affiliates as well as a sale of a portion of the Company's share of its largest unconsolidated affiliate in mid 1991. The decrease in royalty income was also due to a new trademark and licensing agreement entered into in the second quarter of 1991.

The Company recorded a $15.0 million gain as a result of the Fruehauf IPO and the completion of certain of Fruehauf's recapitalization transactions.

The Company recognized a $7.2 million gain in 1991 on the sale of excess assets, including a $6.6 million gain on the sale of CEMCO's operating assets.

Other expense of $2.4 million and $0.4 million for 1991 and 1990, respectively, includes the loss on sale of affiliate stock in 1991 and various other immaterial items.

The Company's provision for income taxes generally represents taxes withheld on foreign royalties. As such, any fluctuation in the provision for income tax is due to fluctuations in foreign royalties.

Minority interest is reflected as a result of the July 1991 Fruehauf IPO and certain recapitalization transactions.

On September 30, 1990, Fruehauf refinanced the majority of its then outstanding long-term debt. A onetime extraordinary loss of $2.2 million was recorded to write-off the unamortized debt issue costs relating to the refinanced debt.


Liquidity and Capital Resources

Terex owns approximately 19.1% of the outstanding common stock of Fruehauf and presently accounts for its investment using the equity method (see Note A -- "Significant Accounting Policies" and Note D -- "Investment in Fruehauf Trailer Corporation" to the Consolidated Financial Statements for December 31, 1992). By the terms of debt agreements of both companies, neither company may participate in the debt service of the other. Generally, funds cannot be transferred between the companies except for the reimbursement of reasonable expenses incurred on the other's behalf.

On May 20, 1993, Terex entered into the Lending Facility with Foothill.   An
interim facility provided for cash advances to the Company of up to $17.5 million. A permanent facility became effective as of August 24, 1993 which provides for up to $20 million of cash advances and guarantees of bank letters of credit and is secured by substantially all domestic cash and receivables of the Material Handling and Heavy Equipment Segments. The balance outstanding under the Lending Facility was $18.7 million as of September 30, 1993. As of July 31, 1993, the Company was not in compliance with the tangible net worth covenant under the Lending Facility. Following the closing on August 20, 1993 of Fruehauf's restructuring and financing transactions described in "Business - Fruehauf Trailer Corporation," Foothill agreed that the Company's noncompliance with the tangible net worth covenant under the Lending Facility was no longer continuing. Foothill also waived the noncompliance. The Company believes, based on management's current estimates, that it will be in compliance with such covenant over the next twelve months.

In addition to the Lending Facility, the Company has arranged similar financing for TEL, in the form of a pd28.0 million ($42.0 million) credit facility including up to pd13.0 million ($19.5 million) non-recourse discounting of TEL accounts receivable which meet certain credit criteria plus additional facilities for tender and performance bonds and foreign exchange contracts.

During 1993, the Company experienced liquidity constraints, primarily because of continuing operating losses. During this period, a significant amount of accounts payable were aged 60 days or more and certain vendors required COD or advance cash payments before shipping materials. As a result, the Company's manufacturing facilities operated at less than optimal levels, and the availability of inventory for parts sales, on which the Company generally realizes higher gross margins, was adversely affected.

On December 20, 1993, in order to provide additional liquidity to the Company, the Company completed the private placement of 1,200,000 shares of the Preferred Stock and 1,300,000 Warrants for aggregate net proceeds to the Company of $27.2 million. The proceeds of such private placement are being used by the Company for additional working capital. The Company is also generating cash through the sale of excess inventory in the Heavy Equipment Segment, deferring certain capital expenditures, selling certain real estate and other assets and continuing corporate wide cost containment efforts.

Management believes that the Lending Facility together with these additional financing and cash generating activities will allow the Company to meet its operating payment obligations, including payments to vendors, on a timely basis which will improve the Company's ability to take advantage of improved market conditions, especially in the Material Handling Segment.

In December 1993, the Company repurchased $5.0 million principal amount of the Secured Notes for approximately $4.5 million, including accrued interest. In addition, in December 1993, the Company sold 1,000,000 shares of Fruehauf common stock for aggregate proceeds of approximately $3.0 million and will offer to repurchase approximately $3.0 million of the Secured Notes in the second quarter of 1994, as required by the indenture for the Secured Notes. In February 1994, the Company sold an additional 1,000,000 shares of Fruehauf common stock for aggregate proceeds to the Company of approximately $4.6 million and will offer to repurchase approximately $4.6 million of the Secured Notes in the third quarter of 1994, as required by the indenture for the Secured Notes. See "The Company - Recent Developments." In addition to such repurchase obligations, the Company's debt service requirements for 1994 include approximately $27.6 million of interest on the Secured Notes, Subordinated Notes and Lending Facility (of which approximately $13.1 million has been paid as of March 1, 1994), and approximately $14.4 million in July 1994 for a required sinking fund payment on the Subordinated Notes and the maturity of a note issued to the seller in connection with the Clark Acquisition. Management believes that selling certain real estate and other assets and other cash generating activities discussed above will allow the Company to meet these requirements as they come due. Management is also considering other actions, including the sale of certain non-strategic businesses and additional sales of other assets, which may be necessary for the Company to meet its operating and debt service obligations.

The indentures governing the Notes require among other things that the Company
maintain the Net Worth Covenants and Collateral Covenant.   In the event that
the Company's net worth is not in excess of the amount required under the Net Worth Covenants for any two consecutive quarters, the Company must offer to repurchase, at par plus accrued interest, 20% of the outstanding principal
amount of the Notes.    In the event the Company is not in compliance with the
Collateral Covenant at the end of any calendar quarter, the Company must offer to repurchase, at par plus accrued interest, $16.0 million principal amount of the Secured Notes or such greater amount as would be necessary to bring the Company into compliance with the Collateral Covenant. As of September 30, 1993, the Company's tangible net worth as defined in the Note indentures was less than the $15 million minimum set forth in the indentures. Management believes that the Company was in compliance with the Net Worth and Collateral Covenants at December 31, 1993. If the Company continues to sustain losses from operations, it may not be in compliance with the Net Worth Covenants in the future. If any offer to repurchase Notes were required to be made, it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the Notes and the maturity of the Notes may be accelerated. Such circumstances would result in a material adverse impact on the Company and its financial position.

Terex cash and cash equivalents, including restricted cash and investments, totaled $13.5 million and $37.2 million at September 30, 1993 and December 31, 1992, respectively. Certain provisions of the Company's previous lending arrangement with a commercial bank (the "Bank Lending Agreement") required specified amounts of cash to be deposited in a cash collateral account when certain conditions exist. Restricted cash and investments held in such collateral accounts totaled $11.5 million at December 31, 1992, which are presented as "Restricted Cash" in the Condensed Consolidated Balance Sheet for
December 31, 1992.   Terex has entered into the new Lending Facility which
replaced the Bank Lending Agreement. In connection therewith, Terex will continue to utilize letters of credit previously issued under the former Bank Lending Agreement until their expiration. At September 30, 1993 the unexpired letters of credit are cash collateralized by a total of $4.6 million in a cash
collateral account.   These cash balances will be made available to the Company
as the underlying letters of credit expire.

Terex used cash for operating activities of $28.0 million during the nine months ended September 30, 1993, and generated cash from operating activities of $22.7 million in 1992. Such cash was principally used to fund operating losses, interest payments and costs of restructuring the Material Handling Segment's operations partially offset by reductions in receivables and inventory. The reductions in receivables and inventory result from the Company's focused efforts to more effectively utilize working capital. Management expects to continue the Company's efforts to reduce receivables and inventory during 1994 as part of the Company's cash generating activities discussed above. In particular, management believes that required inventory levels in the Material Handling Segment have been reduced as a result of return of certain production to the United States and Germany from Korea during 1993 because the Company will no longer experience the significant lead times associated with the shipping of product from Korea.

Net cash provided by Terex from investing activities of $0.9 million during the nine months ended September 30, 1993 principally reflects the sale of surplus
assets in Germany offset by cash used to finance capital expenditures.   Net
cash used by Terex for investing activities of $94.8 million in 1992 principally reflects cash used to finance the Clark Acquisition, net of cash acquired, and capital expenditures. Cash flow from investing activities in 1992 also included $4.6 million of payments on behalf of and advances to Fruehauf. Proceeds from the sale of surplus assets in Germany in 1993 were approximately $10.1 million. Capital expenditures were $8.5 million during the nine months ended September 30, 1993, including approximately $5.3 million to prepare production lines in the U.S. and Germany for the production of lift trucks formerly produced in Korea, and $5.4 million during 1992. The purchase price of the Clark Acquisition was approximately $91.1 million, which was funded by $85 million in cash and a $6.1 million seller note. In connection with the Clark Acquisition, the Company established reserves for restructuring costs expected to be incurred in connection with the Company's plans to reorganize the operations of Clark by consolidating manufacturing and distribution operations. As of December 31, 1992, the remaining reserves totalled approximately $30.0 million, substantially all of which have been expended during 1993.

Terex generated cash of $10.7 million and $89.3 million from financing activities during the nine months ended September 30, 1993 and the year ended December 31, 1992, respectively. As described above, the Company entered into the Lending Facility in May 1993 and had borrowed $18.7 million under this facility as of September 30, 1993. In conjunction with the Clark Acquisition in 1992, the Company refinanced a major component of its previously outstanding bank debt (the "Refinancing"). The Refinancing included the issuance of the Secured Notes and establishment of the $60 million Bank Lending Agreement. Proceeds from the issuance of the Secured Notes were used for the cash portion of the Clark Acquisition purchase price ($85 million), for the settlement of all amounts outstanding under its previous credit facility ($58 million), and for working capital and transaction costs. The Secured Notes are secured by substantially all inventory and property, plant and equipment of the Company's Material Handling and Heavy Equipment Segments, as well as the Company's investment in Fruehauf common stock. The Subordinated Notes holders have a secondary secured position in certain of the Company's assets.

In connection with the sale of the Secured Notes and obtaining the consent of the holders of the Company's existing Subordinated Notes to modification of the Subordinated Notes, the Company issued 658,409 common stock appreciation rights ("SAR's"). As of September 30, 1993 there were 639,794 SAR's outstanding. Of the outstanding SAR's, 567,000 may be exercised at the option of the holder thereof at any time on or after January 27, 1993, but not later than July 31, 1996, and the remaining 72,794 SAR's may be exercised not later than July 1, 1997. The SAR's entitle the holder to receive, in cash, an amount equal to the market appreciation in the Company's Common Stock between $11.00 per share, subject to adjustment, and the average price per share for the 30 consecutive trading days prior to the date of exercise.

In addition to the financial covenants discussed above, the indentures governing the Notes limit, among other things, Terex's ability to incur additional indebtedness, consummate mergers and acquisitions, pay dividends, sell business segments and enter into transactions with affiliates, as well as place limitations on change in control of Terex.


Contingencies and Uncertainties

In their opinion on the Company's Consolidated Financial Statements for December 31, 1992 included in this Prospectus, the Company's independent accountants have indicated that there are matters, including recurring losses from operations and a net capital deficiency, lack of availability of additional borrowings under the Company's Bank Lending Agreements and uncertainties with respect to future compliance with covenants of certain other debt agreements, which raise substantial doubt about the Company's ability to continue as a going concern. As described above under "Liquidity and Capital Resources," the Company has entered into the Lending Facility which provides up to $20.0 million in revolving credit loans and guarantees of letters of credit, and has arranged similar financing for TEL. The Company also completed the private placement of Preferred Stock and Warrants, which provided aggregate net proceeds to the Company of $27.2 million for working capital. The Company is also generating cash through the sale of excess inventory in the Heavy Equipment Segment, deferring capital expenditures, selling certain real estate and other assets and continuing corporate wide cost containment efforts. Management believes that the Lending Facility and other financing and cash generating activities will allow the Company to meet its obligations on a timely basis.

Terex has facilities at numerous geographic locations, which are subject to a range of federal, state, local and foreign environmental laws and regulations. Compliance with these laws has, and will, require expenditures on a continuing basis. See "Business -- Environmental Considerations."

As described in "Business -- Environmental Considerations," Fruehauf has identified environmental exposures at a number of Superfund and other sites, and is currently participating in administrative or court proceedings involving a number of these sites. Many of the proceedings are at a preliminary stage, and the total cost of remediation, the timing and extent of remedial actions which may be required, and the amount of Fruehauf's liability, if any, with
respect to these sites can not presently be estimated.   The Company believes
that it could have contingent responsibility for certain of Fruehauf's liabilities with respect to Fruehauf's environmental matters if Fruehauf fails to discharge its obligations, but only to the extent that such liabilities arose during the time period during which Terex was the controlling stockholder of Fruehauf. The Company believes that Fruehauf's significant environmental liabilities predate Terex's acquisition of Fruehauf, and therefore any contingent responsibility of the Company is not expected to have a material adverse effect on the Company.


Foreign Operations

The Heavy Equipment Segment of the Company operates its TEL subsidiary in Motherwell, Scotland. Equipment manufactured by TEL is distributed in the United States and around the world. Unit Rig maintains nine owned or leased locations outside of the United States for parts distribution. The Heavy Equipment Segment also imports certain new equipment from Japan for sale in the U.S.

The Material Handling Segment operates divisions in Mulheim, Germany and Seoul, Korea. The German facility manufactures forklifts for sale in the European market. The Seoul facility primarily manufactures light IC transaxles which are shipped to the Lexington, Kentucky facility, completed and sold in the U.S.

Fruehauf's international operations include affiliates and licensees located worldwide.

Export sales from the Company's domestic operations were $92.3 million, $83.3 million, and $117.3 million in 1992, 1991, and 1990, respectively. See Note P
- -- "Business Segment Information" in the Company's Consolidated Financial Statements for December 31, 1992.

Recent Pronouncements

In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This pronouncement establishes accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. In most cases, the Company believes that it already accounts for such benefits on an accrual basis. Therefore, the impact of adoption is not anticipated to have a significant effect on the Company's financial position or results of operations. The Company will adopt this standard during the first quarter of 1994.


                                   BUSINESS

General

Terex is a global provider of capital goods and equipment used in the mining, commercial building, infrastructure, manufacturing and construction industries. Through its Heavy Equipment Segment, the Company designs, manufactures and markets heavy-duty, off-highway earthmoving, construction, lifting, material handling and aerial lift equipment, and related components and replacement parts. Such products are used primarily by construction, mining, logging, industrial and government customers in the building of roads, dams and commercial and residential buildings; supplying coal, minerals, sand and gravel; and the handling of materials in the scrap, refuse and lumber industries.

Through its Material Handling Segment, the Company is engaged in designing, manufacturing and marketing a complete line of internal combustion and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related replacement parts. Material Handling Segment products are used in material handling applications in a broad array of manufacturing, distribution and transportation industries. The Material Handling Segment consists of CMHC and certain affiliate companies which were acquired by the Company on July 31, 1992 from Clark Equipment Company pursuant to the Clark Acquisition.

Terex also owns an approximate 19.1% equity interest in Fruehauf. Fruehauf designs, manufactures and markets truck trailers, making a wide range of van, refrigerated, platform, tank, dump trailer and other models, and related parts and accessories. Such products are used principally in the trucking and transport industries. This business was acquired in 1989.

For financial information about the Company's industry and geographic segments, see Note P -- "Business Segment Information" of the Company's Consolidated Financial Statements for December 31, 1992 as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Company's long-term strategy has been, and continues to be, to seek out acquisitions in the capital goods industry where aggressive management can achieve substantial improvements in profitability and cash flow.

In an effort to reduce costs and facilitate administrative functions, the Company's administrative office in Green Bay, Wisconsin was closed during the second quarter of 1993 and relocated to offices in Westport, Connecticut.


Material Handling Segment

Clark was acquired by the Company on July 31, 1992. Clark is a leading North American and European designer, manufacturer and marketer of a complete line of IC and electric lift trucks, electric walkies, automated pallet trucks, industrial tow tractors and related replacement parts. Clark's U.S. operations are located in Lexington, Kentucky, Danville, Kentucky and Horsham, Pennsylvania. Clark's international operations are located in Mulheim-Ruhr, Germany and Seoul, Korea. Clark also owns a state-of-the-art training and research center in Lexington, Kentucky. Clark's products are distributed through an established global dealer network which includes more than 440 locations. Clark has what management believes is the largest installed fleet in North America, with over 250,000 units. It is estimated that in excess of 320,000 Clark trucks are presently in operation worldwide. Historically, 80% of Clark's revenues have been derived from new product sales and 20% of revenues have been derived from supplying replacement parts to the lift truck aftermarket. Clark and its independent dealers sell to a diversified base of customers in a variety of industries. Clark has 108 independent North American dealers who operate 252 outlets, with all 252 dealer outlets providing both sales and servicing. Clark's European distribution network consists of 106 independent dealers and three company-owned dealers operating in 52 countries.

Clark products are sold through a system which enables customers to design a truck which meets their particular materials handling needs. Customers can add attachments such as container handlers, side shifters, roll clamps, block handlers, carton clamps, push-pulls (slip-sheet) and fork positioners. Clark also offers advanced electronics and software which enables on-line inventory control and instantaneous truck diagnosis. Clark and its dealers sell to a diversified customer base with no single customer accounting for more than 2% of Clark's revenues.

Clark currently offers 116 basic truck designs within six major product lines:
 light IC trucks (1.0 to 5.0 tons), heavy IC trucks (5.5 to 47.5 tons), narrow-aisle and very narrow-aisle trucks, electric counterbalanced trucks (1.3 to 6.0 tons), electric walkies and tow tractors.

Light IC trucks are used for general warehousing needs and are generally powered by liquid propane and well suited for manufacturing and distribution applications which require a high degree of maneuverability. Heavy IC trucks are specialty products designed for use in more demanding situations such as heavy manufacturing or container handling applications. Narrow-aisle and very narrow-aisle trucks provide solutions for high density storage needs and operate in six-to-eight foot aisles and reach heights of more than 30 feet. Electric counterbalanced trucks are designed for indoor use in warehousing, manufacturing, distribution and other applications and are powered by a rechargeable electric battery. For environmental reasons, electric trucks are becoming more popular. Electric walkies are generally used in transporting and order-selecting. Tow tractors are units designed to pull one or more trailers. The largest market for tow tractors is for airport baggage handling.

The CLARK tradename is the leading North American brand of IC and electric lift trucks, with major competitive brands offered by Hyster-Yale, Toyota, Caterpillar, Crown and Raymond. Clark's major European competitors are Linde Group, Toyota, Fiat, Jungheinrich, Hyster-Yale and Caterpillar.

Clark's major suppliers include Samsung, Prime Mover, Mitsubishi, Hydroelectric Lift Truck, General Electric, Kurdziel Iron and Lufkin Industries. Current and potential suppliers are evaluated on a regular basis on their ability to meet Clark requirements and standards.

Following the Clark Acquisition in July 1992, Clark began implementing initiatives intended to reduce its manufacturing and operating costs. These initiatives have included and will continue to include consolidation of engineering, manufacturing and parts facilities. Clark transferred production of its light IC lift truck chassis from Korea to Lexington, Kentucky during 1993.


Heavy Equipment Segment

Terex Division and Terex Equipment Limited

The historical business of Terex Division and TEL evolved during more than 25 years of ownership by General Motors Corporation prior to 1981. The Terex Division and TEL are jointly hereinafter referred to as the "Terex Business." Terex Division's marketing efforts in the United States serve the needs of North, Central and South America, while TEL serves the remainder of the international market. TEL manufactures the products of the Terex Business.

There are three principal product lines of the Terex Business: off-highway rigid and articulated haulers, scrapers and wheel loaders. A "hauler" is an off-road dump truck with a capacity in excess of 25 tons. Haulers produced in the Terex Business have capacities up to 120 tons. A "scraper" is an off-road vehicle, commonly referred to as an "earth mover," that loads, moves and unloads large quantities of soil for site preparations, including roadbeds. A "wheel loader" is a vehicle that loads materials onto trucks, conveyors and similar equipment. These products perform a wide range of earthmoving functions in open pit mining and in many types of heavy construction, including highway, dam and waterway construction; commercial and industrial site preparation; general land improvement and real estate development; and structural renovation and replacement. The Terex Business's main competitors are Caterpillar, VME Group, Komatsu and Dresser.

The Company has substantially restructured the Terex Business operations by:
(i) eliminating all manufacturing operations at the Hudson, Ohio facility that it formerly leased; (ii) consolidating virtually all manufacturing operations into TEL's manufacturing facility in Motherwell, Scotland; and (iii) selling excess inventory. The Company has increased production of the Terex Business since its acquisition in 1987 without expanding the Motherwell facility or significantly increasing administrative costs.

In 1987, TEL entered into a joint venture agreement with Second Inner Mongolia Machinery Company for the production of haulers in China. The joint venture company, North Hauler Limited Liability Company, manufactures heavy trucks, principally used in mining, at a facility in Baotou, Inner Mongolia, People's Republic of China. The joint venture began producing units in late 1990.


Unit Rig

On July 15, 1988, the Company purchased certain domestic and foreign assets and operations of Unit Rig & Equipment Co. ("URECO"), primarily through Unit Rig, Inc., a wholly-owned subsidiary of the Company. Unit Rig, Inc. was subsequently merged into Terex, and now operates as the Unit Rig Division.
Unit Rig is headquartered in Tulsa, Oklahoma.

URECO pioneered the development of the diesel electric drive, rear dump hauling truck for use in open pit mining operations. Extensive experience acquired in applications of high horsepower diesel engines and electric machinery on drilling rigs encouraged URECO to develop a new line of mining trucks. The trucks' power came from a diesel engine driving a generator which, in turn, provided power for individual electric motors in each of the rear wheels. The prototype truck was completed in 1960 and the first production models entered service in 1963. The truck gained market share steadily because of its greater capacity and reliability over conventional mechanical power-train trucks.
While mechanical trucks were limited by the capacity of their transmissions and axles to loads of 65 tons, Unit Rig's trucks could at that time carry loads up to 85 tons. Unit Rig's current LECTRA HAUL product line consists of a series of rear dump hauler trucks, with current payload capacities ranging from 100 to 240 tons, and bottom dump haulers with capacities of 180 to 270 tons.

In 1984, URECO purchased the Dart line of wheel loaders and mechanical drive haulers. This product line consists of the Dart 600C mechanical drive wheel loader which has a bucket capacity up to 23 cubic yards and rear dump trucks ranging in capacity from 85 to 130 tons. The Dart line also includes a tractor-trailer bottom dump hauler with capacities from 120 to 160 tons.

The present principal markets for Unit Rig products are copper, gold, coal and iron mines. Currently, Unit Rig's major customers are mining companies in North and South America, Africa, Australia and other countries overseas, with Unit Rig's foreign sales, including those in Canada, accounting for over 70% of its revenues.

Unit Rig's largest competitors are Caterpillar, Komatsu and Dresser.


Koehring Cranes & Excavators

Koehring Cranes & Excavators, Inc. was established as a wholly-owned subsidiary of the Company to acquire certain assets and operations included in the construction equipment group of AMCA International Limited. This subsidiary was merged into Terex and now operates as the Koehring Cranes & Excavators Division. Koehring, headquartered in Waverly, Iowa, designs, manufactures and markets a broad line of hydraulic excavators and hydraulic telescoping cranes sold under the well recognized trade names of KOEHRING and LORAIN. Koehring's hydraulic excavators are used for certain sewer, water and underground excavation applications, as well as certain specialty applications in the logging and scrap industries. Hydraulic telescoping cranes are primarily used for construction and industrial applications.

Koehring's largest competitors in the hydraulic excavator market are Komatsu and Caterpillar. Koehring has two principal competitors in the hydraulic crane market -- Grove Manufacturing and PPM Cranes.


Mark Industries

On December 10, 1991, the Company acquired substantially all operating assets of Mark Industries. Mark was subsequently merged into Terex and operates as a division of Terex. Mark was relocated to the Koehring facilities in Waverly, Iowa during 1992 in order to more effectively utilize existing capabilities and manufacturing facilities at the Waverly location. Mark is engaged in the manufacture and sale of aerial lift equipment: scissor lifts, boom lifts and a full line of replacement parts. Scissor lifts and boom lifts are used for repair, maintenance and construction of buildings, manufacturing facilities and equipment. These lifts are used for a wide spectrum of industrial applications, such as installation and repair of electrical and plumbing fixtures, drywall and ceiling installation, cleaning, repair and painting of production equipment, refineries, chemical plants and aircraft maintenance, in addition to common construction tasks such as siding, insulation and structural member installation.

Mark's largest competitor in the aerial lift industry is JLG Industries.


Northwest Engineering Company

The Company's Northwest Engineering Company ("Northwest Engineering"), is located in Waverly, Iowa, and is operated by Koehring. The Company continues to sell the products that established it in the construction machinery industry over 70 years ago. Northwest Engineering's products are considered "duty-cycle" machines, designed and constructed for constant heavy-duty operation under demanding conditions in applications such as scrap processing, material handling, dredging and aggregate mining, using magnets, clam shell buckets and drag bucket options. Dragline operations usually consist of a large scoop type bucket being dragged across the bottom of a pit to load the bucket with sand, gravel or other material. The material is then either stockpiled for later use or sale or loaded for transportation. Clamshell operations consist of a large bucket with two halves that can be opened or closed with use of a cable. Material can be mined, moved to or from a stockpile, or loaded to or from transportation utilizing a clamshell. The sale of replacement parts for Northwest Engineering products constitutes an important part of the Northwest Engineering business. Because of the durability and relatively high cost of replacing such machines, many users seek to repair rather than replace them.

Northwest Engineering's competitors include Link Belt, American and Manitowoc.


BCP Construction Products

The Company's BCP Construction Products Division, located in Waverly, Iowa and operated by Koehring, is engaged in the sale of replacement parts for construction machinery formerly produced by Bucyrus-Erie Company ("Bucyrus-Erie"). A significant portion of the Company's acquisition of certain assets of the Construction Machinery Division of Bucyrus-Erie (the "Bucyrus Acquisition") related to this replacement parts business. For many years, Bucyrus-Erie produced a variety of construction machinery products, including hydraulic truck cranes, draglines, clamshells and other products which continue in active use today.

Additionally, the Company acquired the right to produce the DYNAHOE in the Bucyrus Acquisition. The DYNAHOE models 290K and 490K backhoe / loader will dig up to 19 feet, which is the deepest in the industry. The DYNAHOE is used primarily for underground excavation in connection with water, sewer and electrical utility installations. The DYNAHOE offers a major benefit in large metropolitan markets because, as opposed to excavators, it operates without a tail swing, the absence of which permits the DYNAHOE to operate in restricted space. Similar, although smaller, excavating units are produced by competitors such as J. I. Case Company (a subsidiary of Tenneco), John Deere and Caterpillar.


Fruehauf Trailer Corporation

On July 14, 1989, the Company, through Fruehauf, acquired certain assets and assumed certain liabilities related to the trailer and maritime businesses of Fruehauf Corporation. Fruehauf is a Delaware corporation which, prior to July 1991, was wholly-owned by Terex Holdings Corporation ("Terex Holdings"), a Delaware corporation which, in turn, was wholly-owned by the Company. In July 1991, Fruehauf completed a recapitalization and consummated the Fruehauf IPO. Because Terex Holdings and Fruehauf were wholly-owned prior to the Fruehauf IPO, the Company consolidated the financial results of Fruehauf in its financial statements. Following the Fruehauf IPO and as of December 31, 1991, the Company owned approximately 42% of the outstanding Fruehauf common stock, and retained voting control of more than 50% of Fruehauf's outstanding common stock through a voting trust with the Company's principal stockholder and certain individuals, who together owned approximately 21% of Fruehauf's outstanding common stock. As a result, the Company consolidated Fruehauf's financial results with those of the Company for financial reporting purposes during 1991, and the financial interests of Fruehauf's minority stockholders were reflected on the financial statements of the Company. The voting trust terminated during 1992 and, as a result of the Fruehauf Restructuring described below, the Company's direct ownership of Fruehauf was reduced to approximately 26% and, accordingly, the Company accounted for its ownership interest in Fruehauf using the equity method in 1992 and 1993. The Company's consolidated financial statements contained in this Prospectus are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992.

Fruehauf is headquartered in Southfield, Michigan and is a United States manufacturer and marketer of truck trailers and related parts and has an international presence through its foreign license arrangements and export sales. Fruehauf currently markets its products through a distribution network of 32 company-owned branches dedicated to new trailer and replacement part sales, purchasing and selling used trailers, and performing maintenance and repair services, and a network of approximately 250 independent dealers. In addition, Fruehauf currently owns various interests in foreign trailer manufacturers, including an equity interest in SESR, Europe's largest trailer manufacturer, as well as interests in trailer manufacturers in Japan, South Africa and Mexico. Fruehauf generates royalty income from licensing trademark and patent rights to foreign trailer manufacturers, including those in which Fruehauf has an equity interest.

On August 20, 1993, Fruehauf entered into agreements with its existing lenders, a new lender and a number of investors which resulted in a restructuring of existing debt, and provided for a new $25.0 million credit facility and $20.5 million of new equity (the "Fruehauf Restructuring"). The $25.0 million of new credit is in the form of an inventory and receivables revolving credit facility provided by Congress Financial Corporation. The $20.5 million of new equity arose from the private placement of approximately 7,841,000 shares of Fruehauf common stock at $1.50 per share and approximately $8,783,000 of convertible subordinated debt. The convertible subordinated debt has since been converted into approximately 5,855,000 additional shares of Fruehauf common stock. As part of the restructuring, Terex agreed with Fruehauf to accept approximately 2,251,000 shares of Fruehauf common stock in satisfaction of approximately $13.5 million of indebtedness of Fruehauf owed to Terex, which shares were issued to the Company on December 23, 1993. As a result of the restructuring and financing transactions, Terex's ownership of Fruehauf decreased to approximately 26%. In December 1993 the Company sold 1,000,000 shares of Fruehauf common stock and in February 1994 the Company sold an additional 1,000,000 shares of Fruehauf common stock, reducing its ownership of Fruehauf to approximately 19.1%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

The Fruehauf Restructuring was completed following a period of severe liquidity constraints which adversely affected Fruehauf's operations. The Fruehauf Restructuring was consummated to fund its turnaround plan (the "Turnaround Plan"). Key elements of the Turnaround Plan which Fruehauf is implementing include reductions of fixed costs to lower Fruehauf's break-even levels, obtaining access to sufficient working capital and vendor credit and restructuring of bank credit facilities. Actions contemplated by the Turnaround Plan include further reduction of excess manufacturing capacity, deemphasis of vertical integration and rationalization of Fruehauf's management infrastructure to levels more appropriate for Fruehauf's current business volume.


Environmental Considerations

The Company generates hazardous and nonhazardous wastes in the normal course of its operations. As a result, the Company is subject to a wide range of federal, state, local and foreign environmental laws and regulations that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous and nonhazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances. Compliance with such laws and regulations has, and will, require expenditures by the Company on a continuing basis.

Fruehauf is contingently liable for portions of remedial costs at numerous off-site waste disposal sites including those previously used by operations of Fruehauf's predecessor. Fruehauf has received notice that it is considered a "Potentially Responsible Party" under the Comprehensive Environmental Response, Compensation, and Liability Act or other similar state laws at approximately 20 Superfund sites and has also identified environmental exposures at approximately 26 other sites not designated as Superfund sites. The Company believes that it could have contingent responsibility for certain of Fruehauf's liabilities with respect to Fruehauf's environmental matters if Fruehauf fails to discharge its obligations, to the extent that such liabilities arose during the time period during which Terex was the controlling stockholder of Fruehauf. The Company believes that Fruehauf's significant environmental liabilities predate Terex's acquisition of Fruehauf, and therefore any contingent responsibility of the Company is not expected to have a material adverse effect on the Company.


Research and Development

The Company maintains an engineering staff at several of its locations which designs new products and improvements in existing product lines. Such costs incurred in the development of new products or significant improvements to existing products amounted to $11.8 million, $6.7 million and $4.0 million in 1993, 1992 and 1991, respectively.


Materials

Principal materials used by the Company in its various manufacturing processes include steel, castings, engines, tires, electric controls and motors, and a variety of other fabricated or manufactured items. In the absence of labor strikes or other unusual circumstances, substantially all such materials are normally available from multiple suppliers.


Seasonal Factors

Given that the Company markets a large portion of its products in North America and Europe, its sales of heavy equipment during the fourth quarter of each year (i.e., October through December) to the construction industry are usually lower than sales of such equipment during each of the first three quarters of the year because of the adverse effect of inclement winter weather. However, sales of heavy equipment to the mining industry, as well as sales of lift trucks, are generally less affected by such seasonal factors.


Distribution

The Heavy Equipment Segment, other than Unit Rig, markets its products, both original equipment and repair parts, generally through a worldwide dealership network. Unit Rig distributes its products and services directly to customers through its own distribution system.

The Company's heavy equipment dealers are independent businesses which generally serve the construction, mining, timber and/or scrap industries. Although these dealers carry products of a variety of manufacturers, and may or may not carry more than one of the Company's products, each dealer generally carries only one manufacturer's "brand" of each particular type of product.
The Company employs sales representatives who service these dealers from offices located throughout the world.

Clark markets both original equipment and parts through a worldwide dealer network. Clark dealers generally market the full Clark product line and maintain comprehensive service capabilities. Clark dealers do not offer products competitive with any Clark product. Clark operates a dealer service organization designed to coordinate sales and promotional activities, provide ongoing dealer training and facilitate dealer communications.


Backlog

The Company's backlog as of December 31, 1993 and 1992 was as follows:

                                             December 31,
                                         1993           1992
                                       (in millions of dollars)
            Heavy Equipment          $  80.7        $  85.4
            Material Handling          152.7           83.2
                 Total               $ 233.4        $ 168.6


As described above under "Material Handling Segment," Clark was acquired by the Company on July 31, 1992.

Substantially all of the Company's backlog orders are expected to be filled within one year, although there can be no assurance that all such backlog orders will be filled within that time period. The Company's backlog orders pertain primarily to new equipment orders. Parts orders are primarily filled on an as-ordered basis.


Competition

The Company is recognized as a significant competitor in the market for cranes, scrapers, large capacity haulers, and aerial lift equipment, but the Company is not a dominant manufacturer in the heavy equipment industry. The heavy equipment industry is dominated in most segments by large, diversified firms with much broader product lines and greater financial resources such as Caterpillar, Dresser Industries and Komatsu. The Company also competes with a number of specialty firms. The products of such specialty firms generally compete directly with one or more of the Company's product lines.

Clark produces the leading lift truck brand in North America, although the brand names of Hyster and Yale combined produce more lift trucks annually. Other major North American competitors include Toyota, Caterpillar and Komatsu in both IC and electric riders, and Crown and Raymond in electric riders alone. In Europe, Clark competes with Linde Group, the European market leader, as well as Hyster-Yale, Toyota and Fiat. Clark also competes with a number of specialty firms.


Patents, Licenses and Trademarks

Several of the trademarks and trade names of the Company, in particular the TEREX, KOEHRING, LORAIN, UNIT RIG, MARKLIFT, DYNAHOE, CLARK, DREXEL, and
POWRWORKER trademarks, are important to the business of the Company.   The
Company owns and maintains trademark registrations in countries where it conducts business, and monitors the status of its trademark registrations to maintain them in force and to renew them as required. The Company also takes steps, including legal action, to protect its trademark and trade name rights when circumstances warrant such action.


Employees

As of December 31, 1993, the Company had approximately 2,930 employees. Approximately 40% of the Company's employees are represented by labor unions which have entered into various separate collective bargaining agreements with the Company. Although the Company has experienced labor strikes in the past, the Company considers its relations with its personnel to be good.


Financial Information about Industry and Geographic Segments, Export Sales and Major Customers

Information regarding foreign and domestic operations, export sales, segment information and major customers is included in Note P -- "Business Segment Information" in the Notes to the Consolidated Financial Statements for December 31, 1992.


Properties

The following table outlines the principal manufacturing, warehouse and office facilities owned or leased by the Company and its subsidiaries:

        Entity             Facility Location         Type and Size of Facility

Terex
 (Corporate Offices)  Westport, Connecticut *     Office 9,400 sq. ft.

The  Heavy Equipment Segment

Terex
 (Distribution Center) Southaven, Mississippi *
                                                  Warehouse and light
                                                   manufacturing
                                                   505,000 sq. ft.
Unit Rig **           Tulsa, Oklahoma             Manufacturing and office
                                                   325,000 sq. ft.
Koehring              Waverly, Iowa               Manufacturing, warehouse and
                                                   office 383,000 sq. ft.
Koehring              Waterloo, Iowa              Manufacturing and office
                                                   66,000 sq. ft.
TEL                   Motherwell, Scotland        Manufacturing, warehouse and
                                                   office 714,000 sq. ft.

The  Material Handling Segment

CMHC                  Lexington, Kentucky *       Manufacturing, warehouse and
                                                   office 372,600 sq. ft.
CMHC                  Lexington, Kentucky         Training and research and
                                                   development 43,000 sq. ft.
CMHC                  Danville, Kentucky          Manufacturing, utility and
                                                   office 84,800 sq. ft.
Drexel Industries *** Horsham, Pennsylvania       Manufacturing 55,000 sq. ft.
CMHC                  Danville, Kentucky****      Manufacturing, utility and
                                                   office 84,800 sq. ft.
CMHC                  Lexington, Kentucky*        Office 64,600 sq. ft.
CMHC                  Lexington, Kentucky*        Manufacturing, warehouse and
                                                   test facilities
                                                   59,500 sq. ft.
CMHC                  Chicago, Illinois*          Office  9,100 sq. ft.
Clark Germany         Mulheim-Ruhr, Germany       Manufacturing, engineering,
                                                   power generation,
                                                   maintenance
                                                   and office
                                                   255,430 sq. ft.
Clark Germany         Saarn, Germany              Warehouse 430,000 sq. ft.
Clark Forklift Korea
 Incorporated         Seoul, South Korea          Manufacturing and office
                                                   13,764 sq. ft.
Clark Forklift Korea
 Incorporated         Banwael, Korea              Manufacturing and office
                                                   40,000 sq. ft.

*    This facility is either leased or subleased by the indicated entity.

**        Unit Rig also has 10 owned or leased locations for parts distribution and rebuilding of components, of which two are in the United States, two are in Canada and six are abroad.

***       Drexel Industries, Inc. is an indirect subsidiary of Terex and an affiliate of CMHC.

**** To be closed in the second quarter of 1994 and held for sale.

Clark also operates seven sales and service branch locations, all of which are leased. The branch facilities consist of office and service space and generally range in size from 1,500 to 3,100 square feet per facility. Such branch facilities are suitable and adequate for Clark's use.

The properties listed above are suitable and adequate for the Company's use. The Company has determined that certain of its properties exceed its requirements. Such properties may be sold, leased or utilized in another manner and have been excluded from the above list.


Legal Proceedings

In October 1992, a Class Action complaint was filed purportedly on behalf of all persons who purchased Terex Common Stock during the period from January 2, 1990 through October 5, 1992 (the "Period") against the Company and its Chairman. This suit sought unspecified compensatory and punitive damages and alleged, among other things, that (i) the Company engaged in fraudulent accounting practices, improper reporting of taxes and the illegal manufacture of missile launchers for Iraq and (ii) the Company's Annual Report to Shareholders and its Commission reports on Forms 10-K and 10-Q issued during the Period contained materially false figures for assets, liabilities and/or shareholders' equity. A motion to dismiss the action filed by the Company was granted in September 1993. The plaintiff was granted an extension of time to file an amended complaint; however, the plaintiff determined not to proceed with the action. As a result, this action is no longer pending.

In December 1992, a separate Class Action complaint was filed purportedly on behalf of all persons who purchased Fruehauf common stock during the period from June 28, 1991 through December 4, 1992 against Fruehauf, the Company, certain of Fruehauf's officers and directors, namely, Randolph W. Lenz, Marvin B. Rosenberg, Arthur E. Rowe, G. Chris Andersen and Raymond J. Dempsey, and certain of the underwriters of the Fruehauf IPO, namely, PaineWebber Incorporated, Alex. Brown & Sons, Incorporated and Wertheim Schroeder & Co., Incorporated, in the United States District Court, Eastern District of Michigan, Southern Division, seeking unspecified compensatory and punitive damages. The complaint alleges, among other things, that, in connection with the Fruehauf IPO, the defendants misrepresented Fruehauf's liquidity and the status of compliance with Fruehauf's credit facilities at the time of the Fruehauf IPO. This action is at a very early stage; however, the Company believes that the claims are without merit and that they have valid defenses to
the claims made.   The Company has not recorded any loss provision for this
litigation.

The Company is involved in other various legal proceedings, including product liability and workers' compensation liability matters, which have arisen in the normal course of its operations. Management believes that the final outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.


                                  MANAGEMENT

Executive Officers and Directors

The following individuals are currently directors of the Company:

                                  Positions and               First Year
Name               Age         Offices with Company         Elected Director

Randolph W. Lenz   47         Chairman of the Board,             1983
                               Chief Executive Officer
                               and Director

Ronald M. DeFeo    41         President, Chief Operating         1993
                               Officer and Director
Marvin B.
 Rosenberg         53         Senior Vice President,             1992
                               General Counsel, Secretary
                               and Director

G. Chris Andersen  55         Director                           1992

Bruce I. Raben     40         Director                           1992

David A. Sachs     34         Director                           1992

Adam E. Wolf       80         Director                           1983


Mr. Lenz joined the Company as Chairman of the Board and a director in 1983. Mr. Lenz also served as Chairman of the Board and a director of Fruehauf from its acquisition in 1989 until August 1993. He joined Terex's predecessor, Northwest Engineering, as Chairman of the Board and a director in 1983 and continues to serve in such capacities with Terex. In addition, Mr. Lenz has also been the Chairman of the Board and a director of CBC Bancorp, Inc., a bank holding company, since 1992.

Ronald M. DeFeo became a director of the Company in 1993 and was appointed President and Chief Operating Officer of the Company on October 4, 1993. He has also served as the President of Clark since May 1993. Prior to joining Terex on May 1, 1992 and serving as President of Terex's Heavy Equipment Segment, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the farm and construction equipment division of Tenneco Inc., and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations.

Mr. Rosenberg was appointed a director of the Company in 1992 and was appointed as Senior Vice President of the Company effective January 1, 1994. He has served as Secretary and General Counsel of the Company since 1987. Mr. Rosenberg was also appointed a director of Fruehauf in 1992 and served as Secretary of Fruehauf since it was organized in March 1989 until August 1993. Since 1987, he has also been General Counsel of KCS Industries, L.P., a Connecticut limited partnership ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries. Previously, for 15 years, he had been General Counsel for, and a partner of, Cambridge Research and Development Group, a company engaged in the commercialization of new technology and the acquisition and operation of industrial companies.

Mr. Andersen was appointed director of the Company in 1992 and served as a director of Fruehauf from July 1991 until August 1993. Mr. Andersen has been Vice Chairman of PaineWebber Incorporated ("PaineWebber") since March 1990. Prior to joining PaineWebber, Mr. Andersen was Managing Director for nine years of Drexel Burnham Lambert Incorporated ("Drexel Burnham"), an investment banking firm which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1990. Mr. Andersen is a director of Sunshine Mining Company.

Mr. Raben was appointed director of the Company in 1992. Since 1990, Mr. Raben has been an Executive Vice President and Co-Head of the Corporate Finance Department at Jefferies. Mr. Raben was employed by Drexel Burnham from 1978 to 1990 where he served in various capacities including Managing Director.

Mr. Sachs was appointed director of the Company in 1992 and served as a director of Fruehauf from November 1992 to March 1993. Mr. Sachs is employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. TMT-FW, Inc. is one of two general partners of EBD, L.P., which is the sole general partner of The Airlie Group L.P. ("Airlie"). At TMT-FW, Inc., Mr. Sachs is engaged in the investment activities of both Airlie and Taylor & Co. Prior to joining TMT-FW, Inc. in 1990, Mr. Sachs was employed by Columbia Savings and Loan Association from 1984 to 1990 where he served in various capacities, including Executive Vice President.

Mr. Wolf became a director of the Company in 1983. Mr. Wolf has been principally self-employed as an attorney throughout his career. He has previously served on several boards of directors, including those of a telephone company, a bank and a hospital.

The following table sets forth, as of January 1, 1994, the respective names and ages of the Company's executive officers indicating all positions and offices held by each such person.

Name                         Age                Positions and Offices Held

Randolph W. Lenz              47             Chairman of the Board and
                                              Chief Executive Officer

Ronald M. DeFeo               41             President and Chief Operating
                                              Officer

David J. Langevin             42             Executive Vice President

Marvin B. Rosenberg           53             Senior Vice President, General
                                              Counsel and Secretary

Ralph T. Brandifino           48             Senior Vice President and Chief
                                              Financial Officer


For information regarding Messrs. Lenz, DeFeo and Rosenberg, refer to the table listing directors above.

David J. Langevin became Executive Vice President of the Company effective January 1, 1994 and had been appointed Acting Chief Financial Officer of the Company on March 9, 1993. He has been employed as a Vice President of KCS since 1988. Prior to KCS, Mr. Langevin was an employee of Ernst & Whinney (currently Ernst & Young) where he became a partner in 1986.

Ralph T. Brandifino was appointed to the position of Senior Vice President and Chief Financial Officer on December 6, 1993. Mr. Brandifino was previously the Chief Financial Officer at the Long Island Lighting Company from 1987 through 1993, previous to which he served as Chief Financial Officer at Chicago Pneumatic Tool Company, a capital goods manufacturer.

Executive Compensation

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its executive officers with 1993 earned qualifying compensation in excess of $100,000.


                           Annual Compensation          Long-Term
                                                       Compensation
Name and                                                 Options/ All Other
 Principal         Year     Salary    Bonus    Other       SARS  Compensation
 Position                    ($)       ($)       ($)       (#)       ($)

Randolph W. Lenz, 1993   483,508       -         -         -          -
 Chairman of     1992    486,000      -          -         -          -
 the Board and   1991    473,262      -          -         -          -
 Chief
 Executive
 Officer(1)

Ronald M. DeFeo, 1993    237,500   60,000    214,604(5) 10,000     3,148(6)
President and    1992    135,385   66,666        -      20,000        -
 Chief Operating 1991       -         -          -         -          -
 Officer (2)

Ralph T.         1993    16,913       -          648(7)    -          -
 Brandifino      1992       -         -          -         -          -
Senior Vice      1991       -         -          -         -          -
 President
 and Chief
 Financial
 Officer (3)

Gary D. Bello,   1993    125,000      -          -         -       284,664 (8)
President,       1992    122,500   125,100       -         -           710 (6)
 Material        1991       -         -          -         -          -
 Handling
 Segment (4)


(1) In conjunction with the proposed termination of the Company's management agreement with KCS, Mr. Lenz, together with Messrs. Langevin and Rosenberg (who became employees of the Company on January 1, 1994), will receive certain securities of the Company, subject to the approval of the Company's stockholders. See "Certain Transactions."

(2)  Mr. DeFeo joined Terex on May 1, 1992.

(3)  Mr. Brandifino joined Terex on December 6, 1993.

(4) Mr. Bello joined Terex as an executive officer on July 31, 1992 when the Company completed the Clark Acquisition. Mr. Bello terminated his service with the Company effective May 7, 1993. CMHC and Mr. Bello entered into a termination agreement which provided for a lump sum termination payment to Mr. Bello by CMHC of $300,000 and which provided Mr. Bello with certain benefits, including medical benefits, life insurance coverage, use of an automobile and outplacement services, through May 7, 1994.

(5)  Relocation payments.

(6)  Company's matching contribution to defined contribution plan account.

(7)  Automobile allowance.

(8) Includes $281,538 termination payment (net of certain reimbursements to the Company) and $3,126 Company's matching contributions to defined contribution plan account.

Option Grants in 1993

The table below summarizes options granted during 1993 to the named executive officers listed in the Summary Compensation Table.


                                                        Potential Realizable
                                                          Value at Assumed
                                                            Annual Rates
                                                           of Stock Price
                                                          Appreciation for
            Individual Grants                                Option Term

Name      Options   % of Total  Exercise  Expiration      5%($)          10%($)
        Granted (#)   Options    Price       Date
                     Granted     ($/SH)
                        to
                    Employees

Randolph
 W. Lenz     -          -          -          -             -              -

Ronald M.
 DeFeo     10,000      42%       $8.375    11/30/03       52,670        133,476

Ralph T.
 Brandifino  -          -          -          -             -              -

Gary D.
 Bello       -          -          -          -             -              -


In May 1986, the stockholders approved an incentive stock option plan covering key management employees. As further amended by action of the stockholders and the Board of Directors, 395,354 shares of the Company's Common Stock were available for purchase pursuant to options granted or to be granted under the plan. The exercise price approximates the current market price at the time of the grant. Employees vest in options granted ratably over three years from the date of grant.


Aggregated Option Exercises in 1993 and Year-End Option Values

The table below summarizes options exercised during 1993 and year-end option values of the named executive officers listed in the Summary Compensation Table.

                                                   Number of       Value of
                                                  Unexercised    Unexercised
                                                   Options at    In-the-Money
                                                  Year-end (#)    Options at
                                                                   Year-end
                                                                     ($)

Name                   Shares
                    Acquired on   Value Realized  Exercisable/   Exercisable/
                    Exercise (#)       ($)       Unexercisable  Unexercisable

Randolph W. Lenz         -              -              -              -

Ronald M. DeFeo          -              -         6,667/23,333      - / -

Ralph T. Brandifino      -              -              -              -

Gary D. Bello            -              -              -              -



Pension Plans

The Company maintains numerous defined benefit pension plans covering most domestic employees, including certain officers of the Company. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment.

Mr. Lenz and Mr. DeFeo participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Plan"). Mr. Brandifino does not participate because participation in the Plan was frozen as of May 7, 1993, prior to Mr. Brandifino's employment with the Company. Mr. Bello, as an employee of Clark, a subsidiary of the Company, was not a participant in the Plan nor is any other employee of Clark. Clark employees do not participate in a defined benefit retirement plan.

Participants of the Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Plan are determined based on 1.02% of final average earnings plus .71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and .71% figures with 1.08% and .65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and .71% figures with 1.13% and .60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security.

Participation in the Plan was frozen as of May 7, 1993, and no participants, including Mr. Lenz and Mr. DeFeo, will be credited with service following such date, except that participants not fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. Mr. Lenz is already fully vested. The annual retirement benefits payable at normal retirement age under the Plan will be $31,530 for Mr. Lenz and $4,503 for Mr. DeFeo (assuming full vesting).


PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, each director and executive officer of the Company, and all directors and executive officers as a group, as of January 1, 1994.

                                       Amount           Percent
Name and Address                    Beneficially           of
of Beneficial Owner                     Owned            Class

Randolph W. Lenz(1)                  5,061,537 (3)       49.13%
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

The Airlie Group L.P.(2)               965,000 (4)        9.29%
201 Main Street
Fort Worth, TX  76102

Dort A. Cameron, III(2)                971,000 (4)        9.34%
 c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

Thomas M. Taylor(2)                  1,270,500 (4)       12.22%
 c/o The Airlie Group, L.P.
201 Main Street
Fort Worth, TX  76102

EBD L.P. (2)                           965,000 (4)        9.29%
c/o The Airlie Group, L.P.
201 Main Street
Forth Worth, TX  76102

TMT-FW, Inc. (2)                       965,000 (4)        9.29%
c/o The Airlie Group, L.P.
201 Main Street
Forth Worth, TX  76102


The Prudential Insurance               554,500 (4)        5.38%
     Company of America (5)
Prudential Plaza
Newark, NJ  07102-3777

Society Corporation (6)                531,695            5.16%
127 Public Square
Cleveland, OH 44114-1306

G. Chris Andersen                            0             *
1285 Avenue of the Americas
New York, NY  10019

Ronald M. DeFeo                          9,667 (7)         *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Bruce I. Raben                          11,000             *
11100 Santa Monica Boulevard
Suite 1000
Los Angeles, CA  90025

Marvin B. Rosenberg                          0             *
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

David A. Sachs                          10,000             *
201 Main Street
Suite 3200
Fort Worth, TX  76102

Adam E. Wolf                             7,400             *
875 East Donges Lane
Milwaukee, WI  53217

David J. Langevin                        5,400             *
 c/o Terex Corporation
500 Post Road East
Westport, CT  06880

Ralph T. Brandifino                          0             *
c/o Terex Corporation
500 Post Road East
Westport, CT  06880

All directors and officers           5,105,004 (7)       49.55%
as a group (9 persons)

*   Amount owned does not exceed one percent (1%) of the class so owned.


(1) Mr. Lenz currently pledges, and intends to pledge in the future, shares of the Common Stock owned by him as collateral for loans. If Mr. Lenz does not pay such loans when due, the pledgee may have the right to sell the shares of the Common Stock pledged to it in satisfaction of Mr. Lenz's obligations. The sale of a significant amount of such pledged shares could result in a change of control of the Company and may require the Company to make an offer to purchase certain of its outstanding debt instruments.

(2) Dort A. Cameron, III and TMT-FW, Inc., a Texas corporation, are general partners of EBD L.P., a Delaware limited partnership which is the sole general partner of Airlie. Thomas M. Taylor is the President, sole director and sole stockholder of TMT-FW, Inc. By reason of such relationships, Messrs. Cameron and Taylor may each be deemed the beneficial owner of the shares deemed beneficially owned by Airlie. On December 22, 1993, each of the indicated individuals, together with certain other persons, filed Amendment No. 9 to a
Schedule 13D Statement filed pursuant to Section 13(d) of the Exchange Act reflecting the ownership of an aggregate of 1,255,5000 shares of Common Stock, 40,000 shares of Preferred Stock and 40,000 Warrants, or approximately 13.7% to 14.4% of all outstanding Common Stock, assuming the conversion of such shares of Preferred Stock and the exercise of such Warrants (but not the conversion of any Preferred Stock or the exercise of any Warrants by any other holder). Except as otherwise reflected in this table or the footnotes thereto, each of the indicated individuals disclaims the beneficial ownership of any shares held by any other party to such Schedule 13D filing.

(3) Mr. Lenz is the direct owner of 4,984,337 shares of Common Stock, representing approximately 48.38% of the outstanding Common Stock. In addition, Mr. Lenz is the indirect beneficial owner of 77,200 shares of Common Stock through a corporation that he indirectly owns and controls.

(4) For each of Airlie, Dort A. Cameron, III, Thomas M. Taylor, EBD L.P., TMT-TW, Inc. and The Prudential Insurance Company of America ("Prudential"), the amount shown assumes the conversion of the shares of Preferred Stock owned by such beneficial owner (but not by any other holder of Preferred Stock), but does not assume the exercise of any Warrants owned by such beneficial owner, since the Warrants are not currently exercisable.

(5) Prudential filed a Schedule 13G Statement, dated January 31, 1994, with the Commission pursuant to Section 13(g) of the Exchange Act reflecting the ownership of an aggregate of 554,500 shares of Common Stock and 14,149 Warrants, or approximately 5.52% to 5.79% of all outstanding Common Stock, assuming the exercise of such Warrants (but not the exercise of any Warrants by any other holder). Such securities are held for the benefit of Prudential's clients by Prudential's registered investment companies and its subsidiary Prudential Securities Incorporated, and Prudential disclaims the beneficial ownership of such shares.

(6) Society Corporation ("Society") filed a Schedule 13G Statement, dated February 8, 1994, with the Commission pursuant to Section 13(g) of the Exchange Act reflecting the ownership of an aggregate of 531,695 shares of Common Stock by its subsidiaries Society National Bank and Schaenen Wood & Associates. Persons other than Society have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities.
Society disclaims the beneficial ownership of such shares.

(7) Includes 6,667 shares issuable upon the exercise of currently exercisable options held by Mr. DeFeo. See "Management -- Executive Compensation."


                           SELLING SECURITY HOLDERS

The following table sets forth certain information, as of March 1, 1994, regarding the Preferred Stock held by the Selling Security Holders covered by this Prospectus. The exact number of Conversion Shares issuable upon conversion of a share of Preferred Stock cannot be determined until the date of such conversion, as the Conversion Price is subject to adjustment upon the occurrence of certain dilutive events. See "Description of Securities -- Preferred Stock -- Conversion Right." At the initial Conversion Price of $11.11, each share of Preferred Stock can be converted into 2.25 Conversion Shares. Because the Selling Security Holders may offer all or some part of the Preferred Stock and Conversion Shares which they hold from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Preferred Stock or Conversion Shares that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution."


                                 Number of
Name of Selling                  Shares of
Security Holder             Preferred Stock Held

Atwell & Co.                       40,000
Auer & Co.                         25,000
Cerberus International             20,000
Elliott Associates, L.P.           25,000
FAMCO Income Partners, L.P.        80,000
Gamcan Limited                      1,400
Gerlach & Co.                     350,000
Hare & Co.                         60,000
Institutional Partners, L.P.       14,100
JEFCO                             180,000
Lewco Securities Corp.             75,000
Paresco, Inc.                      40,000
SC Fundamental
  Value Fund, L.P.                 40,000
SP Investors International NV      23,000
Steinhardt Overseas Fund, Ltd.     25,500
Steinhardt Partners, L.P.          16,000
Strome Offshore, Ltd.              90,000
Strome Susskind
  Hedgecap Fund, L.P.              80,000
Taft Securities                     5,000
The Value Realization
  Fund, L.P.                       10,000

The Preferred Stock and Conversion Shares are being registered for resale solely for the account of the Selling Security Holders. None of the Selling Security Holders and none of their respective officers, directors or stockholders has had any material relationship with the Company within the past three years, except as set forth in "Certain Transactions."

It is anticipated that each of the Selling Security Holders named herein will offer and sell the Preferred Stock which may be sold by such person hereunder from time to time in ordinary transactions to or through one or more brokers or dealers in the over-the-counter market or in private transactions at such prices as may be obtainable. Any such person may be deemed to be an "underwriter" as that term is defined by the Securities Act. However, the Company and such persons disclaim that any such person is an underwriter of the Preferred Stock.


                             CERTAIN TRANSACTIONS

Under a contract dated July 1, 1987, KCS, principally owned by Randolph W. Lenz, Chairman of the Board and Chief Executive Officer of the Company, until December 31, 1993 provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries. KCS also provided assistance in the evaluation, negotiation and consummation of potential acquisitions of other companies, products and processes, as well as the development of new areas of business for the Company.

For the services of KCS, the Company paid KCS an annual fee plus the reimbursement for all out-of-pocket expenses incurred by KCS in fulfilling the contract, including travel and similar expenses and fees for professional and other services provided by third parties. Each year the contract was in effect, the annual fee increased by the greater of 10% or the increase in the Consumer Price Index, subject to limitations imposed by the Company's debt agreements. During 1993, the Company made payments to KCS for fees and out-of-pocket expenses of $2.9 million and $0.1 million respectively.

During 1993, the Board of Directors of the Company concluded that it would be in the Company's best interest to terminate the Company's contract with KCS and integrate the management services of KCS directly into the Company. Pursuant to an agreement between the Company and KCS, the contract between the Company and KCS was suspended as of the close of business on December 31, 1993, with the contract to be terminated upon the consent of the Company's stockholders to a proposed issuance of securities to certain executives of KCS, as discussed below. David J. Langevin and Marvin B. Rosenberg, employees of KCS, became salaried employees of the Company effective January 1, 1994, with the titles of Executive Vice President and Senior Vice President, respectively. In addition, in consideration of the proposed termination of the contract, the Company has agreed, subject to the approval of the stockholders of the Company, to issue 89,800 shares of the Company's Series B Cumulative Redeemable Convertible Preferred Stock and 89,800 common stock purchase warrants to certain executives of KCS, the terms of which will be substantially similar to the terms of the Preferred Stock and the Warrants, respectively. Of such amounts, Messrs. Langevin and Rosenberg would each receive 25,500 shares of preferred stock and warrants and Mr. Lenz would receive 38,800 shares of preferred stock and warrants. Upon stockholder approval, the contract will terminate and such securities will be issued to Messrs. Langevin, Rosenberg and Lenz. Absent such stockholder approval, the suspension will terminate and the contract will be restored in full force and effect, although the Company will continue to endeavor to achieve an alternate agreement with KCS to terminate the contract.

The Company, certain directors and executives of the Company, and KCS are named parties in various legal proceedings. During 1993, the Company incurred $0.4 million of legal fees and expenses on behalf of the Company, directors and executives of the Company, and KCS named in the lawsuits.

David A. Sachs, a director of the Company, is affiliated with Airlie, a limited partnership which owns approximately 9.29% of the Company's Common Stock (including Common Stock issuable upon conversion of Preferred Stock) and 40,000 Warrants. Mr. Sachs is an employee of the investment firm of TMT-FW, Inc. which is one of two general partners of the general partner of Airlie. On December 20, 1993, Airlie purchased 40,000 Warrants and 40,000 shares of Preferred Stock from the Company as part of the Company's private placement.

Prior to 1992, the Company charged Fruehauf for management services and for interest on amounts owed to Terex. As of January 1, 1992, the Company no longer charges Fruehauf for management expenses and interest on amounts due the Company. However, the Company and Fruehauf continue to charge one another for payments made on each other's behalf in the normal course of business. The outstanding balance owed by Fruehauf to the Company was $13.6 million at September 30, 1993, $12.9 million at December 31, 1992 and $10.2 million at December 31, 1991. As part of the Fruehauf Restructuring, the Company accepted in December 1993 approximately 2,251,000 shares of Fruehauf common stock in satisfaction of approximately $13.5 million of indebtedness of Fruehauf to the Company.

As part of the Fruehauf Restructuring, the Company agreed to vote its shares of Fruehauf common stock in favor of, or consent to, an amendment to Fruehauf's Certificate of Incorporation to authorize additional shares of Fruehauf capital stock and the issuance of a portion of such stock to purchasers of Fruehauf's convertible subordinated notes and to the Company, in satisfaction of Fruehauf's indebtedness to the Company. The Company also agreed, for a period of 18 months beginning July 26, 1993, generally to vote its shares of Fruehauf common stock in any other matter in such proportion as the other stockholders of Fruehauf entitled to vote on such matter shall vote their shares of Fruehauf common stock. In addition, at the time of the Fruehauf Restructuring, the Company entered into an agreement with IBJ Schroder Bank & Trust Company ("IBJ Schroder"), on behalf of a group of commercial bank lenders, pursuant to which the Company is obligated to pay a fee of $1,000,000 on or before December 31, 1994 in consideration of the assistance of the banks in evaluating the feasibility of Fruehauf's proposed Turnaround Plan and to induce the banks to consent to certain requests by the Company. Mr. Lenz pledged certain of his shares of Common Stock to IBJ Schroder, as agent for such lenders, as security for the payment of such amount by the Company.

On January 25, 1993, Terex entered into an agreement whereby KCS borrowed $1.7 million from Terex (the "KCS/Terex Note"). The KCS/Terex Note bore interest at prime. The loan represented by the KCS/Terex Note may have constituted a default under the Secured Notes, the Subordinated Notes and the Bank Lending Agreement. The entire balance was repaid to Terex on February 1, 1993, six days after the initial borrowing, thereby curing any default which may have occurred.

The Company's Board of Directors approved a program to consolidate Fruehauf's parts warehousing and administration functions with the Company. During the fourth quarter of 1992, Fruehauf announced its intention to close its parts warehouse in Westerville, Ohio and transfer its replacement parts inventory to the Terex distribution center near Memphis, Tennessee. As a result of the Fruehauf Restructuring, the proposed arrangement will not be effectuated. In November 1992, in contemplation of this agreement, Terex had transferred $2.0 million to Fruehauf. The $2.0 million transfer constituted a default ("November Default") under the Secured Notes, the Subordinated Notes and the Bank Lending Agreement. Subsequently in May 1993, Terex entered into an agreement with an operating unit of Fruehauf, whereby such operating unit will provide products and manufacturing services to Terex. This agreement required Terex to make a $2.0 million payment to such operating unit, which Terex effected on May 11, 1993 by instructing Fruehauf to transfer the $2.0 million Fruehauf owed to Terex directly to such operating unit. This transfer also satisfied Fruehauf's $2.0 million obligation to Terex so that the events which gave rise to the November Default no longer exist. The Company is in discussions with Fruehauf concerning the satisfaction of Fruehauf's obligations under the May 1993 agreement.

In August 1992, Clark purchased certain assets of a subsidiary of Fruehauf for $0.8 million. This constituted a default under the Secured Notes, the Subordinated Notes and the Bank Lending Agreement because the purchase did not have prior approval of the independent members of the Company's Board of Directors. The approval was subsequently obtained; therefore, the events which gave rise to such default no longer exist.

In conjunction with the Clark Acquisition, the Company financed the acquisition and refinanced a major component of its previously outstanding bank debt through a private placement of Secured Notes and SAR's, and the establishment
of a revolving credit facility with a commercial bank.   Mr. Raben, a director
of the Company, is an employee and officer of Jefferies, the investment banking firm which acted as an exclusive placement agent for the Company in the offering of the Secured Notes and SAR's. Jefferies was paid in total fees of $6.5 million in 1992 for services performed as placement agent. Jefferies was also the Company's placement agent for the December 1993 sale of the Preferred Stock and Warrants for which Jefferies received fees totalling $2.5 million in 1993. Jefferies was also the agent for the Company for certain sales by the Company of its common stock of Fruehauf in 1993. Jefferies purchased 250,000 Warrants and 180,000 shares of Preferred Stock from the Company in connection with the Company's private placement on December 20, 1993.

During 1993, Fruehauf retained PaineWebber as a financial advisor to explore opportunities to maximize stockholder value in Fruehauf. G. Chris Andersen, a member of the Company's Board of Directors, is an executive with PaineWebber.

The Company intends that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.



                           DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 40,000,000 shares of capital stock, $.01 par value, consisting of 30,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of January 1, 1994, 10,303,067 shares of Common Stock and 1,200,000 shares of preferred stock were issued and outstanding.


Common Stock

Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election. Subject to preferences which may be applicable to any outstanding shares of preferred stock, holders of Common Stock have equal ratable rights to such dividends as may be declared from time to time by the Board of Directors out of funds legally available thereof. See "Market for Common Stock and Dividend Policy."

Holders of Common Stock have no conversion, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and preferences applicable to outstanding shares of preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock. See "-- Preferred Stock."

The Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law. The by-laws of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by Delaware law.

The transfer agent and registrar for the Common Stock is Mellon Securities Transfer Services, 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.


Preferred Stock

The Board of Directors of the Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such designations, powers, preferences and rights of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Directors of the Company may by resolution determine, without any further vote or action by the Company's stockholders.

By resolution adopted December 17, 1993, the Board of Directors of the Company authorized the issuance of a series of preferred stock consisting of 1,200,000 shares, designated Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, and fixed the terms of such Preferred Stock. The following summary of the terms and provisions of the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the Company's Restated Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement.

The registrar and transfer agent for the Preferred Stock is Mellon Securities Trust Company.

Liquidation Preference. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a "Liquidation"), subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock in respect of the right to receive assets upon liquidation, but before any distribution or payment shall be made to the holders of Common Stock or any other stock ranking junior to the Preferred Stock upon liquidation, the holders of the Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, a liquidation preference, initially equal to $25.00 per share, plus all accrued and unpaid dividends thereon to such date, in cash. During the period commencing on the Issue Date and ending on the Dividend Payment Date immediately preceding the Accretion Termination Date, the Liquidation Preference will accrete at the rate of 13% per annum, compounded quarterly, until December 20, 1998, and at the rate of 18% per annum, compounded quarterly, thereafter.

Dividends. Subject to the prior preferences and other rights of any stock ranking senior to the Preferred Stock with respect to the payment of dividends, holders of shares of the Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends that will accrue from the Accretion Termination Date at the rate of (a) 13% per annum from the Accretion Termination Date through December 20, 1998 and (b) 18% per annum thereafter.
In the event that (i) the shelf Registration Statement of which this Prospectus is a part shall not become effective on or prior to the 150th day following the Issue Date or (ii) prior to the end of the period during which a registration statement relating to the shares of Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock is required to be maintained effective pursuant to the Preferred Stock Registration Rights Agreement, the Commission issues a stop order suspending the effectiveness of the shelf Registration Statement, then for each day on which any of the foregoing events occurred and are continuing, the dividend rate will increase by (a) 0.25% per annum if such day is on or prior to the 180th day following the Issue Date and (b) 0.50% per annum if such day is after the 180th day following the Issue Date. Such dividends are cumulative and shall be payable in cash, quarterly, in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year commencing on the first Dividend Payment Date following the Accretion Termination Date. Each such dividend shall be paid to the holders of record of the Preferred Stock as their names appear on the share register of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other record date designated by the Board of Directors of the Company with respect to the dividend payable on such respective Dividend Payment Date.

If full cash dividends are not paid or made available to the holders of all outstanding shares of Preferred Stock and of any stock ranking on a parity with the Preferred Stock in respect of the right to receive dividends, and funds available are insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Preferred Stock and of any such parity stock, ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Preferred Stock shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full quarterly dividend period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full quarterly dividend period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

So long as any shares of Preferred Stock shall be outstanding, the Company shall not declare or pay on any stock ranking junior to the Preferred Stock in respect of the right to receive dividends any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Company make any distribution on any such junior stock, nor shall any such junior stock be purchased or redeemed by the Company or any subsidiary of the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any such junior stock; provided that from and after the Accretion Termination Date, the Company may declare and pay cash dividends on such junior stock so long as (i) all dividends to which the holders of Preferred Stock shall have been entitled for all previous dividend periods shall have been declared and paid and (ii) on or prior to the later of
(x) the first anniversary of the Accretion Termination Date and (y) the third anniversary of the Issue Date, the Company will not pay dividends on the Common Stock during any 12 month period exceeding 4% of the Current Market Price (as defined below in "-- Warrants -- Warrant Ratio") per share of the Common Stock on the trading day immediately prior to the declaration of any cash dividend.

Redemption. Prior to December 31, 1994, the Preferred Stock may be redeemed in whole, but not in part, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption; provided, that concurrently with such redemption the Company redeems all Warrants then outstanding. See "--Warrants."

On and after December 31, 1994, the Preferred Stock may be redeemed by the Company at any time in whole or (except as noted below) from time to time, in part, at the option of the Company, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption. If less than all of the outstanding shares of Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Company shall not redeem less than all of the outstanding shares of Preferred Stock unless all cumulative dividends on the Preferred Stock for all previous dividend periods have been paid or declared and funds therefor set apart for payment.

The Company is required to redeem all of the then outstanding shares of Preferred Stock on or prior to December 31, 2000 at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption.

Notice of every proposed redemption of Preferred Stock shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to the holders of record of the shares of Preferred Stock so to be redeemed at their respective addresses as they shall appear on the records of the Company, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election or obligation of the Company to redeem such shares of Preferred Stock and of the Redemption Date, (ii) stating the place or places at which the shares of Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Preferred Stock, be redeemed, and the redemption price therefor, and (iii) stating the name and address of any redemption agent selected by the Company and the name and address of the Corporation's transfer agent for the Preferred Stock.

Voting. Except as set forth below or as otherwise required by law, the holders of the issued and outstanding shares of Preferred Stock shall have no voting rights.

So long as any Preferred Stock is outstanding, the Company, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Preferred Stock, voting separately as a class, will not: (i) amend or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or By-laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Preferred Stock, or increase or decrease the number of shares of Preferred Stock authorized; (ii) authorize or issue shares of any class or series of stock ranking senior to the Preferred Stock (or, prior to the Warrant Ratio Determination Date (as defined below in "-- Warrants -- Term"), any stock ranking on a parity with the Preferred Stock) in respect of the right to receive dividends or assets upon liquidation; (iii) reclassify any class or series of any junior stock into such parity stock or senior stock or reclassify any series of parity stock into senior stock; (iv) authorize, enter into, or consummate any transaction that would constitute a deemed dividend to holders of the Preferred Stock under United States Federal tax laws; or (v) consolidate with or merge with or into another corporation, other than in a transaction in which the Company is the surviving corporation.

From and after the Accretion Termination Date, (i) if and whenever the Company fails to declare and pay in cash the entire amount of dividends payable on the Preferred Stock on any two Dividend Payment Dates, then the holders of the Preferred Stock, voting separately as a class, will be entitled at the next annual meeting of the stockholders of the Company or at any special meeting to elect one director, and (ii) if and whenever the Company shall have failed to declare and pay in cash the entire amount of dividends payable on the Preferred Stock on any four Dividend Payment Dates, then the holders of the Preferred Stock, voting separately as a class, will be entitled at the next annual meeting of the stockholders of the Company or at any special meeting to elect two directors. Upon election, such directors will become additional directors of the Company and the authorized number of directors of the Company will thereupon be automatically increased by such number of directors. Such right of the holders of Preferred Stock to elect directors may be exercised until all dividends in default on the Preferred Stock have been paid in full, and dividends for the current dividend period declared and funds therefor set apart or paid, and when so paid and set apart or paid, the right of the holders of Preferred Stock to elect such number of directors shall cease and the term of such directors shall terminate, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults.

Conversion Right. Each holder of shares of Preferred Stock has the right, at such holder's option, at any time or from time to time, to convert any of such shares of Preferred Stock into the number fully paid and nonassessable shares of Common Stock determined by dividing (i) $25.00 by (ii) the Conversion Price, initially $11.11 and subject to adjustment as set forth below, in effect on the date of conversion. The Conversion Price is subject to adjustment to prevent dilution in the event of (i) dividends or other distributions of Common Stock,
(ii) subdivision and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, Common Stock at a price per share less than the Current Market Price of the Common Stock, (iv) dividends or other distributions of other securities, evidences of its indebtedness or other assets, excluding any cash dividend or cash distribution payable out of earned surplus of the Company if the per share amount of such dividend or distribution, together with the aggregate per share amount of all other cash dividends and cash distributions declared or paid during the one year period ending on the date such dividend is declared (the "Declaration Date") does not exceed 4% of the Current Market Price per share of Common Stock on the trading day immediately prior to the Declaration Date, or (v) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price per share of Common Stock on the date of such issuance, subject to certain exceptions.

Reorganizations. In case of (a) any consolidation with or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, each share of Preferred Stock shall after the date of such transaction be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such transaction) upon conversion of such share of Preferred Stock would have been entitled upon such transaction.

Reservation of Shares; Valid Issuance; Approvals. The Company shall (i) reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, (ii) take all necessary action so that all shares of Common Stock that are issued upon conversion of the shares of the Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and (iii) take no action which will cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

If any shares of Common Stock reserved for the purpose of conversion of shares of Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.


Warrants

In addition to the Common Stock and Preferred Stock, the Company has outstanding 1,300,000 of the Warrants. The following is a summary of the terms and provisions of the Warrants. This summary does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Warrants and the Warrant Agreement, the forms of which are filed as exhibits to the Registration Statement.

Term. Each Warrant may be exercised by the registered holder thereof at any time in whole and from time to time in part, at the option of the holder, commencing at the opening of business on the day following the Warrant Ratio Determination Date until 5:00 p.m. New York time on December 31, 2000 (the "Expiration Date"). "Warrant Ratio Determination Date" means the date designated as such by the Board of Directors of the Company pursuant to a duly adopted resolution of the Board, which date shall be a trading day during the 12 month period beginning on the Issue Date or, if no such date is designated, the last day of such 12 month period; provided, that if the Board of Directors has not yet designated a Warrant Ratio Determination Date and the Current Market Price (as hereinafter defined) of a share of Common Stock equals or exceeds $18.00 per share on any date during such 12 month period, the "Warrant Ratio Determination Date" will be such date.

A Warrant may be exercised upon (i) surrender of the Warrant certificate at the principal office of the Warrant Agent, with the form of election to purchase on the reverse thereof duly completed and signed and (ii) payment of the exercise price of $.01 per share with respect to the shares of Common Stock being purchased, payable by certified or bank check to the order of the Company. The shares of Common Stock issuable upon exercise or redemption of the Warrants shall be the "Warrant Shares."

Warrant Ratio. Upon the exercise or redemption (see "--Redemption" below) of a Warrant, the holder thereof shall be entitled to receive the number of Warrant Shares and other consideration, if any (the "Warrant Ratio"), equal to (a) 3.0 shares of Common Stock if the Current Market Price of a share of Common Stock on the Warrant Ratio Determination Date is $5.00 or less; (b) a number of Warrant Shares which decreases from 3.0 shares to 1.0 share with the increase in such Current Market Price per share from $5.00 to $18.00, if such Current Market Price per share is greater than $5.00 but less than $18.00, as set forth in the schedule below; and (c) 1.0 Warrant Share if such Current Market Price per share is $18.00 or more.


           Current Market Price          Warrant Ratio
               $ 5.00 or less                3.00
               $ 5.50                        2.75
               $ 6.00                        2.53
               $ 6.50                        2.36
               $ 7.00                        2.20
               $ 7.50                        2.07
               $ 8.00                        1.95
               $ 8.50                        1.85
               $ 9.00                        1.76
               $ 9.50                        1.68
               $10.00                        1.60
               $10.50                        1.54
               $11.00                        1.48
               $11.50                        1.42
               $12.00                        1.37
               $12.50                        1.33
               $13.00                        1.28
               $13.50                        1.24
               $14.00                        1.21
               $14.50                        1.17
               $15.00                        1.14
               $15.50                        1.11
               $16.00                        1.08
               $16.50                        1.06
               $17.00                        1.03
               $17.50                        1.01
               $18.00 or more                1.00


"Current Market Price" per share of Common Stock on any day means the average of the daily closing prices with respect to the Common Stock for the 30 consecutive trading days ending on such date (or, if such date is not a trading day, on the trading day immediately preceding such date); provided, that if the Common Stock is not publicly traded, the Current Market Price per share shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Company.

In the event that (i) a shelf registration statement with respect to the Warrants shall not have become effective on or prior to the 90th day following the Issue Date, or (ii) prior to the end of the period during which a registration statement relating to the Warrants is required to be maintained effective pursuant to the Warrant Registration Rights Agreement, the Commission shall have issued a stop order suspending the effectiveness of the shelf registration statement, then for each 30 consecutive day period (without duplication) during which either of the foregoing events has occurred and is continuing, the Warrant Ratio will increase by 0.5%.

Exercise Price. The Warrants are exercisable for $.01 per Warrant Share in the case of Common Stock and in the case of all other securities issuable upon exercise of the Warrants, for the lowest exercise price permitted by law.

Redemption. The Warrants may be redeemed by the Company in whole, but not in part, in exchange for Warrant Shares at any time on or after the Warrant Ratio Determination Date; provided, that concurrently with such redemption the Company redeems all then outstanding shares of Preferred Stock. Each Warrant will be redeemable for a number of Warrant Shares equal to the Warrant Ratio on the date of redemption.

Notice of redemption of the Warrants shall be sent by or on behalf of the Company to the holders not less than 30 days nor more than 60 days prior to the date fixed for redemption (i) notifying the holders of the election of the Company to redeem the Warrants and of the date of redemption, (ii) stating the place or places at which the Warrants shall, upon presentation and surrender of certificates evidencing such Warrants, be redeemed, and the number of Warrant Shares deliverable upon the redemption thereof, and (iii) stating the name and address of the warrant agent for the Warrants (the "Warrant Agent") and the redemption agent.

Adjustments. The Warrants contain certain provisions that, commencing with the occurrence of the Warrant Ratio Determination Date, protect the holders thereof against dilution by adjustment of the Warrant Ratio in the event of (i) dividends or other distributions of Common Stock, (ii) subdivisions and combinations of outstanding shares of Common Stock, (iii) dividends or other distributions of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock, or (iv) issuances by the Company of any Common Stock (or securities convertible into or exercisable for Common Stock) for a consideration per share less than the Current Market Price of the Common Stock on the date of such issuance, subject to certain exceptions.

In addition, if the Company shall declare a dividend or other distribution on its Common Stock that would not cause such an adjustment consisting of (i) securities other than Common Stock, (ii) evidences of its indebtedness, or
(iii) assets (including cash dividends or distributions) (collectively, "Assets"), then in each such case adequate provision shall be made so that each holder of Warrants shall receive, without charge, concurrently with the making of such dividend or distribution, the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the relevant record date, exercised its Warrants.

On or prior to each day on which the Warrant Ratio is adjusted, the Company shall promptly direct the Warrant Agent, and the Warrant Agent shall send to each holder, notice of such adjustment and shall deliver to the Warrant Agent a certificate of a firm of independent public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) setting forth the Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Ratio after such adjustment, a brief statement of the facts requiring such adjustment, and the computation by which such adjustment was made.

Reorganizations. In case of (a) any consolidation or merger of the Company with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company, there shall thereafter be deliverable upon exercise of each Warrant (in lieu of the Warrant Shares theretofore deliverable), at the lowest exercise price permitted by law, the number of shares of stock or other securities or property to which a holder of the Warrant Shares that would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such transaction if such Warrant had been exercised in full immediately prior to such transaction.

No Rights as Stockholders. Nothing contained in the Warrant Agreement or in any of the Warrants confers upon the holders thereof or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

Transfer. The Warrants shall be transferable only on the Warrant register maintained by the Warrant Agent, upon delivery thereof, accompanied by a written instrument or instruments of transfer in form reasonably acceptable to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any registration of transfer, the Warrant Agent shall (a) countersign and deliver a new Warrant certificate evidencing the Warrant or Warrants to the persons entitled thereto and (b) cancel the surrendered Warrant certificate.

Reservation of Shares; Governmental Approvals and Stock Exchange Listings. The Company shall reserve at all times so long as any Warrants remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of the Warrants, sufficient Warrant Shares to provide for the exercise of all outstanding Warrants, and take all necessary action so that all Warrant Shares that are issued upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable.

The Company will use its best efforts to (a) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and to make securities acts filing under federal and state laws, that are required in connection with the issuance, sale, transfer and delivery of the Warrant certificates, the exercise or conversion of the Warrants, and the issuance, sale, transfer and delivery of the Warrant Shares issued upon exercise or conversion of the Warrants, and (b) have the Warrant Shares, immediately upon their issuance, listed on such securities exchange on which the Common Stock is then listed.

The Warrant Agent for the Warrants is Mellon Securities Trust Company, 111 Founders Plaza, Suite 1100, East Hartford, Connecticut 06108.



                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain Federal income tax consequences to the initial holders of the Preferred Stock under existing Federal income tax law, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and foreign taxpayers), and it does not discuss any aspects of state, local, or foreign tax laws. This summary assumes that investors will hold their Preferred Stock as a "capital asset" (generally property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Holders are urged to consult their tax advisors as to the specific tax consequences of holding and disposing of the Preferred Stock, including the application and effect of Federal, state, local and foreign income and other tax laws.


Dividends

Accretions on the liqudation preference of, and distributions (including constructive distributions) with respect to, the Preferred Stock will be treated as dividends for Federal income tax purposes to the extent of the current and accumulated earnings and profits of the Company, and such dividends will be subject to tax as ordinary income. The amount included in income for accreted amounts should equal the fair market value of such amounts at the time such amounts accrete, which will require the holder to include in income the accreted amounts prior to the date in which any cash is paid. To the extent that the amount of a distribution, whether paid in cash or through accretion, exceeds a holder's allocable share of current and accumulated earnings and profits, such excess will be treated as a non-taxable return of capital to the extent of a holder's basis in the Preferred Stock and thereafter as a gain from the sale or exchange of a capital asset. For Federal income tax purposes, earnings and profits will be allocated to distributions with respect to the Preferred Stock before they are allocated to distrubtions with respect to the Common Stock.

Distributions out of current and accumulated earnings and profits paid to a corporate holder will generally qualify for the 70% intercorporate dividends-received deduction provided that such holder satisfies certain minimum holding period requirements and other applicable requirements. The intercorporate dividends-received deduction will be reduced to the extent that the holder of the Preferred Stock has incurred indebtedness to finance its purchase. Generally, regular quarterly dividends on the Preferred Stock will not be subject to the extraordinary dividend provisions of section 1059 of the Code.

The amount of the Company's earnings and profits for Federal income tax purposes will depend upon, among other things, the Company's future financial performance. Accordingly, no assurances can be given that the Company will have earnings and profits over the life of the Preferred Stock sufficient to assure that distributions paid thereon will be treated as dividends for Federal income tax purposes.

The Preferred Stock was issued with an "unreasonable redemption premium" and holders will be required to include a portion of such premium in ordinary income for each taxable year during which such stock is held to the extent of the Company's current and accumulated earnings and profits. The portion of the redemption premium included in income for each taxable year will be determined on the basis of a constant yield to maturity method, which will result in a greater portion of such premium being included in income in the later part of the term of the Preferred Stock. If the Internal Revenue Service were to assert successfully that the amount of the aggregate purchase price of the Preferred Stock and Warrants that is allocable to the Warrants is greater than the amount allocated in the Purchase Agreement, the Preferred Stock could be deemed to be issued with a greater amount of an unreasonable redemption premium.

Conversion of the Preferred Stock

If shares of the Preferred Stock are converted into shares of Common Stock, no gain or loss will generally be recognized for Federal income tax purposes, except as set forth below. The tax basis for the Common Stock received upon conversion will be equal to the tax basis of the Preferred Stock converted (reduced by the portion of such basis allocable to any fractional interest exchanged for cash). The holding period of the Common Stock will include the holding period of the Preferred Stock converted. Gain or loss may be recognized at the time of conversion, however, upon the receipt of cash paid in lieu of fractional shares of the Common Stock or in respect of constructive dividends. See "Constructive Dividends" below.

Redemption or Sale of the Preferred Stock

A redemption or sale of shares of the Preferred Stock will be a taxable transaction for the holders of the Preferred Stock. Assuming that, after the redemption or sale, the holder has no other direct or indirect stock interest in the Company, such a redemption or sale will result in the recognition of gain or loss equal to the difference between the amount received and the holder's tax basis in the Preferred Stock that is redeemed or sold. Such gain or loss will be a capital gain or loss, unless it is determined that a portion of the proceeds is attributable to a constructive dividend. Such a gain or loss will be long-term if the Preferred Stock has been held for more than one year.

Constructive Dividends

Under section 305 of the Code, adjustments in the Conversion Price of the Preferred Stock to reflect distributions to holders of Common Stock, or the omission to make such adjustments, may in certain circumstances result in constructive distributions to holders of the Preferred Stock that could be subject to tax as dividends to the extent of the Company's current and accumulated earnings and profits.


                             PLAN OF DISTRIBUTION

The Company will issue Conversion Shares upon the conversion of Preferred Stock by Selling Security Holders from time to time pursuant to the terms of the Preferred Stock. See "Description of Securities -- Preferred Stock." The Company will receive no proceeds from the issuance of Conversion Shares upon conversion of Preferred Stock nor from the resale of the Preferred Stock and the Conversion Shares by the Selling Security Holders pursuant to this offering. The Preferred Stock and Conversion Shares offered for resale hereby may be sold from time to time by the Selling Security Holders. Any such distribution of the Preferred Stock or Conversion Shares by the Selling Security Holders, or by transferees or other successors-in-interest of the Selling Security Holders, may be effected from time to time in one or more transactions (which may involve block transactions) on the NYSE or in the over-the-counter market (to the extent that such securities are listed or traded on such markets), in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Preferred Stock and Conversion Shares for which broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). In addition, any Common Stock covered by this Prospectus that subsequently qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Preferred Stock was issued to the original purchasers on December 20, 1993 in a private placement. Pursuant to the Preferred Stock Registration Rights Agreement, the Company agreed to file the Registration Statement of which this Prospectus forms a part with the Commission, and to keep the Registration Statement effective for 36 months from the date the Registration Statement is declared effective, or, if shorter, until all of the Preferred Stock and Conversion Shares are sold pursuant to an effective registration statement. There is no established trading market for the Preferred Stock. The Company does not intend to list the Preferred Stock on any securities exchange or to seek approval for quotation through any automated quotation system. There is no dealer which is obligated to make a market in the Preferred Stock and, if any dealer or dealers should do so, they may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Preferred Stock.

As of the date of this Prospectus, the Company understands that the Selling Security Holders do not have any agreement, arrangement or understanding concerning the distribution of the Preferred Stock and Conversion Shares offered hereby.

At the time a particular offer of Preferred Stock or Conversion Shares is made, a Prospectus Supplement, to the extent required, will be distributed which will set forth the Preferred Stock or Conversion Shares being offered, the names of the selling security holders, the purchase price, the amount of expenses of the offering and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from such selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

To comply with certain states' securities laws, if applicable, the Preferred Stock and Conversion Shares will be sold in such states only through brokers or dealers. In addition, in certain states the Preferred Stock and Conversion Shares may not be sold unless they have been registered or qualify for sale in such states or an exemption from registration or qualification is available and is complied with. The Company is obligated pursuant to the Preferred Stock Registration Rights Agreement to use its best efforts to register or qualify the Preferred Stock and Conversion Shares under the securities or blue sky laws of such jurisdictions as any Selling Security Holder reasonably requests.

The Selling Security Holders and any broker-dealers who participate in a sale of their Preferred Stock and Conversion Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them, and proceeds of any such sales as principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

Since the Selling Security Holders will be subject to the antimanipulation rules promulgated under the Exchange Act, including Rule 10b-2, 10b-6 and 10b-7, in connection with transactions in the Preferred Stock and Conversion Shares during the effectiveness of the Registration Statement of which this Prospectus is a part, the Company advises the Selling Security Holders to consult competent securities counsel prior to initiating any such transaction.

Pursuant to the Preferred Stock Registration Rights Agreement, the Company has paid or will pay any and all expenses incident to the performance of such agreement including filing fees, fees and expenses incurred in connection with compliance with the securities or blue sky laws of the applicable states, and fees and disbursements of counsel and independent public accounts for the Company and the reasonable fees and disbursements of one counsel retained by the Selling Security Holders in connection with the Registration Statement. Such expenses are estimated to be approximately $____________. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. Normal commission expenses and brokerage fees, as well as any applicable underwriting discounts or transfer taxes, are payable individually by the Selling Security Holders.

In the Preferred Stock Registration Rights Agreement, the Company agreed to indemnify and hold harmless, to the extent permitted by law, the Selling Security Holders, the officers, directors, shareholders, agents, affiliates and partners of the Selling Security Holders, any person who participates as an underwriter in the offering and sale of the Preferred Stock and Conversion Shares and any person who controls any of such sellers or any of such underwriters against losses, claims and expenses arising out of any false or misleading statements contained in this Prospectus or the Registration Statement of which it is a part. The Selling Security Holders have agreed to indemnify the Company against certain liabilities and expenses arising out of statements made by them for reliance by the Company in connection with the Registration Statement or this Prospectus.


                                 LEGAL MATTERS

Certain legal matters in connection with the sale of the Preferred Stock and the Conversion Shares offered hereby will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman, 1290 Avenue of the Americas, New York, New York 10104.


                                   AUDITORS

The Consolidated Financial Statements of the Company as of December 31, 1992 and for the year then ended included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Price Waterhouse.
Their report, dated April 14, 1993, except as to Notes I and O, which are as of May 11, 1993, contains an explanatory paragraph that certain matters identified raise substantial doubt about the Company's ability to continue as a going concern, an explanatory paragraph that in their determination of the Company's compliance with the covenants in the agreements governing the Secured Notes and the Subordinated Notes, and the resultant classification of such obligations as long term, legal opinions were obtained supporting the Company's interpretation of certain covenants related to the maintenance of net worth and curing of any defaults which may have existed, and an explanatory paragraph that makes reference to the contingent liabilities discussed in Notes D and N in the Notes to the Company's Consolidated Financial Statements. However, Price Waterhouse has advised the Company that they are unable to issue an updated accountants report until Deloitte & Touche, which was dismissed as the Company's and Fruehauf's auditors on October 2, 1992, is able to issue an updated accountants report as described below. Accordingly, this Prospectus does not include a copy of Price Waterhouse's audit report on the Company's Consolidated Financial Statements and the Registration Statement of which this Prospectus is a part does not include a consent of Price Waterhouse.

The combined financial statements of the Business Acquired from Clark Equipment Company by Terex Corporation as of December 31, 1991 and for each of the two years in the period ended December 31, 1991 included in this Prospectus have been audited by Price Waterhouse. Their report, dated September 25, 1992, was unqualified. However, Price Waterhouse has advised the Company that they are unable to issue an updated accountants report until Deloitte & Touche is able to issue an updated accountants report as described below. Accordingly, this Prospectus does not include a copy of Price Waterhouse's audit report on the combined financial statements of the Business Acquired from Clark Equipment Company by Terex Corporation and the Registration Statement of which this Prospectus is a part does not include a consent of Price Waterhouse.

The Consolidated Financial Statements of Fruehauf Trailer Corporation as of December 31, 1992 and for the year then ended included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Price Waterhouse. Their report, dated April 14, 1993, contains an explanatory paragraph that certain matters identified raise substantial doubt about the Company's ability to continue as a going concern, and an explanatory paragraph that makes reference to the contingent liabilities discussed in Note L in the Notes to the Company's Consolidated Financial Statements. However, Price Waterhouse has advised the Company that they are unable to issue an updated accountants report until Deloitte & Touche is able to issue an updated accountants report as described below. Accordingly, this Prospectus does not include a copy of Price Waterhouse's audit report on Fruehauf's Consolidated Financial Statements and the Registration Statement of which this Prospectus is a part does not include a consent of Price Waterhouse.

The Consolidated Financial Statements of the Company as of December 31, 1991 and for each of the two years in the period ended December 31, 1991 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche. Their report, dated March 30, 1992 (April 14, 1993 as to Note B and the first and second paragraphs of Note N), expressed an unqualified opinion and include explanatory paragraphs relating to the restatement of prior period financial statements and an uncertainty relating to
the outcome of certain litigation.   However,  Deloitte & Touche has advised
the Company that they are currently unable to issue an updated accountants report until consideration has been completed of certain items which may affect the financial statements of Fruehauf and, as a result, may also affect the financial statements of the Company. Accordingly, this Prospectus does not include a copy of Deloitte & Touche's audit report on the Company's Consolidated Financial Statements and the Registration Statement of which this Prospectus is a part does not include a consent of Deloitte & Touche.

The Consolidated Financial Statements of Fruehauf Trailer Corporation as of December 31, 1991 and for each of the two years in the period ended December 31, 1991 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche. Their report, dated March 20, 1992 (April 14, 1993 as to Note P and the ninth paragraph of Note L), expressed an unqualified opinion and include explanatory paragraphs relating to the restatement of prior period financial statements and an
uncertainty relating to the outcome of certain litigation.   However,  Deloitte
& Touche has advised the Company that they are currently unable to issue an updated accountants report until consideration has been completed of certain items which may affect the financial statements of Fruehauf. Accordingly, this Prospectus does not include a copy of Deloitte & Touche's audit report on Fruehauf's Consolidated Financial Statements and the Registration Statement of which this Prospectus is a part does not include a consent of Deloitte & Touche.

At this time, the Company does not know when Deloitte & Touche and, therefore, Price Waterhouse will be in a position to issue their updated accountants reports, and there can be no assurances that they will reissue any or all such reports in their original form. In the opinion of the Company, all significant transactions, subsequent events and other matters have been properly disclosed pursuant to relevant reporting requirements in the Company's financial statements and elsewhere in this Prospectus and the Registration Statement of which this Prospectus is a part.

Until the Company is furnished with updated audit reports manually signed by Deloitte & Touche and by Price Waterhouse and files such reports with the Commission along with consents of Deloitte & Touche and Price Waterhouse , the Company will not request that the Commission declare the Registration Statement effective.

With the concurrence of its Audit Committee, the Company engaged Price Waterhouse as its independent accountants effective October 1992. Prior to that date, Deloitte & Touche had been the Company's independent accountants. The change in independent accountants was reported on Form 8-K, dated October 8, 1992. The following is an excerpt from Deloitte & Touche's response to the Form 8-K, as included in the Company's Form 8 dated October 23, 1992:

"On August 24 and 28, 1992, a representative of Deloitte & Touche discussed with the Company's Chief Financial Officer the relationship between Deloitte & Touche and the Company. On September 14 and 17, 1992, representatives of Deloitte & Touche had further discussions with Company officials, including its Chairman, Chief Financial Officer, and Secretary, regarding the auditor-client relationship. These discussions focused on certain changes that Deloitte & Touche believed needed to occur in order for Deloitte & Touche to be willing to continue to serve as the Company's auditor. The matters discussed included changes requested by Deloitte & Touche relating to the financial reporting process and the role of the Audit Committee in overseeing that process, performance of timely quarterly reviews by Deloitte & Touche and timely discussions with Deloitte & Touche of proposed significant transactions. Deloitte & Touche believed, based on those discussions, that the Company was in agreement with the matters discussed, which was the basis for Deloitte & Touche agreeing to continue as the Company's independent auditor. On October 2, 1992, we were advised by the Company's Chief Financial Officer that we were dismissed as auditors."

In connection with its audits for the years ended December 31, 1991 and 1990 and through the date of this Prospectus, there have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make a reference thereto in their report on the financial statements for such years. The reports of Deloitte & Touche on the aforementioned financial statements contained no adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principle.

There have been no disagreements with Price Waterhouse on accounting or financial disclosure.




                               TEREX CORPORATION
                         INDEX TO FINANCIAL STATEMENTS
                                                                      Page
                        TEREX CORPORATION  (REGISTRANT)
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1992
AND 1991 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 1992

     Reports of independent accountants                               F - 3  **
     Consolidated statement of income                                 F - 5
     Consolidated balance sheet                                       F - 6
     Consolidated statement of stockholders' investment               F - 7
     Consolidated statement of cash flows                             F - 8
     Notes to consolidated financial statements                       F - 9


                        TEREX CORPORATION (REGISTRANT)
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 1993 AND FOR THE NINE MONTH PERIODS ENDED
SEPTEMBER 30, 1993 AND 1992

     Condensed consolidated statement of income                       F - 36
     Condensed consolidated balance sheet                             F - 37
     Condensed consolidated statement of cash flows                   F - 39
     Notes to condensed consolidated financial statements             F - 40


                BUSINESS ACQUIRED FROM CLARK EQUIPMENT COMPANY
                              BY TEREX CORPORATION
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1991
AND FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1991

     Report of independent accountants                                F - 45**
     Combined statement of operating revenues and expenses            F - 46
     Combined statement of assets and liabilities                     F - 47
     Combined statement of cash flows                                 F - 48
     Notes to combined financial statements                           F - 49


                BUSINESS ACQUIRED FROM CLARK EQUIPMENT COMPANY
                              BY TEREX CORPORATION
UNAUDITED COMBINED FINANCIAL STATEMENTS
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 1992
     Combined statement of operating revenues and expenses            F - 56
     Combined statement of cash flows                                 F - 57
     Notes to combined financial statements                           F - 58


                        PRO FORMA FINANCIAL INFORMATION
UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT FOR
THE YEAR ENDED DECEMBER 31, 1992                                      F - 59


                         FRUEHAUF TRAILER CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1992
AND 1991 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1992

     Reports of independent accountants                               F - 62**
     Consolidated statement of income                                 F - 64
     Consolidated balance sheet                                       F - 65
     Consolidated statement of stockholders' investment               F - 67
     Consolidated statement of cash flows                             F - 68
     Notes to consolidated financial statements                       F - 69


                         FRUEHAUF TRAILER CORPORATION
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 1993 AND FOR THE NINE MONTH PERIODS ENDED
SEPTEMBER 30, 1993 AND 1992

     Condensed consolidated statement of income                       F - 85
     Condensed consolidated balance sheet                             F - 86
     Condensed consolidated statement of cash flows                   F - 87
     Notes to condensed consolidated financial statements             F - 88


**  To be filed by amendment.




                       REPORT OF INDEPENDENT ACCOUNTANTS

                           To be filed by amendment.


                       REPORT OF INDEPENDENT ACCOUNTANTS

                           To be filed by amendment.



                      TEREX CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME

                    (in thousands except per share amounts)

                                                 Year Ended December 31,
                                               1992 *    1991 *    1990 *

NET SALES                                    $523,355  $ 784,194 $ 1,023,178

COST OF GOODS SOLD                            469,345    690,313     857,119

Gross profit                                   54,010     93,881     166,059

ENGINEERING, SELLING AND ADMINISTRATIVE EXPENSES
  Third parties                                55,287    108,425     116,354
  Related parties                               2,848      5,831       5,319

                                               58,135    114,256     121,673

RESTRUCTURING COSTS                               ---     15,825         ---

  Income (loss) from operations               (4,125)   (36,200)      44,386

OTHER INCOME (EXPENSE)
  Interest income                               1,666      2,862       4,412
  Interest expense to third parties          (23,320)   (27,422)    (42,112)
  Interest expense to related parties             ---    (3,743)     (5,495)
  Equity in net income (loss)
   of affiliate companies                    (35,045)      4,209       7,480
  Royalty income from affiliates                  ---      2,518       4,221
  Royalty income from third parties                67        654         938
  Gain on sale of subsidiary stock
   and related recapitalization                 7,759     15,017         ---
  Gain (loss) on sale of property,
   plant and equipment                            ---      7,150       1,163
  Amortization / write-off of
   debt issuance costs                        (1,694)    (1,304)     (3,954)
  Other expense -net                          (2,416)    (2,381)       (433)

  Income (loss) before income taxes,
   minority interest and extraordinary loss  (57,108)   (38,640)      10,606

PROVISION FOR INCOME TAXES                         67        868       2,361

MINORITY INTEREST IN NET LOSS OF SUBSIDIARY       ---      9,722         ---

  INCOME (LOSS) BEFORE EXTRAORDINARY LOSS    (57,175)   (29,786)       8,245
EXTRAORDINARY LOSS ON RETIREMENT OF DEBT          ---        ---     (2,192)

NET INCOME (LOSS)                            $(57,175) $(29,786) $     6,053

NET INCOME (LOSS) PER  SHARE
  Income (loss) before extraordinary loss      $(5.75)   $(3.00)       $.83

Extraordinary loss on retirement of debt           ---       ---       (.22)

  Net income (loss) per share                  $(5.75)   $(3.00)       $.61

DIVIDENDS PER COMMON SHARE                       $---     $0.06       $0.05

AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES CONSIDERED OUTSTANDING
  IN PER SHARE CALCULATION                      9,945      9,914       9,889

* Results of Fruehauf consolidated for the years ended December 31, 1991 and 1990 and deconsolidated for the year ended December 31, 1992. See Note D.

The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                                (in thousands)

                                    ASSETS
                                                            December 31,
                                                      1992*          1991*
CURRENT ASSETS
  Cash and cash equivalents                         $  25,671     $   13,877
  Restricted cash                                      11,479            ---
  Marketable securities                                   ---          1,080
  Trade receivables
     (less allowance of $6,348 in 1992
     and $4,142 in 1991)                               78,277         91,624
  Net inventories                                     197,136        252,574
  Other current assets                                  6,672          2,790

         Total Current Assets                         319,235        361,945

LONG-TERM ASSETS
  Other assets                                         36,971         42,251
  Assets held for sale                                  1,000         43,301
  Investment in affiliate companies                     3,871         40,146
  Property, plant and equipment - net                 116,279        129,560

TOTAL ASSETS                                        $ 477,356     $  617,203

LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES
  Notes payable                                     $   1,573     $      ---
  Trade accounts payable                               91,268         90,649
  Accrued compensation and benefits                     9,594         29,290
  Accrued warranties and product liability             32,431         18,965
  Accrued interest                                     11,819          5,285
  Accrued income taxes                                  2,043            902
  Restructuring reserve                                30,600         21,252
  Other current liabilities                            31,143         54,322
  Current portion of long-term debt                    11,543         23,636

         Total Current Liabilities                    222,014        244,301

LONG-TERM LIABILITIES
  Long-term debt, less current portion                204,489        184,952
  Long-term debt, less current portion
   - related party                                        ---          7,497
  Accrued warranties and product liability
   - long-term                                         35,910         19,160
  Postretirement health benefits                          ---         34,939
  Other long-term liabilities                          21,111         40,271

MINORITY INTEREST                                         ---         26,202

COMMITMENTS AND CONTINGENCIES (Note N)
STOCKHOLDERS' INVESTMENT
  Common Stock, $0.01 par value
  --authorized 20,000 shares in 1992 and 1991;
    issued and outstanding 9,949 in 1992
   and 9,923 in 1991                                       99             99
  Additional paid-in capital                           37,770         37,496
  Retained earnings (deficit)                        (36,231)         20,944
  Pension liability adjustment                        (4,452)        (8,233)
  Foreign currency translation adjustment             (3,354)          9,575

         Total Stockholders' Investment               (6,168)         59,881

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT      $ 477,356     $  617,203

* Fruehauf consolidated at December 31, 1991 and deconsolidated at December 31, 1992. See Note D.
The accompanying notes are an integral part of these financial statements.




                      TEREX CORPORATION AND SUBSIDIARIES

              CONSOLIDATED STATEMENT OF STOCKHOLDERS' INVESTMENT

                                (in thousands)


                               Additional  Retained  Pension   Cumulative
                       Common   Paid-in    Earnings Liability Translation
                       Stock    Capital   (Deficit) Adjustment Adjustment Total

BALANCE AT DECEMBER 31,
 1989
As previously reported $ 98     $ 36,188  $  48,361 $    ---   $ (1,782) $82,865
Prior period
 adjustment (Note B)     ---         ---   (2,617)       ---        ---  (2,617)

As restated               98      36,188    45,744       ---    (1,782)   80,248
Exercise of stock
 options                   1         730       ---       ---        ---    731
Redemption of
 stock warrants          ---         320       ---       ---        ---     320
Cash dividend            ---         ---     (472)       ---        ---   (472)
Net income               ---         ---     6,053       ---        ---   6,053
Pension liability
 adjustment              ---         ---       ---   (6,960)        ---  (6,960)
Translation adjustment   ---         ---       ---       ---     21,337   21,337

BALANCE AT DECEMBER 31,
 1990                     99      37,238    51,325   (6,960)     19,555  101,257
Exercise of stock
 options                 ---         258       ---       ---        ---     258
Cash dividend            ---         ---     (595)       ---        ---   (595)
Net loss                 ---         ---  (29,786)       ---        --- (29,786)
Pension liability
 adjustment              ---         ---       ---   (1,273)        ---  (1,273)
Translation adjustment   ---         ---       ---       ---     (9,980) (9,980)

BALANCE AT DECEMBER 31,
 1991                     99      37,496    20,944   (8,233)      9,575  59,881
Exercise of stock
 options                 ---         274       ---       ---        ---     274
Net loss                 ---         ---  (57,175)       ---        --- (57,175)
Pension liability
 adjustment              ---         ---       ---     3,781        ---   3,781
Translation adjustment   ---         ---       ---       ---   (12,929) (12,929)

BALANCE AT DECEMBER 31,
 1992                 $   99    $ 37,770 $(36,231)  $(4,452)  $(3,354)  $(6,168)



The accompanying notes are an integral part of these financial statements.





                      TEREX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                (in thousands)
                                                 Year Ended December 31,
                                                1992*     1991*     1990 *
OPERATING ACTIVITIES
   Net income (loss)                        $(57,175)  $(29,786)   $6,053
   Adjustments to reconcile net income
    (loss) to net cash from (used in)
    operating activities:
     Depreciation                               7,074     11,028   10,930
     Amortization and write-off
      of deferred costs                         2,619      2,440   10,139
     Noncash extraordinary loss                   ---        ---    2,192
     Unremitted (earnings) loss
      from equity affiliates                   35,045    (2,528)  (6,748)
     Loss on sale of affiliate stock              ---      3,312      ---
     Gain on sale of subsidiary stock         (7,759)   (15,017)      ---
     Minority interest                            ---    (9,722)      ---
     Interest paid-in-kind                        ---      3,302    5,657
   Gain on sale of property, plant
    and equipment                               (363)    (7,584)  (1,163)
     Noncash restructuring costs                  ---     15,825      ---
     Other noncash charges                      1,796      1,492    1,130
     Increase (decrease) in cash due to
      changes in operating assets and
      liabilities net of the effects of
      acquisitions of businesses:
       Trade receivables                       18,806     30,314    9,173
       Net inventories                         49,176     46,297   23,285
       Other current assets                     (455)      8,207  (3,323)
       Trade accounts payable                   7,187     10,309    2,112
       Accrued compensation and benefits      (6,821)        206  (5,939)
       Accrued interest                         7,763      (623)  (3,348)
       Accrued warranties and
        product liabilities                     4,590    (2,153)      363
       Accrued income taxes                       940         29      813
       Other assets                          (19,280)      4,664    (579)
       Other liabilities                     (20,443)   (62,717) (64,709)
          Net cash from (used in)
           operating activities                22,700      7,295 (13,962)

INVESTING ACTIVITIES
   Acquisitions of businesses,
    net of cash acquired                     (86,544)    (5,865)      ---
   Capital expenditures                       (5,382)    (4,098)  (8,707)
   Advances to equity affiliates              (4,646)        ---      ---
   Proceeds from sale of excess assets          1,513      40,156  20,503
   Proceeds from sale of affiliate stock          ---      8,739      ---
   (Increase) decrease in marketable securities    42      (558)    7,274
   Other                                          206        462      ---
          Net cash from (used in)
           investing activities              (94,811)     38,836   19,070

FINANCING ACTIVITIES
   Net repayments under revolving line
    of credit agreements                     (55,753)      (195)  (3,968)
   Principal repayments of long-term debt     (9,109)   (96,726)(136,454)
   Proceeds from issuance of long-term debt   151,890     16,285  122,055
   Proceeds from sale of minority interest
    in subsidiary                                 ---     41,040      ---
   Other                                        2,258    (1,091)  (2,165)
          Net cash from (used in)
           financing activities                89,286   (40,687) (20,532)

   Effect of exchange rate changes on
    cash and cash equivalents                 (2,396)      (521)    (135)
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                     14,779      4,923 (15,559)
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                             13,877      8,954   24,513
LESS:  FRUEHAUF CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR                         (2,985)        ---      ---
CASH AND CASH EQUIVALENTS AT END OF YEAR      $25,671    $13,877   $8,954

* Results of Fruehauf consolidated for the years ended December 31, 1991 and 1990, and deconsolidated for the year ended December 31, 1992. See Note D. The accompanying notes are an integral part of these financial statements.






                      TEREX CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1992
             (dollar amounts in thousands, unless otherwise noted,
                           except per share amounts)


NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Terex Corporation and its majority controlled subsidiaries ("Terex" or the "Company"). All intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%, with the exception of the Company's 42% investment in the outstanding common stock of Fruehauf Trailer Corporation ("Fruehauf"). Because of the existence of a voting trust among Terex and certain individuals, the Company continued to have voting control of Fruehauf after Fruehauf's initial public offering ("IPO") and, accordingly, continued to account for Fruehauf as a consolidated subsidiary in 1991. The voting trust terminated during 1992 and, accordingly, the Company presently accounts for its 42% ownership interest in Fruehauf using the equity method. The Company's consolidated financial statements are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992 (see Note D -- "Investment in Fruehauf Trailer Corporation"). The cost method is used to account for investments in affiliates in which the Company has an ownership interest of less than 20%.

Cash and Cash Equivalents. All short-term investments, which consist of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

Restricted Cash. The Company has classified as restricted, certain cash and cash equivalents that are not fully available for use in its operations. Provisions of certain of the Company's lending agreements require that amounts be deposited in a cash collateral account when specified conditions exist. Access by the Company to such amounts is restricted by the terms of the lending agreement. Restricted cash at December 31, 1992 and 1991 totaled $11,479 and $0, respectively. The balance at December 31, 1992 represented the highest amount required to be deposited in the cash collateral account during 1992.

Inventories. Inventories are stated at the lower of cost or market value. Cost is determined by the last-in, first-out ("LIFO") method for certain domestic inventories and by the first-in, first-out ("FIFO") method for inventories of foreign subsidiaries and certain domestic inventories. Approximately 52% and 49% of consolidated inventories at December 31, 1992 and 1991, respectively are accounted for under the LIFO method.

Debt Issuance Costs.   Debt issuance costs represent costs associated with
securing the Company's financing arrangements. Such amounts are presented as a component of Other Assets in the Consolidated Balance Sheet. Capitalized debt issuance costs are amortized over the life of the respective debt agreement. Unamortized debt issuance costs totaled $10,614 and $5,077 at December 31, 1992 and 1991, respectively. During 1992, 1991 and 1990, the Company amortized $1,694, $1,304 and $2,814, respectively, of capitalized debt issuance costs.

Intangible Assets. Intangible assets include the excess of purchase price over the fair value of identifiable net assets of acquired companies and are being amortized on a straight-line basis over periods ranging from 12-15 years.
Other intangible assets include costs allocated to patents, trademarks and other specifically identifiable assets arising from business combinations.
Such amounts are amortized on a straight-line basis over the respective estimated useful lives not exceeding seven years. Included as a component of Other Assets in the Consolidated Balance Sheet at December 31, 1992 and 1991, are unamortized intangible assets of $10,938 and $1,120, respectively. Accumulated amortization at December 31, 1992 and 1991 was $599 and $0, respectively. Amortization of intangible assets was $599, $0 and $0 in 1992, 1991 and 1990, respectively.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Expenditures for major renewals and improvements are capitalized while expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred.
Plant and equipment are depreciated over the estimated useful lives of the assets under the straight-line method of depreciation for financial reporting
purposes and both straight-line and other methods for tax purposes.    Certain
property, plant and equipment held for sale is included in Assets Held For Sale (see Note H -- "Assets and Business Held for Sale"), and is carried at the lower of cost or net realizable value. The cost of assets and the related amounts of accumulated depreciation are eliminated from the accounts when the assets are retired or sold.

Revenue Recognition.   Revenue and costs are generally  recorded when products
are shipped and invoiced to either independently owned and operated dealers or
customers.   Certain new units may be invoiced  prior to the time customers take physical possession. Revenue is recognized in such cases only when the customer has a fixed commitment to purchase the units, the units have been completed, tested and made available to the customer for pickup or delivery, and the customer has requested that the Company hold the units for pickup or delivery at a time (generally within two weeks) specified by the customer at the time the customer is notified that the unit is completed or specified in the sales agreement. In such cases, the units are invoiced under the Company's customary billing terms, title to the units and risks of ownership passes to the customer upon invoicing, the units are segregated from the Company's inventory and identified as belonging to the customer and the Company has no further obligations under the order.

Accrued Warranties and Product Liability. The Company's financial statements reflect accruals for potential warranty and product liability claims based on the Company's claim experience. Warranty costs are accrued at the time revenue is recognized. The Company provides self-insurance reserves for estimated product liability experience on known claims and for claims anticipated to have been incurred which have not yet been reported. Certain of the Company's product liability accruals, principally related to the forklift business acquired during 1992 (see Note C -- "Acquisitions"), are presented on a discounted basis. The related discount of $8,567 at December 31, 1992, computed at 8.0%, is recorded as a direct reduction of gross product liability claims and is amortized using the effective interest rate method. Interest expense attributable to the amortization of the discount aggregated $1,250 in 1992. The remainder of the Company's product liability accruals are presented on a gross settlement basis.

Foreign Currency Translation. The majority of the assets and liabilities of the Company's international operations are translated at year-end exchange rates; income and expenses are translated at average exchange rates prevailing during the year. For operations whose functional currency is the local currency, translation adjustments are accumulated in the Cumulative Translation Adjustment component of Stockholders' Investment. Gains or losses resulting from foreign currency transactions are included in Other Expense. Net foreign exchange losses were $2,413, $211 and $173 in 1992, 1991 and 1990, respectively.

Environmental Policies. Environmental expenditures that relate to current operations are either expensed or capitalized. Expenditures relating to conditions caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial actions are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

Research and Development Costs. Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $3,814 in 1992, $4,034 in 1991, and $7,982 in 1990.

Income Taxes. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard ("SFAS") No. 96, "Accounting For Income Taxes" (see Note K -- "Income Taxes"), which requires the Company to follow the liability method. The liability method provides that deferred tax assets and liabilities be recorded based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Stock Split. The Company's Board of Directors declared a five-for-four stock split of the Company's common stock on May 24, 1990 to shareholders of record on May 11, 1990. Except as otherwise stated, all reference to numbers of shares and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

Issuance of Stock by a Subsidiary. The Company accounts for increases and decreases in its proportionate share of a subsidiary's equity arising from the issuance of stock by the subsidiary and related transactions as gains and losses in the Consolidated Statement of Income (see Note D -- "Investment in Fruehauf Trailer Corporation").

Net Income (Loss) Per Share. Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during the year. The dilutive effect of common stock equivalents (if applicable) is calculated using the treasury stock method.

Reclassifications. Certain amounts shown for 1990 and 1991 have been reclassified to conform to the 1992 presentation.

Recent Pronouncements. In December 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which covers health care and other welfare benefits provided to retirees. The statement, among other things, requires an accrual of the obligation to provide future benefits to employees during the
years that the employees provide service.   The Company will  adopt this
standard during the first quarter of 1993 using the delayed recognition method provided for in SFAS 106. The Company's Heavy Equipment Segment has an estimated unfunded accumulated postretirement transition obligation ranging from $4 million to $5 million. No change in the Company's current practice of funding these benefits on a pay-as-you-go basis is currently anticipated.

In February, 1992, the FASB issued SFAS No. 109, "Accounting For Income Taxes" to supersede SFAS No. 96, "Accounting For Income Taxes". The Company has reflected its tax provisions and liabilities using the principles of SFAS No.
96. The new pronouncement retains certain concepts of SFAS No. 96, but generally simplifies its application. The Company will adopt this standard during the first quarter of 1993. The impact of adoption is not anticipated to have a significant effect on the Company's financial position or results of operations.

In November, 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits". This pronouncement establishes accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. For the most part, the Company already accounts for such benefits on an accrual basis. Therefore, the impact of adoption is not anticipated to have a significant effect on the Company's financial position or results of operations. The Company will adopt this standard during the first quarter of 1994.


NOTE B -- RESTATEMENTS

The accompanying financial statements reflect restatement for current year and prior years activity and transactions as described below:

Restatement of  the year ended December 31, 1992.

As described in Note D - "Investment in Fruehauf Trailer Corporation," after an initial public offering of Fruehauf common stock in July 1991 the Company owned approximately 42% of the outstanding common stock of Fruehauf. Due to additional control factors, including shares owned by certain officers of Terex, the presence of three Terex directors on Fruehauf's board, the service of two Terex executive officers as executive officers of Fruehauf, and the existence of a voting trust among Terex and certain individuals, the Company concluded it had a controlling financial interest in Fruehauf. Accordingly, in the Company's Annual Report on Form 10-K for the year ended December 31, 1992 as originally filed, Fruehauf's results were included in the Company's consolidated financial statements for the years ended December 31, 1991 and 1992.

After consultation with the Securities and Exchange Commission staff, management subsequently decided that despite the control factors described above, assurance of strict numerical voting control of Fruehauf by Terex was eliminated as a result of the termination of the voting trust between Terex and certain individuals in July 1992 and, therefore, Terex should not consolidate Fruehauf in its 1992 financial statements. Accordingly, management has restated the financial statements for the year ended December 31, 1992 to account for the Company's investment in Fruehauf on the equity method effective January 1, 1992.

The following table sets forth selected information as originally reported and as restated for the year ended December 31, 1992:

                                                        Year Ended
                                                       December 31,
                                                           1992
Net Sales
   As Originally Reported                             1,012,253
   As Restated                                          523,355

Net Income (Loss)
   As Originally Reported                              (61,088)
   As Restated                                         (57,175)

Net Income (Loss) Per Share
   As Originally Reported                                 (6.14)
   As Restated                                            (5.75)

Average Number of Common and
 Common Equivalent Shares Outstanding                     9,945


Restatement of the years ended December 31, 1987 through 1991

As a result of inquiries by its current independent accountants, the Company reviewed its accounting treatment for certain prior year transactions and concluded that the financial statements for the years ended December 31, 1987 through 1991 required restatement with respect to the accounting for the refinancing of debt, detachable warrants issued with debt, certain property, plant and equipment transactions and other miscellaneous items.

Terex Corporation

The Company issued debt with detachable warrants in 1987. A nominal value was initially assigned to the warrants and the incremental cost of redeeming the warrants over the initial value assigned was originally classified as a deferred charge and was to be amortized over the life of the debt agreement. In 1992, management concluded that the initial value assigned to the warrants
at the date of issuance did not reflect fair value.    Management obtained an
estimate of the fair value of the warrants at the date of issuance and concluded that the fair value of the warrants at date of issuance should have been recorded as debt discount and amortized to interest expense over the life of the debt and that the cost of redeeming the warrants in excess of the revised value of the warrants at the time of issuance should be charged to retained earnings. Retained earnings as of December 31, 1989 was reduced by $1,432 to reflect this revised accounting. Income before extraordinary items and net income were increased by $146 in 1990 and net income was increased by $100 in 1991.

In 1992, management concluded that the carrying value of certain properties were adjusted to amounts in excess of lower of cost or market during 1990 and 1991 by $6,403 and $434, respectively. Therefore, management has restated its financial statements for the years ended December 31, 1990 and 1991 to appropriately account for the property, plant and equipment.

The impact of the revised accounting for the Fruehauf debt transaction and the Fruehauf warrants, as discussed below, resulted in an incremental gain of $2,453 in 1991 related to the initial public offering of Fruehauf common stock and related recapitalization.

Fruehauf Trailer Corporation

Fruehauf issued debt with detachable warrants in 1989. A nominal value was initially assigned to the warrants and the incremental cost of redeeming the warrants over the initial value assigned was originally classified as a deferred charge and was to be amortized over the life of the debt agreement. In 1992, management concluded that the initial value assigned to the warrants at the date of issuance did not reflect fair value. Management obtained an estimate of the fair value of the warrants at the date of issuance and concluded that the fair value should have been recorded as debt discount. In addition, management concluded that the cost of redeeming the warrants in excess of the revised value of the warrants at the time of issuance should be charged to earnings as interest cost.

In 1990, Fruehauf accounted for a debt transaction as a modification to an existing debt instrument as opposed to an extinguishment of debt and the issuance of new debt. In accounting for the transaction as a modification, Fruehauf continued to defer and amortize the existing deferred debt issuance costs over the life of the modified debt instrument. Had Fruehauf accounted for the transaction as an extinguishment of debt, all unamortized debt issuance costs would have been written off at that time as an extraordinary charge to earnings. Management concluded after review, that it was not appropriate for Fruehauf to continue to defer debt issuance costs associated with the previously outstanding long-term debt upon the refinancing and, therefore, has restated its financial statements for the years ended December 31, 1990 and 1991 to reflect the revised accounting treatment for the debt issuance costs. The revised accounting treatment for the Fruehauf warrants and debt issuance costs resulted in a reduction of retained earnings as of December 31, 1989 of $1,185, a reduction in income before extraordinary items of $2,308 and a reduction in net income of $4,500 in 1990, and an increase to net income of $815 in 1991. A one-time extraordinary loss of $2,192, or $(.22) per share, has been recorded in 1990 to write-off the unamortized debt issuance costs relating to the refinanced debt.

The following table sets forth selected information as originally reported and as restated for the years ended December 31, 1991 and 1990:
                                                Year Ended December 31,
                                                    1991          1990

Income (Loss) Before Extraordinary Loss
  As Originally Reported                        (33,413)         15,483

  As Restated                                   (29,786)          8,245

Net Income (Loss)
  As Originally Reported                        (33,413)         15,483

  As Restated                                   (29,786)          6,053

Income (Loss) Per Share Before Extraordinary Loss
   As Originally Reported                         (3.37)          1.57
   As Restated                                    (3.00)           .83

Net Income (Loss) Per Share
   As Originally Reported                         (3.37)          1.57
   As Restated                                    (3.00)           .61

Average Number of Common and Common
 Equivalent Shares Outstanding                     9,914          9,889



NOTE C -- ACQUISITIONS

Clark Material Handling Company - On July 31, 1992, the Company completed the acquisition of the common stock of Clark Material Handling Company and certain affiliate companies ("Clark") from Clark Equipment Company (the "Clark Acquisition"). Clark is engaged in the design, manufacture and marketing of internal combustion and electric forklift and lift trucks and related parts and equipment. The purchase price of the Clark Acquisition was $91,090, which was funded by $85,000 of cash and a $6,090 seller note.
The acquisition was accounted for using the purchase method with the purchase price of the acquisition allocated to assets acquired and liabilities assumed based upon their respective estimated fair value at the date of the acquisition. Purchase price allocations were based on evaluations, estimations, appraisals, actuarial studies and other studies performed by the
Company.   The excess of purchase price over the net assets acquired ($3,090)
is included in other assets and is being amortized on a straight-line basis over 15 years.

The estimated fair values of assets and liabilities acquired on July 31, 1992, net of cash acquired of $4,546, are summarized as follows:


         Accounts receivable                       $   47,291
         Inventories                                  100,450
         Other current assets                           2,519
         Property, plant and equipment                 95,284
         Other assets                                  22,568
         Goodwill                                       3,090
         Accounts payable and other
          current liabilities                       (139,063)
         Noncurrent liabilities                      (45,595)
                                                   $   86,544
The operating results of this acquisition are included in the Company's consolidated results of operations since August 1, 1992. The following unaudited pro forma summary presents the consolidated results of operations as though the Company completed the Clark Acquisition on January 1, 1991, after giving effect to certain adjustments, including amortization of goodwill and intangible assets, increased depreciation resulting from the revaluation of property, plant and equipment, interest expense and amortization of debt issuance costs on the acquisition debt, and reduced operating costs related to recurring cost savings which are directly attributable to the Clark Acquisition.

                                                        Pro Forma
                                                       For the Year
                                                    Ended December 31,
                                                    1992          1991
   Net sales                                      $811,859     $1,286,942
   Loss from operations                           (14,452)       (62,888)
   Net loss                                       (76,513)       (70,309)
   Net loss per share                            $(7.69)        $(7.09)
The unaudited pro forma consolidated results do not represent actual operating results. The pro forma amounts were prepared by management and should not be interpreted as predictive of the Company's future results of operations. The Company is actively reorganizing the operations of Clark by consolidating manufacturing and distribution operations. Consequently, management does not view the combination of the historical financial results of the Company and Clark as a meaningful representation of the Company's future operations.

Mark Industries - In December 1991, the Company purchased substantially all operating assets of Mark Industries ("Mark"), a leader in the manufacture and sale of aerial lift equipment, for $5,865. The fair values of the assets acquired, net of liabilities assumed, was approximately $315. The Company continues to use the purchased assets for the manufacture and sale of aerial lift equipment. The results of operations of Mark since December 31, 1991 have been included in the accompanying consolidated financial statements.

The acquisition was accounted for using the purchase method with the purchase price of the acquisition allocated to assets acquired and liabilities assumed based upon their respective estimated fair value at the date of the acquisition. Purchase price allocations were based on evaluations, estimations and other studies performed by the Company. The final allocation of the Mark purchase price allocation was completed in 1992. The excess of the purchase price over the net assets acquired ($5,550) is included in Other Assets and is being amortized on a straight-line basis over 12 years.


NOTE D-- INVESTMENT IN FRUEHAUF TRAILER CORPORATION

Initial Public Offering and Recapitalization

On July 8, 1991, Fruehauf completed an initial public offering ("IPO") of 4,000,000 shares of Fruehauf common stock at a price of $11 per share.
Fruehauf applied all of the net proceeds of the offering to repay indebtedness. In conjunction with Fruehauf's IPO, the Company contemplated related exchange transactions between certain stockholders and warrantholders of the Company and Fruehauf. In determining the Company's net gain in 1991 on the Fruehauf IPO, the Company considered the impact of these related exchange transactions. The estimated impact of these exchange transactions was a loss of approximately $7,759. The loss was recorded as a reduction of the gain on the sale of Fruehauf of $22,776, for a net gain of $15,017 in 1991. During the fourth quarter of 1992, the exchange agreement expired and management and the parties to the exchange concluded that the exchange transactions originally contemplated were no longer in the best interests of the Terex and Fruehauf stockholders. Accordingly, the $7,759 reserve for the estimated impacts of the exchange transactions was recorded into income in the fourth quarter of 1992. The impact of this transaction is recorded as a component of Other Income in the Consolidated Statement of Income. Prior to the IPO, Fruehauf was a wholly-owned subsidiary of the Company. Following the IPO and as of December 31, 1992, the Company owns approximately 42% of the outstanding common stock of Fruehauf. Pending the consummation of the exchange transactions, Terex's principal shareholder and certain other individuals placed 956,000 shares of Fruehauf common stock in a voting trust to enable the Company to retain voting control of more than 50% of Fruehauf's outstanding common stock. Because the voting trust allowed the Company to retain a controlling financial interest in Fruehauf, the Company included Fruehauf in its consolidated financial statements for 1991. The voting trust terminated during 1992 and, accordingly, the Company presently accounts for its 42% ownership interest in Fruehauf using the equity method. The Company's consolidated financial statements are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992.

Minority interest, representing other stockholders' interest in Fruehauf, is classified between noncurrent liabilities and stockholders' investment in the Consolidated Balance Sheet. The minority interest share in the net loss of Fruehauf's operations was $9,722 in 1991.

Unaudited pro forma consolidated results of operations for 1991 and 1990, as though the Company completed the Fruehauf IPO, recapitalization, and related transactions on January 1, 1990 and excluding the nonrecurring gain of $15,017 recorded by the Company in 1991, are as follows:

                                                 Year Ended December 31,
                                                   1991           1990

Net sales                                       $784,194       $1,023,178
Income (loss) from operations                   (36,200)           44,386
Net income (loss) before extraordinary loss     (36,594)           12,811
Net income (loss)                               (36,594)           10,619
Net income (loss) per share                     $(3.69)          $1.07

These unaudited pro forma consolidated results have been prepared pursuant to
Article 11 of Securities and Exchange Commission Regulation S-X and are not necessarily representative of the operating results or financial position the Company would have achieved had the events reflected therein occurred at the dates assumed. Additionally, these financial statements are not representative of the future results or financial position that the Company will record.
These pro forma consolidated results should be read in conjunction with the audited historical consolidated financial statements of the Company and the notes thereto.

Restructuring Costs

During 1991, Fruehauf recorded the impact of a restructuring plan designed to increase the overall profitability of Fruehauf by closing or selling certain operations that have not met profitability expectations. Restructuring costs of $15,825 represent provisions for the anticipated future cost of implementing a restructuring of Fruehauf's distribution system and other nonrecurring costs related to streamlining Fruehauf's manufacturing operations. The components of the restructuring costs are as follows:

     Branch conversion costs              $   5,700


During 1992, Fruehauf recorded additional restructuring costs of $15,500, representing revisions of the estimates relating to the restructuring plan in 1991, which are included in determining the Company's equity in the net loss of Fruehauf for 1992.

Plan of Restructuring and Refinancing

In the fourth quarter of 1991, Fruehauf had taken significant actions to reduce its overall cost structure and improve liquidity. As discussed above, Fruehauf implemented a restructuring program affecting its distribution system and certain of its manufacturing operations. This program continued through 1992 with additional actions, including, among others, temporary plant shutdowns, salary reductions and reductions in fringe benefits.

As a result of the continuing losses, which have continued through the first quarter of 1993, Fruehauf was not in compliance with certain financial covenants at December 31, 1992. On March 15, 1993, Fruehauf and its lenders amended the terms of its Bank Credit Facility. Fruehauf is attempting to secure alternative financing which would provide incremental borrowing and enable it to extinguish all amounts owed under the Bank Credit Facility. Additionally, the Company and Fruehauf announced on January 12, 1993 that a number of unsolicited inquiries had been received from qualified parties expressing an interest in purchasing the Fruehauf business. As a result of this interest, a financial advisor was retained to explore opportunities for maximizing Fruehauf's stockholder value. Given the uncertainty of the transaction, the Company has not recorded the Fruehauf operating results in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The impact of any consummated transactions will be recorded at the time the transaction is completed.

Summary Financial Information

Assets of the Fruehauf operation totaled $276,658 at December 31, 1992 consisting of current assets of $102,715 and noncurrent assets of $173,943. Current assets consist primarily of cash, receivables, inventories and prepaid expenses which management believes will be disposed in the normal business cycle, while noncurrent assets consist primarily of property, plant and equipment, investments in affiliates, assets held for sale, a facility leased to a Fruehauf affiliate and certain other noncurrent assets. Liabilities of the Fruehauf operation are $294,176 at December 31, 1992 consisting of current liabilities of $196,641 and noncurrent liabilities (exclusive of a $14,890 long-term payable to Terex) of $82,645. Current liabilities include trade payables, accrued compensation and benefits, the current portion of long-term debt and other accruals. Noncurrent liabilities include the noncurrent portion of postretirement health care costs, product liability, environmental obligations and other long-term reserve requirements. Sales of Fruehauf were $489 million, $513 million and $589 million in 1992, 1991 and 1990, respectively, and net loss (100% basis) of the Fruehauf operation was $65,160, $28,876 and $2,176 in 1992, 1991 and 1990, respectively.

Because Fruehauf has experienced significant losses since 1991 and continues to have a stockholders' deficit after the new equity investment, Terex's carrying value for its investment in Fruehauf has been reduced to zero. Terex has also recognized a contingent obligation of approximately $3 million, with respect to guaranties by Terex of certain obligations of Fruehauf. Until such time as Fruehauf returns to profitability and achieves a positive net worth, the Company does not expect to recognize any additional losses or income with respect to its investment in Fruehauf.

NOTE E -- INVESTMENTS IN AFFILIATE COMPANIES

The Company has a less than 50% investment in North Hauler Limited Liability Company ("North Hauler") which was acquired in 1987. North Hauler, located in Baotou, Inner Mongolia, People's Republic of China, is engaged in the manufacturing and marketing of off-highway trucks for use in mining, road construction and other heavy industries. The carrying value of this investment is $-0- at December 31, 1992.

In March 1992, the Company sold an 80% interest in Benton Harbor Engineering, Inc. for a purchase price of $4,300. No gain or loss was recorded on the disposal. The Company financed the sale through the issuance of a $4,300 seller note ("BHE Note"). The note is payable in annual installments on December 31, 1993 and December 31, 1994 and semiannually thereafter through June 2003. The interest rate is initially at the rate of prime plus 2%, with such rate increasing by one percent on each anniversary of the date the first interest payment is due to a maximum of five percent over the then prime rate. The note is secured by the purchased assets, as well as all assets subsequently acquired. There is no quoted market value for this note, therefore, a precise estimate of the fair value could not be made without incurring excessive costs. However, given that the note originated in March 1992, management believes that the carrying value approximates fair value. The carrying value of this investment is $3,871 at December 31, 1992.

Fruehauf has less than 50% investments in three foreign corporations engaged in the design, manufacture and marketing of truck trailers. Fruehauf's investment in Societe Europeenne de Semi-Remorques, S.A. ("SESR"), Europe's leading trailer manufacturer, is the largest equity investment with a recorded value at December 31, 1991 of $30,072. The book value of Fruehauf's investment in SESR exceeds Fruehauf's proportionate share of the underlying equity in net assets. The related excess purchase price of $8,010 at December 31, 1991, is being amortized on a straight-line basis over 20 years. During 1991, Fruehauf sold a portion of its investment in SESR, which was in turn sold to SESR, reducing its ownership from approximately one-third to approximately 23%. In addition to the $8,739 of cash received upon the sale of SESR shares, 1) certain litigation between SESR and Fruehauf was settled, 2) Fruehauf shares of SESR and related accumulated dividends previously held in escrow as a result of the aforementioned litigation were released to Fruehauf, 3) Fruehauf representatives to the SESR Board of Directors were reinstated, 4) and expiring royalty and trademark and license agreements between SESR and Fruehauf were renegotiated. As a net result of these transactions, Fruehauf recorded a loss of $3,312.

The carrying value of Fruehauf's other affiliate accounted for under the equity method is $7,557 at December 31, 1991. The carrying value of Fruehauf's two affiliates accounted for under the cost method is $2,516 at December 31, 1991.

Summarized financial data (100% basis) for Fruehauf's affiliates accounted for under the equity method is as follows:

                                                 Year Ended December 31,
                                                   1991           1990
Net sales                                       $822,045        $831,372
Gross profit                                     133,190         139,600
Net income (loss)                                 15,238          24,594

                                                       December 31,
                                                    1991          1990
Current assets                                  $424,405        $401,483
Noncurrent assets                                212,428         182,118
Current liabilities                              283,690         246,141
Noncurrent liabilities and deferred taxes        190,013         169,665

Fruehauf's share of the net income (loss) of affiliate companies accounted for using the equity method was $4,209 and $7,480 for the years ended December 31, 1991 and 1990, respectively. Dividends received from such companies totaled $1,681 for 1991, and $732 for 1990. Dividends received from affiliated companies accounted for under the equity method are applied as a reduction of the carrying value of the investments.

Fruehauf received dividends from its affiliates accounted for using the cost method totaling $130 and $146 in 1991 and 1990, respectively. Such dividends are included in Other income (expense) in the Consolidated Statement of Income.

Fruehauf sold material to its less than 50% equity affiliates totaling approximately $5,688 and $6,761 for the years ended December 31, 1991 and 1990, respectively. Such sales were made on the same terms and conditions as with other customers. In addition, Fruehauf received amounts pursuant to royalty and trademark and license agreements from its less than 50% owned equity affiliates totaling $2,518 and $4,221 for the years ended December 31, 1991 and 1990, respectively. Amounts receivable from such affiliates at December 31, 1991 and 1990 totaled $2,040 and $2,352, respectively.


NOTE F -- INVENTORIES

Inventories consist of the following:
                                                       December 31,
                                                    1992          1991

New equipment                                    $50,689        $64,875
Used equipment                                     1,495         19,761
Work-in-process and finished parts                83,090         99,879
Raw materials and supplies                        67,014         63,078
Long-term contract costs in excess of
 customer advances of $0 in 1992 and
 $4,749 in 1991                                      ---          3,422

     Gross inventories                           202,288        251,015
Add:  Excess of LIFO inventory value
 over (under) FIFO costs                         (5,152)          1,559

   Net inventories                              $197,136       $252,574


Adequate provisions have been recorded for all inventory determined to be surplus or obsolete. That determination incorporates management's best estimate of the Company's future operations and the economic conditions in the industries served by the Company.

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at:

                                                       December 31,
                                                    1992           1991

Property                                         $14,434        $35,897
Plant                                             54,662         59,716
Equipment                                         73,021         77,250

                                                 142,117        172,863
Less: Accumulated depreciation                    25,838         43,303

  Net property, plant and equipment             $116,279       $129,560


NOTE H -- ASSETS AND BUSINESS HELD FOR SALE

Fruehauf is holding for sale certain excess real estate, facilities and other assets, as well as the Decatur Business, which are included in the December 31, 1991 consolidated balance sheet under the caption "Assets Held for Sale."

The Decatur Business consists of Fruehauf's wholly-owned aluminum extrusion business and a 50% equity interest in Decatur Aluminum Company, a corporation engaged in the production of aluminum sheeting. The Decatur Business supplies aluminum sheeting and extrusions to Fruehauf's trailer manufacturing plants. Fruehauf acquired the Decatur Business as part of the Fruehauf acquisition and has announced its intention to divest this business. The Decatur Business is included in the Consolidated Balance Sheet for ($1,077) at December 31, 1991. Changes in the carrying value of the Decatur Business result from the net cash used in (generated from ) the Decatur Business. The operating results of the Decatur Business are not included in the Consolidated Statement of Income.
The Decatur Business experienced losses of approximately $900, and $800 in 1991 and 1990, respectively, which were excluded from the Consolidated Statement of Income. Reserves were established at the Fruehauf acquisition to absorb operating results until the Decatur Business is divested. Revenues from the Decatur Business (on a 100% basis) were $62,538 in 1992, $55,055 in 1991, and $57,204 in 1990. The majority of these revenues were intercompany sales which would have been eliminated in consolidation.

Fruehauf previously announced its intention to divest Jacksonville, its wholly-owned ship repair subsidiary, at the time of the Fruehauf acquisition in 1989. Jacksonville's primary floating dry-docks were sold in September, 1991 for $28,750, and the proceeds were applied against the repayment of Jacksonville's $29,600 of Industrial Development Revenue Bonds. Substantially all remaining operations at Jacksonville ceased in 1992, and a program was implemented to liquidate the remaining assets, consisting primarily of real estate and receivables. Fruehauf recorded a $11,551 charge in 1992, relating to the closure and liquidation of Jacksonville, which is included in determining the Company's equity in the net loss of Fruehauf for 1992.

The results of Jacksonville are not included in the Consolidated Statement of Income. Jacksonville revenues were $40,700 in 1991 and $31,400 in 1990 and losses were $3,400 in 1991 and $2,500 in 1990. Jacksonville's assets and liabilities are included in the December 31, 1991 Consolidated Balance Sheet under the respective captions.

In December 1991, Fruehauf sold substantially all the operating assets of CEMCO for $6,150 and recorded a gain of $6,599. CEMCO had been in the business of manufacturing cranes. The net proceeds of the sale were used to reduce Fruehauf's outstanding indebtedness. The remaining assets and liabilities of CEMCO, consisting primarily of receivables and warranties, are included in the December 31, 1991 Consolidated Balance Sheet. The operating results of CEMCO are not included in the Consolidated Statement of Income because reserves were established at the time of the Fruehauf acquisition to absorb such operating losses.

In addition to the Decatur Business and Jacksonville's real estate, Fruehauf holds for sale other idle facilities. As a result of manufacturing and distribution restructuring programs, certain facilities were added to the Assets Held for Sale in 1991. Fruehauf is actively marketing all excess properties, and in certain instances, is leasing them in order to generate funds to help cover holding costs. These nonoperating properties are carried on a lower of cost or market basis. In the opinion of management, adequate reserves have been established to absorb holding costs until disposition. As previously discussed in Note D -- "Investment in Fruehauf Trailer Corporation", Fruehauf wrote-down certain assets held for sale and recorded provisions for related holding costs in 1991.

Excluding the proceeds generated from the sale of CEMCO's operating assets and Jacksonville's floating dry-docks, Fruehauf generated proceeds from the sale of excess assets of $4,785 and $18,919 in the years ended December 31, 1991 and 1990, respectively. All proceeds generated from the sale of excess Fruehauf assets are required to be applied against the outstanding indebtedness under Fruehauf's Bank Credit Facility (see Note I -- "Long-Term Obligations").


NOTE I -- LONG-TERM OBLIGATIONS

Long-term debt is summarized as follows:

                                                       December 31,
                                                   1992           1991

Terex and Clark Debt:
Senior Secured Notes bearing interest at 13%,
 due August 1, 1996                             $158,895         $  ---
Secured Senior Subordinated Notes bearing
 interest at 13.5% payable in equal annual
 principal installments, due July, 1997           40,725         48,700
Secured promissory note bearing interest
 at prime rate, due July 31, 1994                  6,090            ---
Unsecured term note bearing interest at 9.0%
 payable in equal semiannual installments
 from August, 1994 to February, 1998                 757            935
Unsecured term notes bearing interest at prime
 rate plus 0.5%, due June, 1993                      ---         20,000
Unsecured term notes bearing interest from
 6.5% - 7.0%, due June, 1993                         ---         42,000
Unsecured noninterest bearing term note with
 an imputed interest rate of 10.3% payable
 in equal annual installments of $2,000 from
 January, 1990 to January, 1992                      ---          1,991
Other                                                123            ---
Capital lease obligations (Note J)                 9,442          5,455

   Total Terex and Clark                         216,032        119,081

Fruehauf debt:
Secured Bank Credit Agreement bearing interest
 at prime plus 2.25% in 1993, prime plus 2.0%
 in 1992, prime plus 1.5% prior thereto,
 due June, 1993                                      ---         85,128
Mortgage note bearing interest at 9.625%
 collateralized by an idle plant,
 due September, 2001                                 ---          4,379
Unsecured promissory note held by a related
 party bearing interest at 14% in 1992 and
 12% in 1991, due March, 1996                        ---          7,497

   Total Fruehauf debt                                 0         97,004

   Total long-term debt                          216,032        216,085
   Current portion of long-term debt              11,543         23,636

   Long-term debt, less current portion         $204,489       $192,449


In conjunction with the Clark Acquisition, the Company refinanced a major component of its previously outstanding bank debt (the "Refinancing"). The Refinancing included the issuance of $160 million, 13% senior secured notes, due August 1, 1996 (the "Senior Secured Notes"), establishment of a $60 million credit agreement with a commercial bank (the "Bank Lending Agreement") and amendments to its existing $50 million Secured Senior Subordinated Notes (the "Subordinated Notes"). Proceeds from the issuance of the Senior Secured Notes were used for the cash portion of the Clark Acquisition purchase price ($85 million), for the settlement of all amounts outstanding under its previous credit facility ($58 million), and for working capital and transaction costs.


Terex and Clark Debt

Senior Secured Notes and Subordinated Notes

In connection with the sale of the Senior Secured Notes and obtaining the consent of the holders of the Company's existing $50 million, 13.5% Subordinated Notes due July 1, 1997 to modification of the Subordinated Notes, the Company issued 658,409 common stock appreciation rights ("SAR's"). As of December 31, 1992 there were 639,794 SAR's outstanding. Of the outstanding SAR's, 567,000 may be exercised at the option of the holder thereof at any time on or after January 27, 1993, but not later than July 31, 1996. The remaining
72,794 SAR's may be exercised through July 1, 1997.   The SAR's entitle the
holder to receive, in cash, an amount equal to the market appreciation in the Company's common stock between $11 per share, subject to adjustment, and the average price per share for the 30 consecutive trading days prior to the date of exercise. The Company also amended its Subordinated Notes by granting the holders of the notes a secondary secured position in certain of the Company's assets.

The provisions of the Senior Secured Notes agreement required that the Company register the notes with the Securities and Exchange Commission by November 30, 1992 which registration was to become effective no later than March 1, 1993.
As of May 12, 1993, Terex has not completed the required filing with the Securities and Exchange Commission. As a result, Terex is incurring liquidated damages of $8 per week for the first thirteen weeks and $16 per week thereafter until such filing becomes effective. Interest on the Senior Secured Notes is due semiannually on February 1 and August 1.

In June 1987, the Company initially issued the $50 million unsecured Subordinated Notes for net proceeds of $48,801. The notes, due in 1997, have annual sinking fund requirements of $8,333 due July 1 which commenced in 1992. Interest on the Subordinated Notes is due semiannually on January 2 and July 1.
 As discussed above, the holders were granted a secondary secured position in certain of the Company's assets during 1992. Also, the Company agreed to repurchase $7.5 million of Subordinated Notes on May 28, 1993, approximately 30 days in advance of the date of the required sinking fund payment of $8.3 million and to apply those notes against the sinking fund payment. The Company expects to have adequate liquidity to effect such repurchase. However, without the consummation of the Lending Facilities (see the Lending Facilities discussion below), the Company would have difficulty in meeting its debt obligations on May 28, 1993 without taking steps which might impair its business. If the Lending Facilities are not consummated by May 28, 1993, management may conclude that the best interests of the Company may be served by not effecting its debt repurchase obligations on May 28, 1993. In such event, the Company will be exposed to legal action by the holders of the Subordinated Notes to be repurchased for any losses they incur.

The Senior Secured Notes are secured by substantially all inventory and property, plant and equipment of the Company's Material Handling and Heavy Equipment Segments, as well as the Company's investment in Fruehauf common stock. The Subordinated Notes holders have a secondary secured position in certain of the Company's assets. The indentures governing the Senior Secured Notes and the Subordinated Notes require, among other things, that the Company maintain certain levels of tangible net worth and collateral coverage. In the event that the Company is not in compliance with its tangible net worth covenant for two consecutive quarters or its collateral coverage covenant, the Company must offer to repurchase, at par plus accrued interest, specified portions of the principal amount of long-term debt.

The Company believes that, based on management's current estimates, it will be in compliance with its covenants with respect to its Senior Secured Notes and Subordinated Notes throughout 1993. However, certain future events could affect the Company's continuing compliance with such covenants. In particular, in computing tangible net worth under the covenants of the Senior Secured Notes and the Subordinated Notes, the Company is allowed to maintain a defined value for its investment in Fruehauf. At December 31, 1992, the defined value approximated $51.0 million. At December 31, 1992, the market value of the Company's investment in Fruehauf was $24.4 million. As discussed in Note D - "Investment in Fruehauf Trailer Corporation" to the Consolidated Financial Statements, the Company is evaluating alternatives relating to its investment in Fruehauf, including selling Terex's shares of Fruehauf common stock. If, as a result of any transactions affecting its investment in Fruehauf, or any other reason, the Company is not in compliance with certain of its covenants, the Company may be required to offer to repurchase 20% of the outstanding notes.
If such offer were to be made, it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the notes and the notes may be accelerated. Such circumstances could result in a material adverse impact on the Company and its financial position.

In addition to the financial covenants discussed above, the indentures governing the Senior Secured Notes and Subordinated Notes limit, among other things, Terex's ability to incur additional indebtedness, consummate mergers and acquisitions, pay dividends, sell business segments and enter into transactions with affiliates, as well as place limitations on change of control.

Certain defaults under the Bank Lending Agreement, the Senior Secured Notes and the Subordinated Notes, which existed at December 31, 1992 have been waived or cured as of May 11, 1993.

Bank Lending Agreement

Immediately following the Clark Acquisition and Refinancing and through May 12, 1993, no cash amounts were outstanding under the Bank Lending Agreement. The Bank Lending Agreement is currently utilized only for outstanding letters of credit. The Bank Lending Agreement is secured by all cash and receivables of the Company's Material Handling and Heavy Equipment Segments. The Bank Lending Agreement originally provided for cash advances or for the issuance of bank letters of credit up to the $60 million commitment subject to the available collateral.

The Bank Lending Agreement provided for adjustments to the $60 million commitment amount based upon Terex's compliance with base financial ratios. On December 31, 1992, Terex's financial ratios (based upon November 30, 1992 financial data) did not meet the base financial ratios; as a result, the commitment amount under the Bank Lending Agreement was reduced to $33,762. At December 31, 1992, the revolving credit facility was limited to the lesser of the commitment amount ($33,762) or the available borrowing base. The total borrowing base available under the Bank Lending Agreement is based upon the application of prescribed advance ratios against eligible receivable balances. Available borrowing base ranged from $26,135 to $38,332 since the inception of the Bank Lending Agreement on July 31, 1992 through December 31, 1992. At December 31, 1992, the available borrowing base was $27,444. There were no cash advances under the Bank Lending Agreement at December 31, 1992; outstanding letters of credit under the Bank Lending Agreement totaled $38,923 at December 31, 1992. Given that outstanding letters of credit were in excess of the lender determined available borrowing base, Terex was required to maintain, in its operating account, a minimum balance equal to the difference between the balance of outstanding letters of credit and available borrowing base. Such amount is presented as Restricted Cash on the Consolidated Balance Sheet.

The Bank Lending Agreement, among other things, requires that the Company maintain certain financial covenants contained in the agreement. Such covenants relate to minimum profitability ratios and levels of tangible net worth, as well as maximum levels of leverage and capital expenditures. In addition to the financial covenants, the Bank Lending Agreement limits, among other things, Terex's ability to incur additional indebtedness, consummate mergers and acquisitions, pay dividends, and enter into transactions with affiliates as well as places limitations on change in control. The Bank Lending Agreement defines "a material adverse change or an event which would have a material adverse effect" as an event of default.

The Company was not in compliance with certain financial covenants in the Bank Lending Agreement at December 31, 1992. Terex has since received waivers for the noncompliance and the financial covenants in the Bank Lending Agreement have been revised. The revised lending agreement allows no cash borrowing availability and states that beginning April 21, 1993, the Company must commence increasing the amount of the cash collateral at specified increments such that by June 30, 1993 all letters of credit are cash collateralized. The Company is attempting to secure alternative financing which would provide adequate liquidity and working capital for the Company's future needs. The Company has received preliminary credit approval from a financial institution to provide short-term financing ("Short-term Agreement") by about May 21, 1993, and a permanent financing facility ("Permanent Lending Agreement") shortly thereafter (together "The Lending Facilities"). The Short-term Agreement only provides cash advances of $15 million and will be secured by all domestic receivables of the Company. The Permanent Lending Agreement is expected to replace the Short-term Agreement and provide up to $45 million for cash advances and guarantees of bank letters of credit and will be secured by all domestic receivables of the Company. The Company believes that the Short-term and Permanent Lending Agreements can be completed in sufficient time to allow the Company to meet all of its debt service and debt payment obligations on a timely basis. However, if such financing is not available or if it is significantly delayed, the Company may not be able to meet its debt and other obligations on a timely basis. If such event were to occur, the Company would be in a payment default which would give the holders of such obligations the right to accelerate their indebtedness which could result in a material adverse effect on the Company. As of April 15, 1993, the noncash collateralized letters of credit were $5.9 million, while accounts receivable remained substantially unchanged from the December 31, 1992 balance of $78.3 million.

Other Long-Term Obligations

A portion of the Clark purchase price was financed through a seller note in the amount of $6,090 due July 31, 1994. Interest accrues at prime rate and is due quarterly. The seller note is secured by certain property, plant and equipment.

TEL entered into a revolving credit facility with a group of banks in January, 1989. The facility is secured by a letter of credit from the Bank Lending Agreement and provides for up to approximately $4.6 million of multi-currency loans on a revolving basis. The interest rates vary depending on the currency. There were no amounts outstanding under the facility at December 31, 1992 and 1991.

Fruehauf Debt

As more fully described in Note D - "Investment in Fruehauf Trailer Corporation," the Company presently accounts for its 42% ownership interest in Fruehauf using the equity method, and the consolidated financial statements are presented giving effect to the deconsolidation of Fruehauf as of January 1, 1992. By the terms of debt agreements of both companies, neither company is obligated for, or may participate in, the debt service of the other. Fruehauf debt as described below is included in the consolidated balance sheet at December 31, 1991.

Fruehauf Secured Bank Credit Agreement

The Secured Bank Credit Agreement (the "Bank Credit Facility") constitutes Fruehauf's primary lending facility and is secured by substantially all of the assets of Fruehauf. The Bank Credit Facility provides both a term loan and a revolving credit facility. Amounts outstanding under the term loan were $70,128 at December 31, 1991. At December 31, 1991, the revolving credit facility was limited to the lesser of $45,000 or the available borrowing base, and the maximum cash advance availability was $20,000. The available borrowing base is calculated by applying prescribed advance ratios against eligible receivable and inventory balances, in accordance with the Bank Credit Facility. Outstanding cash advances totaled $15,000 at December 31, 1991. Outstanding letters of credit totaled $20,520 at December 31, 1991.

All proceeds from the sale of collateralized assets must be applied against the outstanding Bank Credit Facility indebtedness, including proceeds from the sale of most of the properties included in noncurrent Assets Held for Sale on the Consolidated Balance Sheet. As a result, Fruehauf cannot sell excess properties for the purpose of generating working capital.

A commitment fee of 1/2 of 1% per annum is payable on any unused portion of the revolving credit and letter of credit facility. Total unused credit under the revolving credit facility was $9,480 at December 31, 1991. The actual borrowing rate was 8.0% at December 31, 1991.

The Bank Credit Facility restricts the payment of dividends and requires, among other things, that Fruehauf maintain certain levels of tangible net worth and working capital, meet certain current and debt to equity ratios, and achieve certain levels of operating performance and interest coverage. While Fruehauf remained current in all of its payment obligations under the Bank Credit Facility, Fruehauf was not in compliance with certain financial covenants at December 31, 1991.

In September, 1990, Fruehauf entered into the Bank Credit Facility and refinanced the majority of its then outstanding long-term debt. A one-time extraordinary loss of $2,192, or ($.22) per share, was recorded to write-off the unamortized debt issuance costs relating to the refinanced debt. The income tax provision (benefit) on the extraordinary loss was zero. See Note B
- -- "Restatement of Prior Period Results".
Mortgage Note

The mortgage collateralized by an idle plant (the "Fresno Mortgage") was assumed in the Fruehauf acquisition. The Fresno Mortgage is collateralized by Fruehauf's Fresno, California manufacturing plant, which was closed in early 1992. The interest rate on the Fresno Mortgage is 9.625%, and combined principal and interest payments of $345 are payable semiannually until September, 2001. Fruehauf is actively attempting to sell the former Fresno manufacturing plant, and is required to extinguish the Fresno Mortgage with such proceeds.

Unsecured Promissory Note Held by a Related Party

In conjunction with the Fruehauf initial public offering and recapitalization in 1991, Fruehauf extinguished all of its then outstanding Series B Promissory Notes and all but $7,497 of the Series A Promissory Notes. The $7,497 of Series A Notes not extinguished were held by The Airlie Group L.P. and Trailer Partners (collectively "Airlie") and were exchanged for Fruehauf Notes totaling $7,497. The Fruehauf Notes initially bore interest at the rate of 12% per annum, and matured July 1, 1992. The Fruehauf Notes are subordinated to the Bank Credit Facility. Payment of the Fruehauf Notes can only be accelerated in the event that the indebtedness under the Bank Credit Agreement has been accelerated or extinguished.


Schedule of Debt Maturities

Scheduled annual maturities of long-term debt outstanding at December 31, 1992 in the successive five-year period are summarized below:


             1993$                                             8,333
             1994                                             14,518
             1995                                              8,522
             1996                                            167,417
             1997                                              7,582
             Thereafter                                          218

             Total                                          $206,590

Amounts shown are exclusive of minimum lease payments disclosed in Note J -- "Lease Commitments".

The Company believes that the carrying value of its borrowings approximates fair market value. Such fair values were estimated by discounting future cash flows using rates currently available for debt of similar terms and remaining maturities.

The Company paid $15,602, $26,591, and $39,572 of interest in 1992, 1991 and 1990, respectively.

NOTE J -- LEASE COMMITMENTS

The Company leases certain facilities, machinery and equipment, and vehicles with varying terms. Under most leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Certain of the equipment leases are classified as capital leases and the related assets have been included in Property, Plant and Equipment in Note G -- "Property, Plant and Equipment". Net assets under capital leases were $6,777 and $5,229 at December 31, 1992 and 1991, respectively. Those assets are net of accumulated amortization of $2,721 and $2,353 at December 31, 1992 and 1991, respectively. Such amortization is included in Accumulated Depreciation in Note G -- "Property, Plant and Equipment".

Future minimum capital and noncancelable operating lease payments and the related present value of capital lease payments at December 31, 1992 are as follows:

                                                 Capital       Operating
                                                  Leases        Leases
1993                                              $3,854         $6,232
1994                                               2,759          4,056
1995                                               1,987          3,462
1996                                               1,402          2,744
1997                                               1,074          2,023
Thereafter                                           678          2,103

  Total minimum obligations                      $11,754        $20,620

Less amount representing interest                  2,312

  Present value of net minimum obligations         9,442
Less current portion                               3,210

  Long-term obligations                           $6,232

Noncash investing and financing activities include capital lease obligations of $2,150, $2,705, and $841 incurred in 1992, 1991, and 1990, respectively, when the Company entered into leases for new equipment.

Most of the Company's operating leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease.

Total rental expense under operating leases was $6,601, $9,443, and $7,819 in 1992, 1991, and 1990, respectively.

The Company's Material Handling Segment also routinely enters into sale-leaseback arrangements with regards to certain equipment, which is later sold to third-party customers under sales-type lease agreements. The Company maintains a net investment in these leases, represented by the present value of payments due under the leases of $8,888 of which $2,263 is current at December 31, 1992. The net investment is included in Other Assets in the Consolidated Balance Sheet. The total lease payments related to the net investment is $10,294 at December 31, 1992.

In connection with the original sale-leaseback arrangements underlying the customer leasing program, the Company has an outstanding rental installment obligation. Consistent with the nature of the capital leases, the obligation reflects the present value of minimum payments due under the leases. The current portion of this obligation is included in Current Portion of Long-term Debt in the Consolidated Balance Sheet.



NOTE K -- INCOME TAXES

The components of Income (Loss) Before Income Taxes, Minority Interest and Extraordinary Loss are as follows:

                                                 Year ended December 31,
                                                 1992      1991      1990

United States                                $(59,921)$(34,874)   $11,633
Foreign                                          2,813  (3,766)   (1,027)

  Income (loss) before income taxes,
   minority interest and extraordinary loss  $(57,108)$(38,640)   $10,606

The major components of the Company's provision for income taxes is summarized below:

                                                 Year ended December 31,
                                                 1992      1991      1990

Current:
  Federal                                        $---      $---      $820
  State                                           ---       ---       573
  Foreign                                         167       868       865

      Current income tax provision                167       868     2,258

Deferred:
  Federal                                       (100)       ---       103
  State                                           ---       ---       ---
  Foreign                                         ---       ---       ---

      Deferred income tax provision  (benefit)  (100)       ---       103

      Total provision for income taxes            $67      $868    $2,361


The Company's Provision for Income Taxes is different from the amount which would be provided by applying the statutory federal income tax rate to the Company's Income (Loss) Before Income Taxes, Minority Interest and Extraordinary Loss. The reasons for the difference are summarized below:

                                                 Year ended December 31,
                                       1992           1991           1990
                                    %       $       %      $       %      $

Statutory federal income
 tax rate                       (34)%  $(19,417)(34)% $(13,138)   34%    $3,606
Future potential benefit from
 current NOL                       35     20,274   31    11,858   ---       ---
Federal alternative minimum tax   ---        ---  ---       ---     3       337
Foreign tax differential on
 income/losses of foreign
 subsidiaries                     (1)      (856)    4     1,432     1       145
Utilization of federal net
 operating loss carryforwards     ---        ---  ---       ---  (18)   (1,842)
State income tax net of
 federal benefit                  ---        ---  ---       ---     3       378
Other                             ---         66    1       716   (1)     (263)

  Provision  for income taxes      0%        $67   2%      $868   22%    $2,361

At December 31, 1992, the Company had domestic federal tax basis net operating loss and tax credit carryforwards of $151,003 and $369, respectively. Approximately $93,000 of the remaining net operating loss carryforwards and all of tax credit carryforwards are attributed to Terex prior to its 1986 acquisition by Northwest Engineering Company ("Northwest" - Now called Terex). These net operating loss and tax credit carryforwards have special limitations placed on them under the Internal Revenue Code. In accordance with SFAS No. 96, "Accounting for Income Taxes", the tax benefits of the unused net operating loss and tax credit carryforwards have not been recognized in the Consolidated Financial Statements, except by reducing deferred taxes, as the recognition of these benefits is dependent on future taxable income.

The tax basis net operating loss and tax credit carryforwards expire as follows:

                                              Tax Basis Net
                                              Operating Loss      Tax
                                              Carryforwards     Credits

1993                                                $---            $69
1994                                                 ---            140
1995                                              24,041             63
1996                                              45,231             29
1997                                               8,004             38
1998                                              11,908             17
1999                                                 ---             13
2000                                               4,581            ---
2006                                              20,689            ---
2007                                              36,549            ---

     Total                                      $151,003           $369

Additionally, the Company has an alternative minimum tax credit carryforward of $580 available to offset future regular income taxes.

The Company also has various state net operating loss and tax credit carryforwards expiring at various dates through 2007 available to reduce future state taxable income and income taxes, respectively. In addition, the Company's foreign subsidiaries have approximately $52,657 of tax basis loss carryforwards which may be available to offset future foreign taxable income, $4,735 expiring in the years 1993 through 1997, and the remainder generally remain available without expiration dates.

The Company made income tax payments of $66, $731 and $1,491 in 1992, 1991 and 1990, respectively.


NOTE L -- STOCKHOLDERS' INVESTMENT

Stock Options. The Company maintains a qualified stock option plan ("ISO") covering certain officers and key employees. The exercise price of the ISO stock option is the fair market value of the shares at the date of grant. The ISO allows the holder to purchase shares of common stock, commencing one year after grant. ISO options expire after ten years. At December 31, 1992, 52,312 of the 395,354 stock options were available for grant.

The following table is a summary of stock options:

                                                   Number    Exercise Price
                                                 of Options   per Option

   Outstanding at December 31, 1989              199,500     $4.00 to 18.50
     Granted                                      18,000     20.50
     Exercised                                 (118,292)      4.00 to 16.25
     Canceled or expired                         (2,000)     12.75
     Five-for-four stock split adjustment         34,542     ---

   Outstanding at December 31, 1990              131,750     $6.40 to 20.50
     Granted                                       6,000     10.00 to 12.75
     Exercised                                  (29,917)      6.40 to 10.60
     Canceled or expired                        (29,250)      6.40 to 20.50

   Outstanding at December 31, 1991               78,583     $6.40 to 14.80
     Granted                                      20,000     13.25
     Exercised                                  (25,917)      6.40 to 14.80
     Canceled or expired                        (13,000)     10.20 to 14.80

   Outstanding at December 31, 1992               59,666     $6.40 to 14.80

   Exercisable at December 31, 1992               37,666     $6.40 to 14.80


Stock Appreciation Rights. In connection with the sale of the Senior Secured Notes and obtaining the consent of the holders of the Company's existing Subordinated Notes to modify the Subordinated Notes, the Company issued 658,409 common stock appreciation rights. As of December 31, 1992, there were 639,794 SAR's outstanding. The SAR's entitle the holder to receive the market appreciation in the Company's common stock between $11 per share, subject to adjustment, and the average price per share for the 30 consecutive trading days prior to the date of exercise. At December 31, 1992, there was no reserve requirement necessary as the Company's common stock price was below $11 per share.

Stock Split. In May 1990, the Company declared a five-for-four stock split in the form of a stock dividend. All option data subsequent to this date has been adjusted to properly reflect the split.

Dividends. No dividends were declared or paid in 1992. In 1991 and 1990, the Company declared and paid an annual dividend of six cents and five cents per share, respectively, on its outstanding common stock at each record date. As discussed in Note I -- "Long-Term Obligations", certain of the Company's debt agreements contain restrictions as to the payment of cash dividends. Under the most restrictive of these agreements, no retained earnings were available for dividends at December 31, 1992.


NOTE M -- RETIREMENT PLANS

The Company maintains numerous defined benefit pension plans covering most domestic employees. The benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. The benefits for the plans covering the hourly employees are based primarily on years of service and a flat dollar amount per year of service. It is the Company's policy to fund these plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Plan assets consist primarily of common stocks, bonds, and short-term cash equivalent funds.

  Pension expense includes the following components for 1992, 1991, and 1990:
                                                 Year Ended December 31,
                                                 1992      1991      1990

  Service cost for benefits earned
   during period                                  $499    $1,399   $2,150
  Interest cost on projected benefit
   obligation                                    2,378     7,377    7,009
  Actual (return) loss on plan assets          (3,052)  (12,680)   14,827
  Net amortization and deferral                  1,870     6,140 (22,966)
  Curtailment loss                                  58        17      207

     Net pension expense                        $1,753    $2,253   $1,227

The following table sets forth the plans' funded status and the amounts recognized in the Company's financial statements at December 31:

                                            1992                1991
                                        Underfunded  Overfunded    Underfunded
                                           Plans       Plans          Plans

   Actuarial present value of:
     Vested benefits                        $27,249      $69,587     $26,331

     Accumulated benefits                   $27,637      $70,705     $26,858

     Projected benefits                     $29,602      $70,705     $29,163
   Fair value of plan assets                 19,929       73,744      13,919

   Projected benefit obligation
    (in excess of) less than
    plan assets                             (9,673)        3,039    (15,244)
   Unrecognized net loss from past
    experience different than assumed         6,328       11,756       7,963
   Unrecognized prior service cost              920      (5,691)       1,121
   Unrecognized transition (asset)            (324)          ---       (450)
   Adjustment to recognize minimum
    liability                               (4,988)          ---     (9,354)

        Pension asset (liability)
         recognized in the balance sheet   $(7,737)       $9,104   $(15,964)

The expected long-term rate of return on plan assets was 9% for the periods presented. The discount rate assumption was 8.25% for 1992, 8.5% for 1991 and 9.0% in 1990. The assumption for the rate of compensation increase if applicable per plan provisions, was 5.5% for each year presented.

In accordance with the provisions of the SFAS No. 87, "Employers' Accounting for Pensions", the Company has recorded an adjustment to recognize a minimum pension liability of $4,988 and $9,354 at December 31, 1992 and 1991, respectively. This liability is offset by an intangible asset of $536 and $1,121 and a direct reduction of shareholders' equity of $4,452 and $8,233 at December 31, 1992 and 1991, respectively.

Clark's German employees are also covered by a defined benefit pension plan as required by German law. At December 31, 1992, the Company has accrued approximately $11.2 million related to the benefits earned by active and retired participants as of that date. The plan is unfunded. Pension expense relating to this plan was approximately $636 for the five months ended December 31, 1992.

In addition to providing pension benefits, the Company provides health care and life insurance benefits for certain former domestic employees who retired prior to December 31, 1990. The majority of the cost of retiree health care is charged against reserves previously established in purchase accounting for business combinations. Retiree health payments totaled $235, $3,919, and $3,439 for the years ended December 31, 1992, 1991, and 1990, respectively.

The Company sponsors various tax deferred savings plans into which eligible employees may elect to contribute a portion of their compensation. The Company contributes to certain of these plans.

NOTE N -- LITIGATION AND CONTINGENCIES

General

In October 1992, a Class Action complaint was filed against the Company and its Chairman, alleging, among other things, violation of certain provisions of the federal securities laws. This suit seeks unspecified compensatory and punitive damages and is pending in the United States District Court, District of Connecticut. This action is at a very early stage; however, the Company
believes that the claims asserted are without merit and that   it has valid
defenses to the claims made. A motion to dismiss the action has been filed by the Company, and this motion is currently pending. The Company has not recorded any loss provision for this litigation.

In December 1992, a separate Class Action complaint was filed against Fruehauf, the Company and certain of Fruehauf's officers, directors and investment bankers, in the United States District Court, Eastern District of Michigan, Southern Division, alleging, among other things, violations of certain provisions of the federal securities laws, and seeking unspecified compensatory and punitive damages. This action is at a very early stage; however, Fruehauf and the Company believe that the claims asserted are without merit and that they have valid defenses to the claims made. Fruehauf and the Company have not recorded any loss provision for this litigation.

Terex has facilities at numerous geographic locations, which are subject to a range of federal, state and local environmental laws and regulations. Compliance with these laws has, and will, require expenditures on a continuing basis.

Fruehauf has been identified as a "Potentially Responsible Party" at approximately 19 multi-party Superfund sites, and has also identified environmental exposures at approximately 21 other sites not designated as superfund sites. The Company believes that it could have contingent responsibility for certain of Fruehauf's liabilities with respect to Fruehauf's environmental matters if Fruehauf fails to discharge its obligations, but only to the extent that such liabilities arose during the period during which Terex was the controlling stockholder of Fruehauf. The Company believes that Fruehauf's significant environmental liabilities predate Terex's acquisition of Fruehauf, and therefore any contingent responsibility is not expected to have a material adverse effect on the Company.

As disclosed in Note I -- "Long-Term Obligations", Terex's outstanding letters of credit totaled $38,923 at December 31, 1992. The letters of credit generally serve as collateral for certain liabilities included in the Consolidated Balance Sheet. Certain of the letters of credit serve as collateral guaranteeing the Company's performance under contracts.

In the Company's lines of business, but primarily in the Material Handling Segment, numerous suits have been filed alleging damages for injuries or deaths from accidents involving the Company's products that have arisen in the normal course of operations. As part of the acquisition of Clark, the Company and Clark assumed both the outstanding and future product liability exposures related to such operations. As of December 31, 1992, Clark had approximately 170 lawsuits outstanding alleging damages for injuries or deaths arising from accidents involving Clark products. Most of the foregoing suits are in various stages of pretrial completion, and certain plaintiffs are seeking punitive as well as compensatory damages. In the aggregate, these claims could be material to the Company. With respect to these product liability exposures, as well as for certain exposures related to general, workers compensation and automobile liability, the Company is self-insured up to certain limits. Insurance coverage is obtained for catastrophic losses as well as those risks required to be insured by law or contract. The Company has recorded and maintains an estimated liability, based in part upon actuarial determinations, for such uninsured risks and claims incurred, in the amount of management's estimate of the Company's aggregate exposure for self-insured risks.

The Company is involved in various other legal proceedings which have arisen in the normal course of its operations. The Company has recorded provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

The Internal Revenue Service is currently in various stages of examination of the Company's Federal tax returns. Liability, if any, resulting from the examinations cannot be determined at present. The Company believes it that its positions for issues raised in these audits are correct and that it would prevail if the taxing authorities were to propose adjustments. In any event, management believes that the outcome of these examinations will not have a material impact on the consolidated financial statements because the Company has significant net operating loss carryovers. No accruals have been made for any taxes which might result from these examinations.

The Company is contingently liable as a guarantor for certain customers' floor plan obligations with financial institutions. As a guarantor, the Company is obligated to purchase equipment which has been repossessed by the financial institution based upon the unamortized principal balance outstanding. The Company records the repossessed inventory at its estimated net realizable value. Any resultant losses are charged against related reserves. The related inventory is presented as a component of used equipment in Note F - Inventories. The guarantee under such floor plans aggregated $19.2 million at December 31, 1992. Adequate reserves, giving consideration to the collateral related to the contingent liabilities, have been recorded for potential losses arising from these guarantees. Losses, if any, under these arrangements are not expected to be significant.

Clark has also given guarantees arising out of the ordinary conduct of its business. These guarantees are to financial institutions and generally relate to capital loans, residual guarantees and other dealer and customer obligations, and approximated $44.9 million at December 31, 1992. Potential losses on such guarantees are accrued as a component of the Allowance for Doubtful Accounts.

To enhance its marketing effort and ensure continuity of its dealer network, Clark has also agreed as part of its dealer sales agreements to repurchase certain new and unused products and parts inventory and certain products used as dealer rental assets in the event of a dealer termination. Through this arrangement, Clark has been able to maintain dealer networks based on operational standards and marketing requirements. Repurchase agreements included in operating agreements with an independent financial institution have been patterned after those included in the dealer sales agreements. Dealer inventory and rental asset financing of approximately $253.9 million at December 31, 1992 are covered by those operating agreements. It is not practicable to determine the additional amount subject to repurchase solely under the dealer sales agreements. Under these agreements, when dealer terminations do occur, a newly selected dealer generally assumes the assets of the prior dealer and any related financial obligations. Historically, Clark has incurred only immaterial losses relating to these arrangements. For the five months ended December 31, 1992, one dealer was terminated and the related losses were negligible.

Terex has agreed to indemnify certain outside parties for losses related to Fruehauf's worker compensation obligations. Some of the claims for which Terex is contingently obligated are also covered by bonds issued by an insurance company. Management is unable to estimate the amount or timing of losses, if any, which might arise from claims for which Terex might be contingently liable, and, accordingly, is unable to conclude that the amount would not be material to the Company. As of December 31, 1992, in accordance with Accounting Principles Board Opinion 18, Terex has recognized liabilities for these contingent obligations in the aggregate amount of $3.0 million, representing management's estimate of the maximum potential losses which the Company might incur.


NOTE O -- RELATED PARTY TRANSACTIONS

KCS

The Company's Chairman and President is the controlling shareholder of KCS Industries, Inc. ("KCS"), a corporation which provides legal, financial and management services to the Company and Fruehauf under management contracts. Pursuant to certain restrictions in Fruehauf's Bank Credit Facility, Fruehauf was prohibited from paying management fees to KCS in excess of $2,300 in 1992 and is prohibited from making any payments in 1993 until all indebtedness under the Bank Credit Facility is repaid. Payments to KCS by Terex and Fruehauf for services rendered and for out-of-pocket expenses amounted to $5,148 in 1992 and $5,831 in 1991, and $5,319 in 1990.

In addition to the 42% of the outstanding common stock of Fruehauf owned by the Company, KCS and its shareholders own approximately 21.5% of Fruehauf's outstanding common stock.

In conjunction with the Fruehauf acquisition, KCS purchased $7,500 of the Series A Notes and $4,500 of the Series B Notes. During 1991, as part of the recapitalization of Fruehauf in connection with its IPO, the warrants acquired by KCS with the Series A Notes were exercised for Fruehauf common stock and the Series B Notes were exchanged for Fruehauf common stock. At December 31, 1991, Fruehauf no longer had debt payable to KCS. Interest and other expenses on debt issued to KCS aggregated $1,651 and $2,746 in 1991 and 1990, respectively. On January 25, 1993, Terex entered into an agreement whereby KCS borrowed $1.7 from Terex ("the KCS/Terex Note"). The KCS/Terex Note bore interest at prime. The loan represented by the KCS/Terex Note may have constituted a default under the Senior Secured Notes, the Subordinated Notes and the Bank Lending Agreement. The entire balance was repaid to Terex on February 1, 1993, six days after the initial borrowing, thereby curing any default which may have occurred.

Fruehauf Trailer Corporation

Three members of the Company's Board of Directors also serve as directors for Fruehauf Trailer Corporation.

Fruehauf has filed a consent solicitation with the Securities and Exchange Commission to authorize the issuance of up to 2,500,000 shares of preferred stock. A portion of these shares would be issued to the Company in exchange for $11,587 of the long-term payable to the Company. The proposed transaction would require ratification by the Fruehauf's stockholders prior to completion. The consent solicitation was pending at December 31, 1992. The completion of this transaction is uncertain.

The Company's Board of Directors approved a program to consolidate Fruehauf's parts warehousing and administration functions with the Company. During the fourth quarter of 1992, Fruehauf announced its intention to close its parts warehouse in Westerville, Ohio and transfer its replacement parts inventory to the Terex distribution center near Memphis, Tennessee. Under the proposed arrangement, Terex will perform purchasing and warehousing functions for Fruehauf in exchange for monthly parts warehousing fees. This relocation has not yet been implemented and is dependent upon the eventual outcome of the Fruehauf restructuring plan. In November 1992, in contemplation of this agreement, Terex transferred $2,000 to Fruehauf. The $2,000 transfer constituted a default ("November Default") under the Senior Secured Notes, the Subordinated Notes and the Bank Lending Agreement. Subsequently in May 1993, Terex entered into an agreement with Delphos Axle Corporation ("Delphos"), an operating unit of Fruehauf, whereby Delphos will provide products and manufacturing services to Terex. The agreement with Delphos required Terex to make a $2,000 payment to Delphos, which Terex effected on May 11, 1993 by instructing Fruehauf to transfer the $2,000 Fruehauf owed to Terex directly to Delphos. This transfer also satisfied Fruehauf's $2,000 obligation to Terex so that the events which gave rise to the November Default no longer exist.

In August, 1992, Clark purchased certain assets of a subsidiary of Fruehauf for $790. This constituted a default under the Senior Secured Notes, the Subordinated Notes and the Bank Lending Agreement because the purchase did not have prior approval of the independent members of the Company's Board of Directors. The approval was subsequently obtained; therefore, the events which gave rise to such default no longer exist.

Terex Corporation Master Retirement Plan Trust

In conjunction with the financing of the Clark Acquisition and the refinancing of certain of the existing debt, $4,000 of the Senior Secured Notes were issued to the Trust. The Trust later purchased an additional $2,002 of the Senior Secured Notes. At December 31, 1992, debt payable to the Trust was $6,002. Interest on debt issued to the Trust aggregated $232 in 1992.

Other

A director of the Company is affiliated with Airlie, and one director was formerly affiliated with Airlie, a limited partnership which owns approximately 9% of the Company's common stock. An additional 3.6% of the Company's Common Stock is owned by individuals related to Airlie. In addition, Airlie owned approximately 3.3% of Fruehauf's outstanding common stock. In conjunction with the Fruehauf Acquisition, $7,497 of the Series A Notes and $4,500 of the Series B Notes were issued to Airlie. During 1991, as a part of the Fruehauf recapitalization, the Series A Notes were exchanged for the Fruehauf Notes bearing an interest rate of 12% and the Series B Notes were exchanged for Fruehauf common stock (see Note I -- "Long-Term Obligations"). Debt payable to Airlie of $7,497 is included in the Consolidated balance sheet at December 31, 1991. Interest and other expenses on debt issued to Airlie of $2,092 and $2,749 in 1991 and 1990, respectively, is included in the Consolidated Statement of Income. Assuming Airlie exercised the Fruehauf Warrant it received with the Fruehauf Notes in the Recapitalization, it would own approximately 18.2% of Fruehauf's common stock.

Fruehauf owns a manufacturing facility in Germany that it leases to SESR pursuant to a lease agreement assumed in the Fruehauf acquisition. The carrying value of this asset was $18,955 at December 31, 1991. The facility is reported as a component of Other Assets in the December 31, 1991 Consolidated Balance Sheet. Fruehauf received rental revenue of $657 and $665 from SESR in 1991 and 1990, respectively. Rental revenue is recorded as other income in the Consolidated Statement of Income and is reduced by depreciation expense on the facility. SESR is responsible for paying the property taxes, insurance, maintenance and expenses related to the leased property.


NOTE P -- BUSINESS SEGMENT INFORMATION

The Company's operations are structured into two industry segments, heavy equipment and material handling. Prior to 1992, the Company's operations were structured into two industry segments; trailer and heavy equipment. The Material Handling Segment principally represents the operations of Clark which was acquired during 1992 (see "Note C -- Acquisitions").

The Company's Heavy Equipment Segment includes operations engaged in the design, manufacture and marketing of heavy-duty, off-highway earthmoving and lifting equipment. Products include haulers, scrapers, loaders, crawlers, cranes, excavators, draglines and aerial lifts. The Heavy Equipment Segment also manufactures and markets a wide range of accessories and replacement parts for its products. The principal markets served by the Heavy Equipment Segment include the construction, mining, and industrial markets.

The Company's Material Handling Segment is engaged in the design, manufacture and marketing of internal combustion and electric forklifts and related parts and equipment. The principal markets served by the Material Handling Segment include distribution and manufacturing operations and the food, canning and bottling industry.

Through its former consolidated subsidiary, Fruehauf, the Company was also engaged in the design, manufacture and marketing of truck trailers, including vans, refrigerated vans, dump trailers, platform trailers, liquid and bulk tanks, and components (the "Trailer Segment") from 1989 through 1991. In addition, the Trailer Segment sold used trailers, some of which had been accepted as trade-ins in connection with the sale of its new trailers. The Trailer Segment also performed service work on trailers and markets trailer parts and equipment. The principal markets served by the Trailer Segment were the trucking and transport industries. As explained in Note D -- "Investment in Fruehauf Trailer Corporation," the Company accounts for Fruehauf using the equity method as of January 1, 1992.


Industry segment information is presented below:

                                              1992         1991        1990

  Sales
     Material Handling                     $240,940        $---         $---
     Trailer                                    ---     512,689      589,441
     Heavy Equipment                        282,415     271,505      433,737

       Total                               $523,355    $784,194   $1,023,178

  Income (Loss) From Operations
     Material Handling                       $2,177        $---         $---
     Trailer                                    ---    (23,153)       19,274
     Heavy Equipment                        (5,929)    (11,279)       23,287
     General/Corporate                        (373)     (1,768)        1,825

       Total                               $(4,125)   $(36,200)      $44,386

  Depreciation and Amortization
     Material Handling                       $4,042        $---         $---
     Trailer                                    ---       8,449       15,037
     Heavy Equipment                          5,610       3,575        4,628
     General/Corporate                           41       1,444        1,404

       Total                                 $9,693     $13,468      $21,069

  Capital Expenditures
     Material Handling                       $3,129        $---         $---
     Trailer                                    ---       2,510        3,565
     Heavy Equipment                          2,238       1,554        5,130
     General/Corporate                           15          34           12

       Total                                 $5,382      $4,098       $8,707

  Identifiable Assets
     Material Handling                     $247,813        $---         $---
     Trailer                                    ---     359,928      458,001
     Heavy Equipment                        229,042     256,071      286,384
     General/Corporate                          501       1,204          680

       Total                               $477,356    $617,203     $745,065


  Geographical segment information is presented below:
                                              1992         1991         1990

  Sales
     North America                         $369,394    $708,854     $906,981
     Europe                                 149,970      84,680      143,980
     All other                               30,780      23,070       29,011
     Eliminations                          (26,789)    (32,410)     (56,794)

       Total                               $523,355    $784,194   $1,023,178

  Income (Loss) From Operations
     North America                        $(11,968)   $(35,456)      $40,595
     Europe                                   5,453     (2,131)        4,365
     All other                                1,351         392          284
     Eliminations                             1,039         995        (858)

       Total                               $(4,125)   $(36,200)      $44,386

  Identifiable Assets
     North America                         $363,252    $556,165     $674,591
     Europe                                 122,877     105,090      112,808
     All other                                8,664       2,226        4,659
     Eliminations                          (17,437)    (46,278)     (46,993)

       Total                               $477,356    $617,203     $745,065


Intersegment sales were immaterial in all years presented. Sales between geographic areas are generally priced to recover costs plus a reasonable markup for profit. Operating income equals net sales less direct and allocated operating expenses, excluding interest and other nonoperating items. Corporate assets are principally cash, marketable securities and administration facilities.

The majority of the Material Handling Segment operations market their product through independent distributors. The majority of the Heavy Equipment Segment operations market their products through independent distributors, while certain other operations market their products directly to the end user. Trailers and related service, parts and accessories were marketed through Fruehauf's sales and service branches, as well as through an existing nationwide dealership network which consists of over 200 independent businesses which generally serve the trucking and transport industries.

The Company is not dependent upon any single customer. No single customer accounted for more than 10% of 1992, 1991 or 1990 consolidated net sales.

Export sales from U.S. operations were $92,347, $83,324 and $117,320 in 1992, 1991 and 1990, respectively.


NOTE Q - LIQUIDITY AND REFINANCING PLANS

As a result of significant operating losses which have continued through the first quarter of 1993, and cash flow difficulties, the Company has taken significant actions to reduce its overall cost structure and improve liquidity.

The Company intends to augment its top management during 1993, with the addition of a new Chief Executive Officer and a Chief Financial Officer. In addition, the Company has announced that it is formulating a plan to integrate the management services of KCS into the Company. These changes will allow the Company to deal more efficiently with its increased complexity and globalization due to the July, 1992 acquisition of Clark.

The Company was not in compliance with certain financial covenants in the Bank Lending Agreement at December 31, 1992. Terex has since received waivers for the noncompliance and the financial covenants in the Bank Lending Agreement have been revised. The revised lending agreement allows no cash borrowing availability and states that beginning April 21, 1993, the Company must commence increasing the amount of the cash collateral at specified increments such that by June 30, 1993 all letters of credit are cash collateralized. The Company is attempting to secure alternative financing which would provide adequate liquidity and working capital for the Company's future needs. The Company has received preliminary credit approval from a financial institution to provide short-term financing by about May 21, 1993, and a permanent financing facility shortly thereafter. The Short-term Agreement only provides cash advances of $15 million and will be secured by all domestic receivables of the Company. The Permanent Lending Agreement is expected to replace the Short-term Agreement and provide up to $45 million for cash advances and guarantees of bank letters of credit and will be secured by all domestic receivables of the Company. The Company believes that the Short-term and Permanent Lending Agreements can be completed in sufficient time to allow the Company to meet all of its debt service and debt payment obligations on a timely basis. However, if such financing is not available or if it is significantly delayed, the Company may not be able to meet its debt and other obligations on a timely basis. If such event were to occur, the Company would be in a payment default which would give the holders of such obligations the right to accelerate their indebtedness which could result in a material adverse effect on the Company. As of April 15, 1993, the noncash collateralized letters of credit were $5.9 million, while accounts receivable remained substantially unchanged from the December 31, 1992 balance of $78.3 million.

The Company believes that, based on management's current estimates, it will be in compliance with its covenants with respect to its Senior Secured Notes and Subordinated Notes throughout 1993. However, certain future events could affect the Company's continuing compliance with such covenants. In particular, in computing tangible net worth under the covenants of the Senior Secured Notes and the Subordinated Notes, the Company is allowed to maintain a defined value for its investment in Fruehauf. At December 31, 1992, the defined value approximated $51.0 million. At December 31, 1992, the market value of the Company's investment in Fruehauf was $24.4 million. As discussed in Note D - "Investment in Fruehauf Trailer Corporation" to the Consolidated Financial Statements, the Company is evaluating alternatives relating to its investment in Fruehauf, including selling Terex's shares of Fruehauf common stock. If, as a result of any transactions affecting its investment in Fruehauf, or any other reason, the Company is not in compliance with certain of its covenants, the Company may be required to offer to repurchase 20% of the outstanding notes.
If such offer were to be made, it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the notes and the notes may be accelerated. Such circumstances could result in a material adverse impact on the Company and its financial position.

In addition to its refinancing efforts, the Company is generating cash through the sale of excess inventory in the Heavy Equipment and Material Handling Segments, eliminating nonessential capital expenditures, and continuing corporate wide cost containment efforts. Also, during 1992, the Heavy Equipment Segment significantly reduced its engineering, selling and administrative expenses through headcount reductions and consolidation of certain administrative functions.



                      TEREX CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (in thousands, except per share data)


                                             For the Nine Months
                                             Ended September 30,
                                             1993         1992

Net Sales                                 $519,510     $313,254

Cost of goods sold                         475,251      284,255

  Gross profit                              44,259       28,999

Engineering, selling and administrative expenses:
  Third parties                             60,313       35,661
  Related parties                            2,314        1,973

  Total engineering, selling and
   administrative expenses                  62,627       37,634

  Loss from operations                    (18,368)      (8,635)

Other income (expense):
  Interest income                              945        1,973
  Interest expense                        (23,849)     (15,575)
  Equity in net loss of  Fruehauf (Note F)   (677)     (14,631)
  Other income (expense)                     (950)      (1,741)

  Loss before income taxes and
   extraordinary item                     (42,899)     (38,609)

Provision for income taxes                     193            2

  Loss before extraordinary item         $(43,092)    $(38,611)
  Exraordinary item - loss on
   extinguishment of debt (Note E)         (2,003)          ---

Net loss                                 $(45,095)    $(38,611)

Net loss per share:
  Loss before extraordinary item          $ (4.33)      $(3.88)
  Extraordinary item                         (.20)       ---

  Net loss                                 $(4.53)      $(3.88)

Dividends per share                       $ ---        $ ---

Weighted average common shares outstanding
   including dilutive options and warrants
  (see Exhibit 11.1)                         9,952        9,944
@Body Single@


The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                (in thousands)

                                               September 30,
                                                    1993

ASSETS

Current assets
  Cash and cash equivalents                      $ 8,887
  Restricted cash                                  4,633
  Net receivables                                 78,645
  Net inventories                                168,446
  Other current assets                             6,978

          Total current assets                   267,589

Property, plant and equipment
  Property, plant and equipment                  137,765
  Less - accumulated depreciation                 36,222

          Net property, plant and equipment      101,543

Investments in affiliate companies                 3,343

Other assets                                      30,101

Total assets                                   $ 402,576


The accompanying notes are an integral part of these financial statements.




                      TEREX CORPORATION AND SUBSIDIARIES

          UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET (Continued)
                                (in thousands)

                                               September 30,
                                                    1993

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities
  Notes payable                                  $ 2,476
  Trade accounts payable                          83,323
  Accrued compensation and benefits               10,937
  Accrued warranties and product liability        28,288
  Accrued interest                                 4,811
  Accrued income taxes                             1,582
  Restructuring reserve                           14,097
  Other current liabilities                       24,234
  Current portion of long-term debt               17,791

          Total current liabilities              187,539

Long-term debt less current portion              208,848
Accrued warranties and product liability
 - long-term                                      39,850
Accrued pension                                   16,984
Postretirement health benefits (Note B)              428
Other long-term liabilities                        6,795

Stockholders' investment
  Common stock, $.01 par value
   - authorized 20,000 shares;
   issued and outstanding 9,953 shares               100
  Additional paid-in capital                      37,808
  Accumulated deficit                           (81,326)
  Pension liability adjustment                   (4,452)
  Foreign currency translation adjustment        (9,998)

          Total stockholders' investment        (57,868)

Total liabilities and stockholders' investment $ 402,576


The accompanying notes are an integral part of these financial statements.



                      TEREX CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                               For the Nine Months
                                               Ended September 30,
                                               1993        1992
OPERATING ACTIVITIES
  Net loss                                  $(45,095)   $(38,611)
  Adjustments to reconcile net loss to
     cash flows from operating activities:
     Depreciation                              11,615       3,102
     Amortization                               5,979       2,939
     (Gain) loss on sale of property,
      plant and equipment                     (2,029)        (36)
     Unremitted (earnings) loss from
      equity affiliates (Fruehauf)                677      14,631
     Other                                      (221)       1,693
     Changes in operating assets and liabilities:
      Restricted cash                           6,846         ---
      Net receivables                           (782)      18,270
      Net inventories                          28,223      29,834
      Trade accounts payable                  (8,340)         885
      Accrued compensation and benefits         (229)       1,785
      Accrued warranties and product liability(3,835)       3,393
      Accrued interest                        (7,008)       1,342
      Accrued income taxes                      (441)         333
     Restructuring reserve                   (16,503)     (2,500)
      Other                                     3,135    (14,529)

     Net cash from (used in)
      operating activities                   (28,008)      22,531

INVESTING ACTIVITIES
  Acquisition of Business                         ---    (80,454)
  Capital expenditures, net of dispositions   (8,529)     (2,513)
  Advances to Fruehauf                          (622)     (2,802)
  Proceeds from sale of property,
   plant and equipment                         10,377         ---
  Other                                         (337)       (352)

     Net cash from (used in) investing
      activities                                  889    (86,121)

FINANCING ACTIVITIES
  Net borrowings (repayments) under
   revolving line of credit agreements            674    (62,161)
  Proceeds from long-term debt                 18,650     158,800
  Principal repayments of long-term debt      (8,175)    (10,333)
  Other                                         (443)     (4,427)

     Net cash from (used in)
      financing activities                     10,706      81,879

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                              (371)         503

NET (DECREASE) INCREASE IN
 CASH AND CASH EQUIVALENTS                   (16,784)      18,792

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                           25,671      10,892

CASH AND CASH EQUIVALENTS AT END OF PERIOD    $ 8,887     $29,684



The accompanying notes are an integral part of these financial statements.




                      TEREX  CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   (in thousands, unless otherwise denoted)
                              September 30, 1993


NOTE A - BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Terex Corporation and Subsidiaries (the "Company") as of September 30, 1993 and for the nine month periods ended September 30, 1993 and 1992 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual reporting.

The condensed consolidated financial statements include the accounts of Terex Corporation and its majority controlled subsidiaries. All intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in affiliates in which the Company has an ownership interest between 20% and 50%, including Fruehauf Trailer Corporation
("Fruehauf").   The cost method is used to account for investments in
affiliates in which the Company has an ownership interest of less than 20%.

In the opinion of management, all adjustments considered necessary for a fair presentation have been made. Such adjustments consist only of those of a normal recurring nature, except for the impact of the accounting changes discussed in Note B -- "Accounting Changes". Operating results for the nine months ended September 30, 1993 are not necessarily indicative of the results that may be expected for the year ended December 31, 1993. For further information, refer to the consolidated financial statements for the year ended December 31, 1992.


NOTE B - ACCOUNTING CHANGES

Employers' Accounting for Postretirement Benefits Other than Pensions

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" on January 1, 1993. This statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides service. The Company provides postretirement benefits to certain former salaried and hourly employees and certain hourly employees covered by bargaining unit contracts that provide such benefits.

Terex adopted the provisions of SFAS No. 106 using the delayed recognition method, whereby the amount of the unrecognized transition obligation at January 1, 1993 is recognized prospectively as a component of future years' net periodic postretirement benefit expense. The unrecognized transition obligation at January 1, 1993 was approximately $4,476. Terex is amortizing this transition obligation over 12 years, the average remaining life expectancy of the participants.

Currently, the Company's postretirement benefit obligations are not funded. The liability of the Company, as of January 1, 1993, was as follows:

Actuarial present value of accumulated
 postretirement benefit obligation:
             Retirees                   $   4,476
             Active participants              ---
 Total accumulated postretirement
   benefit obligation                       4,476
Unamortized transition obligation         (4,476)
 Liability recognized in the balance sheet    -0-
Less:  Current portion                        -0-
 Accumulated postretirement
  benefit obligation - long term             $-0-

Health care trend rates used in the actuarial assumptions range from 12.3% to 13.5%. These rates decrease to 6.75% over a period of 9 to 11 years. The effect of a one percentage-point change in the health care cost trend rates would change the accumulated postretirement benefit obligation approximately 5%. The discount rate used in determining the accumulated postretirement benefit obligation is 8.25%.

Net periodic postretirement benefit expense for the nine month period ended September 30, 1993 includes the following components:

Service cost                                  $ 0
Interest cost                                 277
Net amortization                              280
                                            $ 557

The difference between Terex's net periodic postretirement benefit expense on a cash basis versus accrual basis was approximately $387 for the nine months ended September 30, 1993.


Accounting for Income Taxes

The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. The new pronouncement retains the basic concepts of SFAS No. 96, but generally simplifies its application. The adoption of this new pronouncement did not have a material impact on the Company's operating results and financial position.

Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. The tax effects of the basis differences and net operating loss carryforwards on January 1, 1993 are summarized below for major balance sheet captions:

Net inventories                          $(1,623)
Fixed assets and assets held for sale    (23,635)
Other assets and deferred charges             664
Other current and long-term liabilities    44,497
All other items                             (173)
Benefit of net operating
 loss carryforward                         76,200
Valuation allowance                      (93,930)
   Total deferred tax liability             $   0

At December 31, 1992, the Company had domestic federal tax basis net operating loss carryforwards of approximately $151,000 and foreign net operating loss carryforwards of approximately $ 52,000. Certain of the domestic net operating loss carryforwards have limitations placed on them under the Internal Revenue Code. The Internal Revenue Service is currently in various stages of examination of the Company's federal tax returns. The results of such audits could change the availability of the net operating loss carryforwards.

In accordance with SFAS No. 109, "Accounting for Income Taxes", the tax benefits of the unused net operating loss carryforwards have been recognized in the Consolidated Financial Statements. As further required by SFAS No. 109, the Company has recorded a valuation allowance for deferred tax assets including the benefits of net operating loss carryforwards because their realization is dependent on future taxable income.


NOTE C - ACQUISITIONS

On July 31, 1992, the Company completed the acquisition of the common stock of Clark Material Handling Company and certain affiliate companies ("Clark") from Clark Equipment Company (the "Clark Acquisition"). Clark is engaged in the design, manufacture and marketing of internal combustion and electric lift trucks and related parts and equipment.

The operating results of this acquisition are included in the Company's consolidated results of operations since August 1, 1992. The following unaudited pro forma summary presents the consolidated results of operations for the nine months ended September 30, 1992 as though the Company completed the Clark Acquisition on January 1, 1992, after giving effect to certain adjustments, including amortization of goodwill and intangible assets, increased depreciation resulting from the revaluation of property, plant and equipment, interest expense and amortization of debt issuance costs on the acquisition debt, and reduced operating costs related to recurring cost savings which are directly attributable to the Clark Acquisition.

                                       Pro Forma
                                  For the Nine Months
                                Ended September 30, 1992

           Net sales                     $ 601,758
           Loss from operations           (18,962)
           Net loss                       (57,949)
           Net loss per share             $ (5.83)


The unaudited pro forma consolidated results do not represent actual operating results. The pro forma amounts were prepared by management and should not be interpreted as predictive of the Company's future results of operations. The Company is actively reorganizing the operations of Clark by consolidating manufacturing and distribution operations. Consequently, management does not view the combination of the historical financial results of the Company and Clark as a meaningful representation of the Company's future operations.


NOTE D - INVENTORIES

The components of net inventories consist of the following at September 30, 1993:

       New equipment                        $ 36,580
       Used equipment                          1,552
       Work-in-process and finished parts     86,634
       Raw materials and supplies             47,498

       Gross inventories                     172,264
       Less: Excess of FIFO costs
         over LIFO inventory value           (3,818)

       Net inventories                     $ 168,446


NOTE E - LONG TERM DEBT

Covenant Compliance

The indentures governing the Company's Senior Secured Notes and Subordinated Notes (together, the "Notes") require, among other things, that the Company maintain certain levels of tangible net worth and collateral coverage. As of September 30, 1993, the Company's tangible net worth as defined in the Note indentures was less than the $15 million minimum required by the indentures. Based on management's current estimates, the Company is expected to continue to experience losses from operations subsequent to September 30, 1993. As a result, absent a capital infusion, the Company's tangible net worth will be less than required under the tangible net worth covenants as of December 31, 1993. In the event the Company's tangible net worth is not in excess of the amount required under the tangible net worth covenants for two consecutive quarters, the Company must offer to repurchase, at par plus accrued interest, 20% of the outstanding principal amount of the Notes. If such an offer were to be made, it is likely that the Company would require additional funding to complete the offer, and if such funding were unavailable to it, the Company would be unable to comply with the terms of the Notes and the Notes may be accelerated. Such circumstances could result in a material adverse impact on
the Company and its financial position.   In an effort to raise additional
capital and increase the Company's net worth, the Company is currently seeking
to effect the sale of preferred stock in a private placement.   Management is
also considering other actions, including the sale of assets such as a portion of the Company's stock holdings and investments, which, at any time, may be necessary for the Company to remain in compliance with the tangible net worth and collateral coverage covenants.

Permanent Facility

On May 20, 1993, Terex entered into an agreement with a financial institution which initially provided short-term financing ("Interim Facility"), and currently provides permanent financing ("Permanent Facility") (together the "Lending Facilities"). The Interim Facility provided for cash advances to the Company of up to $17.5 million. The Permanent Facility became effective and replaced the Interim Facility as of August 24, 1993 and provides for up to $20 million of cash advances and guarantees of bank letters of credit and is secured by all domestic receivables of the Material Handling and Heavy Equipment Segments.

Borrowings under the permanent facility mature in two years from the August 24, 1993 effective date. Accordingly, all such borrowings, including former short term interim facility borrowings outstanding at the effective date, are classified as Long Term Debt in the accompanying Balance Sheet.

Extraordinary Item

In connection with entering into the Lending Facilities, the Company terminated its previous bank lending agreement with a commercial bank. The Company recognized, as an extraordinary item, a charge of approximately $2.0 million in the second quarter of 1993 to write off unamortized debt issuance costs.


NOTE F - INVESTMENT IN FRUEHAUF

Following an initial public offering of 4,000,000 shares of Fruehauf common stock in July 1991, the Company owned approximately 42% of the outstanding common stock of Fruehauf. The Company presently accounts for its investment in Fruehauf using the equity method. On August 20, 1993, Fruehauf entered into agreements with its existing lenders, a new lender and a number of investors which resulted in a restructuring of existing debt, and provided for a new $25 million credit facility and $20.5 million of new equity (the "Fruehauf Restructuring"). The $25 million of new credit is in the form of an inventory and receivables revolving credit facility provided by Congress Financial Corporation. The $20.5 million of new equity arose from the private placement of approximately 7,841,000 shares of Fruehauf common stock at $1.50 per share and approximately $8,783,000 of convertible subordinated debt. The convertible subordinated debt will be converted into approximately 5,855,000 additional shares of Fruehauf common stock as soon as Fruehauf's Certificate of Incorporation is amended to increase the number of shares authorized following appropriate Fruehauf stockholder approval and approval of such shares for listing on the New York Stock Exchange. As part of the restructuring, Terex agreed with Fruehauf to accept approximately 2,251,000 shares of Fruehauf common stock in satisfaction of approximately $13.5 million of indebtedness of Fruehauf owed to Terex. As a result of the restructuring and financing transactions, Terex's ownership of Fruehauf decreased to approximately 26%.

Because Fruehauf has experienced significant losses since 1991 and continues to have a stockholders' deficit after the new equity investment, Terex's carrying value for its investment in Fruehauf has been reduced to zero. Terex has also recognized a contingent obligation of approximately $3 million with respect to guaranties by Terex of certain obligations of Fruehauf. Until such time as Fruehauf returns to profitability and achieves a positive net worth, the Company does not expect to recognize any additional losses or income with respect to its investment in Fruehauf.

Summarized income statement information of Fruehauf for the first nine months of 1993 and 1992 is as follows:

                                                1993       1992
         Net sales                       $ 196,994      $ 388,552
         Gross profit                       10,498         38,196
         Net loss                          (93,104)      (34,635)


Restatement of financial statements for the period ended September 30, 1993

As described above, after an initial public offering of Fruehauf common stock in July 1991 the Company owned approximately 42% of the outstanding common stock of Fruehauf. Due to additional control factors, including shares owned by certain officers of Terex, the presence of three Terex directors on Fruehauf's board, the service of two Terex executive officers as executive officers of Fruehauf, and the existence of a voting trust among Terex and certain individuals, the Company concluded it had a controlling financial interest in Fruehauf until the closing of the Fruehauf Restructuring. Accordingly, in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 as originally filed, Fruehauf's results were included in the Company's consolidated financial statements on a consolidated basis for the periods ended September 30, 1992 and deconsolidated as of January 1, 1993.

After consultation with the Securities and Exchange Commission staff, management subsequently decided that despite the control factors described above, assurance of strict numerical voting control of Fruehauf by Terex was eliminated as a result of the termination of the voting trust between Terex and certain individuals in July 1992 and, therefore, Terex should not consolidate Fruehauf in its 1992 financial statements. Accordingly, management has restated the financial statements for the periods ended September 30, 1993 and 1992 to account for the Company's investment in Fruehauf on the equity method effective January 1, 1992.

The following table sets forth selected information as originally reported and as restated for the nine months ended September 30, 1993 and 1992:

                                   Nine Months Ended Nine Months Ended
                                   September 30, 1993September 30, 1992
Net Sales
   As Originally Reported                $519,510       $701,806
   As Restated                            519,510        313,254

Net Income (Loss)
   As Originally Reported                (44,797)       (38,611)
   As Restated                           (45,095)       (38,611)

Net Income (Loss) Per Share
   As Originally Reported                (4.50)          (3.88)
   As Restated                           (4.53)          (3.88)

Average Number of Common and
    Common Equivalent Shares Outstanding    9,952          9,944



NOTE G - CONTINGENCIES AND UNCERTAINTIES
The Company is subject to a number of contingencies and uncertainties including product liability claims, self-insurance obligations, tax examinations and guarantees. Many of the exposures are unasserted or proceedings are at a preliminary stage, and it is not presently possible to estimate the amount or timing of any cost to the Company. However, management does not believe that these contingencies and uncertainties will, in the aggregate, have a material
effect on the Company.    When it is probable that a loss has been incurred and
possible to make reasonable estimates of the Company's liability with respect to such matters, a provision is recorded for the amount of such estimate or for the minimum amount of a range of estimates when it is not possible to estimate the amount within the range that is most likely to occur.

Fruehauf has identified environmental exposures at a number of Superfund and other sites, and is currently participating in administrative or court proceedings involving a number of these sites. Many of the proceedings are at a preliminary stage, and the total cost of remediation, the timing and extent of remedial actions which may be required, and the amount of Fruehauf's liability, if any, with respect to these sites cannot presently be estimated. The Company believes that it could have contingent responsibility for certain of Fruehauf's liabilities with respect to Fruehauf's environmental matters if Fruehauf fails to discharge its obligations, but only to the extent that such liabilities arose during the time period during which Terex was the controlling stockholder of Fruehauf. The Company believes that Fruehauf's significant environmental liabilities predate Terex's acquisition of Fruehauf, and therefore any contingent responsibility of the Company is not expected to have a material adverse effect on the Company.





                       REPORT OF INDEPENDENT ACCOUNTANTS

                           To be filed by amendment.



                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION

                        COMBINED STATEMENT OF OPERATING
                             REVENUES AND EXPENSES

                            (amounts in thousands)

                                                 Year Ended December 31,
                                                   1991           1990

NET SALES                                       $502,748       $632,733
COST OF GOODS SOLD                               472,175        550,985

   Gross profit                                   30,573         81,748
ENGINEERING, SELLING AND ADMINISTRATIVE
 EXPENSES                                         60,553         64,112

RESTRUCTURING CHARGE                               7,180            ---

   Income (loss) from operations                (37,160)         17,636

INTEREST EXPENSE                                 (1,660)        (1,961)

OTHER INCOME - NET                                 1,100          1,386

EQUITY IN NET INCOME (LOSS) OF DEALERSHIPS            70           (70)

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING                (37,650)         16,991

CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING - POSTRETIREMENT BENEFITS
 (SEE NOTE G)                                    (8,532)            ---

INCOME (LOSS), EXCLUSIVE OF TAXES              $(46,182)        $16,991


The accompanying notes are an integral part of these financial statements.




                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION

                 COMBINED STATEMENT OF ASSETS AND LIABILITIES

                            (amounts in thousands)

                                                  December 31, 1991

                                    ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                  $1,629
   Trade and notes receivable, less allowance of $3,568       42,244
   Accounts due from related parties                           1,678
   Net inventories                                            75,445
   Other current assets                                        4,712
       Total current assets                                  125,708

LONG-TERM ASSETS
   Property                                                    4,750
   Plant                                                      49,824
   Equipment                                                  62,708
                                                             117,282
   Less-Accumulated depreciation                            (67,234)
      Net property, plant and equipment                       50,048
   Goodwill, net of amortization of $796                      18,728
   Investment in dealerships                                   1,995
   Other assets                                               11,697
     Total assets                                            208,176

                                  LIABILITIES
CURRENT LIABILITIES
   Trade accounts payable                                     42,955
   Accounts due to related parties                             2,479
   Other current liabilities                                  49,621
       Total current liabilities                              95,055

RENTAL INSTALLMENT OBLIGATIONS                                 5,817
OTHER LONG-TERM LIABILITIES                                   49,886

       Total liabilities                                     150,758

NET ASSETS OF BUSINESS ACQUIRED                              $57,418


The accompanying notes are an integral part of these financial statements.




                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION

                       COMBINED STATEMENT OF CASH FLOWS

                            (amounts in thousands)

                                                 Year Ended December 31,
                                                   1991           1990

OPERATING ACTIVITIES
   Income (loss), exclusive of taxes           $(46,182)        $16,991
   Adjustments to reconcile loss, exclusive of taxes,
     to net cash from (used in) operating activities:
       Depreciation                                8,410          7,991
       Amortization and write-off of
        deferred costs                               478            318
       Noncash restructuring charge                7,180            ---
       Effect of accounting change                 8,532            ---
       Equity (income) loss                         (70)             70
       Increase (decrease) in cash due to changes in operating
       assets and liabilities, net of the effects of
       business acquisitions:
       Trade receivables                           1,974          6,598
       Accounts due from related parties           (982)             14
       Net inventories                            17,144        (5,865)
       Other current assets                          405          (180)
       Trade accounts payable                    (4,098)       (11,277)
       Accounts due to related parties           (1,402)        (3,250)
       Accrued warranties and product
        liabilities                                2,370          2,440
       Other current liabilities                   7,531          1,507
       Other assets                              (1,016)          (227)
       Other liabilities                             167        (3,608)

   Net cash from (used in) operating
    activities                                       441         11,522


INVESTING ACTIVITIES
   Acquisition of business, net of cash acquired     ---       (19,810)
   Sale of properties                              1,202            131
   Capital expenditures                          (8,640)        (9,881)
   Other                                         (1,352)          (958)

     Net cash used in investing activities       (8,790)       (30,518)


FINANCING ACTIVITIES
   Net borrowings from parent                      8,261         19,729
   Decrease in rental obligations                  (528)          (120)

     Net cash from (used in) financing
      activities                                   7,733         19,609


EFFECT OF EXCHANGE RATE CHANGES ON CASH              968          (101)


NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                352            512

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   1,277            765


CASH AND CASH EQUIVALENTS AT END OF PERIOD        $1,629         $1,277


The accompanying notes are an integral part of these financial statements.




                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                               December 31, 1991
            (dollar amounts in thousands, unless otherwise denoted)

NOTE A--REPORTING ENTITY AND BASIS OF PRESENTATION

  On July 31, 1992, Terex Corporation ("Terex") completed the acquisition of the common stock of Clark Material Handling Company and certain sister companies (herein referred to as the "Business") from Clark Equipment Company ("CECO" or the "Seller") (the "Clark Acquisition"). The purchase price of the common stock acquired was approximately $90.0 million.

  The combined financial statements include the combined accounts of the Business acquired. The Combined Statement of Operating Revenues and Expenses include revenues and expenses directly related to the Business and exclude income taxes.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

  Principles of Combination - All material intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in which the Business has an ownership interest between 20% and 50%. All majority-owned subsidiaries have been consolidated.

  Foreign Currency Translation - Financial statements of subsidiaries operating outside of the United States are translated into U.S. dollar equivalents in accordance with FAS No. 52. Foreign currency translation adjustments are generally excluded from the Combined Statement of Operating Revenues and Expenses. Such adjustments are inherently included as a component of Net Assets of Business Acquired in the Combined Statement of Assets and Liabilities. Foreign currency exchange losses, resulting primarily from foreign currency transactions, of $0.8 million and $0.5 million in 1991 and 1990, respectively, are included in Other Income.

  Cash and Cash Equivalents - The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Inventories - Inventories are stated at the lower of cost or market. The last-in-first out (LIFO) method is used to value substantially all U.S. inventories. All other inventories are valued using the first-in, first-out
(FIFO) method.

  Property, Plant and Equipment - Property, plant and equipment are stated at cost. Plant and equipment are depreciated over the estimated useful lives of the assets, ranging from three years for certain equipment to a maximum of 50 years for some buildings, under the straight-line method of depreciation for financial reporting purposes. Depreciation expense reflected in these financial statements for 1991 and 1990 approximated $8.4 million and $8.0
million, respectively.   Expenditures for maintenance and repairs not expected
to extend the useful life of an asset beyond its normal useful life are charged to expense as incurred. The cost of assets and related accumulated deprecation that are retired or sold are removed from the accounts, with corresponding gains or losses on disposal included in income.

  Costs and Expenses - Provisions are made for the estimated future costs that will be incurred under product warranty claims based on the Company's claims experience. Such costs are accrued at the time revenue is recognized.

  Research and Development Costs - Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products amounted to $11.2 million in 1991 and 12.4 million in 1990.

  Restructuring Charge - During 1991, the Business recorded the impact of a restructuring plan designed to increase the overall profitability of the Business by streamlining and consolidating certain operations. Restructuring costs of $7.2 million represent provisions for the anticipated future costs of implementing reductions in both domestic and foreign manufacturing capacity, as well as streamlining manufacturing processes. The restructuring charge included the following items:

          Employment Reduction Costs            $  4,680
          Plant Consolidation and
           Rationalization                         2,500
                                                 $ 7,180

  Income Taxes - Prior to the acquisition, the Business was included in the consolidated federal tax return of CECO. Given the complexity of segregating the tax attributes of the Business from Consolidated CECO and the cumulative operating losses incurred by the Business in recent years, the presentation of tax accounts for the Business would not be meaningful. Accordingly, the combined financial statements exclude income tax effects.

  The Seller has agreed to idemnify Terex for any costs arising in future periods related to income tax effects of the Business's operations prior to the acquisition.

  Guarantees and Contingencies - Guarantees and other contingencies are accrued when a loss is considered probable and the amount is reasonably measurable.

NOTE C--ACQUISITION ACTIVITIES

  On April 30, 1990, the Business acquired the common stock of Drexel Industries, Inc. ("Drexel") for approximately $20 million in cash. The acquisition was accounted for using the purchase method; accordingly, the assets acquired and the liabilities assumed were recorded at their estimated fair value at the date of acquisition. The excess of purchase price over the estimated value of the net assets acquired of approximately $19.5 million is being amortized on a straight-line basis over 40 years. Drexel operations have been included in the Combined Statement of Operating Revenues and Expenses since the date of acquisition.

  Unaudited pro forma combined sales and income before taxes for 1990, assuming the Business completed the Drexel acquisition on January 1, 1990, would have increased by approximately $4.0 million and $0.5 million, respectively. The pro forma combined results do not represent actual operating results. The Business is actively reorganizing all its operations, including the integration of Drexel operations with existing manufacturing operations, and adjusting production capacity to meet actual demand in the marketplace. Consequently, management does not view pro forma information as a meaningful representation of the Business's future operations.


NOTE D--INVENTORIES

  Inventories, net of valuation reserves of $7.5 million consist of the following:
                                                        December 31,
                                                            1991

     Finished products                                 $ 29,405
     Work-in-process and finished parts                  29,511
     Raw material and supplies`                          43,386

                                                        102,302

     Less:  Excess of FIFO costs
                        over stated LIFO value           26,857


                                                       $ 75,445



  Inventories valued using the LIFO method represented approximately 60% of combined inventories at December 31, 1991. In 1991 and 1990, certain inventory quantities were reduced, resulting in liquidations of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect was to decrease cost of goods sold by $4.2 million and $0.7 million in 1991 and 1990, respectively.



NOTE E--BALANCE SHEET AND INCOME STATEMENT INFORMATION

  Other current liabilities include the following:

                                                    December 31, 1991

  Accrued payroll and related taxes                   $  7,076
  Accrued product liability                              9,700
  Accrued warranties                                     8,531
  Accrued product discounts                              5,025
  Accrued restructuring costs                            8,708
  Other                                                 10,581
                                                      $ 49,621

  Other long-term liabilities include the following:

                                                    December 31, 1991

  Accrued pension                                     $ 11,141
  Accrued product liability                             36,423
  Other                                                  2,322

                                                      $ 49,886

  Supplementary income statement information

                                             Year Ended December 31,
                                               1991         1990
  Maintenance and repairs                    $ 2,557    $ 2,349
  Rent                                         4,192      4,560
  Advertising costs                            4,200      4,226


NOTE F--PENSION COSTS

  Essentially all of the Business's U.S. employees were covered by a defined benefit pension plan sponsored by the previous employer. The Seller has retained the responsibility after the Clark Acquisition for this plan and another plan covering retirees. Therefore, the impacts of these plans have not been included in the Combined Statement of Assets and Liabilities. The operating expense impact of pension programs related to former operations of the Business which were not acquired by Terex have been eliminated from the Combined Statement of Operating Revenues and Expenses. Provisions related to active employees, however, have been included inasmuch as it is anticipated that the Business will maintain a similar plan after the sale. Pension expense related to active employees was $1.5 million in 1991 and $1.3 million in 1990.

  CECO also sponsored defined contribution plans in the United States and Korea. Costs associated with these plans were $0.7 million in 1991 and $0.6 million in 1990.

  The Business's German employees are covered by a defined benefit pension
plan.   At December 31, 1991, the Business has accrued approximately $11.1 million related to the benefits earned by active and retired participants as of that date. The plan is unfunded. Annual pension expense relating to this plan approximated $0.8 million in 1991 and $1.0 million in 1990.


NOTE G--POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

  CECO provided certain health care and life insurance benefits for retired employees of the Business. Substantially all U.S. employees of the Business became eligible for these benefits upon retirement. Contributory requirements for retirees under the Plan varied based upon the actual retirement date.

  Effective January 1, 1991, CECO changed its method of accounting for postretirement benefits by adopting the accrual method, as prescribed by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." In making this change, the Business gave immediate recognition to a $72.2 million provision to accrue the total estimated amount of the Accumulated Postretirement Benefit Obligation related to current and former operations of the Business. This charge was recorded as a cumulative effect of an accounting change.

  Under terms of the agreement between CECO and Terex related to the acquisition of the Business, CECO maintains responsibility for the obligations due under the above referenced plan. Therefore, the impacts of the related obligations have not been reflected in the Combined Statement of Assets and Liabilities. Virtually all operating expense impacts, including both the annual provisions expensed on a pay-as-you-go basis prior to the change in accounting and the cumulative effect of the change in accounting, have also been eliminated from the Combined Statement of Operating Revenues and Expenses. These impacts have been removed inasmuch as the related provisions related almost entirely to former operations of the Business which were not acquired by Terex. The remaining portion of the cumulative effect of the change in accounting of $8.5 million included in the Combined Statement of Operating Revenues and Expenses represents the charge associated with active employees and retirees of the Business acquired.

  In terms of future periods, Terex has no benefit program which provides retiree health or life insurance benefits to retirees of the Business.

NOTE H--PRODUCT LIABILITY AND OTHER INSURANCE COSTS

  Domestically, the Business is self-insured up to certain limits for product liability exposures. The Business provides self-insurance reserves for estimated losses on known claims and for claims anticipated to have been incurred which have not yet been reported. Reserves for product liability losses are generally of a long-term nature and are presented on a projected gross settlement basis.

  The Business has suits pending alleging damages for injuries or deaths from accidents involving the Business's products that have arisen in the normal course of its operations. Although the ultimate exposure to the Company from these and any similar subsequent suits, relating to accidents which have occurred, is subject to a high degree of estimation and cannot be determined with complete precision, the Business believes that potential damages are adequately provided for by insurance and product liability reserves.

  The Business is also self-insured with respect to various other risks, including workers' compensation, general, and automobile liability. Insurance coverage for product liability and these other risks is obtained for catastrophic losses as well as those risks required to be insured by law or contract. The Business has recorded an estimated liability, based upon actuarial determination, for all uninsured risks and claims incurred. However, future periods could be affected if uninsured losses in excess of amounts provided were incurred.

NOTE I--GUARANTEES AND REPURCHASE ARRANGEMENTS

  The Business has given guarantees arising out of the ordinary conduct of its business. These guarantees generally relate to financial institutions for the collectibility of certain third party receivables. These normally relate to capital loans and other dealer and customer obligations, and approximated $37 million at December 31, 1991. Potential losses on such guarantees are accrued as a component of the Allowance for Doubtful Accounts.

  To enhance its marketing efforts and ensure continuity of its dealer network, the Business has also agreed as part of its dealer sales agreements to repurchase certain new and unused products and parts inventory and certain products used as dealer rental assets in the event of a dealer termination. Through this arrangement, the Business has been able to maintain its dealer network based on operational standards and marketing requirements. Repurchase agreements included in operating agreements with an independent financial institution have been patterned after those included in the dealer sales agreements. Dealer inventory and rental asset financings approximately $235 million at December 31, 1991, are covered by those operating agreements. It is not practicable to determine the additional amount subject to repurchase solely under the dealer sales agreements. Under these arrangements, when dealer terminations do occur, a newly selected dealer generally assumes the assets of the prior dealer and any related financial obligations. Accordingly, the risk of loss to the Business is minimal, and historically it has incurred only immaterial losses relating to these arrangements. In 1991, four dealers were terminated and the related losses incurred were negligible.


NOTE J--LEASE COMMITMENTS

  The Business leases certain office and manufacturing facilities as well as certain other equipment. Future rental commitments relating to leases with a term in excess of one year are as follows:

            1992                                       $   3,256
            1993                                           2,648
            1994                                           2,065
            1995                                           1,295
            1996                                           1,058
            Thereafter                                       957
                                                       $  11,279

  The Business also routinely enters into sales-leaseback arrangements with regards to certain equipment, which is later sold to third-party customers under sales-type lease agreements. The Business maintains a net investment in these leases, represented by the present value of payments due under the leases, which is included in the Other Current Asset and Other Asset captions of the Combined Statement of Assets and Liabilities. The total net investment in such leases approximated $8.2 million at December 31, 1991.

  In connection with the original sale-leaseback arrangements underlying the customer leasing program, the Business has an outstanding rental installment obligation. Consistent with the nature of the capital leases, the obligation reflects the present value of the minimum payments due under the leases. The current portion of this obligation is included in Other Current Liabilities in the Combined Statement of Assets and Liabilities.

  The average term of each of the leasing arrangements outlined above is five years. Additional information related to both the net investment in leases and the rental obligation are as follows:

                                    Investment              Rental
                                    In Leases             Obligation

          Total minimum obligations    $9,688                $8,516

          Less amount representing
           interest                     1,440                 1,256

          Present value of net
           minimum obligations          8,248                 7,260
          Less current portion          1,625                 1,443

           Long-term obligations       $6,623                $5,817

  Pursuant to the terms of the Stock Purchase Agreement between CECO and Terex, CECO has agreed to fully reimburse Terex for the present value of all payments due under the rental installment obligation as of the date of acquisition.



NOTE K--SEGMENT INFORMATION

  The Business operates in one industry segment, that being the design, manufacture and sale of forklift trucks. There was no single customer from which 10% or more of total revenue was derived during the years 1989-1991. Export sales of U.S. manufactured products and parts sold to customers and dealers located outside of the United States were $34.8 million and $38.3 million in 1991 and 1990. These sales were principally to Europe and Canada. Sales to the U.S. government accounted for less than 2% of total sales in each year.

  In 1989, the Business began producing transaxle components in Korea for use in forklift trucks produced in conjunction with a joint-venture with Samsung Heavy Industries (See Note L - Related Party Transactions). Transfers of transaxle components to the joint-venture are not reflected as sales for financial reporting purposes. As these components are included in the finished products supplied by the venture, the sales are recognized upon sale of the forklift trucks to third party customers.

  For geographic segment reporting, sales and operating profit (loss) reflect amounts sourced from the identified geographic area. Information on geographic segments is as follows:

                                           December 31,
                                         1991        1990
                                      Amounts in millions

          Sales:
            North America             $326.8      $422.1
            Europe                     173.1       209.8
           Pacific Rim                   2.8          .8

          Transfers between areas:
            North America               11.5        10.1
            Europe                       8.3         5.4
            Pacific Rim                  3.2          .1
            Eliminations               (23.0)      (15.6)
            Total                     $502.7      $632.7

          Operating profit (loss):
            North America             $(23.6)       $9.5
            Europe                     (11.5)       10.5
            Pacific Rim                 (1.0)        (.9)
                                       (36.1)       19.1

          Interest expense              (1.7)       (2.0)

          Combined operations          (37.8)       17.1
          Equity investments              .1         (.1)

            Total                     $(37.7)      $17.0


                                           December 31,
                                         1991         1990
          Amounts in millions
          Identifiable assets:
            North America             $105.9      $106.2
            Europe                      81.8       102.1
            Pacific Rim                 18.5        19.6

          Combined operations          206.2       227.9

          Equity investments             2.0         1.9
            Total                     $208.2      $229.8



NOTE L--RELATED PARTY TRANSACTIONS

  The Business, as a part of CECO, had entered into transactions with CECO affiliates. While certain of the transactions may continue for a period of time subsequent to the Clark Acquisition, such transactions are not related party transactions of Terex. A discussion of major transactions follows.

  Service Arrangements

  The Business has entered into service arrangements with various operations of CECO. Under one such arrangement, Clark Distribution Services (CDS), a wholly-owned subsidiary of CECO, provides warehousing and shipping services related to the Business's North American after-market parts business. Fees relating to this operation were based on negotiated contracts and approximated $7.5 million in 1991 and $7.4 million in 1990. CDS continues to provide services under the terms of the most recent contract subsequent to the acquisition by Terex. The Business provides a similar service for the distribution of parts for other business units of CECO in Europe. Service revenues under this arrangement included in these financial statements approximated $2.5 million in 1991 and $2.5 million in 1990. This arrangement is based on negotiated contracts with indefinite terms, which can be cancelled with 12 months written notice. The Business also contracted with an operation of CECO which provided its data processing resources for its North American operations. Fees of approximately $1.5 million in 1991 and $2.2 million in 1990 were charged under this arrangement. Pursuant to the terms of the Stock Purchase Agreement between Terex and CECO, CECO will continue to provide such data processing services through December 31, 1992.

  Purchases from CECO Affiliates

  The Business purchased forklift truck componentry from Clark-Hurth Components
(CHC), a business unit of CECO. The pricing of such purchases were determined as nearly as possible on the basis of normal commercial relationships. Aggregate purchases from CHC were $20.9 million in 1991 and $46.8 million in 1990. Net accounts payable to CHC were $0.9 million in 1991, and are reflected in Accounts Due From Related Parties in these financial statements.

  Joint Venture with Samsung Heavy Industries

  The Business has a cooperative agreement with Samsung Heavy Industries (SHI) which began in 1987. The agreement requires that SHI manufacture product based upon the engineering technology provided by the Business. Purchases from SHI were $84.9 million in 1991 and $108.0 million in 1990. Accounts payable to SHI were $16.3 million at December 31, 1991, and are reflected in Trade Payables in these financial statements

  The Business has an agreement to purchase a specified number of internal combustion lift-trucks from SHI. If this commitment is not honored, the Business may be subject to a penalty. On September 2, 1992, the Business announced that certain of its production of its 2,000 to 10,000 lb. capacity trucks will be brought back to the U.S. and Germany beginning in the fourth quarter of 1992. Negotiations related to the future supplier relationship, including the manufacturing of certain I.C. trucks and uprights, are continuing at the current time. Management believes that continuing supplier relations will negate any penalty.



                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION

                   UNAUDITED COMBINED STATEMENT OF OPERATING
                             REVENUES AND EXPENSES
                            (amounts in thousands)



                                                   For the Six Months
                                                          Ended
                                                         June 30,
                                                           1992

NET SALES                                              $ 249,539
COST OF GOODS SOLD                                       237,180

 Gross profit                                            12,359

ENGINEERING, SELLING AND ADMINISTRATIVE
 EXPENSES                                                 25,750
 Loss from operations                                   (13,391)

OTHER INCOME (EXPENSE)
 Interest expense                                          (601)

 Other expense, net                                        (494)

LOSS, EXCLUSIVE OF TAXES                               $(14,486)


The accompanying notes are an integral part of these financial statements.




                         BUSINESS ACQUIRED FROM CLARK
                    EQUIPMENT COMPANY BY TEREX CORPORATION

                  UNAUDITED COMBINED STATEMENT OF CASH FLOWS
                            (amounts in thousands)



                                                   For the Six Months
                                                          Ended
                                                         June 30,
                                                           1992

OPERATING ACTIVITIES
  Loss, exclusive of taxes                             $(14,486)
  Adjustments to reconcile loss, exclusive of taxes,
     to net cash from (used in) operating activities:
       Depreciation                                        4,522
       Amortization and write-off of deferred costs          237
       Noncash restructuring charge                          582
     Increase (decrease) in cash due to changes in operating
       assets and liabilities, net of the effects of
       business acquisitions:
       Trade receivables                                 (1,433)
       Accounts due from related parties                     537
       Net inventories                                   (2,783)
       Other current assets                                  171
       Trade accounts payable                              6,548
       Accounts due to related parties                     (505)
       Accrued warranties and product liabilities          3,673
       Other current liabilities                         (2,416)
       Other assets                                        (563)
       Other liabilities                                     146
  Net cash from (used in) operating activities           (5,770)

INVESTING ACTIVITIES
  Sale of properties                                          26
  Capital expenditures                                   (1,783)
  Other                                                     (98)
     Net cash used in investing activities               (1,855)

FINANCING ACTIVITIES
  Net borrowings (repayments) to parent                    6,110
  Decrease in rental obligations                             602
     Net cash from (used in) financing activities          6,712

EFFECT OF EXCHANGE RATE CHANGES ON CASH                     (72)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (985)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           1,629

CASH AND CASH EQUIVALENTS AT END OF PERIOD                $  644

The accompanying notes are an integral part of these financial statements.






                BUSINESS ACQUIRED FROM CLARK EQUIPMENT COMPANY
                             by TEREX CORPORATION
                   NOTES TO UNAUDITED COMBINED  STATEMENT OF
                        OPERATING REVENUES AND EXPENSES
                                 June 30, 1992
                            (Amounts in thousands)


Note 1 - Basis of Presentation

Terex completed the Clark Acquisition on July 31, 1992 and, accordingly, financial statements of the Business Acquired from Clark Equipment Company by
Terex Corporation (the "Business") do not exist as of September 30, 1992   The
accompanying unaudited Combined Statement of Operating Revenues and Expenses is presented for the six months ended June 30, 1992.

The Combined Statement of Operating Revenues and Expenses has been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, it does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair
presentation have been made.    Operating results for the six months ended June
30, 1992, are not necessarily indicative of the results that may be expected for the year ended December 31, 1992. For further information, refer to the audited combined financial statements and footnotes thereto of the Business Acquired from Clark Equipment Company by Terex Corporation for the years ended December 31, 1991, 1990 and 1989.

The Combined Statement of Operating Revenues and Expenses includes revenues and expenses directly related to the Business and excludes income taxes. In light of the nature of operations of the Business presented herein, a statement of cash flows has not been presented as such information would not be meaningful.


                               TEREX CORPORATION

                        PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated income statement of the Company gives effect to the Clark acquisition on July 31, 1992 (as described in Note C - Acquisitions, of the Notes to Consolidated Financial Statements for the year ended December 31, 1992 included in this Prospectus). The pro forma information is based on the historical income statement of the Company for the period ended December 31, 1992, giving effect to the Clark acquisition and financing transactions and adjustments as reflected in the accompanying notes.

On July 31, 1992, the Company completed the Clark acquisition. A private placement of $160 million of the Secured Notes and a seller note due Clark Equipment Company (the "Seller Note") of approximately $6.1 million provided the financing for the aggregate purchase price of approximately $91.1 million. Proceeds of the Secured Notes also provided funds for the refinancing of certain existing Company debt (the "Refinancing"), for transaction and acquisition costs and for working capital purposes. The Company financed the entire purchase price of the Clark acquisition through proceeds of debt.

The acquisition was accounted for using the purchase method, with the purchase price of the Clark acquisition allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values at the date of acquisition. Purchase price allocations were based on evaluations, estimations, appraisals, actuarial studies and other studies performed by the Company.

The unaudited pro forma consolidated results do not represent actual operating results. The pro forma amounts were prepared by management of the Company and should not be interpreted as predictive of the Company's future results of operations. The Company is actively reorganizing the operations of Clark by consolidating manufacturing and distribution operations. Consequently, management does not view the combination of historical financial results as a meaningful representation of the Company's future operations.


                               TEREX CORPORATION
                              UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED INCOME STATEMENT
                     FOR THE YEAR ENDED DECEMBER 31, 1992
                    (in thousands except per share amounts)


                       Terex
                    Corporation           Pro Forma    Pro Forma
                        and      Business Acquisition  Refinancing
                    Subsidiaries Acquired Adjustments  Adjustments Pro Forma

NET SALES           $523,355  $288,504        $0          $0      $811,859

COST OF GOODS SOLD   469,345   275,065   (4,124) (3b,c,d)  0       740,286

   Gross Profit       54,010    13,439     4,124           0        71,573

ENGINEERING, SELLING
 AND ADMINISTRATIVE
 EXPENSES           58,135      29,873   (1,983) (3d)      0        86,025

   Loss from
    operations       (4,125)  (16,434)     6,107           0       (14,452)

OTHER INCOME (EXPENSE):
   Interest income     1,666         0         0           0         1,666
   Interest expense (23,320)     (689)   (6,752) (3a)  (435) (3a)  (31,196)
   Equity income
    (loss)          (35,045)         0         0           0       (35,045)
   Royalty income         67         0         0           0            67
   Gain on sale of
    subsidiary stock
    and related
    recapitalization   7,759         0         0           0         7,759
   Other - net       (4,110)     (537)   (1,033) (3a)  (915) (3a)   (6,595)

Loss before income
 taxes              (57,108)  (17,660)   (1,678)     (1,350)       (77,796)

PROVISION FOR INCOME
 TAXES                    67         0         0           0            67

   Net loss         $(57,175)$(17,660)  $(1,678)    $(1,350)      $(77,863)


NET LOSS PER SHARE      $(6.14)                                    $(8.22)


AVERAGE NUMBER OF COMMON
   AND COMMON EQUIVALENT
   SHARES CONSIDERED
   OUTSTANDING IN PER
   SHARE CALCULATION             9,945                              9,945




                               TEREX CORPORATION
                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED CONSOLIDATED INCOME STATEMENT


1) The unaudited pro forma condensed consolidated income statement is presented for the year ended December 31, 1992. The pro forma statement reflects the operations of the Company combined with those of the acquired business assuming the Clark acquisition and the related refinancings were consummated on January 1, 1992.


2) For purposes of preparing the unaudited pro forma condensed consolidated income statement of the Company, all financial information of foreign operations has been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52.


3)  The pro forma income statement adjustments are summarized as follows:

a) The Secured Notes and the Seller Note provided the funds to finance the Clark acquisition, as well as funds to refinance certain existing Company debt and pay refinancing and acquisition costs. The Secured Notes bear interest at 13% and are due August 1, 1996. The Seller Note bears interest at the prime rate as defined in the related agreement and is due July 31, 1994.

Pro forma interest expense increased $6.8 million and $0.4 million due to acquisition and refinancing pro forma adjustments, respectively, for the year ended December 31, 1992.

Pro forma adjustment to Other - Net represents amortization of debt issuance costs of $1.9 million for the year ended December 31, 1992.

b) Depreciation expense increases on a pro forma basis by $1.6 million for the year ended December 31, 1992. The adjustments are due to the revaluation of plant and equipment in connection with the Clark acquisition in accordance with APB 16.

c) Pro forma adjustments reflect the intangible assets amortization expense of $1.3 million for the year ended December 31, 1992.

d) Pro forma adjustments reflect reduced cost of goods sold of $7.0 million and reduced engineering, selling and administrative expenses of $2.0 million for the year ended December 31, 1992. The reduced expenses relate to recurring cost savings to be derived which are directly attributable to the Clark acquisition.





                       REPORT OF INDEPENDENT ACCOUNTANTS

                           To be filed by amendment.






                       REPORT OF INDEPENDENT ACCOUNTANTS

                           To be filed by amendment.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF INCOME
                   (in thousands, except per share amounts)

                                                 Year ended December 31,
                                                 1992      1991      1990
NET SALES                                   $ 488,898 $ 512,689 $ 589,452
COST OF GOODS SOLD                            448,215   445,040   495,599
    Gross margin                               40,683    67,649    93,853
ENGINEERING, SELLING AND
 ADMINISTRATIVE EXPENSES
  Third parties                                60,562    69,412    68,757
  Parent company                                   -      1,932     2,500
  Other related party                           2,300     3,633     3,322
    Total                                      62,862    74,977    74,579
RESTRUCTURING COSTS                            15,500    15,825       -
  Income (loss) from operations              (37,679)  (23,153)    19,274
OTHER INCOME (EXPENSE)
  Interest income                               1,201     1,294     2,824
  Interest expense - third parties            (9,261)  (12,283)  (24,035)
  Interest expense - parent company                -    (1,612)   (1,562)
  Interest expense
   - other related parties                      (975)   (3,743)   (5,495)
  Equity in net income (loss)
   of affiliates                              (5,714)     4,209     7,480
  Royalty income - third parties                  342       638       939
  Royalty income - affiliates                   2,557     2,518     4,221
    Gain (loss) on sale of excess assets         (22)     7,484        -
  Amortization/write-off of
   debt issue costs                           (4,967)     (867)   (3,329)
  Adjustments of estimated realizable value
    of Jacksonville                          (11,551)       -          -
  Other income (expense) - net                (2,241)   (2,495)       678
    Income (loss) before income taxes        (68,310)  (28,010)       995
PROVISION (BENEFIT) FOR INCOME TAXES          (3,150)       866       979
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY LOSS                          (65,160)  (28,876)        16
EXTRAORDINARY LOSS ON RETIREMENT OF DEBT           -         -    (2,192)
NET LOSS                                    $(65,160) $(28,876) $ (2,176)
NET INCOME (LOSS) PER SHARE
  Net income (loss) before
   extraordinary loss                       $  (5.36) $  (3.50) $   0.00
  Extraordinary loss on retirement of debt         -         -     (0.47)
    Net loss per share                      $  (5.36) $  (3.50) $  (0.47)
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING                           12,159     8,260     4,590

The accompanying notes are an integral part of these statements.




                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                   (in thousands, except per share amounts)

ASSETS
                                                       December 31,
                                                   1992           1991
CURRENT ASSETS
  Cash and cash equivalents                    $   3,023      $  2,985
  Marketable securities                              -           1,038
  Trade receivables (less allowance
    of $2,048 in 1992
    and $2,210 in 1991)                           39,387        35,716
  Net inventories                                 54,893        98,570
  Note receivable from related party               1,622           -
  Other current assets                             3,790         1,187
    Total Current Assets                         102,715       139,496

LONG-TERM ASSETS
  Prepaid pension cost                             7,795         9,104
  Facility leased to affiliate                    14,000        18,955
  Investment in affiliate companies               33,745        40,145
  Assets held for sale                            50,772        43,301
  Other assets                                     1,364         6,049

PROPERTY, PLANT AND EQUIPMENT
  Property                                        17,265        35,281
  Plant                                           26,287        39,910
  Equipment                                       40,296        45,914
                                                  83,848       121,105
  Less - Accumulated depreciation               (17,581)      (18,227)
    Net Property, Plant and Equipment             66,267       102,878


TOTAL ASSETS                                   $ 276,658      $ 359,928

The accompanying notes are an integral part of these statements.




                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                   (in thousands, except per share amounts)

LIABILITIES AND STOCKHOLDERS' INVESTMENT

                                                      December 31,
                                                   1992           1991
CURRENT LIABILITIES
  Notes payable                               $     2,963  $       -
  Trade accounts payable                           47,373       50,033
  Accrued compensation and benefits                12,389       16,245
  Accrued warranties                                7,417        7,439
  Accrued workers compensation                      5,670        9,207
  Accrued cost of facility realignment              6,548       16,701
  Other current liabilities                        16,990       28,767
  Current portion of long-term debt
   to related party                                 7,497          -
  Current portion of long-term debt
   to third parties                                89,794       12,177
    Total Current Liabilities                     196,641      140,569

LONG-TERM LIABILITIES
  Long-term debt to third parties,
   less current portion                             3,798       77,330
  Long-term debt to related party,
   less current portion                                 -        7,497
  Postretirement health benefits                   38,885       34,939
  Long-term payable to parent                      14,890       10,244
  Other long-term liabilities                      39,962       40,944

STOCKHOLDERS' INVESTMENT
  Common stock, $0.01 par value -
   authorized 20,000 shares;
   issued and outstanding 12,159 shares               122          122
  Additional paid-in capital                       71,881       71,881
  Retained deficit                               (96,403)     (31,243)
  Foreign currency translation adjustment           6,882        7,645
    Total Stockholders' Investment            (17,518)     48,405

TOTAL LIABILITIES AND
 STOCKHOLDERS' INVESTMENT                        $276,658     $359,928

       The accompanying notes are an integral part of these statements.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF STOCKHOLDERS' INVESTMENT
                                (in thousands)

                                              Retained    Foreign
                                   Additional Earnings    Currency
                            Common Paid-in   (AccumulatedTranslation
                            Stock  Capital     Deficit)   Adjustment     Total

BALANCE AT
 DECEMBER 31, 1989
As previously reported    $    46  $  9,959   $     994    $    340    $ 11,339

  Restatement (Note P)        -         -       (1,185)         -       (1,185)

AS RESTATED
 - DECEMBER 31, 1989           46     9,959       (191)         340      10,154

Net loss                      -         -       (2,176)         -       (2,176)

Translation adjustment        -         -           -        13,989      13,989

BALANCE AT
 DECEMBER 31, 1990             46     9,959     (2,367)      14,329      21,967

Net loss                      -         -      (28,876)         -      (28,876)

Translation adjustment        -         -           -       (6,684)     (6,684)

Net effect of
 recapitalization              36    22,462         -           -        22,498

Issuance of common stock
 in initial public
 offering                      40    39,460         -           -        39,500

BALANCE AT
 DECEMBER 31, 1991            122    71,881    (31,243)       7,645      48,405

Net loss                      -         -      (65,160)         -      (65,160)

Translation adjustment        -         -           -         (763)       (763)

BALANCE AT
 DECEMBER 31, 1992           $122   $71,881   $(96,403)      $6,882   $(17,518)

       The accompanying notes are an integral part of these statements.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                (in thousands)

                                                 Year ended December 31,
                                                 1992      1991      1990
OPERATING ACTIVITIES
  Net loss                                   $(65,160) $(28,876) $ (2,176)
  Adjustments to reconcile net loss
   to net cash from (used in)
   operating activities:
    Depreciation                                 4,071     6,882     6,336
    Amortization and write-off of
     deferred costs                              4,967     1,567     8,701
    Non-cash extraordinary loss                    -         -       2,192
    Unremitted (earnings) loss from
     affiliate companies                         6,862   (2,528)   (6,748)
    Loss on sale of affiliate stock                -       3,312       -
    Interest paid-in-kind                          -       4,128     7,036
    (Gain) loss on sale of excess assets            22   (7,484)       -
    Non-cash restructuring costs                15,500    15,825       -
    Non-cash liquidation costs
     of Jacksonville                            11,551       -         -
    Other non-cash charges                       8,120       -         -
    Increase (decrease) in cash
     due to changes in operating
     assets and liabilities:
       Trade receivables                       (3,671)    12,359    13,492
       Net inventories                          43,677    20,309    20,717
       Other current assets                      (836)     8,758   (5,586)
       Trade accounts payable                  (2,660)    10,521     2,765
       Long-term payable to parent               4,646     3,932     5,931
       Accrued compensation and benefits       (3,856)   (5,156)   (6,044)
       Accrued warranties                         (22)       123   (2,103)
       Other liabilities                      (34,278)  (56,498)  (59,711)
       Other assets                            (1,895)        73   (8,108)
          Net cash used in operating
            activities                        (12,962)  (12,753)  (23,306)

INVESTING ACTIVITIES
  Capital expenditures                         (1,937)   (2,510)   (3,565)
  Proceeds from sale of excess assets           10,174    39,685    18,919
  Proceeds from sale of affiliate stock            -       8,739       -
  Proceeds from sale of
   marketable securities                         1,038       -       7,975
  Purchase of marketable securities                -       (538)     (970)
  Other                                            -         462        -
          Net cash from investing
            activities                           9,275    45,838    22,359

FINANCING ACTIVITIES
  Proceeds from issuance of
   long-term debt                               13,000    15,000   120,000
  Proceeds from issuance of
   notes payable                                 2,963       -         -
  Principal repayments of
   long-term debt                             (12,177)  (89,748) (134,161)
  Proceeds from issuance of common stock           -      41,040       -
  Other                                           (38)     (660)   (1,135)

    Net Cash from (used in) financing
      activities                                 3,748  (34,368)  (15,296)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                (23)     (186)      (89)

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                  38   (1,469)  (16,332)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                            2,985     4,454    20,786

CASH AND CASH EQUIVALENTS
 AT END OF PERIOD                            $   3,023 $   2,985 $   4,454

       The accompanying notes are an integral part of these statements.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1992

             (dollar amounts in thousands, except per share data)

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The Consolidated Financial Statements include the accounts of Fruehauf Trailer Corporation and its majority-owned subsidiaries ("Fruehauf" or the "Company"). The Company was incorporated in 1989 for the purpose of acquiring certain assets and assuming certain liabilities of Fruehauf Corporation (the "Fruehauf Acquisition"). The Company is consolidated with Terex Corporation ("Terex") for financial reporting purposes.

All intercompany balances, transactions and profits have been eliminated. The equity method is used to account for investments in affiliates in which Fruehauf has an ownership interest between 20% and 50%. The cost method is used to account for investments in affiliates in which Fruehauf has an ownership interest of less than 20%.

Cash and Cash Equivalents: The Company considers all highly liquid marketable securities with original maturities of 30 days or less to be cash equivalents.

Marketable Securities: Marketable securities include investments in equity securities, commercial paper, notes and bonds. Marketable equity securities and other marketable securities are carried at the lower of cost or market value. The Company held no marketable equity securities at December 31, 1992 and 1991. Net realized gains and losses on security transactions are determined on a specific identification basis.

Inventories: Inventories are stated at the lower of cost or market. Substantially all inventories are valued on the last-in, first-out ("LIFO") method.

Debt Issuance Costs: Costs incurred upon the issuance of debt are deferred in the Consolidated Balance Sheet and amortized over the life of the underlying debt.

Property, Plant and Equipment: Property, plant and equipment are stated at cost. Plant and equipment are depreciated over the estimated useful lives of the assets under the straight-line method of depreciation for financial reporting purposes and both straight-line and other methods for tax purposes. Expenditures for maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are expensed. The cost of assets and the related amounts of accumulated depreciation are eliminated from the accounts when the assets are retired or sold. Certain property, plant and equipment held for sale are included in Assets Held for Sale (see Note F - "Assets and Businesses Held For Sale"), and are carried at the lower of cost or net realizable value.

Revenue Recognition: Revenues and costs are generally recognized as the related products are shipped or picked-up. New trailers may be invoiced prior to the time customers take physical possession. Revenue is recognized in such cases only when the customer has a fixed commitment to purchase the units, the units have been completed, tested and made available to the customer for pickup or delivery, and the customer has requested that the Company hold the units for pickup or delivery at a time (generally within two weeks) specified by the customer at the time the customer is notified that the unit is completed or as specified in the sales agreement. In such cases, the units are invoiced under the Company's customary billing terms, title to the units and risk of ownership passes to the customer upon invoicing, the units are segregated from the Company's inventory and identified as belonging to the customer and the Company has no further obligation under the order.

Accrued Warranties: The Consolidated Financial Statements reflect accruals for potential product liability and warranty claims based on the Company's claim experience.

Foreign Currency Translation: Foreign currency translation adjustments are generally excluded from the Consolidated Statement of Income and are included in Foreign Currency Translation Adjustment in the Consolidated Balance Sheet. Gains or losses resulting from foreign currency transactions are included in Other Income (Expense).

Research and Development Costs: Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totalled approximately $1,827, $1,422 and $2,078 during 1992, 1991 and 1990, respectively.

Income Taxes: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard ("SFAS") No. 96, "Accounting For Income Taxes" (see Note I - "Income Taxes").

Net Income (Loss) Per Common Share: Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during the year. The dilutive effect of common stock equivalents (if applicable) is calculated using the treasury stock method.

Environmental Policies: Environmental expenditures that relate to current operations are either expensed or capitalized. Expenditures relating to conditions caused by past operations that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial actions are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

Reclassifications: Certain amounts shown for 1990 and 1991 have been reclassified to conform to the 1992 presentation. As discussed in Note F - "Assets and Businesses Held for Sale", the Company ceased all operations at Jacksonville Shipyards, Inc. and Coast Engineering & Manufacturing Company in 1992 and 1991, respectively. The remaining assets and liabilities of these operations are included in the Consolidated Balance Sheet in the respective captions.

Recent Pronouncements: In December 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company does not anticipate that its planned January 1, 1993 implementation of this pronouncement will have a significant effect on operating results or financial position. For further information, refer to Note K - "Retirement Plans."

In February, 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes" to supersede SFAS No. 96, "Accounting for Income Taxes". The Company has reflected its deferred taxes using the principles of SFAS No. 96. The new pronouncement retains the basic concepts of SFAS No. 96, but generally simplifies its application. Based upon preliminary analysis, the Company does not expect the future implementation of this pronouncement to have a significant effect on its operating results or financial position. The Company intends to adopt this Standard on January 1, 1993.

In November, 1992 the FASB issued SFAS No. 112 "Employers' Accounting for Postemployment Benefits". This pronouncement establishes accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. For the most part, the Company already accounts for such benefits on an accrual basis. Therefore, the impact of adoption is not anticipated to have a material effect on the Company's financial position or results of operations.


NOTE B - INITIAL PUBLIC OFFERING AND RECAPITALIZATION

On July 8, 1991, the Company (formerly wholly-owned by Terex Holdings Corporation ("Terex Holdings"), in turn a wholly-owned subsidiary of Terex) completed an initial public offering ("IPO") of 4,000,000 shares of common stock at a price of $11.00 per share. Fruehauf common stock is traded on the New York Stock Exchange under the symbol "FTC".

To prepare the Company for public ownership, Fruehauf's certificate of incorporation was amended to increase the authorized number of shares of common stock to 20,000,000 and to reduce the par value per share from $1.00 to $0.01.

The Terex Holdings Warrant (see Note J - "Stockholders' Investment") issued in the Fruehauf Acquisition to KCS Industries, Inc. ("KCS") was exercised in full by KCS for 245,000 shares of Terex Holdings common stock. KCS applied the $7,497 outstanding principal balance of its initial Series A Note in payment of the exercise price of the Terex Holdings Warrant. Immediately thereafter, Terex Holdings was merged (the "Merger") into Fruehauf, with Fruehauf continuing as the surviving corporation. In the Merger, (i) each outstanding share of Terex Holdings common stock was converted into nine shares of Fruehauf common stock, (ii) Series A Notes in the aggregate principal amount of $7,497 held by The Airlie Group L.P. and Trailer Partners (collectively "Airlie") were exchanged for notes from the Company (the "Fruehauf Notes") in the same principal amount as the Series A Notes surrendered by Airlie, and the Terex Holdings Warrant issued to Airlie in the Fruehauf Acquisition was also exchanged for a new warrant (the "Fruehauf Warrant") to purchase up to an aggregate 2,205,000 shares of the Company's common stock at an exercise price of $3.40 per share, and (iii) the Preferred Stock of the Company, which was previously held by Terex Holdings, was canceled (the foregoing transactions being collectively referred to as the "Recapitalization"). Terex, KCS, and Airlie then exchanged the $15,000 of Series B Notes purchased by them in the Fruehauf Acquisition for 1,363,637 shares of the Company's common stock.

The net proceeds received by the Company in connection with the IPO were $41,040. Of this amount, approximately $25,673 was used to reduce Fruehauf's outstanding borrowings under its primary credit facility and approximately $13,827 was used to pay the remaining balance and accrued interest on the Series A and Series B Notes. After the application of the net proceeds of the IPO and the completion of the Recapitalization, the Company's debt was reduced by $61,998.

Unaudited pro forma consolidated results of operations for 1991 and 1990, as though the Company completed the IPO, Merger, Recapitalization, and related transactions on January 1, 1990, is as follows:


                                          Year ended December 31,
                                              1991       1990

Net sales                                $ 512,689  $  589,452
Income (loss) from operations             (23,153)      19,274

Net income (loss) before
 extraordinary loss                       (23,154)      11,337
Extraordinary loss on
 retirement of debt                            -       (2,192)
Net income (loss)                         (23,154)       9,145

Net income (loss) per common share
 before extraordinary loss               $   (1.90) $    0.85
Extraordinary loss per common share            -        (0.15)
Net income (loss) per common share       $   (1.90) $    0.70

These unaudited pro forma consolidated results have been prepared pursuant to
Article 11 of the SEC Regulation S-X and are not necessarily representative of the actual operating results or financial position the Company would have achieved had the events reflected therein occurred at the dates assumed. These financial statements are not representative of the future results or financial position that the Company will record. These unaudited pro forma consolidated results should be read in conjunction with the audited historical Consolidated Financial Statements of the Company and the notes thereto.


NOTE C - INVESTMENTS IN AFFILIATE COMPANIES

The Company has less than 50% equity investments in three foreign corporations engaged in the design, manufacture and marketing of truck trailers.

The Company's investment in Societe Europeenne de Semi-Remorques, S.A. ("SESR") is the largest equity investment with a carrying value of $23,296 and $30,072 at December 31, 1992 and 1991, respectively. SESR is Europe's largest trailer manufacturer. The book value of the Company's investment in SESR exceeds the Company's proportionate share of SESR's underlying equity. The related excess purchase price of $7,640 and $8,010 at December 31, 1992 and 1991, respectively is being amortized on a straight-line basis over 20 years.

During 1991 the Company sold a portion of its investment in SESR, which was in turn sold to SESR, thereby reducing the Company's ownership from approximately one-third to approximately 23%. In addition to the $8,739 of cash received upon the sale of the SESR shares, 1) certain litigation between the Company and SESR was settled, 2) Company shares of SESR and related accumulated dividends previously held in escrow as a result of the litigation were released to the Company, 3) Company representatives to the SESR Board of Directors were reinstated and 4) the expiring royalty and trademark and license agreements between the Company and SESR were renegotiated. As a net result of these transactions, the Company recorded a loss of $3,312.

The carrying value of the Company's other affiliate accounted for under the equity method, Henred Fruehauf Trailers Pty. Ltd., is $7,933 at December 31, 1992 and $7,557 at December 31, 1991. The carrying value of the Company's affiliate accounted for under the cost method, Nippon Fruehauf Company, Ltd., is $2,516 at both December 31, 1992 and 1991.

Summarized financial data (100% basis) for the Company's two affiliates accounted for under the equity method is as follows:

                                                 Years ended December 31,
                                                 1992      1991     1990
Net sales                                   $ 915,622 $ 822,045 $ 831,372
Gross profit                                  129,473   133,190   139,600
Net income (loss)                             (22,674)   15,238    24,594

                                                       December 31,
                                                 1992      1991     1990
Current assets                                  347,236  424,405  401,483
Noncurrent assets                               193,417  212,428  182,118
Current liabilities                             249,133  283,690  246,141
Noncurrent liabilities & deferred taxes         208,603  190,013  169,665

The Company's share of the net income (loss) of affiliate companies, accounted for using the equity method, was ($5,714), $4,209 and $7,480 for the years ended December 31, 1992, 1991 and 1990, respectively. Dividends received from such companies totalled $1,148 in 1992, $1,681 in 1991 and $732 in 1990. Dividends received from affiliates that are accounted for using the equity method are applied as a reduction of the carrying value of the investments.

The Company received dividends from its affiliate accounted for using the cost method totalling $143, $130 and $146 in 1992, 1991 and 1990, respectively. Such dividends are included in Other Income (expense) in the Consolidated Statement of Income.

Trailer components sold by the Company to its less than 50% equity affiliates totalled $2,808, $5,688 and $6,761 in 1992, 1991 and 1990, respectively. Such sales were made on the same terms and conditions as with other customers. In addition, the Company received amounts pursuant to royalty and trademark and license agreements from its less than 50% owned equity affiliates totalling $2,557, $2,518 and $4,221 in 1992, 1991 and 1990, respectively. Amounts receivable from such affiliates at December 31, 1992, 1991 and 1990 totalled $1,384, $2,040 and $2,352, respectively.


NOTE D - RESTRUCTURING COSTS

The Company recorded a $15,825 charge in 1991 to accrue for a restructuring program designed to improve profitability. The restructuring provision represented the estimated cost of restructuring the Company's distribution system and consolidating certain of the Company's manufacturing operations.

During 1992, the Company recorded additional restructuring costs of $15,500 representing revisions of the estimates relating to the restructuring plan in 1991. The cost of restructuring the Company's distribution system by converting company-owned sales and service branches to independent dealers exceeded original estimates. Additionally, due to continuing poor economic and commercial real estate market conditions, excess asset sales have not occurred as rapidly as expected and the proceeds have been lower than anticipated. As a result, the Company recorded the 1992 restructuring provision to absorb such additional costs and valuation adjustments. The idled facilities are included in the Consolidated Balance Sheet in Assets Held for Sale, and are carried on a lower of cost or net realizable value basis, including costs through the date of expected disposition.

The components of the restructuring costs are as follows:

                                              Year ended December 31,
                                                    1992     1991

    Branch conversion costs                      $  7,800  $  5,700
    Plant closing costs                               -         900
    Excess asset valuation adjustment               5,100     5,500
    Idle facility holding costs                     2,600     3,725
       Total                                     $ 15,500  $ 15,825


NOTE E - INVENTORIES

Inventories consist of the following:

                                                     December 31,
                                                 1992           1991

Used trailers                                 $  4,385     $  18,520
New trailers                                    12,993        25,055
Work-in-process and finished parts              17,366        25,421
Raw materials and supplies                      18,013        24,335
  Gross inventories                             52,757        93,331
Excess of LIFO inventory value
 over FIFO costs                                 2,136         5,239
  Net inventories                             $ 54,893     $  98,570


NOTE F - ASSETS AND BUSINESSES HELD FOR SALE

The Company is holding for sale certain excess real estate, facilities and other assets, as well as the Decatur Business.

The Decatur Business consists of the Company's wholly-owned aluminum extrusion operation and a 50% equity interest in Decatur Aluminum Company, a corporation engaged in the production of aluminum sheeting. The Decatur Business supplies aluminum sheeting and extrusions to the Company's trailer manufacturing plants. The Company has previously announced its intention to divest the Decatur Business. The Decatur Business is included in the Consolidated Balance Sheet for $3,578 and ($1,077) at December 31, 1992 and 1991, respectively. Changes in the carrying value of the Decatur Business result from the net cash used in (generated from) the Decatur Business. The operating results of the Decatur Business are not included in the Consolidated Statement of Income. The Decatur Business experienced losses of $1,500, $900 and $800 in 1992, 1991 and 1990, respectively, which were excluded from the Consolidated Statement of Income. Reserves were established at the Fruehauf Acquisition to absorb operating results until the Decatur Business is divested. Revenues of the Decatur Business (on a 100% basis) were $62,538 in 1992, $55,055 in 1991 and $57,204 in
1990. The majority of these revenues were intercompany sales which would have been eliminated in consolidation. The Decatur Business' total assets were approximately $12,746 at December 31, 1992.

The Company announced its intentions to divest Jacksonville Shipyards, Inc. ("Jacksonville"), its wholly-owned ship repair subsidiary at the time of the Fruehauf Acquisition in 1989. Jacksonville's primary floating drydocks were sold in September 1991 for $28,750, and the proceeds were applied against the repayment of Jacksonville's $29,600 of Industrial Development Revenue Bonds. Substantially all remaining operations at Jacksonville ceased in 1992, and a program was implemented to liquidate the remaining assets, consisting primarily of real estate and receivables. The Company recorded a $11,551 charge in 1992 relating to the closure, liquidation and future costs of Jacksonville.

The components of the adjustment to the net realizable value of Jacksonville are summarized as follows:

  Revision of pre-disposition
   operating results and shutdown                  $ 5.3
  Environmental obligations                          2.4
  Employee related liabilities                       1.8
  Revision of net realizable value
   of fixed assets                                   1.1
  Other                                              1.0
                                                   $11.6

The results of Jacksonville are not included in the Consolidated Statement of Income, other than the $11,551 charge recorded in 1992. Jacksonville revenues were $16,700 in 1992, $40,700 in 1991 and $31,400 in 1990. Jacksonville
experienced losses of $1,200, $3,400 and $2,500 in 1992, 1991 and 1990, respectively, which were excluded from the Consolidated Statement of Income. Jacksonville's assets and liabilities are included in the Consolidated Balance Sheet in the respective captions.

In December of 1991, the Company sold substantially all of the operating assets of Coast Engineering & Manufacturing Company ("CEMCO") for $6,150 and recorded a gain of $6,599. CEMCO had been in the business of manufacturing cranes. The proceeds from this sale were used to reduce the Company's outstanding indebtedness. The remaining assets and liabilities of CEMCO, consisting primarily of receivables and warranties, are included in the Consolidated Balance Sheet. The operating results of CEMCO are not included in the Consolidated Statement of Income as reserves were established at acquisition to absorb such operating losses.

In addition to the Decatur Business and Jacksonville's real estate, the Company holds for sale other idle facilities. As a result of manufacturing and distribution restructuring programs, certain facilities were added to Assets Held for Sale in 1991 and 1992. The Company is actively marketing all excess properties, and in certain instances, is leasing them in order to generate funds to help cover holding costs. These non-operating properties are included in the Consolidated Balance Sheet in Assets Held for Sale, and are carried on a lower of cost or market basis. Adequate reserves have been established to absorb holding costs until disposition. As previously discussed in Note D - "Restructuring Costs", the Company recorded writedowns on certain assets held for sale and provisions for related holding costs in 1991 and 1992.

Excluding the proceeds generated from the sale of CEMCO's operating assets and Jacksonville's floating drydocks, the Company generated proceeds from the sale of excess assets of $10,174, $4,785 and $18,919 in the years ended December 31, 1992, 1991 and 1990, respectively. All proceeds generated from the sale of excess assets are required to be applied against the outstanding indebtedness under the Company's Credit Agreement (See Note G - "Long-term Debt").

The U.S. Environmental Protection Agency (the "EPA") placed a lien in excess of $15,000 on the Company's former manufacturing facility in Harrisburg, Pennsylvania. The facility is included in Assets Held for Sale for $8,250 at December 31, 1992. A small portion of the excess land at this facility contains a landfill established by the Army Air Corp when the property was part of a former military base. The Department of Defense has acknowledged responsibility for the landfill and has appropriated funds for remedial actions. The Company did not operate or contribute any waste to the landfill. The Company believes it may have an "innocent landowner" defense to any claim for remedial action. The Company has repeatedly requested the EPA to remove the lien on this property, which the Company believes was filed improperly without a hearing or an opportunity for the Company to contest it. To date, the Company has had no success in obtaining a lien release. Without a release, the Company will be unable to sell the facility and use the proceeds to reduce outstanding indebtedness. However, the Company is leasing out a portion of this facility on a short-term basis to enhance cash flow. The Company believes it will be successful in obtaining a release for the lien, although no assurances can be given.


NOTE G - LONG-TERM DEBT

Long-term debt is summarized as follows:

                                                       December 31,
                                                   1992           1991
Secured bank credit agreement bearing
 interest at prime plus 2.25% in 1993,
 prime plus 2.0% in 1992,
 prime plus 1.5% prior thereto,
 due June, 1993                               $    86,228     $    85,128

Mortgage note bearing interest
 at 9.625% collateralized by an idle plant,
 due September, 2001                                4,102           4,379

Unsecured promissory notes
 held by a related party bearing
 interest at 14% in 1992
 and 12% in 1991, due March, 1996                   7,497           7,497

Other                                               3,262            -

    Total long-term debt                          101,089          97,004

Less: Current portion of long-term debt
 to related party                                   7,497             -

Less: Current portion of long-term debt
 to third party                                    89,794          12,177
    Long-term debt, less current portion      $     3,798     $    84,827

The secured bank credit agreement (the "Credit Agreement") is secured by substantially all of the assets of the Company. The Credit Agreement provides for both a term loan and a revolving credit facility. Amounts outstanding under the term loan were $58,228 and $70,128 at December 31, 1992 and 1991, respectively. As of December 31, 1992, the revolving credit facility was limited to the lesser of $45,000 or the available borrowing base, which absent the covenant violations discussed below, could have been used in any combination of cash advances or bank letters of credit. At December 31, 1991, the revolving credit facility was limited to the lesser of $45,000 or the available borrowing base, and the maximum cash advance availability was $20,000. The available borrowing base is calculated by applying prescribed advance ratios against eligible receivable and inventory balances, in accordance with the terms of the Credit Agreement. Outstanding cash advances totalled $28,000 and $15,000 at December 31, 1992 and December 31, 1991, respectively. Outstanding letters of credit totalled $11,322 at December 31, 1992 and $20,520 at December 31, 1991.

All proceeds from the sale of collateralized assets are to be applied against outstanding Credit Agreement indebtedness, including proceeds from the sale of the properties included in Assets Held For Sale on the Consolidated Balance Sheet. As a result, the Company cannot sell excess properties for the purpose of generating working capital.

A commitment fee of 0.5% per annum is payable on any unused portion of the revolving credit facility. Total unused credit under the revolving credit facility was zero at December 31, 1992 and $9,480 at December 31, 1991. The actual borrowing rate under the Credit Agreement was 8.0% at both December 31, 1992 and 1991.

The Credit Agreement restricts the payment of dividends and requires, among other things, that the Company maintain certain levels of tangible net worth and working capital, meet certain current and debt to equity ratios, and achieve certain levels of operating performance and interest coverage. While the Company has remained current in all of its payment obligations under the Credit Agreement through December 31, 1992, it was not in compliance with certain financial covenants at December 31, 1992 or 1991.

As described in Note Q - "Plan of Restructuring and Refinancing", the Company and its lenders amended the terms of the Credit Agreement on March 15, 1993. The amendment provides an additional $6.6 million of borrowing availability to the Company, waives past covenant violations, increases the interest rate to prime plus 2.25% effective January 1, 1993 and changes the maturity of the debt from December 31, 1995 to June 30, 1993. The Company has included all outstanding loans under the Credit Agreement in current liabilities in the Consolidated Balance Sheet to reflect the new maturity date. The Company is attempting to secure alternative financing which would provide incremental borrowing and enable it to extinguish all amounts owed under the Credit Agreement. The Company wrote off the remaining $3,942 of capitalized debt issuance costs relating to the Credit Agreement in the fourth quarter of 1992.

The mortgage collateralized by the idle plant (the "Fresno Mortgage") was assumed in the Fruehauf Acquisition. The Fresno Mortgage is collateralized by the Company's Fresno, California manufacturing plant, which was closed in early 1992. The interest rate on the Fresno Mortgage is 9.625%, and combined principal and interest payments of $345 are payable semiannually until September, 2001. The Company is actively attempting to sell the former Fresno manufacturing plant, and is required to extinguish the Fresno Mortgage with such proceeds.

As discussed in Note B - "Initial Public Offering and Recapitalization," the Company extinguished all of its then-outstanding Series B Promissory Notes and all but $7,497 of the Series A Promissory Notes in 1991 in the Recapitalization and with funds generated from the IPO. The $7,497 of Series A Notes not extinguished were held by Airlie and were exchanged for Fruehauf Notes totalling $7,497. The Fruehauf Notes initially bore interest at the rate of 12% per annum, and matured July 1, 1992. However, the Company extended the maturity to March 31, 1996 in exchange for a $56 fee and an increase in the annual interest rate from 12% to 14%.

The Fruehauf Notes are subordinated to the Credit Agreement. Payment of the Fruehauf Notes can only be accelerated in the event that the indebtedness under the Credit Agreement has been accelerated or extinguished. The Fruehauf Notes have been classified as a current liability at December 31, 1992 as a result of the change in the maturity of the obligations under the Credit Agreement to June 30, 1993. In accordance with the terms of the Credit Agreement, the Company is not allowed to make interest payments on the Fruehauf Notes while in violation of its covenants under the Credit Agreement. Therefore, the Company did not make the scheduled semiannual interest payment on December 31, 1992 on the Fruehauf Notes. The interest accrued on such debt at December 31, 1992 totalled $528, and is included in Other Current Liabilities in the Consolidated Balance Sheet.

The Company's Mexican subsidiary borrowed $2,963 in 1992. Such short term notes payable are secured by certain of the subsidiary's assets.

The following table sets forth the scheduled annual maturities of the long-term debt outstanding at December 31, 1992, after giving effect to the Credit Agreement modifications discussed above.


    1993                                                 $ 89,794
    1994                                                      334
    1995                                                      367
    1996                                                    7,900
    1997                                                      442
    Thereafter                                              2,252
         Total                                          $ 101,089

Amounts shown are exclusive of minimum lease payments disclosed in Note H - "Operating Lease Commitments".

The Company paid $10,166, $11,353 and $23,804 of interest in 1992, 1991 and 1990, respectively.

The Company believes that the carrying value of its borrowings approximates fair market value. Such fair values were estimated by discounting future cash flows using rates currently available for debt of similar terms and remaining maturities.

In September, 1990, the Company entered into the Credit Agreement and refinanced the majority of its then-outstanding long-term debt. A one-time extraordinary loss of $2,192, or $(0.47) per share, was recorded to write-off the unamortized debt issuance costs relating to the refinanced debt. The income tax provision (benefit) on the extraordinary loss was zero. See Note P
- - "Restatement of Prior Year Results" for further information.


NOTE H - OPERATING LEASE COMMITMENTS

The Company leases certain facilities, vehicles, machinery and equipment with varying terms. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Fruehauf has no capital leases.

Future obligations on non-cancelable operating leases in effect at December 31, 1992 are:

    1993                                                  $ 4,975
    1994                                                    3,498
    1995                                                    3,188
    1996                                                    2,246
    1997                                                    1,392
    Thereafter                                              9,627
         Total                                           $ 24,926

The majority of the Company's operating leases provide the Company with the option to renew the leases for varying periods after the initial lease terms. These renewal options enable the Company to renew the leases based upon the fair rental values at the date of expiration of the initial lease.

Total rental expense under operating leases was $3,930, $4,163 and $2,802 for the years ended December 31, 1992, 1991 and 1990, respectively.


NOTE I - INCOME TAXES

The components of Income (loss) Before Income Taxes are as follows:

                                                 Year ended December 31,
                                                 1992      1991      1990

United States                               $(70,502) $(29,336) $    (921)
Foreign                                         2,192     1,326      1,916
Income (loss) before income taxes           $(68,310) $(28,010) $      995

Foreign income tax provisions totalled $950 in 1992, $866 in 1991 and $879 in 1990, the majority of which were taxes withheld on royalty and dividend payments to the Company. In 1990, the Company had a deferred federal tax provision of $100. In 1992, the Company recorded a $4,100 income tax benefit relating to the reversal of federal deferred tax liabilities no longer required due to continued losses.

The Company's Provision (benefit) for Income Taxes is different from the amount which would be provided by applying the statutory federal income tax rate to the Company's Income (loss) Before Income Taxes. The reasons for the difference are summarized below:

                                            Year ended December 31,
                                        1992          1991           1990
                                   %      $       %      $       %      $
Statutory federal income
  tax rate                      (34%) $(23,225)(34%)  $(9,523)   34%    $338
Future potential benefit
  from current NOL                 29    19,870   36     9,974   -       -
Foreign tax differential
  on income/losses of
  foreign subsidiaries            (1)     (516)  (1)     (301)  (56)   (561)
Other                               1       721    2       716   120   1,202
Provision (benefit) for
  income taxes                   (5%)  $(3,150)   3%      $866   98%    $979


Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial statement purposes. The tax effects of the basis differences are summarized below for major balance sheet captions:

                                                December 31,
                                         1992       1991     1990

Net inventories                      $(9,030) $(19,528) $(24,302)
Assets held for sale                  (6,475)   (6,456)   (6,456)
Fixed assets                         (12,766)  (18,388)  (20,068)
Other assets and deferred charges         600   (1,313)   (5,598)
Investments in affiliate companies (11,740) (8,403) (11,041) Other current liabilities &
 long-term liabilities                 36,632    41,980    62,298
All other items                           -       1,151   (1,036)
Benefit from NOL carryforward           2,779     6,857     2,103
    Total deferred tax liability      $     0  $(4,100)  $(4,100)

At December 31, 1992, the Company had domestic federal tax basis net operating loss carryforwards available to offset future taxable income of $148,466. The Company's domestic federal tax basis net operating loss carryforwards exceed the book basis net operating loss carryforwards by approximately $50,323. In accordance with SFAS 96, "Accounting for Income Taxes", the tax benefits of the unused loss and tax credit carryforwards have not been recognized in the Consolidated Financial Statements, except by reducing the deferred taxes, as the realization of these benefits is dependent on future taxable income.

The tax basis net operating loss carryforwards expire as follows:

                                      Tax Basis Net
                                      Operating Loss
                                      Carryforwards
    2004                                $    3,641
    2005                                    70,011
    2006                                    33,809
    2007                                    41,005
         Total                          $  148,466

The Company also has various state net operating loss carryforwards expiring at various dates through 2007 available to reduce future state taxable income and income taxes. In addition, one of the Company's foreign subsidiaries has approximately $332 of tax basis loss carryforwards, expiring in 1995, which may be available to offset future foreign taxable income.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of international subsidiaries as those earnings have been, and will continue to be, permanently reinvested. No U.S. income taxes would be payable in the event of distribution of such earnings. However, on remittance, certain foreign countries impose withholding taxes that are then available for use as credits against U.S. tax liabilities, if any, subject to certain limitations. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $689.

The Company made income tax payments of $721, $716 and $788 in 1992, 1991 and 1990, respectively.


NOTE J - STOCKHOLDERS' INVESTMENT

Stock Issuance: The Company was capitalized in 1989 upon the issuance of 510,000 shares of Terex Holdings Common Stock for $10,000. On June 14, 1991 the authorized number of shares of Fruehauf Common Stock was increased to 20,000,000. Each share of Terex Holdings Common Stock outstanding was converted into nine shares of Fruehauf Common Stock on July 8, 1991 in conjunction with the Initial Public Offering and Recapitalization (see Note B - "Initial Public Offering and Recapitalization"). The per share calculation described below, as well as the issued and outstanding shares indicated on the Consolidated Balance Sheet, take the conversion into account.

The Company completed the IPO by issuing 4,000,000 shares of Fruehauf Common Stock at a price of $11 per share. The Company's common stock is traded on the New York Stock Exchange under the symbol "FTC" (see Note B - "Initial Public Offering and Recapitalization").

Stock Warrants: The Company issued two warrants (the "Terex Holdings Warrants") to related parties in conjunction with the issuance of the Series A Notes in 1989. As discussed in Note B - "Initial Public Offering and Recapitalization," one Terex Holdings Warrant was exercised in 1991, and the other was exchanged for a Fruehauf Warrant in 1991. The Fruehauf Warrant enables the holder to purchase up to an aggregate 2,205,000 shares of Fruehauf Common Stock at an exercise price of $3.40 per share. The Fruehauf Warrant was not exercised as of December 31, 1992.

Dividends: As discussed in Note G - "Long-Term Debt", the Credit Agreement contains restrictions as to the payment of cash dividends. As a result of these restrictions, no dividends could have been paid based on the Company's financial position as of December 31, 1990, 1991 or 1992.

Net Income (Loss) Per Common and Common Equivalent Share: Net income (loss) per common and common equivalent share was computed by dividing the net loss by the average number of dilutive shares of common stock and common stock equivalents outstanding during the period after the conversion described above.

Stock Option Plan: The Board of Directors has approved a stock option plan for certain key employees and the directors of the Company. The number of shares of Common Stock to be made available under the proposed stock option plan total 200,000 shares for key employees and 50,000 for directors. The proposed stock option plan is subject to stockholder approval.

Preferred Stock: The Company has filed a consent solicitation with the Securities and Exchange Commission to authorize the issuance of up to 2,500,000 shares of preferred stock. A portion of these shares would be issued to Terex in exchange for $11,587 of the long term payable due Terex. The proposed transaction would require ratification by the Company's stockholders prior to completion. The consent solicitation was pending at December 31, 1992. The completion of this transaction is uncertain.


NOTE K - RETIREMENT PLANS

Prior to 1990, Fruehauf's trailer operations had multiple defined benefit pension plans covering most domestic employees. During 1990, Fruehauf's salaried, nonunion hourly and union hourly plans were merged into a single plan. A separate plan exists for Jacksonville's hourly employees. Benefits for the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. The benefits for hourly employees are based primarily on years of service and a fixed dollar amount per year of service.

Effective October 1, 1990, the Company amended the pension benefits for certain employees. The plan amendment increased the projected benefit obligation by approximately $2.7 million. The impact on pension expense was not material.

It is the Company's policy to fund its pension plans based on the minimum requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

Plan assets consist primarily of common stocks, bonds and short-term cash equivalent funds. Assets of Fruehauf's merged plan and the Jacksonville Hourly plan were combined with the assets of Terex's pension plans into a master trust (the "Master Trust") effective January 1, 1992.

The following table summarizes the components of pension expense:

                                         Year ended December 31,
                                         1992      1991       1990

Service cost for benefits earned
 during the period                    $     962  $    893  $   1,507
Interest cost on projected
 benefit obligation                       5,109     5,025      4,540
Actual (return) loss
 on plan assets                        (13,098)  (10,315)      5,945
Net amortization and deferral             8,357     5,400   (11,598)
Curtailment loss                            -          17        -
  Net pension expense                 $   1,330  $  1,020  $     394

The expected long-term rate of return on plan assets was 9.0% for the periods presented. The discount rate assumption was 8.25% for 1992, 8.5% for 1991 and 9.0% for 1990. Consistent with the provisions of the plan, the actuarial assumption for the rate of compensation increase was 5.5% for plan years ending on or prior to December 31, 1991 and zero thereafter.

The following table sets forth the plans' funded status and amounts recognized in the Consolidated Balance Sheet:

                                                December 31,
                                               1992     1991
Actuarial present value of:
  Vested benefits                          $  72,226  $  69,587

  Accumulated benefits                     $  72,705  $  70,705

  Projected benefits                       $  72,705  $  70,705
Fair value of plan assets                     81,795     73,744
Plan assets in excess of
 projected benefit obligation                  9,090      3,039
Unrecognized net loss from
 past experience different
 than assumed                                  3,816     11,756
Unrecognized prior service cost              (5,111)    (5,691)
    Prepaid pension cost                   $   7,795  $   9,104

The Master Trust is a participant in the Credit Agreement, and also has investments in Terex securities. The rights of the Master Trust are equivalent to those of the other lenders and investors. Included in the fair value of the Company's plan assets at December 31, 1992 and December 31, 1991 are approximately $6,445 and $2,365 of such investments.

In addition to providing pension benefits, the Company provides health care benefits for certain retired employees. Certain domestic union employees may become eligible for those benefits if they reach the required years of service and retirement age while working for the Company. Certain of the Company's former domestic salaried employees who retired prior to December 31, 1990 receive company-provided health care benefits. Domestic salaried employees retiring after December 31, 1990 are not eligible for such benefits.

In December 1990, the Financial Accounting Standards Board ("FASB") issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. Reserves for past service costs of then-retired employees were established in the purchase price allocation for the Fruehauf Acquisition in 1989. The Company discontinued providing postretirement health benefits for salaried employees retiring after December 31, 1990, and such benefits have been eliminated for future retirees of certain hourly plans since the Fruehauf Acquisition. As a result, the Company has adequate reserves for such obligations at December 31, 1992. Accordingly, the Company does not anticipate the implementation of this pronouncement to have a significant effect on its operating results or financial position. The Company paid retiree health claims totalling $3,101 in 1992, $3,438 in 1991 and $3,161 during 1990.

The Company sponsors various tax deferred savings plans into which eligible employees may elect to contribute a portion of their compensation. The Company contributes to certain of these plans.


NOTE L - CONTINGENCIES & LITIGATION

The Company is contingently liable for a portion of the losses incurred on new trailer loans written by a finance company (the "Finance Company") to the Company's customers. In the event a customer defaults on a loan, the underlying trailers are repossessed by the Finance Company and sold. The Company absorbs 50% of the difference between the remaining loan balance and the proceeds from the sale of the trailer(s), up to an aggregate annual maximum of $750. The Finance Company's portfolio subject to this arrangement totalled $104,136 at December 31, 1992 and $129,520 at December 31, 1991. The average life of the loans in the portfolio is approximately 2 - 3 years. Total losses incurred by the Company under this arrangement were $750 in 1992, $708 in 1991 and $635 in 1990. Reserves have been recorded for potential losses.

The Company is obligated to reimburse the Finance Company for shortfalls in guaranteed residual values of certain leased trailers. All obligations under this arrangement are anticipated to cease prior to December 31, 1993. The Company's total payments to the Finance Company pursuant to these guarantees were $38 in 1992, $664 in 1991 and $1,135 in 1990, respectively. Reserves have been recorded for potential losses.

The Company is contingently liable to various customers and other finance companies as a guarantor of the residual values of certain trailers sold by the Company. The Company's loss exposure on such trailers is the difference between the fair market values of the trailers at a predetermined rate and predetermined values. The Company's contingent liability on such agreements totalled approximately $9,356 and $6,115 at December 31, 1992 and December 31, 1991, respectively. The Company has not experienced any losses under such guarantees in the three years ended December 31, 1992.

As part of the Fruehauf Acquisition, the Company assumed a Fruehauf Corporation guarantee of a customer's trailer loan. The outstanding loan balance was approximately $993 and $2,882 at December 31, 1992 and December 31, 1991, respectively. The loan is scheduled to be extinguished prior to December 31, 1993, at which time the guarantee will cease.

Fruehauf is a party to an agreement with the Finance Company in which the Finance Company purchases certain pools of customer receivables for cash, with recourse to the Company. Under the agreement, the Company acts as an agent for the Finance Company by performing recordkeeping and collection functions on the receivables sold. The outstanding principal balance on open account receivables purchased by the Finance Company totaled $4,300 at December 31, 1992. The Company's losses under this arrangement have been, and are expected to continue to be, immaterial.

As disclosed in Note G - "Long-term Debt," outstanding letters of credit totalled $11,322 and $20,520 at December 31, 1992 and December 31, 1991, respectively. The letters of credit generally serve as collateral for certain liabilities included in the Consolidated Balance Sheet.

The Company has facilities at numerous geographic locations, which are subject to a range of federal, state and local environmental laws and regulations. Compliance with these laws has, and will, require expenditures on a continuing basis. The Company has been identified as a "Potentially Responsible Party" at approximately 19 multi-party Superfund sites, and has also identified environmental exposures at approximately 21 other sites not designated as Superfund sites. The Company is currently participating in administrative or court proceedings involving a number of these sites. Many of the proceedings are at a preliminary stage, and the total cost of remediation, the timing and extent of remedial actions which may be required, and the amount of the Company's liability with respect to those sites cannot presently be estimated. When it is possible to make reasonable estimates of the Company's liability with respect to such matters, a provision is recorded. When it is possible to estimate a range of liability but management is unable to determine the amount within the range that is the best estimate, a provision is recorded for the minimum amount of the range. The Company's policy is to record liabilities for environmental exposures on a gross basis without consideration of possible recoveries from third parties. The Company is self-insured with respect to environmental exposures. The Company's reserves for Superfund sites and other environmental projects and contingencies totaled $12.3 million at December 31, 1992 relating to 7 Superfund sites and 20 other sites for which the Company has been able to make estimates. The amount of possible loss, if any, in excess of the amounts recorded cannot presently be estimated. If the amount of payments required in respect of these sites exceeds the Company's available cash resources, there could be a material adverse effect on the Company.

The Internal Revenue Service is currently in the early stages of examination of the Company's federal tax return for the period July 14, 1989 through December 31, 1989. In addition, SESR is currently under audit by France's taxing authorities for 1988, 1989 and 1990. The Company believes that its positions for issues raised in these audits are correct and that it would prevail if the taxing authorities would propose adjustments. In any event, management believes that the outcome of these examinations will not have a material impact on the consolidated financial statements because the Company has significant net operating loss carryovers. No accruals have been established for these contingencies.

In December 1992, a Class Action Complaint was filed purportedly on behalf of all persons who purchased Fruehauf common stock during the period June 28, 1991 through December 4, 1992 (the "Period") against the Company, Terex, certain of the Company's officers and directors, namely, Randolph W. Lenz, Marvin B. Rosenberg, Arthur E. Rowe, G. Chris Andersen, Raymond J. Dempsey and certain of the underwriters of the Company's initial public offering ("IPO"), namely, PaineWebber Incorporated, Alex Brown & Sons, Incorporated and Wertheim Schroeder & Co., Incorporated, in the United States District Court, Eastern Michigan, Southern Division, seeking unspecified compensatory and punitive damages. The complaint alleges, among other things, that in connection with the IPO, the defendants misrepresented the Company's liquidity and status of compliance with the Company's credit facilities at the time of the IPO. The Company believes that the claims are without merit and that it has valid defenses to the claims made. This action is at a very early stage and the ultimate resolution of the claim cannot be predicted with complete certainty.

The Company is involved in other various legal proceedings which have arisen in the normal course of its business. Most of these legal proceedings involve product liability claims for which the Company is principally self insured. Although the Company has established reserves for loss contingencies based on the Company's historical record of payments on product liability claims, the Company is at risk of being obligated to pay substantial damages to product liability claimants.


NOTE M - RELATED PARTY TRANSACTIONS

The Chairman of the Board is the controlling shareholder of Terex, Fruehauf's parent company, and KCS, a corporation which provides legal, financial and management services to the Company and Terex under separate management contracts. Pursuant to certain restrictions in the Credit Agreement, the Company was prohibited from paying management fees to KCS in excess of $2,300 in 1992 and is prohibited from making any payments in 1993 until all indebtedness under the Credit Agreement is repaid. Payments to KCS for services rendered and out-of-pocket expenses amounted to $2,300 in 1992, $3,633 in 1991 and $3,322 in 1990. KCS and its shareholders own approximately 21.5% of Fruehauf's outstanding Common Stock.

See Note B - "Initial Public Offering and Recapitalization" for a description of transactions with KCS in the Recapitalization. Interest on the Series A and B Notes issued to KCS aggregated zero in 1992, $1,651 in 1991 and $2,746 in 1990.

KCS and the Company entered into an agreement (the "KCS Note") whereby KCS borrowed $1,000 on an unsecured basis from the Company during 1992. These funds were to be used by KCS as an advance in connection with the KCS-owned insurance company through which the Company would obtain coverage, as approved by the Company's Board of Directors. These funds were utilized by KCS, pending implementation of the insurance program, which is not yet complete. KCS borrowed an additional $622 from Fruehauf during 1992. The KCS obligations bear interest at prime. The entire $1,622 balance owed by KCS was repaid on January 25, 1993.

Terex directly owns approximately 42.2% of Fruehauf's outstanding Common Stock. See Note B - "Initial Public Offering and Recapitalization" for a description of transactions with Terex in the Recapitalization. Terex charged Fruehauf for management services totaling zero in 1992, $1,932 in 1991 and $2,500 in 1990. Terex also charged Fruehauf interest of zero in 1992, $1,612 in 1991 and $1,562 in 1990 on amounts owed Terex, including the $6.0 million Series B Note held by Terex. As of January 1, 1992, Terex no longer charges Fruehauf for management expenses and interest on amounts due Terex. However, Terex and Fruehauf continue to charge one another for payments made on each other's behalf in the normal course of business. The outstanding balance owed by Fruehauf to Terex was $14,890 at December 31, 1992 and $10,244 at December 31, 1991. As
disclosed in Note J - "Stockholders' Investment", the Company filed a consent solicitation with the Securities and Exchange Commission in 1992, which contemplates converting $11,587 of the balance due Terex into preferred stock.

The Company's Board of Directors approved a program to consolidate the Company's parts warehousing and administration functions with Terex. This consolidation has not yet been fully implemented. In November, 1992, in contemplation of this agreement, Terex advanced $2,000 to Fruehauf.

On January 12, 1993, Terex and the Company announced that an investment banking firm had been retained to explore opportunities to maximize stockholder value. A member of the Company's Board of Directors is an executive with the investment banking firm. See Note Q - "Plan of Restructuring and Refinancing" for further information regarding this action.

At December 31, 1992, Airlie owned approximately 3.3% of Fruehauf's outstanding Common Stock. See Note B - "Initial Public Offering and Recapitalization" for a description of transactions with Airlie in the Recapitalization. Assuming Airlie exercised the Fruehauf Warrant it received in the Recapitalization, it would own approximately 18.2% of the Company's Common Stock. Interest on the Series A and B Notes and the Fruehauf Notes aggregated $975 in 1992, $2,092 in 1991 and $2,749 in 1990.

The Master Trust is a participant in the Credit Agreement, and also has investments in Terex securities. The rights of the Master Trust are equivalent to those of the other lenders and investors. See Note K - "Retirement Plans," for further information.

The Company rents a facility in Germany to SESR, as disclosed in Note O - "Facility Leased to Affiliate". Additionally, the Company sells trailer components to its equity investees and licensees, as further described in Note C - "Investments in Affiliate Companies."

NOTE N - INDUSTRY SEGMENT INFORMATION

The Company operates principally in the trailer manufacturing industry. Trailer operations consist primarily of the manufacture and sale of trailers and replacement parts. The Company also performs maintenance and repair work on trailers, and purchases and sells used trailers. With the exception of export parts sales and international license, trademark and royalty arrangements, substantially all of the trailer segment's business is conducted in North America.

Jacksonville and CEMCO (collectively, the "Maritime Business") were acquired in the Fruehauf Acquisition, at which time the Company announced its intention to divest such operations. Substantially all of the operating assets of CEMCO were sold in 1991. As a result of its inability to sell Jacksonville as a business, the Company ceased operations in 1992, and a program was implemented to liquidate the remaining assets, consisting primarily of the real estate and receivables. For more information, see Note F - "Assets and Businesses Held for Sale." The assets and liabilities of the Maritime Business are included in the Consolidated Balance Sheet. The operating results of the Maritime Business are not included in the Consolidated Statement of Income other than the $6,599 gain recognized in 1991 on the sale of CEMCO's operating assets and the $11,551 provision recorded in 1992 relating to Jacksonville liquidation costs.

Export sales from U.S. operations were $18,257, $18,576 and $12,818 for 1992, 1991 and 1990, respectively.

The Company is not dependent upon any single customer. No single customer accounted for more than 10% of consolidated net sales during 1992, 1991 or 1990.


NOTE O - FACILITY LEASED TO AFFILIATE

The Company owns a manufacturing facility in Germany that it leases to SESR, pursuant to a lease agreement assumed in the Fruehauf Acquisition. SESR has the option to purchase the facility from the Company at an amount approximating book value any time prior to December 31, 1997. The carrying value of this asset was $14,000 and $18,955 at December 31, 1992 and 1991, respectively. The facility is reported as "Facility Leased to Affiliate" in the Consolidated Balance Sheet. In 1992, the Company was refunded a $3,155 purchase deposit made on a property adjoining the facility leased to SESR. The deposit was acquired by the Company in the Fruehauf Acquisition. The Company received rental revenue of $811, $657 and $665 from SESR in 1992, 1991 and 1990, respectively. Rental revenue is recorded in Other Income (Expense) in the Consolidated Statement of Income and is reduced by depreciation expense on the facility. SESR is responsible for paying the property taxes, insurance, maintenance and expenses related to the leased property.

The future rental revenues under this non-cancelable operating lease, as of December 31, 1992, are as follows:

    1993                                            $     956
    1994                                                1,200
    1995                                                1,288
    1996                                                1,288
    1997                                                1,288

         Total                                      $   6,020


NOTE P - RESTATEMENT OF PRIOR YEAR RESULTS

As a result of inquiries by its current independent accountants, the Company reviewed its accounting treatment for certain prior year transactions and concluded that restatements were required to be made to the previously issued financial statements for the years ended December 31, 1990 and 1991.

The Company issued increasing rate debt with detachable warrants in the Fruehauf Acquisition, and redeemed the warrants in 1990. The amount paid to redeem the warrants was deferred, to be amortized over the life of the debt. The fair value of the warrants at the date of issue should have been initially recorded as a debt discount and amortized as interest expense over the life of the debt. Subsequent increases in their fair value should have been recorded as additional interest cost in 1989 and 1990. Additionally, it has been determined that the interest expense recognized on the increasing rate debt in 1989 and 1990 was not properly recorded.

In 1990, the Company accounted for a debt transaction as a modification to an existing debt instrument as opposed to an extinguishment of debt and the issuance of new debt. In accounting for the transaction as a modification, the Company continued to amortize the remaining deferred debt issue costs incurred on the old debt over the term of the new debt. Had the transaction been properly accounted for as an extinguishment of debt, all unamortized debt issue costs would have been written off in 1990 as an extraordinary loss.

The Consolidated Statement of Income, Consolidated Balance Sheet, Consolidated Statement of Cash Flows and Consolidated Statement of Stockholders' Investment have been restated to reflect the foregoing items. The following table sets forth selected information as originally reported and as restated for the years ended December 31, 1991 and 1990.

                                         Year ended December 31,
                                               1991     1990
Net Income (Loss) before Extraordinary Loss:
  As originally reported                  $ (30,022)  $ 2,324
  Restatement adjustment                       1,146   (2,308)
    Restated Net Income (loss) before
      Extraordinary Loss                  $ (28,876)  $    16

Net Income (Loss):
  As originally reported                  $ (30,022)  $ 2,324
  Restatement adjustment                       1,146   (4,500)
    Restated Net Income (loss)            $ (28,876)  $(2,176)

Net Income (Loss) per Share before
 Extraordinary Loss:
  As originally reported                  $   (3.63)    $ 0.51
  Restatement adjustment                       0.13      (0.51)
    Restated Net Income (loss)
     per share before
     Extraordinary Loss                   $   (3.50)    $ 0.00

Net Income (Loss) per Share:
  As originally reported                  $   (3.63)    $ 0.51
  Restatement adjustment                       0.13      (0.98)
    Restated Net Income (loss)
     per share                            $   (3.50)    $ (0.47)

Weighted Average Common and Common Equivalent
  Shares Outstanding                           8,260      4,590


NOTE Q - PLAN OF RESTRUCTURING AND REFINANCING

As a result of significant operating losses which have continued through the first quarter of 1993, and cash flow difficulties, the Company has taken significant actions to reduce its overall cost structure and improve liquidity.

As described in Note D - "Restructuring Costs," in 1991 the Company implemented a restructuring program affecting its distribution system and certain of its manufacturing operations. This program continued through 1992 with additional actions, including, among others, temporary plant shutdown, salary reductions and reductions in fringe benefits.

On March 15, 1993, the Company and its lenders amended the terms of the Credit Agreement. The amendment provides up to $6.6 million of additional borrowing availability to the Company, and waives past covenant violations. The interest rate under the Credit Agreement was increased to prime plus 2.25% effective January 1, 1993. Additionally, the maturity of the Credit Agreement was changed from December 31, 1995 to June 30, 1993. The Company has included all outstanding loans under the Credit Agreement in current liabilities in the Consolidated Balance Sheet to reflect the new maturity date.

The Company is attempting to secure alternative financing which would provide incremental borrowing and enable it to extinguish all amounts owed under the Credit Agreement. Additionally, the Company and Terex are reviewing various proposals to maximize stockholder value, including potential equity infusions and other financing transactions. The Company and Terex are conducting discussions with interested parties. However, no definitive agreements, terms or structures have been reached, and there are no assurances that any transactions will be consummated. If the Company is unable to secure additional financial resources and refinance the credit agreement, there could be a material adverse impact on the Company's financial position and results of operations.




                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In thousands, except per share data)

                                                   For the Nine Months
                                                   Ended September 30,
                                                 1993                1992

Net Sales                                    $ 196,994           $ 388,552
Cost of goods sold                             186,496             350,356
  Gross profit                                  10,498              38,196

Engineering, selling and
 administrative expenses
  Third parties                                 38,635              44,325
  Related parties                                  ---               2,300
                                                38,635              46,625

Restructuring provision                         39,417              15,500
  Loss from operations                        (67,554)            (23,929)

Other income (expense):
  Interest expense                             (8,395)             (7,561)
  Equity in net loss of affiliate
    companies                                 (10,079)             (1,281)
  Royalty income                                 2,233               2,205
  Adjustments of net realizable
    value of Jacksonville                          ---             (7,441)
  Debt issue/modification costs                (3,177)               (754)
  Other income (expense) - net                 (4,917)               1,423
  Loss before income taxes                    (91,889)            (37,338)

Provision (benefit) for income taxes               508             (2,703)

  Net Loss                                   $(92,397)           $(34,635)

Loss per share                               $   (6.93)          $   (2.85)

Weighted average common shares
  outstanding (see Exhibit 11)                  13,341              12,159


       The accompanying notes are an integral part of these statements.



                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                     (in thousands, except per share data)

                                                      September 30,
                                                           1993
ASSETS
Current assets
  Cash and cash equivalents                            $  10,206
  Net receivables                                         19,721
  Net inventories                                         27,160
  Other current assets                                     1,444
       Total current assets                               58,531

Restricted cash                                               40
Prepaid pension cost                                       7,063
Assets held for sale                                      82,168
Other assets                                               2,873

Property, plant and equipment
  Property, plant and equipment                           60,296
  Less - accumulated  depreciation                        14,399
       Net property, plant and equipment                  45,897
Total Assets                                           $ 196,572

LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities
  Notes payable                                        $   2,268
  Trade accounts payable                                  29,609
  Accrued compensation and benefits                       15,268
  Accrued warranties                                       9,514
  Accrued workers compensation                             5,403
  Accrued restructuring costs                             32,615
  Other current liabilities                               14,796
  Current portion of long-term debt                        7,576
       Total current liabilities                         117,049

Long-term debt, less current portion                      97,551
Postretirement health insurance,
  less current portion                                    40,232
Long-term payable to Terex Corporation                    13,507
Other long-term liabilities                               35,325

Stockholders' investment
  Common stock, $0.01 par value -- authorized
       20,000 shares; issued and outstanding
       20,000 as of September 30, 1993 and
       12,159 shares as of December 31, 1992                 200
  Additional paid-in capital                              81,683
  Accumulated deficit                                  (188,800)
  Foreign currency translation adjustment                  (175)
       Total stockholders' investment                  (107,092)
Total liabilities and stockholders' investment         $ 196,572

       The accompanying notes are an integral part of these statements.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                           (in thousands of dollars)

                                                   For the Nine Months
                                                   Ended September 30,
                                                 1993                1992
OPERATING ACTIVITIES
   Net loss                                 $(92,397)         $   (34,637)
   Adjustments to reconcile net loss to
     cash flows from operating activities:
     Depreciation and amortization              3,787                3,450
     (Gain) loss on sale of property,
      plant and equipment                       (453)                   35
     Net unremitted equity loss
      in affiliates                            10,684                1,281
     Restructuring provision                   39,417               15,500
     Noncash liquidation costs
      of Jacksonville                               0                7,441
     Increase (decrease) in cash due to changes
       in operating assets and liabilities:
       Net receivables                         19,666                2,423
       Net inventories                         25,091               28,760
       Other current assets                     1,363              (1,164)
       Trade accounts payable                (17,764)              (2,193)
       Payable to Terex Corporation               617                2,802
       Accrued compensation and benefits        (991)              (4,788)
       Accrued workers compensation             (267)              (7,887)
       Accrued warranties                       2,097                (104)
       Other current liabilities              (3,237)             (22,118)
       Other long-term assets                 (5,692)                1,868
       Other long-term liabilities            (1,290)              (9,337)
            Net cash used in
              operating activities           (19,369)             (18,668)

INVESTING ACTIVITIES
   Capital expenditures                         (461)              (1,467)
   Proceeds from sale of property,
    plant and equipment                        11,229                7,903
   Increase in restricted cash                   (40)                    0
   Decrease in marketable securities                0                  457
     Net cash from investing activities        10,728                6,893

FINANCING ACTIVITIES
   Proceeds from issuance of common stock       9,880                    0
   Net borrowings under revolving
    line of credit agreements                   6,259               15,014
   Proceeds from issuance of convertible
    subordinated notes                          8,783                    0
   Principal repayment of long-term debt       (8,399)              (6,042)
   Net borrowings (repayments) under
    short-term notes payable                    (695)                1,928
     Net cash from (used) in
      financing activities                     15,828               10,900

Effect of exchange rate changes on
 cash and cash equivalents                        (4)                   12

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                         7,183                (863)

Cash and cash equivalents at
 beginning of period                            3,023                2,985

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                               $ 10,206             $  2,122


       The accompanying notes are an integral part of these statements.






                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                   (in thousands, unless otherwise denoted)
                               September 30,1993

NOTE A - BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements of Fruehauf Trailer Corporation and subsidiaries (the "Company") as of September 30, 1993 and for the nine months ended September 30, 1993 and 1992 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments considered necessary for a fair presentation have been made. Such adjustments consist only of those of a normal recurring nature, other than those adjustments discussed in Notes B, F and G. Operating results for the nine months ended September 30, 1993 are not necessarily indicative of the results that may be expected for the year ending December 31, 1993. For further information, refer to the consolidated financial statements for the year ended December 31, 1992.


NOTE B - RESTRUCTURING PROVISION

As discussed more fully in Note E - "Long-Term Debt", the Company completed a series of transactions (the "Restructuring") In August 1993 with its existing lenders, a new lender and equity investors which provided for (i) the issuance of common stock (the "Common Stock") and certain convertible notes (the "Convertible Notes") of the Company for approximately $20.5 million, (ii) the establishment of revolving credit facility (the 'Revolving Credit Facility") providing borrowing capacity of up to $25 million, (iii) in amendment and restatement of the Company's existing bank credit facility (as amended and restated, the "Restructured Credit Agreement"), (iv) the issuance of 2,251,167 shares of Common Stock to Terex Corporation ("Terex") in satisfaction (the "Satisfaction") of $13.5 million of indebtedness owed to Terex by the Company and (v) an amendment to the Company's outstanding unsecured promissory notes hold by certain holders of warrants to purchase Common Stock ("Warrant Note") by adding approximately $1.2 million of accrued interest to principal and by extending the maturity (the "Note Amendment"). These transactions were consummated with a view to fund the Company's turnaround plan (the "Turnaround Plan"). Key elements of the Turnaround Plan include reductions of fixed costs to lower the Company's breakeven levels, obtaining of access to sufficient working capital and vendor credit, and restructuring of existing bank debt. Specific actions contemplated in the Turnaround Plan include further reductions in excess manufacturing capacity, deemphasizing vertical Integration from both the perspective of the manufacture of component parts, as well as reaffirming previous decisions concerning the branch restructuring program, and rationalization of the Company's current management infrastructure to levels more appropriate for current business levels. As a result of the approval of the Turnaround Plan by the Company's Board of Directors and management's commitment to its lenders to implement the Turnaround Plan, the Company provided a restructuring provision of $39.4 million in the second quarter of 1993 to cover the anticipated costs and writedowns involved in implementing the Turnaround Plan. The components of the restructuring provision (in millions) are as follows:

Inventory liquidation and transfer                  $   2.7
Asset held for sale valuation adjustments              14.0
Idle facility holding costs                            14.6
Reduction in force costs                                4.0
Other                                                   4.1
                                                    $  39.4


NOTE C - INVENTORIES

Inventories consist of the following at September 30, 1993:

New trailers                                 $  5,314
Used trailers                                     913
Replacement parts                               7,842
Work-in-process                                 3,606
Raw materials and supplies                      8,249
     Gross inventories                         25,924
Excess of LIFO inventory value
 over FIFO costs.                               1,236

     Net inventories                        $  27,160


NOTE D - ASSETS HELD FOR SALE

At December 31, 1992, the Company was holding for sale certain excess real estate, facilities and other assets, as well as its Decatur Business. As a result of the further actions to be taken pursuant to the Turnaround Plan as discussed in Note B - "Restructuring Provision", additional excess real estate, facilities and machinery and equipment, as well as the Company's investment in non-consolidated affiliates are held for sale. The Company is actively marketing all excess properties, and in certain instances, is leasing them in order to mitigate idle facility holding costs. These properties are included in the Condensed Consolidated Balance Sheet in Assets Held for Sale, and are carried on a lower of cost or net realizable value basis. Adequate reserves have been established to absorb the holding costs until anticipated disposition. As a result of the Company's decision to sell the remaining investments in non-consolidated affiliates, the Company recorded a provision to reduce the carrying values of investments in non-consolidated affiliates to their not realizable value.

Assets held for sale consist of the following components at September 30, 1993 (in millions):

Former manufacturing facilities and land      $  49.5
Former branch facilities                          9.2
Investments in non-consolidated affiliates       17.9
Decatur Business                                  5.6
                                              $  82.2

          Former Manufacturing and Branch Facilities

The Company has consolidated excess manufacturing capacity over the past several years. In addition, the Company has begun the implementation of the restructuring of the company-owned distribution network. The branch restructuring program principally consists of converting company-owned branches into independent dealers. As a result of these restructuring efforts, the Company holds for sale certain idle facilities. The Company is actively marketing all excess properties, and in certain instances, is leasing them in order to generate funds to help cover holding costs. These non-operated properties are included in the Consolidated Balance Sheet in Assets Held for Sale, and are carried on a lower of cost or market basis. Adequate reserves have been established to absorb holding costs until disposition and are recorded as liabilities in the Condensed Consolidated Balance Sheet.

The U. S. Environmental Protection Agency (the "EPA") placed a lien in excess of $15,000 on the Company's former manufacturing facility in Harrisburg, Pennsylvania. The facility is included in Assets Held for Sale for $8,250 at September 30, 1993. A small portion of the excess land at this facility contains a landfill established by the Army Air Corps when the property was part of a former military base. The Department of Defense has acknowledged responsibility for the landfill and has appropriated funds for remedial actions. The Company did not operate or contribute any waste to the landfill. The Company believes it may have an "innocent landowner" defense to any claim for remedial action. The Company has repeatedly requested the EPA to remove the lien on the property, which the Company believes was filed improperly without a hearing or opportunity for the Company to contest it. To date, the Company has had no success in obtaining a lien release. Without a release, the Company will likely be unable to sell the facility and use the proceeds to reduce outstanding indebtedness. However, the Company is leasing out a portion of this facility on a short-term basis to enhance cash flow. The Company believes it will be successful in obtaining a release for the lien, although no assurances can be given.

          Investments in Affiliate Companies

The Company has less than 50% equity investments in three foreign corporations engaged in the design, manufacture and marketing of truck trailers. The Company accounts for the two investments in which the Company's equity interest exceeds 20% on the equity method and the investment with less than a 20% on the cost method. Summarized income statement information (100% basis) of such affiliates accounted for on the equity method for the first nine months of 1993 and 1992 are as follows:

     Net Sales                           $527,037        $583,300
     Gross Profit                          57,210          88,323
     Net Loss                            (22,884)           3,963

A key element of the Company's Turnaround Plan is the disposition of excess, assets, including the Company's investments in affiliate companies. The less than 50% equity investments are carried at approximately $17.9 million in the Condensed Consolidated Balance Sheet at September 30, 1993

          Decatur Business

The Decatur Business consists of the Company's wholly-owned aluminum extrusion operation and a 50% equity interest in Decatur Aluminum Company, a corporation engaged in the production of aluminum sheeting. The Decatur Business supplies aluminum sheeting and extrusions to the Company's trailer manufacturing plants. The Company has previously announced its intentions to divest the Decatur Business. The Decatur Business is included in the Consolidated Balance Sheet for $5.6 million at September 30 1993. Changes in the net carrying value of the Decatur Business result from the net cash used in (generated from) the Decatur Business.

          Limitations on Use of Proceeds from the Sale of Assets held for Sale

Prior to the Restructuring, all proceeds from the sale of collateralized assets were applied against outstanding indebtedness under the Company's then existing bank credit facility (the "Prior Credit Agreement") including proceeds from the sale of properties included in Assets Held for Sale on the Consolidated Balance Sheet. As part of the Restructured Credit Agreement, the Company is allowed to retain specified percentages ranging from 10% to 44% of certain properties included in Assets Held for Sale for purposes other than debt repayment. The remaining proceeds are required to be deposited into an account solely for the purpose of repayment of indebtedness under the Restructured Credit Agreement. Generally, the Company retains approximately 44% of the proceeds of those excess assets identified as Assets Held for Sale prior to the Restructuring. Such assets total approximately $44.5 million of the total Assets Held for Sale of $82.2 million. The Company generally retains 10% of the net proceeds of the remaining assets held for sale including the investments in non-consolidated affiliates. Given that certain of the proceeds are restricted for purposes of debt repayment, Assets Held for Sale are presented as noncurrent in the Consolidated Balance Sheet.


NOTE E - LONG-TERM DEBT

Long-term debt consists of the following at September 30, 1993:

Restructured Credit Agreement bearing interest
     at prime plus 2.25%, due August 20, 1998         $  83,103
Revolving Credit Facility bearing interest at
     prime plus 2.5%, due August 1995                       ---
Convertible Subordinated Notes                            8,783
Unsecured promissory notes bearing interest
     at 14%, due October 31, 1998                         8,692
Mortgage note bearing interest at 9.625%
     collateralized by an idle plant, due
     September, 2001                                      3,891
Other                                                       658
     Total long-term debt                               105,127
Less: Current portion of long-term debt                   7,576

          Long-term debt, less current portion        $  97,551

On August 20, 1993, the Company completed the Restructuring which provided for
(i) the issuance of Common Stock and Convertible Notes for approximately $20.5 million, (ii) the establishment of the Revolving Credit Facility, (iii) a restructuring of the Prior Credit Agreement, (iv) the entry into an agreement to effect the Satisfaction, and (v) the Note Amendment.

New Equity Funding

As part of the Restructuring, the Company sold 7,841,326 shares of Common Stock and approximately $8.8 million of Convertible subordinated Notes (collectively the "New Equity"). Proceeds to the Company, net of issuance and estimated registration costs, were approximately $18.7 million. The Convertible Notes and, at the Company's option, any additional Convertible Notes issued in payment of interest thereon are convertible into Common Stock at the rate of one share of Common Stock for each $1.50 in principal amount of and accrued interest on the Convertible Notes. The Convertible Notes accrue interest at 6% through March 31, 1994. Such rate increases to 10% as of April 1, 1994 and increases by one percentage point every six months, thereafter, it the Convertible Notes are not converted by April 1, 1994. Interest accrued through March 31, 1994 can, at the Company's option, be paid through the issuance of additional Convertible Notes. Subsequent interest accrued is payable in cash. On October 1, 1993, the Company made an interest payment in kind on the Convertible Notes aggregating $.1 million in additional Convertible Notes. The Convertible Notes are due and payable on December 31, 1998, with no prior amortization of principal, and are subordinate to all other indebtedness of the Company.

The sale of the Common Stock pursuant to the Restructuring brought the total of issued and outstanding shares of Common Stock as of August 20, 1993 to 19,999,983. Currently, the Company's certificate of incorporation provides for the issuance of 20 million shares. The Company has prepared a consent solicitation statement seeking shareholder approval of an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock issuable thereunder to 50 million shares which would result in the issuance of Common Stock for mandatory conversion of the Convertible Notes, and the issuance of 2,251,167 shares of Common Stock to Terex in the Satisfaction. On October 29, 1993, the Company filed the preliminary consent solicitation statement with the Securities and Exchange Commission. The agreement governing the Satisfaction requires Terex to consent or vote in favor of such amendment. In addition, the agreements governing the sale of the New Equity require the purchasers thereof to consent to or vote in favor of such amendment. Given these requirements, the Company believes that such matters will be approved by the stockholders of the Company. The Company is also obligated to register the Common Stock issued in the Restructuring and the Common Stock issuable upon the conversion of the shares issued upon the Convertible Notes with the Securities and Exchange Commission.

Revolving Credit Facility

As part of the Restructuring, the Company entered into the Revolving Credit Facility with a financial institution to be used for working capital purposes. The Revolving Credit Facility provides for borrowings limited to the lesser of $25 million or the available borrowing bass. The available borrowing base is calculated by applying prescribed advance ratios against eligible receivables (ranging from 50% to 85%) and inventory balances (ranging from 35% to 65%), in accordance with the terms of the Revolving Credit Facility. On August 20, 1993, the Company borrowed $1 million under the Revolving Credit Facility. The interest rate on loans pursuant to the Revolving Credit Facility is prime rate, as defined, plus an applicable margin of 2.5% per annum, so long as there is no event of default, and at the prime rate plus 4.5% upon the occurrence of an event of default. Interest is payable monthly. The loans under the Revolving Credit Facility are due August 20, 1995. The Revolving Credit Facility is secured by liens on all accounts receivable and inventory of the Company and certain other assets. At September 30,1993, no amounts were outstanding under the Revolving Credit Facility. As of November 11, 1993, outstanding borrowings under the Revolving Credit Facility totaled $6.2 million.

Restructured Credit Agreement

The Prior Credit Agreement became due and payable on June 30, 1993 which was subsequently extended to July 9, 1993. As part of management's overall plan of recapitalization and restructuring, the Company's lenders under the Prior Credit Agreement agreed to restructure the terms of the Prior Credit Agreement and waive past events of default pursuant to the Restructured Credit Agreement. The Prior Credit Agreement consisted of a term loan and a revolving credit and letter of credit facility. Amounts outstanding under the term loan at the time of the Restructuring totaled approximately $51.5 million, while amounts outstanding under the revolving credit facility totaled approximately $30.6 million. Outstanding letters of credit totaled $7.0 million. In addition, letter of credit reimbursement liabilities totaled $2.5 million with respect to draws on previously outstanding letters of credit. The terms of the Restructured Credit Agreement provided for the conversion of the amounts owed pursuant to the Prior Credit Agreement into term loans (the "Term Loans") in the amount of $84.6 million.

The Term Loans are payable (i) in twelve consecutive monthly installments of approximately $538 each payable on the last day of each calendar month, commencing July 31, 1994, (ii) in thirty-seven consecutive monthly installments of approximately $1,077 each payable on the last day of each calendar month, commencing on July 31, 1995, and (iii) in the following six installments payable on the dates set forth and in the amounts set forth: February 28, 1994 in the amount of $2 million; August 31, 1994 in the amount of $3 million, February 28, 1995, June 30, 1995 and September 30, 1995 in the amount of $5 million on each date; with the balance of the Term Loans due on August 20, 1998. In addition to the principal amortizations set forth above, the Term Loans must be mandatorily prepaid upon the occurrence of certain events including asset sales and any new equity offering. In addition, the Company is required to apply 50% of its "excess cash flow" (as defined) to prepay the Term Loans. The Term Loans bear interest at the rate of the base rate (generally prime rate) plus a margin of 2.25%, so long as there is no event of default, and at the rate of Base Rate plus 5.75% upon the occurrence of an event of default, in each case payable monthly in arrears.

Letters of Credit

The Restructured Credit Agreement does not provide for the issuance of any new letters of credit. Existing letters of credit issued for the benefit of the Company (totaling $7.0 million) may be renewed or extended, if appropriately cash collateralized as provided for in the Restructured Credit Agreement. In the event of a drawing on a letter of credit, the Company must Immediately reimburse the lenders. In the event of a refinancing of the Term Loans, the letters of credit will terminate.

Collateral and Financial Covenants

The Term Loans issued pursuant to the Restructured Credit Agreement are secured by substantially all of the assets of the Company subject to the first priority lien on accounts receivable and inventories held by the lender under the Revolving Credit Facility lender and the right of such lenders to look to other assets of the Company for any deficiency suffered in the event of liquidation.

The Restructured Credit Agreement provides for financial covenants related to tangible net worth and interest coverage. The minimum levels set forth in the Restructured Credit Agreement are specifically based upon the Turnaround Plan.

Note Amendment

The Prior Credit Agreement prohibited the Company from making required principal and interest payments on the Warrant Note as a result of noncompliance with certain financial covenants contained in the Prior Credit Agreement. Accordingly, the Company did not make required interest payments and was in default through August 19, 1993 with respect to this Warrant Note. As part of the Restructuring, the holders of the Warrant Note agreed to restructure the terms of the Warrant Notes whereby accrued interest at August 20, 1993 of $1.2 million was added to the principal balance bringing the outstanding principal balance to $8.7 million. In addition, the interest rate on the Warrant Note was increased from 14% to 15% after August 20, 1994 and the maturity date of the Warrant Notes was extended from March 31, 1996 to October 31, 1998.

Satisfaction

As discussed above, Terex has agreed to accept 2,251,167 shares of Common Stock of the Company in satisfaction of $13.5 million of certain non-interest bearing debt owing from the Company to Terex. As discussed previously, consummation of the Satisfaction Is subject to stockholder approval. The Company has prepared and filed a preliminary consent solicitation statement with the Securities and Exchange Commission.

The following table sets forth the scheduled maturities of the long-term debt outstanding at September 30, 1993 after giving effect to the Restructuring and assuming the conversion of the Convertible Subordinated Notes:

Remainder of fiscal 1993                 $ 1.2
1994                                       8.6
1995                                      25.1
1996                                      13.3
1997                                      13.4
Thereafter                                34.7
                                        $ 96.3



NOTE F - POSTRETIREMENT BENEFITS

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" on January 1, 1993. This statement requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides service. The Company provides health care benefits to former salaried employees who retired prior to December 31, 1990, and certain hourly employees covered by bargaining unit contracts that provide such benefits. Reserves for past service costs of employees were established in the purchase price allocation relating to the Company's acquisition of its businesses from Fruehauf Corporation in 1989 (the "Fruehauf Acquisition"). As a result, at the time of adopting SFAS No. 106 the Company had an adequate reserve on its Consolidated Balance Sheet for such benefits based upon actuarial studies and reports.
Thus, the Company did not require a one-time charge to reflect the adoption of the new accounting pronouncement, nor does the Company have an unrecognized transition obligation to recognize in future periods related to the adoption of SFAS No. 106. The obligation for such benefits is reported on a present value basis on the Company's Consolidated Balance Sheet.

Net periodic postretirement benefit expense for the nine months ended September 30, 1 993 includes the following components:

Service Cost                                         $    495
Interest Cost on projected  benefit  obligation.        3,161
Amortization of unrecognized transition obligation          0

  Net periodic postretirement benefit expense        $  3,656

The difference between the net periodic postretirement benefit expense on a cash basis versus accrual basis was not material for the nine months ended September 30, 1993 nor is it expected to be material for the year ended December 31, 1993.

Currently, the Company's postretirement benefit obligations are not funded. The liability of the Company, as of January 1, 1993, was as follows:

Actuarial present value of accumulated postretirement benefit obligation:

            Retirees                                 $ 37,482
            Active participants                         4,853
            Total accumulated postretirement
             benefit obligation                        42,335
            Less: Current portion                       3,450
            Accumulated postretirement benefit
            obligation - noncurrent                  $ 38,885

Health care cost trends in the actuarial assumptions range from 2% to 14% based on the employee group involved. These rates decrease to 0% to 7%, respectively, over a period of 5 to 12 years, depending on the group involved. The discount rate used in determining the accumulated postretirement benefit obligation is 8.5%. The effect of a one percentage-point change in the health care cost trend rates would change the accumulated postretirement benefit obligation by approximately 5% to 10%.


NOTE G - ACCOUNTING FOR INCOME TAXES

The Company adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. The new pronouncement retains the basic concepts of SFAS No. 96, but generally simplifies its application. The adoption of this new pronouncement did not have an impact on the Company's operating results or financial position.

At September 30, 1993, the Company had domestic federal tax basis net operating loss carryforwards of approximately $185 million. In accordance with the provisions of the Internal Revenue Code, the Restructuring described in Note E
- - "Long-Term Debt" will likely result in a significant limitation on the use of the losses in future years. The Company continues to assess the extent of such limitations in light of the complex structure of the Restructuring. Although applying the provisions of the Internal Revenue Code to the Restructuring will limit the utilization of the not operating loss carryforwards, the limitation does not currently result In the recording of a deferred tax liability.


NOTE H - CONTINGENCIES AND LITIGATION

The Company's new management team, with the assistance of new outside counsel, has recently initiated a review of the pending shareholder class action suit and the products liability and other cases that have arisen in the normal course of the Company's business. As a result of this review, which is ongoing, the Company has evaluated the possible impact of this litigation, including in the products cases the uncertainties as to the timing of expenditures for settlements and/or bonding on appeal, on the Company in light of current circumstances. The Company is currently unable to determine whether these matters, individually or in the aggregate, will have a material adverse effect on the Company. The Company's present liquidity situation may make settlements in one or more of these cases difficult. Existing or potential judgments against the Company in one or more of these cases could require expenditure of funds beyond the Company's available cash resources and could, depending upon their size, result in the violation of certain covenants contained in the Restructured Credit Agreement and the Revolving Credit Facility. In the event that judgments either require the expenditure of funds beyond the Company's available cash resources or result in covenant violations that are not waived or otherwise cured, those judgments could jeopardize the Turnaround Plan and could have a material adverse effect on the Company.




No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                                           Page
Available Information                                       2
Prospectus Summary                                          3
Investment Considerations                                   6
The Company                                                 8
Use of Proceeds                                             10
Market for Common Stock and Dividend Policy                 10
Capitalization                                              11
Selected Consolidated Financial Information                 12
Management's Discussion and Analysis of
  Financial Condition and Results of Operations             16
Business                                                    28
Management                                                  36
Principal Stockholders                                      40
Selling Security Holders                                    42
Certain Transactions                                        43
Description of Securities                                   45
Certain Federal Income Tax Considerations                   51
Plan of Distribution                                        52
Legal Matters                                               53
Auditors                                                    54
Index to Consolidated Financial Statements                 F-1


Until __________ __, 1994, all dealers effecting transactions in the Preferred Stock and Conversion Shares, whether or not participating in this offering, may be required to deliver a Prospectus.



                      1,200,000 Shares of Preferred Stock
                       2,700,000 Shares of Common Stock
                                      of

                               TEREX CORPORATION

                                Preferred Stock
                                     and
                                 Common Stock


                                 _____________
                                  PROSPECTUS
                                 _____________


                                           , 1994




                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by the Company in connection with the offering of the shares of Preferred Stock and shares of Common Stock being registered. All the amounts shown are estimates except the SEC registration fee.

               Item                            Amount
Registration Fee - SEC                    $   9,517.24
Transfer Agent Fees and Expenses                   *
Printing and Engraving Expenses                    *
Legal Fees and Expenses                            *
Accounting Fees and Expenses                       *
Blue Sky Fees and Expenses                         *
Miscellaneous Expenses                             *
               TOTAL                      $        *

*  To be completed by amendment.


Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law ("DGCL") and Article IX of the Company's By-laws provide for the indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Article IX of the Company's By-laws generally requires the Company to indemnify its directors and officers against all liabilities (including judgments, settlements, fines and penalties) and reasonable expenses incurred in connection with the investigation, defense, settlement or appeal of any type of action, whether instituted by a third party or a stockholder (either directly or derivatively) and including specifically, but without limitation, actions brought under the Securities Act and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that no such indemnification will be allowed if such director or officer was not successful in defending against any such action and it is determined that the director or officer engaged in misconduct which constitutes (i) a willful breach of his or her "duty of loyalty" (as further defined therein) to the Company or its stockholders; (ii) acts or omissions not in "good faith" (as further defined therein) or which involve intentional misconduct or a knowing violation of law; (iii) the payment of an illegal dividend or the authorization of an unlawful stock repurchase in violation of Delaware law; or (iv) a transaction from which the executive derived a material improper personal financial profit.

Finally, the Company's Certificate of Incorporation, as amended, contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends of unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from negligent (except as indicated above) and "grossly" negligent actions taken in the performance of their duty of care, including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Although the validity and scope of the new statute has not been tested in court, the Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

Item 15.  Recent Sales of Unregistered Securities

On July 31, 1992, the Company completed the private placement of $160 million aggregate principal amount of its 13% Senior Secured Notes due 1996 and 576,000 of its common stock appreciation rights ("CSARs") to institutional investors. The Company also issued 82,409 CSARs to holders of its 13-1/2% Senior Subordinated Notes due 1997 in consideration for their consent to issuance of the Senior Secured Notes. This private placement was effected pursuant to
Section 4(2) of the Securities Act.

On December 20, 1993, the Company completed the private placement of (i) 1,300,000 common stock purchase warrants and (ii) the 1,200,000 shares of Preferred Stock being registered hereby to 22 institutional investors for aggregate proceeds to the Company of $30.2 million. This private placement was effected pursuant to Section 4(2) of the Securities Act.

On December 29, 1993, the Company issued and contributed 350,000 shares of its Common Stock to the Terex Corporation Master Retirement Plan Trust (the "Plan") in satisfaction of certain outstanding obligations of the Company to the Plan. This private placement was effected pursuant to Section 4(2) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits
    3.1 Restated Certificate of Incorporation of Terex Corporation (incorporated by reference to Exhibit 3.1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    3.2     Restated Bylaws of Terex Corporation (incorporated by reference to
Exhibit 3.2 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.1 Indenture dated as of June 30, 1987 regarding Terex Corporation, as Obligor, and Northwest Engineering Company, as Guarantor, with respect to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 (incorporated by reference to Exhibit 4.2 to the Form 8-K dated June 30, 1987 of Northwest Engineering Company, Commission File No. 0-572).
    4.2 First Supplemental Indenture dated as of August 24, 1988 relating to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Form S-2 Registration Statement of Terex Corporation, Registration No. 33-23832).
    4.3 Second Supplemental Indenture dated as of July 31, 1992 relating to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 (incorporated by reference to Exhibit 4.28 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.4 Third Supplemental Indenture dated as of April 20, 1993 relating to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 (incorporated by reference to Exhibit 4.4 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.5 Fourth Supplemental Indenture dated as of August 25, 1993 relating to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 (incorporated by reference to Exhibit 4.5 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.6 Indenture dated as of July 31, 1992 between Terex Corporation, as Obligor, and United States Trust Company of New York, as Trustee, with respect to the 13% Senior Secured Notes due 1996 (incorporated by reference to Exhibit
4.16 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.7 First Supplemental Indenture dated as of November 1, 1992 relating to the 13% Senior Secured Notes due 1996 (incorporated by reference to Exhibit
4.27 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.8 Second Supplemental Indenture dated as of April 20, 1993 relating to the 13% Senior Secured Notes due 1996 (incorporated by reference to Exhibit
4.8 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.9 Security and Pledge Agreement dated as of July 31, 1992 between Terex Corporation and United States Trust Company of New York, as Collateral Agent (incorporated by reference to Exhibit 10.38 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.10 Bond and Floating Charge, dated as of July 31, 1992, executed by Terex Corporation in favor of United States Trust Company of New York, as Collateral Agent (incorporated by reference to Exhibit 4.18 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.11 Guarantee and Bond and Floating Charge, dated July 31, 1992, executed by Terex Equipment Limited in favor of United States Trust Company of New York, as Collateral Agent (incorporated by reference to Exhibit 4.19 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.12 Bond and Floating Charge, dated as of July 31, 1992, executed by Terex Corporation in favor of Continental Bank, N.A. (incorporated by reference to Exhibit 4.29 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.13 Guarantee and Bond and Floating Charge dated July 31, 1992, executed by Terex Equipment Limited in favor of Continental Bank, N.A. (incorporated by reference to Exhibit 4.30 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.14 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of United States Trust Company of New York, as collateral agent, affecting Koehring Machinery Center, Waterloo, Iowa (incorporated by reference to Exhibit 4.20 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.15 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of United States Trust Company of New York, as collateral agent, affecting Unit Rig, Tulsa, Oklahoma (incorporated by reference to Exhibit 4.21 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.16 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of United States Trust Company of New York, as collateral agent, affecting Unit Rig Parts Depot, Gillette, Wyoming (incorporated by reference to Exhibit 4.22 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.17 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Clark Material Handling Company in favor of United States Trust Company of New York, as collateral agent, affecting Danville Plant, Danville, Kentucky, Engineering and Training Center, Lexington, Kentucky and Lees Town Plant, Lexington, Kentucky (incorporated by reference to Exhibit 4.23 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.18 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Drexel Industries, Inc. in favor of United States Trust Company of New York, as collateral agent, affecting Drexel Plant, Horsham, Pennsylvania (incorporated by reference to Exhibit 4.24 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.19 Gesellschaft (mortgage) dated as of July 31, 1992 from Clark Equipment GmbH in favor of United States Trust Company of New York and Continental Bank, N.A. as collateral agents, affecting Mulheim-Ruhr, Germany (incorporated by reference to Exhibit 4.25 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.20 Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of United States Trust Company of New York, as collateral agent, affecting Distribution Center, Southaven, Mississippi (incorporated by reference to Exhibit 4.26 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.21 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of Continental Bank, N.A., as collateral agent, affecting Koehring Machinery Center, Waterloo, Iowa (incorporated by reference to Exhibit 4.31 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.22 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of Continental Bank, N.A., as collateral agent, affecting Unit Rig, Tulsa, Oklahoma (incorporated by reference to Exhibit 4.32 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.23 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of Continental Bank, N.A., as collateral agent, affecting Unit Rig Parts Depot, Gillette, Wyoming (incorporated by reference to Exhibit 4.33 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.24 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Clark Material Handling Company in favor of Continental Bank, N.A., as collateral agent, affecting Danville Plant, Danville, Kentucky, Engineering and Training Center, Lexington, Kentucky and Lees Town Plant, Lexington, Kentucky (incorporated by reference to Exhibit 4.34 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.25 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Drexel Industries, Inc. in favor of Continental Bank, N.A., as collateral agent, affecting Drexel Plant, Horsham, Pennsylvania (incorporated by reference to Exhibit 4.35 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.26 Junior Mortgage, Assignment of Rents and Fixture Filing dated as of July 31, 1992 from Terex Corporation in favor of Continental Bank, N.A., as collateral agent, affecting Distribution Center, Southaven, Mississippi (incorporated by reference to Exhibit 4.36 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.27 Security Agreement dated as of July 31, 1992 between Clark Material Handling Company and United States Trust Company of New York, as collateral agent (incorporated by reference to Exhibit 10.39 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.28 Security Agreement dated as of July 31, 1992 between Clark Lift of Western Michigan, Inc. and United States Trust Company of New York, as collateral agent (incorporated by reference to Exhibit 10.40 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.29 Security Agreement dated as of July 31, 1992 between Clark Components International, Inc. and the United States Trust Company of New York, as collateral agent (incorporated by reference to Exhibit 10.41 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.30 Security Agreement dated as of July 31, 1992 between Drexel Industries, Inc. and United States Trust Company of New York, as collateral agent (incorporated by reference to Exhibit 10.45 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.31 Security and Pledge Agreement dated as of July 31, 1992 between Terex Corporation and Continental Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.42 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.32 Security Agreement dated as of July 31, 1992 between Clark Material Handling Company and Continental Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.43 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.33 Security Agreement dated as of July 31, 1992 between Drexel Industries, Inc. and Continental Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.44 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.34 Security Agreement dated as of July 31, 1992 between Clark Lift of Western Michigan, Inc. and Continental Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.46 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.35 Security Agreement dated as of July 31, 1992 between Clark Components International, Inc. and Continental Bank, N.A., as collateral agent (incorporated by reference to Exhibit 10.47 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
    4.36 First Amendment, dated as of January 1, 1993, to Security Agreement between Clark Material Handling Company and United States Trust Company of New York, as Collateral Agent, dated as of July 31, 1992 (incorporated by reference to Exhibit 4.36 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.37 First Amendment, dated as of January 1, 1993, to Security Agreement between Clark Lift of Western Michigan, Inc. and United States Trust Company of New York, as Collateral Agent, dated as of July 31, 1992 (incorporated by reference to Exhibit 4.37 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.38 First Amendment, dated as of January 1, 1993, to Security Agreement between Clark Components International, Inc. and United States Trust Company of New York, as Collateral Agent, dated as of July 31, 1992 (incorporated by reference to Exhibit 4.38 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.39 First Amendment, dated as of January 1, 1993, to Security Agreement between Drexel Industries, Inc. and United States Trust Company of New York, as Collateral Agent, dated as of July 31, 1992 (incorporated by reference to
Exhibit 4.39 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.40 Warrant Agreement dated as of December 20, 1993 between Terex Corporation and Mellon Securities Trust Company, as Warrant Agent (incorporated by reference to Exhibit 4.40 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.41 Form of Warrant (incorporated by reference to Exhibit 4.41 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
    4.42    Form of Preferred Stock certificate.*
    5.1 Opinion of Robinson Silverman Pearce Aronsohn & Berman as to legality of securities being registered.**
   10.1 Terex Corporation Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 4.1 to the Form S-8 Registration Statement of Terex Corporation, Registration No. 33-21483).
   10.2 Purchase Agreement dated June 30, 1987, with respect to Terex Corporation's 13-1/2% Senior Subordinated Notes due July 1, 1997 between Terex Corporation and the original purchasers of the Notes (incorporated by reference to Exhibit 4.2 to the Form S-4 Registration Statement of Terex Corporation, Registration No. 33-20737).
   10.3 Purchase Agreement dated July 31, 1992 between Terex Corporation and the original purchasers of the Notes with respect to Terex Corporation's 13% Senior Secured Notes due 1996 (incorporated by reference to Exhibit 10.35 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission file No. 1-10702).
   10.4 Debt Registration Rights Agreement dated as of July 31, 1992 between Terex Corporation and the purchasers who are signatories thereto (incorporated by reference to Exhibit 4.17 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.5 Common Stock Appreciation Rights Agreement dated as of July 31, 1992 between Terex Corporation and United States Trust Company of New York, as SAR Agent (incorporated by reference to Exhibit 10.36 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission file No. 1-10702).
   10.6 SAR Registration Rights Agreement dated as of July 31, 1992 between Terex Corporation and the purchasers who are signatories thereto (incorporated by reference to Exhibit 10.37 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission file No. 1-10702).
   10.7 Stock Purchase Agreement dated as of May 27, 1992 between Clark Equipment Company and Terex Corporation (incorporated by reference to Exhibit
10.27 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.8 First Amendment to Stock Purchase Agreement dated as of July 31, 1992 between Terex Corporation and Clark Equipment Company (incorporated by reference to Exhibit 10.28 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.9 Promissory Note dated as of July 31, 1992 executed by Terex Corporation in favor of Clark Equipment Company (incorporated by reference to
Exhibit 10.29 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.10 Tax Agreement dated as of July 31, 1992 between Terex Corporation in favor of Clark Equipment Company (incorporated by reference to Exhibit 10.30 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.11 Trademark Assignment Agreement dated as of July 31, 1992 between Clark Equipment Company and Clark Material Handling Company (incorporated by reference to Exhibit 10.31 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.12 Trademark Assignment dated as of July 31, 1992 executed by Clark Equipment Company in favor of Clark Material Handling Company (incorporated by reference to Exhibit 10.32 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.13 License Agreement dated as of July 31, 1992 between Clark Equipment Company and Clark Material Handling Company (incorporated by reference to
Exhibit 10.33 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.14 Mortgage dated as of July 31, 1992 by Clark Equipment GmbH for the benefit of Clark Equipment Company (incorporated by reference to Exhibit 10.34 to the Form 10-K for the year ended December 31, 1992 of Terex Corporation, Commission File No. 1-10702).
   10.15 Loan and Security Agreement dated as of May 20, 1993 between Foothill Capital Corporation and Terex Corporation (incorporated by reference to Exhibit 10.1 to the Form S-3 Registration Statement of Terex Corporation Registration No. 33-56924).
   10.16 Loan and Security Agreement dated as of May 20, 1993 between Foothill Capital Corporation and Clark Material Handling Company (incorporated by reference to Exhibit 10.2 to the Form S-3 Registration Statement of Terex Corporation, Registration No. 33-56924).
   10.17 Continuing Guaranty dated as of May 20, 1993 of Terex Corporation (incorporated by reference to Exhibit 10.3 to the Form S-3 Registration Statement of Terex Corporation, Registration No. 33-56924).
   10.18 Continuing Guaranty dated as of May 20, 1993 of Clark Material Handling Company (incorporated by reference to Exhibit 10.4 to the Form S-3 Registration Statement of Terex Corporation, Registration No. 33-56924).
   10.19 Amendment Number One dated as of August 24, 1993 to Loan and Security Agreement dated as of May 20, 1993 between Foothill Capital Corporation and Terex Corporation (incorporated by reference to Exhibit 10.19 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.20 Amendment Number One dated as of August 24, 1993 to Loan and Security Agreement dated as of May 20, 1993 between Foothill Capital Corporation and Clark Material Handling Company (incorporated by reference to
Exhibit 10.20 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.21 Termination, General Release and Waiver Agreement, dated as of June 29, 1993, between Clark Material Handling Company and Gary D. Bello (incorporated by reference to Exhibit 10.21 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.22 Form of Purchase Agreement dated as of December 20, 1993 between Terex Corporation and the purchasers of Warrants and shares of Preferred Stock of Terex Corporation (incorporated by reference to Exhibit 10.22 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.23 Registration Rights Agreement dated as of December 20, 1993 between Terex Corporation and the purchasers of Warrants (incorporated by reference to
Exhibit 10.23 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.24 Registration Rights Agreement dated as of December 20, 1993 between Terex, Corporation and the purchasers of shares of Preferred Stock of Terex Corporation (incorporated by reference to Exhibit 10.24 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.25 Agreement dated July 1, 1987, between KCS Industries, Inc. and Northwest Engineering Company (incorporated by reference to Exhibit 10.2 to the Form S-4 Registration Statement of Terex Corporation, Registration No. 33-20737).
   10.26 Management Agreement Amendment, dated January 1, 1993, between KCS Industries, Inc. and Terex Corporation (incorporated by reference to Exhibit
10.26 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.27 Management Agreement Termination Agreement, dated January 1, 1994, between KCS Industries, L.P. and Terex Corporation (incorporated by reference to Exhibit 10.27 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   10.28 Credit Facility, dated December 23, 1993, among Terex Equipment Limited, Terex Corporation and Standard Chartered Bank (incorporated by reference to Exhibit 10.28 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   11.1     Computation of per share earnings.*
   12.1     Computation of ratio of earnings to fixed charges.*
   21.1     Subsidiaries of Terex Corporation (incorporated by reference to
Exhibit 21.1 to the Form S-1 Registration Statement of Terex Corporation, Registration No. 33-52297).
   23.1 Consent of Robinson Silverman Pearce Aronsohn & Berman (included as part of Exhibit 5.1).**
   23.2 Independent Accountants' Consent of Price Waterhouse - Milwaukee, Wisconsin. **
   23.3 Independent Accountants' Consent of Deloitte & Touche - Detroit, Michigan. **
   23.4 Independent Accountants' Consent of Price Waterhouse - South Bend, Indiana. **
   23.5 Independent Accountants' Consent of Price Waterhouse - Milwaukee, Wisconsin. **
   23.6 Independent Accountants' Consent of Deloitte & Touche - Detroit, Michigan. **
   24.1     Power of Attorney (included on signature pages).*
____________________
*  Filed herewith.
** To be filed by amendment.


(b)  Financial Statement Schedules                                      Page

Terex Corporation
     Report of Price Waterhouse (included as part of Exhibit 23.2)
     Report of Deloitte & Touche (included as part of Exhibit 23.3)
     Schedule II - Amounts Receivable From Related Parties and
       Underwriters, Promoters, and Employees Other Than
       Related Parties                                                   S-1
     Schedule IV - Indebtedness of and to
       Related Parties - Not Current                                     S-1
     Schedule VIII - Valuation and Qualifying Accounts and Reserves      S-2
     Schedule X - Supplementary Income Statement Information             S-2

Fruehauf Trailer Corporation
     Schedule II - Amounts Receivable from Related Parties
       and Underwriters, Promoters, and Employees
       Other Than Related Parties                                        S-3
     Schedule IV - Indebtedness of and to
       Related Parties - Not Current                                     S-4
     Schedule V - Property, Plan and Equipment                           S-5
     Schedule VI - Accumulated Depreciation, Depletion
       and Amortization of Property, Plant and Equipment                 S-5
     Schedule VIII - Valuation and Qualifying Accounts and Reserves      S-6
     Schedule X - Supplementary Income Statement Information             S-6

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

Item 17.   Undertakings

The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westport, State of Connecticut, on March 17, 1994.


                                    TEREX CORPORATION

                                    By: /s/ Randolph W. Lenz
                                       Randolph W. Lenz,
                                       Chairman of the Board
                                       and Chief Executive Officer


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randolph W. Lenz or Marvin B. Rosenberg his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Name                             Title                                Date

/s/ Randolph W. Lenz     Chairman of the Board,                 March 17, 1994
Randolph W. Lenz             Chief Executive Officer
                             and Director
                             (Principal Executive Officer)

/s/ Ronald M. DeFeo      President, Chief Operating             March 17, 1994
Ronald M. DeFeo              Officer and Director

/s/ Ralph T. Brandifino  Senior Vice President and              March 17, 1994
Ralph T. Brandifino          Chief Financial Officer
                             (Principal Financial Officer)

/s/ Richard L. Evans     Controller                             March 17, 1994
Richard L. Evans             (Principal Accounting Officer)

/s/ Marvin B. Rosenberg  Senior Vice President,                 March 17, 1994
Marvin B. Rosenberg          General Counsel, Secretary
                             and Director

/s/ Adam E. Wolf         Director                               March 17, 1994
Adam E. Wolf

/s/ David A. Sachs       Director                               March 17, 1994
David A. Sachs

                         Director                               March  __, 1994
G. Chris Andersen

/s/ Bruce I. Raben       Director                               March 17, 1994
Bruce I. Raben




                      TEREX CORPORATION AND SUBSIDIARIES

    SCHEDULE II--AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN RELATED PARTIES
                            (Amounts in thousands)

                     Balance at
                     Beginning              Amounts    Balance at End of Period
Name of Debtor       of Period Additions   Collected    Current     Not Current

Year ended
 December 31, 1992     $ ---       $ ---      $ ---     $   ---           $---

Year ended
 December 31, 1991     $ ---       $ ---      $ ---     $   ---           $---

Year ended
 December 31, 1990
  L. De Rubbo,
   non-interest
   bearing account
   receivable           $120       $ ---       $120     $   ---          $ ---


                      TEREX CORPORATION AND SUBSIDIARIES

       SCHEDULE IV--INDEBTEDNESS OF AND TO RELATED PARTIES--NOT CURRENT
                            (Amounts in thousands)

                                              Indebtedness to
                               Balance at
                               Beginning                             Balance at
Name of Person                  of Year    Additions    Deductions  End of Year

Year ended
 December 31, 1992

Receivable:
   Fruehauf Trailer
    Corporation --
    Long-term receivable          $ ---     $14,890 (2)$(14,890) (3)     $ ---

Payable:
   The Airlie Group L. P.
    -- Promissory note          $ 7,497      $  ---     $ 7,497 (1)      $ ---

Year ended
 December 31, 1991

Payable:
   The Airlie Group L. P.
    -- Promissory note         $ 15,875     $ 1,651    $ 10,029       $  7,497
   KCS Industries, Inc.
    -- Promissory note           15,875       1,651      17,526            ---
     Totals                    $ 31,750     $ 3,302    $ 27,555       $  7,497

Year ended
 December 31, 1990

Payable:
   The Airlie Group L. P.
    -- Promissory note         $ 13,129     $ 2,746       $ ---        $15,875
   KCS Industries, Inc.
    -- Promissory note           13,129       2,746         ---         15,875
     Totals                    $ 26,258     $ 5,492       $ ---        $31,750


(1) As a result of the deconsolidation of Fruehauf as of January 1, 1992, this note is no longer included in the Company's consolidated financial statements.

(2) Includes $10,244 balance at beginning of year previously eliminated in consolidation of Fruehauf.

(3)    Carrying value adjusted to $-0- by a charge to "Equity in net income
(loss) of a ffiliate companies."



                      TEREX CORPORATION AND SUBSIDIARIES

        SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (Amounts in thousands)

                           Balance         Additions
                          Beginning  Charges to                     Balance End
                           of Year    Earnings  Other  Deductions(1)   of Year
Year ended
 December 31, 1992:

 Deducted from
  asset accounts:
   Allowance for
    doubtful accounts      $4,142        $642  $4,462 (2) $(2,898)(4)   $6,348
   Reserve for
    excess and
    obsolete inventory     26,999       2,545     691 (3)  (8,093)(4)   22,142
   Reserve for
    assets held
    for sale                4,293         ---     ---   (4,293) (4)        ---
       Totals             $35,434      $3,187  $5,153 $(15,284) (4)    $28,490

Year ended
 December 31, 1991:

 Deducted from
  asset accounts:
   Allowance for
    doubtful accounts      $3,632        $821    $272 (3) $(583)        $4,142
   Reserve for
    excess and obsolete
    inventory              17,654      11,394     ---   (2,049)         26,999
   Reserve for assets
    held for sale           2,895       3,725     ---   (2,327)          4,293
       Totals             $24,181     $15,940    $272  $(4,959)        $35,434

Year ended
 December 31, 1990:

 Deducted from
  asset accounts:
   Allowance for
    doubtful accounts      $3,768        $622    $---    $(758)         $3,632
   Reserve for excess
    and obsolete
    inventory              10,330       9,670     ---   (2,346)         17,654
   Reserve for assets
    held for sale           4,774         ---     ---   (1,879)          2,895
       Totals             $18,872     $10,292    $---  $(4,983)        $24,181

 (1)   Utilization of established reserves, net of recoveries.
 (2)   Added with the acquisition of businesses.
 (3)   Includes balances reclassified to other accounts.
 (4) Includes reductions resulting from the deconsolidation of Fruehauf as of January 1, 1992 as follows:
       Allowance for doubtful accounts                  $(2,210)
       Reserve for excess and obsolete inventory        (6,864)
       Reserve for assets held for sale                 (4,293)



                      TEREX CORPORATION AND SUBSIDIARIES

            SCHEDULE X--SUPPLEMENTARY INCOME STATEMENT INFORMATION

                            (Amounts in thousands)

                                           1992     1991       1990

Maintenance and repairs                  $ 3,130   $10,120   $12,321



                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

             SCHEDULE II - AMOUNTS RECEIVABLE FROM RELATED PARTIES
                  AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES
                          OTHER THAN RELATED PARTIES

                            (Amounts in thousands)

                             Balance at                     Balance
                             Beginning                      at End
 Name of Debtor              of Year  Additions  Deductions of Year

Year ended
 December 31, 1992:

  KCS Industries, Inc.,
   Promissory notes,
   interest at prime,
   due March 31, 1993         $   -    $ 1,622     $  -     $ 1,622(1)
                                  -     $1,622     $  -     $ 1,622

Year ended
 December 31, 1991:

  Promissory notes            $   -     $  -       $  -      $  -
                              $   -     $  -       $  -      $  -


Year ended
 December 31, 1990:

  Promissory notes            $   -     $  -       $  -       $ -
                              $   -     $  -       $  -       $ -



(1) Entire amount repaid on January 25, 1993.



                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

      SCHEDULE IV - INDEBTEDNESS OF AND TO RELATED PARTIES - NOT CURRENT

                            (Amounts in thousands)

                             Balance at                    Balance
                             Beginning                     at End
 Name of Debtor              of Year  Additions  Deductionsof Year

Year ended
 December 31, 1992:

  Airlie Group
   Promissory notes            7,497       -        7,497 (1)    -

  Terex Corporation
   Long-term payable          10,244     4,646        -      14,890
                            $ 17,741   $ 4,646   $  7,497  $ 14,890

Year ended
 December 31, 1991:

  KCS Industries, Inc.
   Promissory notes          $15,875    $1,651    $17,526      $-

  Airlie Group
   Promissory notes           15,875     1,651     10,029     7,497

  Terex Corporation
   Promissory notes            7,944       825      8,769       -

  Terex Corporation
   Long-term payable           6,309     3,935        -      10,244
                            $ 46,003   $ 8,062   $ 36,324  $ 17,741

Year ended December
 31, 1990:

  KCS Industries, Inc.
   Promissory notes          $13,129    $2,746       $-     $15,875

  Airlie Group
   Promissory notes           13,129     2,746        -      15,875

  Terex Corporation
   Promissory notes            6,565     1,379        -       7,944

  Terex Corporation
   Long-term payable             214     6,095        -       6,309
                            $ 33,037  $ 12,966    $   -    $ 46,003


The Company held no long-term amounts receivable from related parties during any of the periods presented.

(1) As a result of a default on the Company's credit facility, the related party long-term payable has also been classified as current.


                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

                  SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT

                            (Amounts in thousands)

                Balance at                                         Balance
                Beginning    Additions                             at End
                of Period     at Cost   Retirements     Other     of Period

YEAR ENDED December 31, 1992:
  Property      $35,281         $-        $(713) $(17,303)(1)     $17,265
  Plant          39,910        1,165     (1,945)  (12,843)(1)      26,287
  Equipment      45,914          772     (1,638)   (4,752)(1)      40,296
   Total       $121,105       $1,937    $(4,296)    $(34,898)     $83,848

YEAR ENDED December 31, 1991:
  Property      $38,648          $71    $(2,764)    $(674)(1)     $35,281
  Plant          68,586          610    (27,511)   (1,775)(1)      39,910
  Equipment      53,585        1,829    (2,730)    (6,770)(1)      45,914
   Total       $160,819       $2,510   $(33,005)     $(9,219)    $121,105

YEAR ENDED December 31, 1990:
  Property      $38,304         $412       $(68)           $-     $38,648
  Plant          68,596          139       (149)            -      68,586
  Equipment      50,894        3,014       (336)           13      53,585
   Total       $157,794       $3,565      $(553)          $13    $160,819

(1) Includes the write-down of equipment due to the restructuring charge as well as transfers to and from assets held for sale.


                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

             SCHEDULE VI - ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

                            (Amounts in thousands)

                               Additions
                    Balance at Charged to                        Balance
                    Beginning   Costs &                          at End
                    of Period   Earnings Retirements   Other    of Period

YEAR ENDED December 31, 1992:
  Plant               $4,289        $906    $(339)$(1,842)(1)     $3,014
  Equipment           13,938       3,165     (948) (1,588)(1)     14,567
     Total           $18,227      $4,071  $(1,287)  $(3,430)     $17,581

YEAR ENDED December 31, 1991:
  Plant               $7,246      $1,520  $(6,716)   $2,239(1)   $ 4,289
  Equipment            9,494       5,362   (1,936)    1,018(1)    13,938
     Total           $16,740      $6,882  $(8,652)    $3,257     $18,227

YEAR ENDED December 31, 1990:
  Plant               $2,914      $1,186      $-      $3,146     $ 7,246
  Equipment            3,078       5,150       -       1,266       9,494
     Total            $5,992      $6,336      $-      $4,412     $16,740

(1) Includes transfers to and from assets held for sale.


                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

        SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                            (Amounts in thousands)

                     Balance at               Additions                 Balance
                     Beginning   Charges to                             at End
                     of Period   Earnings       Other     Deductions  of Period

YEAR ENDED December 31, 1992:

  Deducted from
   asset accounts:
   Allowance
    for doubtful
    accounts          $2,210          $44        $-         $(206)      $2,048
   Reserve for
    excess and
    obsolete
    inventory          6,864        3,244         -        (4,969)       5,139
   Reserve for
    assets held
    for sale           4,293        7,700         -        (2,347)       9,646
        Total        $13,367      $10,988       $ -       $(7,522)     $16,833

YEAR ENDED December 31, 1991:

  Deducted from
   asset accounts:
   Allowance for
    doubtful
    accounts          $1,973         $151        $272       $(186)      $2,210
   Reserve for
    excess and
    obsolete
    inventory          2,478        6,421         -        (2,035)       6,864
   Reserve for
    assets held
    for sale           2,895        3,725         -        (2,327)       4,293
        Total         $7,346      $10,297        $272     $(4,548)     $13,367

YEAR ENDED December 31, 1990:

  Deducted from
   asset accounts:
   Allowance for
    doubtful
    accounts          $2,000         $170        $-         $(197)      $1,973
   Reserve for
    excess and
    obsolete
    inventory             -         2,478         -            -         2,478
   Reserve for
    assets held
    for sale           4,774          -           -        (1,879)       2,895
        Total         $6,774       $2,648       $ -       $(2,076)      $7,346


                 FRUEHAUF TRAILER CORPORATION AND SUBSIDIARIES

            SCHEDULE X - SUPPLEMENTARY INCOME STATEMENT INFORMATION

                            (Amounts in thousands)


                                           Year ended December 31,
                                           1992     1991     1990

Maintenance and repairs                  $5,480    $7,421  $8,318